   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 19, 2003
                                            REGISTRATION STATEMENT NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             --------------------
                                    FORM F-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------
                                 STENA AB (PUBL)
             (Exact name of Registrant as specified in its charter)

                 KINGDOM OF SWEDEN                                  4400                                    INAPPLICABLE
(State or other jurisdiction of incorporation   (Primary Standard Industrial Classification     (I.R.S. Employer Identification No.)
                  or organization)                              Code Number)

                             --------------------
                                 MASTHUGGSKAJEN
                          SE-405 19 GOTHENBURG, SWEDEN
                               011-46-31-85-50-00
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              --------------------
                              CT CORPORATION SYSTEM
                                111 EIGHTH AVENUE
                            NEW YORK, NEW YORK 10011
                                  UNITED STATES
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                              --------------------
                                    Copy to:

                             Michael E. Gizang, Esq.
                    Skadden, Arps, Slate, Meagher & Flom LLP
                                 4 Times Square
                          New York, New York 10036-6522
                                 (212) 735-3000
                              --------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.
                             --------------------
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                              --------------------
                         CALCULATION OF REGISTRATION FEE

===================================================================================================================================
                                                                PROPOSED MAXIMUM       PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF              AMOUNT TO BE     OFFERING PRICE PER     AGGREGATE OFFERING        AMOUNT OF
        SECURITIES TO BE REGISTERED            REGISTERED            UNIT(1)               PRICE(1)          REGISTRATION FEE
7.5% Senior Notes due 2013 (CUSIP:
 858577 AH2 ISIN: US858577 AG48) .........    $175,000,000            100%              $175,000,000              $14,158
===================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended.
                             --------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED DECEMBER 19, 2003
PROSPECTUS

                              [STENA LOGO OMITTED]

OFFER TO EXCHANGE ALL OUTSTANDING $175,000,000 7.5% SENIOR NOTES DUE 2013 FOR
    $175,000,000 7.5% SENIOR NOTES DUE 2013, WHICH HAVE BEEN REGISTERED UNDER
                         THE SECURITIES ACT OF 1933, OF

                                STENA AB (PUBL)


                 THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
            NEW YORK CITY TIME, ON         , 2004, UNLESS EXTENDED.

                                ----------------
     Terms of the exchange offer:

     o The exchange notes are being registered with the Securities and Exchange Commission and are being offered in exchange for the original notes that were previously issued in an offering exempt from the Securities and Exchange Commission's registration requirements. The terms of the exchange offer are summarized below and more fully described in this prospectus.

     o We will exchange all original notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

     o You may withdraw tenders of original notes at any time prior to the expiration of the exchange offer.

     o We believe that the exchange of original notes will not be a taxable event for U.S. federal income tax purposes, but you should see "Certain tax considerations" on page 130 of this prospectus for more information.

     o    We will not receive any proceeds from the exchange offer.

     o The terms of the exchange notes are substantially identical to the original notes, except that the exchange notes are registered under the Securities Act and the transfer restrictions and registration rights applicable to the original notes do not apply to the exchange notes.

                               ----------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF THE RISKS THAT SHOULD BE CONSIDERED BY HOLDERS PRIOR TO TENDERING THEIR ORIGINAL NOTES.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

                 The date of this prospectus is         , 2003.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY STENA AB. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF STENA AB SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY OR OF ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE INFORMATION CONTAINED IN THIS PROSPECTUS SPEAKS ONLY AS OF THE DATE OF THIS PROSPECTUS UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.


                                TABLE OF CONTENTS

                                                Page                                                        Page
Summary ....................................     1          Certain relationships and related party
Risk factors ...............................    14             transactions ............................    85
Use of proceeds ............................    27          The exchange offer .........................    87
Exchange rate information ..................    28          Description of notes .......................    94
Capitalization .............................    29          Description of other indebtedness ..........   125
Selected consolidated financial                             Book-entry; delivery and form ..............   128
   information and other data ..............    30          Certain tax considerations .................   130
Management's discussions and                                Plan of distribution .......................   132
   analysis of financial condition and                      Legal matters ..............................   133
   results of operations ...................    33          Experts ....................................   133
Business ...................................    54          Where you can find more
Management .................................    81             information .............................   134
Principal shareholders .....................    84          Index to financial statements ..............    F-1

                            -----------------------
Stena AB is a stock corporation of limited liability incorporated in 1897 under the laws of the Kingdom of Sweden and governed by the Swedish Companies Act. Our registered office is in the Commune of Gothenburg, Vastra Gotaland County, Sweden. Our website address is http://www.stena.com. The information in our website is not part of this prospectus.

In this prospectus the terms "we," "us," "our," "Stena" and "Stena AB" refer to Stena AB (publ) and its subsidiaries, unless the context requires otherwise, and "initial purchasers" refers to the firms listed on the cover of this prospectus. The terms "SIBV" and "Stena Line" refer to Stena International B.V., our wholly-owned subsidiary, and to an international passenger and freight ferry service operator that was consolidated as one of our subsidiaries as of October 31, 2000, respectively.

                            -----------------------
This prospectus discusses important business and financial information about us that is not included in or delivered with this document. You may request a copy of any of the documents which are referred to in this prospectus, at no cost, by writing or telephoning us at the following address or phone number.

                                    Stena AB
                                 Masthuggskajen
                          SE-405 19 Gothenburg, Sweden
                         Telephone: 011-46-31-85-5000
                            Attention: Peter Olofsson


IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THIS INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE YOU MUST MAKE YOUR INVESTMENT DECISION.

            SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

Stena AB is a stock corporation incorporated under the laws of the Kingdom of Sweden. Substantially all of Stena AB's directors and executive officers and the experts named herein are residents of the Kingdom of Sweden. All or a substantial portion of the assets of Stena AB and of such individuals are located outside the United States. It may not be possible for investors to effect service of process within the United States upon Stena AB or such persons with respect to matters arising under the U.S. federal securities laws or to enforce against them judgments obtained in U.S. courts predicated upon the civil liability provisions of such laws. Stena AB has been advised by Wistrand Advokatbyra Goteborg KB, its Swedish counsel, that the United States and Sweden do not have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. Furthermore, such counsel has advised that (i) there is doubt whether an action could be brought in Sweden against Stena AB predicated solely upon the provisions of the U.S. federal securities laws and (ii) actions for enforcement of judgments of U.S. courts against Stena AB are not enforceable in Sweden, either by treaty or in practice, but are accepted on an evidential basis in a Swedish legal action.

Stena AB will appoint CT Corporation System, 111 Eighth Avenue, New York, New York 10011, as its agent for service of process in any action brought against it under the securities laws of the United States arising out of the offering.

                           FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of
Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as "anticipate," "should," "likely," "foresee," "believe," "estimate," "expect," "intend," "continue," "could," "may," "plan," "project," "predict," "will" and similar expressions and include references to assumptions that we believe are reasonable and relate to our future prospects, developments and business strategies. Such statements reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties.

Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements. Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements, include, but are not limited to:

    o changes in general economic and business conditions;

    o changes in currency exchange rates and interest rates;

    o introduction of competing products by other companies;

    o lack of acceptance of new products or services by our targeted customers;

    o inability to meet efficiency and cost reduction objectives;

    o changes in our business strategy; and

    o other risk factors listed in our reports filed with the SEC from time to time.

We do not intend, and undertake no obligation, to revise the forward-looking statements included in this prospectus to reflect any future events or circumstances. Our actual results, performance or achievements could differ materially from the results expressed or implied by these forward looking statements. Factors that could cause or contribute to such differences include those discussed under the heading "Risk factors" in this prospectus.


                            CURRENCY OF PRESENTATION

Stena AB maintains its consolidated financial accounts in Swedish kronor. In this prospectus, references to "SEK" are to Swedish kronor, references to "US dollars," "dollars," "US$" or "$" are to US dollars, references to "EUR," "|Hn" and "euro" are to the currency introduced at the start of the third stage of European Economic and Monetary Union pursuant to the treaty establishing the European Community, as amended by the Treaty on European Union, references to "DKK" are to Danish Kronor and references to "pounds sterling" or "GBP" are to British pounds. For the convenience of the reader, this prospectus contains translations of Swedish kronor amounts into US dollars at specified rates. No representation is made that the Swedish kronor amounts have been, could have been or could be converted into US dollars at the rates indicated or at any other rates. Unless otherwise stated, the translations of Swedish kronor into US dollars have been made at $1.00=SEK 7.7502, the noon buying rate in New York City for cable transfers in Swedish kronor as certified for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate") on September 30, 2003. Unless otherwise stated, the translations of other currencies into SEK have been made at the applicable conversion rates as reported by Sveriges Riksbank, the Central Bank of Sweden, on September 30, 2003. No representation is made that these amounts have been, could have been or could be converted into such amounts at the rates indicated or at any other rates.

                                    GLOSSARY

The following are abbreviations and definitions of certain terms commonly used in the shipping industry and this prospectus.

Aframax tanker. Tankers ranging in size from 80,000 dwt to 120,000 dwt.

Annual survey. The inspection of a vessel pursuant to international conventions, by a classification society surveyor, on behalf of the flag state, that takes place every year.

Bareboat charter. Rental or lease of an empty ship, without crew, stores or provisions with the lessee responsible for complete operation and maintenance of the vessel, including crewing.

Charter. The hire of a vessel for a specified period of time or to carry a cargo for a fixed fee from a loading port to a discharging port. The contract for a charter is called a charterparty. A vessel is "chartered in" by a lessee and "chartered out" by a lessor.

Classification society. A private self-regulatory organization which has as its purpose the supervision of vessels during their construction and afterward, in respect to their seaworthiness and upkeep, and the placing of vessels in grades or "classes" according to the society's rules for each particular type of vessel.

DnV. Det Norske Veritas, a Norwegian classification society.

Drydock. Large basin where all the fresh/sea water is pumped out to allow a ship to dock in order to carry out cleaning and repairing of those parts of a vessel which are below the water line.

Dwt. Deadweight tonne. A unit of a vessel's capacity, for cargo, fuel oil, stores and crew, measured in metric tonnes of 1,000 kilograms. A vessel's dwt or total deadweight is the total weight the vessel can carry when loaded to a particular load line.

Dynamic positioning (DP). Computer controlled power management system which controls thrusters allowing a vessel to maintain position in most weather without anchors.

Freight unit. Trucks, trailers, containers and railcars.

Gross ton. Unit of 100 cubic feet or 2.831 cubic meters.

Hull. Shell or body of a ship.

IMO. International Maritime Organization, a United Nations agency that issues international standards for shipping.

Lane meter. Number of useable length meters of lanes for cars, trailers or trucks, except with respect to RoRo vessels that do not carry cars.

Lightering. To put cargo in a lighter to partially discharge a vessel or to reduce her draft. A lighter is a small vessel used to transport cargo from a vessel anchored offshore.

Linkspan. The docking facility for the HSS vessels.

Lloyds Register. British ship classification society.

Newbuilding. A new vessel recently delivered or under construction.

Offhire. The period a vessel is unable to perform the services for which it is immediately required under its contract. Offhire periods, which may be scheduled or unscheduled, include days spent on repairs, drydockings, special surveys, vessel upgrades, initial positioning after the purchase of a vessel and periods awaiting employment.

P&I Insurance. Third party insurance obtained through a mutual association (P&I
Club) formed by shipowners to provide protection from large financial loss to one member by contribution towards that loss by all members.

Panamax tanker. Tankers ranging in size from 60,000 dwt to 80,000 dwt.

Product tanker. Vessels designed to carry a variety of liquid products varying from crude oil to clean and dirty petroleum products, acids and other chemicals. The tanks are coated, this being a requirement of some of the products carried, and the ship may have equipment designed for the loading and unloading of cargoes with a high viscosity.

RoRo vessels. Vessels designed primarily to transport freight trailers and a limited number of passengers.

RoPax vessels. Vessels designed to transport trucks, freight trailers, buses and cars and which also provide cabin accommodations for passengers.

Scrapping. The disposal of old vessel tonnage by way of sale as scrap metal.

Semi-submersible rig. Semi-submersible rigs are floating platforms which, by means of a water ballasting system, can be submerged to a predetermined depth so that a substantial portion of the lower hulls, or pontoons, is below the water surface during drilling operations. Semi-submersible rigs are capable of operating in the "submerged" mode sitting on the seabed in water depths of approximately 40 to 50 feet. Typically, the rig is "semi-submerged," remaining afloat, off bottom, in a position in which the lower hull is approximately 60 feet below the water line and the upper deck protrudes well above the surface. These rigs maintain their position over the well through the use of an anchoring system or a computer-controlled thruster system. Semi-submersible rigs are divided into five generations which are determined by rig design and the year of delivery of the units. Generally, first generation drilling rigs are drilling rigs that were delivered before 1973, second generation drilling rigs are drilling rigs that were delivered between 1973 and 1981, third generation drilling rigs are drilling rigs that were delivered between 1982 and 1985 and fourth generation drilling rigs are drilling rigs that have been delivered since 1986. Fifth generation drilling rigs are drilling rigs that have been delivered since 1997.

Service speed. The average maximum speed a vessel can reach when utilized on a daily basis.

Shuttle tankers. A tanker, usually with special fittings for mooring, which lifts oil from offshore fields and transports it to a shore side storage or refinery terminal on repeated trips.

Spot market. The market for immediate chartering of a vessel, usually on voyage charters.

Tanker. Ship designed for the carriage of liquid cargoes in bulk with cargo space consisting of many tanks. Tankers carry a variety of products including crude oil, refined products, liquid chemicals and liquid gas. Tankers load their cargo by gravity from the shore or by shore pumps and discharge using their own pumps.

Time charter. The hire of a vessel for a specified period of time. The lessor provides the ship with crew, stores and provisions, ready in all aspects to load cargo and proceed on a voyage and pays for insurance, repairs and maintenance. The lessee pays for bunkering and all voyage related expenses including canal tolls and port charges.

ULCC. Ultra large crude carrier--a tanker larger than 320,000 dwt.

VLCC. Very large crude carrier--a tanker of 200,000 to 320,000 dwt.

                                     SUMMARY
This summary highlights information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. We urge you to read this entire prospectus carefully, including the "Risk factors" section and our consolidated financial statements and related notes.

OUR BUSINESS

Stena AB is one of the largest privately held companies in Sweden. We own and operate one of the world's largest international passenger and freight ferry services and own and charter drilling rigs, Roll-on/Roll-off vessels and crude oil and petroleum product tankers. We also invest in and manage residential and commercial real estate, principally in Sweden and The Netherlands. For the twelve months ended September 30, 2003, we generated revenues of SEK 13.7 billion. Cash flows from operating activities for the same period were SEK 1.6 billion, of which SEK 1.1 billion was generated by our restricted group which, for purposes of the indenture governing the notes, includes all of our businesses except real estate and two subsidiaries primarily engaged in investment activities.

BUSINESS SEGMENTS

Ferry operations. We operate 17 routes and 32 vessels in Scandinavia and the United Kingdom under the "Stena Line" and "Scandlines" brand names. Our ferry operations generate revenues from three principal business activities: (i) travel, which consists primarily of ticket sales for passengers and private cars, package tours and hotel sales; (ii) onboard sales, which consists primarily of retail sales, restaurants, bars, arcades, gaming and duty and tax free sales on certain of our routes; and (iii) freight, which consists primarily of trailer and truck transportation. For the twelve months ended September 30, 2003, we carried a total of 12.4 million passengers, 2.4 million private cars and 1.2 million freight units on our routes. For the twelve months ended September 30, 2003, our ferry operations generated revenues of SEK 8.6 billion, operating income of SEK 431 million and depreciation and amortization expense of SEK 811 million. Ferry operations revenues were generated from travel (38%), on board sales (24%) and freight/other (38%).

Offshore drilling. We own and operate three third generation and two fifth generation semi-submersible drilling rigs. We believe our excellent safety record, our quality of service and modern fleet provide us with a significant competitive advantage. Our rigs are currently deployed in the Norwegian sector of the North Sea, Southeast Asia and Egypt. For the five years ended December 31, 2002, our average rig utilization rate was approximately 92% (excluding planned offhire days). For the twelve months ended September 30, 2003, our drilling operations generated revenues of approximately SEK 1.7 billion, operating income of SEK 25 million and depreciation and amortization expense of SEK 678 million.

Shipping. Our shipping operations consist of the ownership and chartering of Roll-on/Roll-off vessels and crude oil and petroleum product tankers. To support these activities, we are also engaged in the design, purchase, sale, management and staffing of these vessels. We generally collect charter hire payments monthly in advance in the case of time charters and upon completion with respect to charters on the spot market.

Roll-on/Roll-off vessels. Roll-on/Roll-off vessels permit trucks, freight trailers, buses and cars to drive directly onto and off the ship. As a result, these vessels permit more rapid loading and unloading and do not require cranes or other port facilities associated with traditional cargo handling and container ship operations. Our Roll-on/Roll-off vessel operations are divided into RoPax vessels, which carry trucks, freight trailers, buses and cars and provide accommodations for passengers, RoRo vessels, which carry freight trailers only and limited number of passengers, and car/passenger ferry vessels.

Over the past five years, our RoRo, RoPax and car/passenger ferry fleet size has ranged from seven to 15 vessels. As of December 15, 2003, we owned seven RoRo vessels and one RoPax vessel. As of December 15, 2003, we also chartered in one RoRo and RoPax vessel. Over the last five years, our average utilization rate was 97% (excluding planned offhire days).

Crude oil and petroleum product transportation. We own, charter in and provide commercial management services for crude oil and product tankers. As of September 30, 2003, we charter in 20 Product, Aframax and Panamax tankers, lease two Product tankers pursuant to long-term finance leases and have a 50% interest in two shuttle tankers. We have 75% interests in two Panamax tankers on order and eight additional tankers on order. For the five years ended December 31, 2002, our average tanker utilization rate was approximately 97% (excluding planned offhire days). The aggregate cost of our 10 tanker newbuildings, fully equipped, is approximately $350 million, of which $35 million has already been paid and approximately $111 million is due within the next twelve months.

For the twelve months ended September 30, 2003, our shipping business generated revenues of SEK 2.2 billion, operating income of SEK 220 million and depreciation and amortization expense of SEK 150 million.

Real estate. We acquire, refurbish and manage residential and commercial properties. Our properties are primarily located in Sweden and The Netherlands. As of September 30, 2003, we owned 180 properties. A substantial majority of our rental income comes from our properties in Sweden. For the twelve months ended September 30, 2003, our real estate business generated revenues of SEK 925 million, operating income of SEK 627 million and depreciation and amortization expense of SEK 64 million.

OUR STRENGTHS

Diversified operations. We operate in five businesses: ferries, offshore drilling, Roll-on/Roll-off vessels, crude oil and petroleum product transportation and real estate. These operations provide us with a diversified revenue and earnings stream that has served to insulate us from the volatility of any of these businesses individually.

Substantial asset base and cash flow from operating activities. We believe that we own and operate a high-quality fleet of ferries, drilling rigs, Roll-on/Roll-off vessels and crude oil tankers. We also own a substantial portfolio of real estate properties. As of September 30, 2003, the book value of our tangible fixed assets was approximately 1.5 times the amount of our indebtedness. Historically, our assets have generated significant levels of cash flow from operating activities. As our asset base has grown, our cash flow from operating activities has grown from SEK 0.9 billion in 1999 to SEK 2.1 billion in 2002.

High utilization rates. We have achieved high utilization rates for our assets in our shipping and offshore drilling businesses. For the five years ended December 31, 2002, our average utilization rates for Roll-on/Roll-off vessels, crude oil tankers and offshore drilling rigs were approximately 97%, 97% and 92%, respectively (excluding planned offhire days).

Proven management team. We have over fifty years of experience in various aspects of the shipping business. Our current senior management team, which has been in place since 1984, has been responsible for developing and executing our strategy. This team has experience in acquiring assets at attractive prices, operating them efficiently and selling them as favorable opportunities arise. We have redeployed the net proceeds from these asset sales to finance the growth of our business.

OUR STRATEGY

Maintain strong financial position. We operate in capital intensive businesses. We intend to maintain a strong financial position and substantial liquidity that should enable us to continue to access capital to fund our businesses. We financed the expansion of our asset base in part by selectively disposing of assets, enabling us to maintain a strong financial position. We have benefited from strong cash flow as a result of our substantial investment over the last five years.

Improve results of ferry operations. Since our acquisition of Stena Line in October 2000, we have focused on increasing revenues, principally through increased freight and passenger volumes, and on measures designed to control costs. Particularly, we have concentrated on increasing our freight volumes which have risen 12% for the 12 months ended September 30, 2003. We are also selectively expanding our route network as evidenced by the recently announced Irish Sea transaction and the 2002 acquisition of two North Sea routes between England and the Netherlands.

Selectively expand our businesses. We continuously monitor the businesses in which we operate and seek to take advantage of opportunities as they arise. Currently, we expect that our future investments in Roll-on/Roll-off vessels and drilling rigs will be limited. We have no newbuildings planned for the Roll-on/Roll-off or drilling rig businesses. As a result of increasing activity levels in our crude oil and petroleum transportation business, in 2002 and 2003, we have orders for 10 additional Panamax, Aframax and Product tankers to be delivered over the next several years. We expect that future investments in real estate will be driven by the cash flow and debt capacity of our real estate operations.

RECENT DEVELOPMENTS

On October 6, 2003, we redeemed all our outstanding 83/4% Senior Notes due 2007 for an aggregate redemption price of $180.1 million.

In October 2003, we entered into an agreement with P&O for the acquisition of the Liverpool-Dublin and Fleetwood-Larne ferry operations on the Irish Sea. Pursuant to this agreement, we have agreed to purchase five vessels, along with certain related equipment, at prices based on book values to be determined upon the closing of the transaction. We have also agreed to charter two additional vessels from P&O. Closing of the transaction is conditioned upon, among other things, receipt of approval from the Competition Commission of the United Kingdom and the Irish Competition Authority, negotiation of time charters with P&O and the receipt of certain consents and licenses. We estimate that the total price for the vessels and equipment and certain other matters will be approximately (pounds sterling)70 million.

We also established a joint venture with P&O in October 2003 to acquire the Port of Cairnryan in Scotland from P&O for a purchase price of (pounds sterling)22 million. We and P&O will have equal control of the joint venture and share equally in its profits. The port is to be redeveloped to provide separate port facilities for each of Stena and P&O and each party will pay port user fees to the joint venture. The acquisition and redevelopment of the port will be principally financed with borrowings by the joint venture with Stena and P&O, each providing approximately 5% of the acquisition and redevelopment costs by way of equity funding of the joint venture. The completion of the acquisition is conditioned upon, among other things, finalizing construction designs for the redevelopment of the port, negotiating construction contracts related thereto and obtaining financing on satisfactory terms.

                                    * * * * *

Our principal executive offices are located at Masthuggskajen, SE-405 19 Gothenburg, Sweden and our telephone number at that address is 011-46-31-855-000.

                          SUMMARY OF THE EXCHANGE OFFER


On December 2, 2003, we completed the private offering of $175,000,000 aggregate principal amount of 7.5% Senior Notes due 2013. As part of that offering, we entered into a registration rights agreement with the initial purchasers of these original notes in which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the original notes. Below is a summary of the exchange offer.

Securities offered..........   Up to $175,000,000 aggregate principal amount
                               of new 7.5% Senior Notes due 2013, which have been registered under the Securities Act. The form and terms of these exchange notes are identical in all material respects to those of the original notes. The exchange notes, however, will not contain transfer restrictions and registration rights applicable to the original notes.

The exchange offer..........   We are offering to exchange $1,000 principal
                               amount of our 7.5% Senior Notes due 2013, which have been registered under the Securities Act, for each $1,000 principal amount of our outstanding 7.5% Senior Notes due 2013.

                               In order to be exchanged, an original note must be properly tendered and accepted. All original notes that are validly tendered and not withdrawn will be exchanged. As of the date of this prospectus, there are $175,000,000 principal amount of original notes outstanding. We will issue exchange notes promptly after the expiration of the exchange offer.

Resales.....................   Based on interpretations by the staff of the
                               SEC, as detailed in a series of no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

                               o you are acquiring the exchange notes in the
                                 ordinary course of your business;

                               o you are not participating, do not intend to
                                 participate and have no arrangement or
                                 understanding with any person to participate, in a distribution of the exchange notes; and

                               o you are not an affiliate of ours.

                               If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the exchange notes:

                               o you cannot rely on the applicable
                                 interpretations of the staff of the SEC; and

                               o you must comply with the registration
                                 requirements of the Securities Act in
                                 connection with any resale transaction.

                               Each broker or dealer that receives exchange notes for its own account in exchange for original notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell, resale, or other transfer of the exchange notes issued in the exchange offer, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the exchange notes.

                               Furthermore, any broker-dealer that acquired any of its original notes directly from us:

                               o may not rely on the applicable interpretation
                                 of the staff of the SEC's position contained in Exxon Capital Holdings Corp., SEC no-action letter (May 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter
                                 (July 2, 1993); and

                                o must also be named as a selling noteholder in
                                  connection with the registration and
                                  prospectus delivery requirements of the
                                  Securities Act relating to any resale
                                  transaction.

Expiration date.............   5:00 p.m., New York City time, on      , 2004
                               unless we extend the expiration date.

Accrued interest on the exchange
 notes and original notes...   The exchange notes will bear interest from the
                               most recent date to which interest has been paid on the original notes. If your original notes are accepted for exchange, then you will receive interest on the exchange notes and not on the original notes.

Conditions to the
 exchange offer..............  The exchange offer is subject to customary conditions. We may assert or waive these conditions in our sole discretion. If we materially change the terms of the exchange offer, we will resolicit tenders of the original notes. See "The exchange offer--Conditions to the exchange offer" for more information regarding conditions to the exchange offer.

Procedures for tendering
 original notes..............  Except as described in the section titled "The exchange offer--Guaranteed delivery procedures," a tendering holder must, on or prior to the expiration date:

                               o transmit a properly completed and duly
                                 executed letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent at the address listed in this prospectus; or

                               o if original notes are tendered in accordance
                                 with the book-entry procedures described in this prospectus, the tendering holder must transmit an agent's message to the exchange agent at the address listed in this prospectus.

                               See "The exchange offer--Procedures for
                               tendering."

Special procedures for
 beneficial holders..........  If you are the beneficial holder of original notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in the exchange offer, you should promptly contact the person in whose name your original notes are registered and instruct that person to tender on your behalf. See "The exchange offer--Procedures for tendering."

Guaranteed delivery
 procedures..................  If you wish to tender your original notes and you cannot deliver your original notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date, you may tender your original notes by following the guaranteed delivery procedures under the heading "The exchange offer--Guaranteed delivery procedures."

Withdrawal rights...........   Tenders may be withdrawn at any time before
                               5:00 p.m., New York City time, on the expiration date.

Acceptance of original notes
 and delivery of exchange
 notes......................   Subject to the conditions stated in the section
                               "The exchange offer--Conditions to the exchange offer" of this prospectus, we will accept for exchange any and all original notes which are properly tendered in the exchange offer before 5:00 p.m., New York City time, on the expiration date. The exchange notes will be delivered promptly after the expiration date. See "The exchange offer--Terms of the exchange offer."

Certain tax considerations...  We believe that your exchange of original notes for exchange notes to be issued in the exchange offer will not be a taxable event for U.S. federal income tax purposes. See "Certain tax considerations."

Exchange agent..............   JPMorgan Chase Bank is serving as exchange
                               agent in connection with the exchange offer. The address and telephone number of the exchange agent are listed under the heading "The exchange offer--Exchange agent."

Use of proceeds.............   We will not receive any proceeds from the
                               issuance of exchange notes in the exchange offer.
                               We will pay all expenses incident to the exchange offer. See "Use of proceeds."

                        SUMMARY OF THE TERMS OF THE NOTES

The form and terms of the exchange notes and the original notes are identical in all material respects, except that the transfer restrictions and registration rights applicable to the original notes do not apply to the exchange notes. The exchange notes will evidence the same debt as the original notes and will be governed by the same indenture. For a more complete understanding of the notes, please refer to the section of this document entitled "Description of notes." For purposes of the description of the notes included in this prospectus, references to the "Company," "Issuer," "us," "we" and "our" refer only to Stena AB (Publ) and do not include our subsidiaries.

Exchange notes offered......   $175 million aggregate principal amount of 7.5%
                               Senior Notes due 2013

Maturity....................   November 1, 2013.

Interest payment dates......   May 1 and November 1, commencing May 1, 2004.

Optional redemption.........   The notes will be redeemable at our option, in
                               whole or in part, at any time on and after November 1, 2008, at the redemption prices set forth in this prospectus, together with accrued and unpaid interest, if any, to the date of redemption.

Optional tax redemption.....   The notes are redeemable, in whole, but not in
                               part, at our option, at a price equal to 100% of the principal amount thereof, together with any accrued and unpaid interest to the date of redemption, in the event of a change in tax law requiring the imposition of withholding taxes by the Kingdom of Sweden or by any other jurisdiction in which Stena AB is resident for tax purposes. Our credit facilities restrict our ability to optionally redeem the notes. See
                               "Description of other indebtedness."

Sinking fund................   No sinking fund payments will be required.

Ranking.....................   The original notes are, and the exchange notes
                               will be,

                               o our unsecured obligations;

                               o effectively junior to secured debt;

                               o senior to any future senior subordinated or
                                 subordinated debt; and

                               o structurally subordinated to all existing and
                                 future liabilities (including trade payables) of our subsidiaries, including those under our credit facilities.

                               The original notes do, and the exchange notes will, rank equally with all of our existing and future unsecured unsubordinated debt.

                               Amounts borrowed under our revolving credit facilities are obligations of SIBV and are guaranteed by Stena AB and certain of our subsidiaries. As of September 30, 2003, on an as adjusted basis after giving effect to the offering of the original notes and the receipt and application of the net proceeds of the offering of the original notes, as more fully described in "Use of proceeds" and after giving effect to the redemption in October 2003 of all of our outstanding 83/4% Senior Notes due 2004.

                               o we had approximately SEK 14.5 billion
                                 ($1.9 billion) of total indebtedness, of which approximately SEK 4.8 billion ($0.6 billion) was the obligation of our unrestricted subsidiaries and SEK 9.7 billion ($1.3 billion) was the obligation of our restricted subsidiaries; and

                               o all of our outstanding indebtedness was senior
                                 indebtedness, SEK 11.6 billion ($1.5 billion) of which is secured indebtedness to which the original notes are, and the exchange notes will be, effectively subordinated.

Covenants...................   The indenture governing the notes contains
                               covenants that limit our ability and the ability of our restricted subsidiaries to:

                               o incur additional debt;

                               o issue preferred stock;

                               o make other restricted payments including
                                 investments;

                               o engage in other business activities;

                               o create liens;

                               o sell or otherwise dispose of assets,
                                 including capital stock of subsidiaries;

                               o enter into agreements that restrict dividends
                                 from subsidiaries;

                               o enter into mergers or consolidations;

                               o enter into transactions with affiliates and
                                 related persons;

                               o guarantee indebtedness; and

                               o enter into sale/leaseback transactions.

                               These covenants are subject to a number of important exceptions and qualifications. For more details, see "Description of notes."

Change of control...........   Upon the occurrence of a change of control,
                               which may include transactions approved by our board of directors, we will be obligated to make an offer to purchase all outstanding notes at a purchase price equal to 101% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase.

Asset sales.................   In connection with certain asset dispositions,
                               we may be required to use the excess proceeds from those asset dispositions to make an offer to purchase the notes at 100% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase. See
                               "Description of notes -- Certain covenants."

           SUMMARY CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

The following summary sets forth our consolidated financial information and operating data for the periods indicated. The summary consolidated financial information and other data for the years ended December 31, 2000, 2001, and 2002 are derived from our audited consolidated financial statements which have been audited by KPMG Bohlins AB. The summary consolidated financial information and other data for the nine-month periods ended September 30, 2002 and 2003 are derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The information set forth below should be read in conjunction with "Management's discussion and analysis of financial condition and results of operations," "Selected consolidated financial information and other data" and our consolidated financial statements and unaudited condensed consolidated financial statements and the related notes contained elsewhere in this prospectus.

Our consolidated financial statements are prepared in accordance with generally accepted accounting principles in Sweden, referred to as Swedish GAAP, which differs, in certain significant respects, from generally accepted accounting principles in the United States, referred to as US GAAP. Reconciliation of such differences which significantly affect the determination of net income for the years ended December 31, 2000, 2001 and 2002 and stockholders' equity as of December 31, 2001 and 2002 is set forth in Note 24 to our consolidated financial statements. Reconciliation of such differences which significantly affect the determination of net income for the nine months ended September 30, 2002 and 2003 and stockholders' equity as of September 30, 2003 is set forth in Note 4 to our unaudited condensed consolidated financial statements.

Restricted group data represents our summary consolidated financial data excluding our real estate operations and with effect from January 1, 2003 two subsidiaries, Simplon Ltd and Stena Adactum AB, whose activities consist primarily of investing in securities. Our real estate operations are conducted through various subsidiaries. For purposes of the indenture, these subsidiaries, together with Simplon Ltd and Stena Adactum AB, will be designated unrestricted subsidiaries and, as a result, will not be bound by the restrictive provisions of the indenture. As of September 30, 2003, these unrestricted subsidiaries had outstanding indebtedness of approximately SEK 4.8 billion ($0.6 billion), substantially all of which was non-recourse to Stena AB and its restricted subsidiaries and in the case of the real estate subsidiaries was secured by their real property interests.

=======================================================================================================================
                                                              YEAR ENDED DECEMBER 31,   NINE MONTHS ENDED SEPTEMBER 30,
                                      ----------------------------------------------- ---------------------------------
(IN MILLIONS)                                2000        2001        2002        2002        2002        2003      2003
------------------------------------------------------------------------------------------------------------------------
                                            SEK         SEK         SEK         $(1)        SEK         SEK        $(1)
CONSOLIDATED GROUP (2)

Income Statement Data
 (Swedish GAAP):
Total revenues ......................     5,760      13,104      13,425       1,732      10,301      10,578     1,365
Direct operating expenses ...........    (3,177)     (8,829)     (9,020)     (1,164)     (6,773)     (7,119)     (919)
Selling and administrative
 expenses ...........................      (510)     (1,421)     (1,468)       (189)     (1,123)     (1,094)     (141)
Depreciation and
 amortization .......................    (1,064)     (1,605)     (1,764)       (228)     (1,323)     (1,267)     (163)
Income from operations ..............     1,153       1,267       1,173         151       1,082       1,098       142
Interest income .....................       206         120         212          27         181          67         9
Interest expense ....................      (649)       (913)     (1,036)       (134)       (746)       (644)      (83)
Net income ..........................     3,097       1,410       1,031         133       1,017         594        77

Balance Sheet Data
 (Swedish GAAP):
Cash and marketable
 securities (3) .....................     2,555       3,635       3,499         451       1,915       3,705       478
Total assets ........................    30,805      35,062      30,664       3,957      29,965      29,578     3,816
Total debt (4) ......................    15,878      19,028      14,756       1,904      13,931      14,471     1,867
Stockholders' equity ................     9,270      11,110      11,589       1,495      11,743      11,566     1,493

Other Data
 (Swedish GAAP):
Capital expenditures ................    (3,266)     (3,875)     (2,359)       (304)     (1,511)     (2,673)     (345)
Adjusted EBITDA (5) .................     2,412       2,978       3,202         413       2,587       2,434       314
Cash flow from operating
 activities .........................     1,410       1,026       2,143         276       1,590       1,073       138
Cash flow from investing
 activities .........................     2,821      (1,998)        936         121       1,263      (2,750)     (355)
Cash flow from financing
 activities .........................    (3,351)      2,014      (3,164)       (408)     (4,246)        697        90
Earnings to fixed charges (6) .......       4.0x        1.4x        1.7x        1.7x        2.0x        1.7x      1.7x

Consolidated Amounts (US GAAP):
Income from operations ..............     1,080       1,328       1,106         143       1,400       1,011       130
Net income ..........................     3,602         942       1,413         182       1,435         425        55
Total assets ........................    30,289      34,049      30,401       3,923      29,525      29,202     3,768
Stockholders' equity ................     8,915      10,352      10,671       1,377      11,226      10,834     1,398
------------------------------------------------------------------------------------------------------------------------

Footnotes to table appear on pages 12-13.

=======================================================================================================================
                                                              YEAR ENDED DECEMBER 31,  NINE MONTHS ENDED SEPTEMBER 30,
                                      ----------------------------------------------- ---------------------------------
(IN MILLIONS)                                2000      2001        2002        2002        2002        2003      2003
------------------------------------------------------------------------------------------------------------------------
                                             SEK        SEK         SEK         $(1)        SEK         SEK        $(1)
RESTRICTED GROUP (2)

Income Statement Data
 (Swedish GAAP):
Total revenues ......................     5,166      12,288      12,448       1,606       9,630       9,755     1,259
Direct operating expenses ...........    (2,950)     (8,541)     (8,677)     (1,120)     (6,519)     (6,840)     (883)
Selling and administrative
 expenses ...........................      (457)     (1,360)     (1,397)       (180)     (1,070)     (1,048)     (135)
Depreciation and
 amortization .......................    (1,026)     (1,552)     (1,703)       (220)     (1,277)     (1,219)     (157)
Income from operations ..............       869         853         671          87         764         648        84
Interest income .....................       199         112         207          27         177          45         6
Interest expense ....................      (475)       (671)       (773)       (100)       (548)       (408)      (52)
Net income ..........................     2,978       1,251         855         110         918         387        50

Balance Sheet Data
 (Swedish GAAP):
Cash and marketable
 securities (3) .....................     2,563       3,584       3,277         423       1,842       2,041       263
Total assets ........................    26,866      30,207      25,611       3,305      24,993      24,386     3,146
Total debt (4) ......................    12,031      14,359      10,089       1,302       9,266       9,749     1,258
Stockholders' equity ................     9,522      11,300      11,723       1,513      11,826      11,509     1,485

Other Data
 (Swedish GAAP):
Capital expenditures ................    (1,710)     (2,558)     (1,840)       (237)     (1,253)     (2,436)     (315)
Adjusted EBITDA (5) .................     2,089       2,503       2,634         340       2,219       1,914       247
Adjusted EBITDA to interest
 expense ............................       4.4x        3.7x        3.4x        3.4x        4.0x        4.7x      4.7x
Total debt to Adjusted
 EBITDA .............................       5.8x        5.7x        3.8x        3.8x
Net debt to Adjusted
 EBITDA (7) .........................       4.5x        4.3x        2.6x        2.6x
Earnings to fixed charges (6) .......       4.5x        1.3x        1.6x        1.6x        2.1x        1.5x      1.5x
------------------------------------------------------------------------------------------------------------------------

     (1) Amounts in US dollars have been translated, solely for the convenience of the reader, at an exchange rate of $1.00 = SEK 7.7502, the noon buying rate on September 30, 2003.


     (2) The consolidated group includes from October 31, 2000 the Stena Line Group. Restricted group data represents our consolidated financial data excluding our real estate business and, with effect from January 1, 2003, two subsidiaries whose activities consist primarily of investing in securities.

     (3) Cash and marketable securities consists of cash and cash equivalents, short-term investments and marketable securities.

     (4) Total debt includes short-term debt, long-term debt and capitalized lease obligations, current and noncurrent.

     (5) "Adjusted EBITDA" is defined as consolidated operating income plus cash dividends from affiliated companies, interest income, depreciation, amortization and non-cash charges minus aggregate gains on vessel dispositions to the extent such gains exceed 25% of operating income. We have included information in this prospectus relating to Adjusted EBITDA because it conforms with the definition of Consolidated Cash Flow in the indenture governing our 95/8% Senior Notes due 2007 and the indenture governing the notes. Our ability to incur debt pursuant to these indentures is limited by a pro forma calculation of the ratio of Consolidated Cash Flow to Consolidated Interest Expense. Pursuant to these indentures, we may incur additional debt so long as the pro forma ratio of Consolidated Cash Flow to Consolidated Interest Expense exceeds 2.00 to 1.00 for the restricted group subject to certain exceptions as defined in the indentures. Adjusted EBITDA is not a measure in accordance with Swedish GAAP or US GAAP and should not be used as an alternative to cash flows or as a measure of liquidity and should be read in conjunction with the consolidated statements of cash flows contained in our consolidated financial statements included elsewhere herein. The computation of Adjusted EBITDA and a reconciliation to cash flows from operating activities is presented below:

=======================================================================================================================
                                                                YEAR ENDED DECEMBER 31, NINE MONTHS ENDED SEPTEMBER 30,
                                          --------------------------------------------- -------------------------------
(IN MILLIONS)                                2000      2001        2002         2002       2002      2003      2003
-----------------------------------------------------------------------------------------------------------------------
                                              SEK       SEK         SEK          $          SEK       SEK        $
 CONSOLIDATED GROUP
 Income from operations .................   1,153     1,267       1,173         151       1,082     1,098      142
 Adjustments:
   Cash dividends received a ............      --        --          52           7          --        --       --
   Interest income ......................     206       120         212          27         181        67        9
   Depreciation and amortization ........   1,064     1,605       1,764         228       1,323     1,267      163
   Minority interest ....................     123         4           1          --           1         2       --
   Non-recurring items, non-cash ........    (134)      (18)         --          --          --        --       --
                                            -----     -----       -----         ---       -----     -----      ---
 Adjusted EBITDA ........................   2,412     2,978       3,202         413       2,587     2,434      314
 Adjustments:
   (Gain)/loss on sale of property,
    vessels and equipment ...............     (83)     (194)       (151)        (19)        (41)     (186)     (24)
   Net cash flows from trading
    securities ..........................    (227)     (227)         42           5          62       (50)      (6)
   Interest expense .....................    (649)     (913)     (1,036)       (134)       (746)     (644)     (83)
   Foreign exchange (gains) losses ......     519       (18)        441          57         381      (156)     (20)
   Other non-cash items .................    (267)     (392)         (2)         --        (143)       53        7
   Changes in working capital ...........    (210)     (316)       (318)        (41)       (606)     (400)     (52)
   Other items ..........................     (85)      108         (35)         (5)         96        22        2
                                            -----     -----      --------      -------    -----     -----      -----
 Cash flow from operating activities        1,410     1,026       2,143         276       1,590     1,073      138
-----------------------------------------------------------------------------------------------------------------------

=======================================================================================================================
                                                             YEAR ENDED DECEMBER 31,  NINE MONTHS ENDED SEPTEMBER 30,
                                        --------------------------------------------  ------------------------------
(IN MILLIONS)                              2000      2001      2002        2002         2002      2003     2003
-----------------------------------------------------------------------------------------------------------------------
                                            SEK       SEK       SEK          $           SEK       SEK       $
 RESTRICTED GROUP

 Income from operations ...............     869       853       671          87          764       648      84
 Adjustments:
   Cash dividends received a ..........      --        --        52           7           --        --      --
   Interest income ....................     199       112       207          27          177        45       6
   Depreciation and amortization ......   1,026     1,552     1,703         220        1,277     1,219     157
   Minority interest ..................     123         4         1          --            1         2      --
   Non-recurring items, non-cash ......    (128)      (18)       --          --           --        --      --
                                          -----     -----      -----        -----      -----     -----     ----
 Adjusted EBITDA ......................   2,089     2,503     2,634         340        2,219     1,914     247
 Adjustments:
   (Gain)/loss on sale of property,
    vessels and equipment .............     (80)     (153)      (47)         (6)         (27)      (65)     (8)
   Net cash flows from trading
    securities ........................    (227)     (227)       44           6           64       (50)     (6)
   Interest expense ...................    (475)     (671)     (773)       (100)        (548)     (408)    (53)
   Foreign exchange (gains) losses ....     537       (18)      441          57          381      (157)    (20)
   Other non-cash items ...............    (262)     (392)       (2)         --         (158)       52       6
   Changes in working capital .........    (318)     (247)     (424)        (55)        (532)     (533)    (69)
   Other items ........................     (99)      117       (46)         (6)          96         4       1
                                          -----     -----      ------      -------     -----     -----     -----
 Cash flow from operating activities      1,165       912     1,827         236        1,495       757      98
-----------------------------------------------------------------------------------------------------------------------

     (a) Cash dividends received excludes dividends received on investments held for trading purposes, but includes dividends from strategic investments.

     (6) For purposes of computing the ratio of earnings to fixed charges, earnings consist of profit before tax plus fixed charges (excluding capitalized interest). Fixed charges consist of interest (expensed and capitalized) on all indebtedness, plus a proportion of rental expense deemed to be representative of the interest factor.

     (7) Net debt is defined as total debt less cash and cash equivalents, short-term investments and marketable securities.

                                  RISK FACTORS
Our business, operations and financial condition are subject to various risks. Some of these risks are described below and you should take these risks into account in evaluating the exchange offer and an investment in the exchange notes. The following risk factors, other than "You may have difficulty selling the original notes that you do not exchange," generally apply to the original notes as well as the exchange notes. This section does not describe all risks applicable to us, our industry or our business and is intended only as a summary of certain material factors.


RISKS RELATING TO THE NOTES

YOU MAY HAVE DIFFICULTY SELLING THE ORIGINAL NOTES THAT YOU DO NOT EXCHANGE.

If you do not exchange your original notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your original notes described in the legend on your original notes. The restrictions on transfer of your original notes arise because we issued the original notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the original notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not intend to register the original notes under the Securities Act. To the extent original notes are tendered and accepted in the exchange offer, the trading market, if any, for the original notes would be adversely affected. See "The exchange offer--Consequences of exchanging or failing to exchange original notes."

OUR LEVEL OF INDEBTEDNESS COULD LIMIT CASH FLOW AVAILABLE FOR OUR OPERATIONS AND COULD ADVERSELY AFFECT OUR OPERATIONS AND FLEXIBILITY.

As of September 30, 2003, after giving effect to this offering and the application of the net proceeds to reduce borrowings under our $600 million revolving credit facility and our redemption in October 2003 of all our outstanding 83/4% Senior Notes due 2007 for an aggregate redemption price of $180.1 million, we and our subsidiaries had outstanding consolidated indebtedness of SEK 14.5 billion ($1.9 billion), of which SEK 4.8 billion ($0.6 billion) was the obligation of unrestricted subsidiaries (as defined in the indenture for the notes offered hereby), and our total debt as a percentage of our total capitalization was approximately 56%.

Our indebtedness could restrict our operations and make it more difficult for us to fulfill our obligations under the notes. Among other things, our indebtedness may:

    o limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions of vessels or other strategic acquisitions and general corporate purposes;

    o require us to dedicate all or a substantial portion of our cash flow to service our debt, which will reduce funds available for other business purposes, such as capital expenditures or acquisitions;

    o limit our flexibility in planning for or reacting to changes in the markets in which we compete;

    o place us at a competitive disadvantage relative to our competitors with less indebtedness;

    o render us more vulnerable to general adverse economic and industry conditions; and

    o make it more difficult for us to satisfy our financial obligations, including those relating to the notes or be able to refinance maturing indebtedness.

Subject to compliance with various financial and other covenants imposed by our revolving credit facilities, the agreements governing our other indebtedness and the indenture, we and our subsidiaries may incur additional indebtedness from time to time, including to finance the purchase or completion of newbuildings. We have 75% interests in two Panamax tankers on order. We have also entered into newbuilding contracts for two Panamax tankers and two Aframax tankers and have entered into agreements to purchase four Product tankers under construction at a shipyard. In addition, a shipyard is finishing construction of an incomplete RoRo vessel we acquired in May 2002. Our aggregate remaining cost for our 10 tanker newbuildings, fully equipped, is approximately $315 million, of which approximately $111 million is due within the next twelve months. The estimated cost to finish construction of our incomplete RoRo vessel, the Stena Chieftain, is approximately $12 million. We also have other commitments aggregating approximately (pounds sterling)70 million for payment under our Irish Sea agreement with P&O and $12 million for upgrades to the Stena Dee.

Although certain indebtedness of ours bears a fixed rate of interest, certain other indebtedness of ours bears interest at rates that fluctuate with prevailing interest rates. As a result, our interest expense under such facilities could increase. In addition, future financings we may undertake may also provide for rates that fluctuate with prevailing interest rates that could increase. We currently hedge a portion of our interest rate exposure. However, there can be no assurance that such debt will be effectively hedged or that we will continue such hedging.

Our incurrence of additional debt could further exacerbate the risks described in this prospectus and could result in a material adverse effect on our business, financial condition, results of operations and ability to satisfy our obligations under the notes.

OUR ABILITY TO SERVICE OUR DEBT AND MEET OUR CASH REQUIREMENTS DEPENDS ON MANY FACTORS, SOME OF WHICH ARE BEYOND OUR CONTROL.

Although there can be no assurances, we believe that the level of borrowings available to us combined with cash from our operations will be sufficient to provide for our cash requirements. To date, we have been able to generate sufficient cash flow from operations, borrowings and refinancings to meet interest and principal payments on our indebtedness. However, our continued ability to satisfy our obligations will depend on our future operating performance and financial results that will be subject, in part, to factors beyond our control, such as interest rates and general economic, financial and business conditions, as well as other factors. If we are unable to generate sufficient cash flow to service our debt, we may be required to:

    o refinance all or a portion of our debt, including the notes;

    o obtain additional financing;

    o sell certain of our assets or operations;

    o reduce or delay capital expenditures; or

    o revise or delay our strategic plans.

If we are required to take any of these actions, it could have a material adverse effect on our business, financial condition and results of operations. In addition, we cannot assure you that we would be able to take any of these actions, that these actions would enable us to continue to satisfy our capital requirements or that these actions would be permitted under the terms of our various debt instruments, including the indenture governing the notes, then in effect.

THE COVENANTS IN OUR REVOLVING CREDIT FACILITIES, THE AGREEMENTS GOVERNING OUR OTHER INDEBTEDNESS AND THE INDENTURE GOVERNING THE NOTES IMPOSE RESTRICTIONS ON OUR BUSINESS.

Our revolving credit facilities, the indenture governing the notes and the instruments governing our other indebtedness contain a number of covenants imposing significant restrictions on our business. These restrictions may affect our ability to operate our business and to take advantage of business opportunities as they arise. The restrictions these covenants place on us and our subsidiaries include limitations on our ability and the ability of our restricted subsidiaries to, among other things:

    o incur liens and debt or provide guaranties in respect of obligations of any other person;

    o issue preferred stock;

    o pay dividends or make distributions;

    o make redemptions and repurchases of capital stock;

    o make loans, investments and capital expenditures;

    o prepay, redeem or repurchase debt;

    o engage in mergers, consolidations and asset dispositions;

    o engage in sale-leaseback transactions and affiliate transactions;

    o change our business and issue and sell capital stock of subsidiaries;
      and

    o restrict distributions from subsidiaries.

In addition, our revolving credit facilities require us to maintain a number of financial ratios. If we violate these covenants and are unable to obtain waivers from our lenders, our debt under the revolving credit facilities would be in default and could be accelerated by our lenders. If our indebtedness is accelerated, we may not be able to repay our debt or borrow sufficient funds to refinance it. Even if we are able to obtain new financing, it may not be on commercially reasonable terms, or terms that are acceptable to us. If our expectations of future operating results are not achieved, or our debt is in default for any reason, our business, financial condition and results of operations would be materially and adversely affected. In addition, complying with these covenants may also cause us to take actions that are not favorable to holders of the notes and may make it more difficult for us to successfully execute our business strategy and compete against companies who are not subject to such restrictions. See "Description of notes -- Certain covenants" and "Description of other indebtedness."

THE NOTES ARE EFFECTIVELY SUBORDINATED TO ALL OF OUR SECURED DEBT AND IF A DEFAULT OCCURS, WE MAY NOT HAVE SUFFICIENT FUNDS TO FULFILL OUR OBLIGATIONS UNDER THE NOTES.

The notes are general senior unsecured obligations that rank equally in right of payment with all of our existing and future unsecured and unsubordinated debt, including the 95/8% Senior Notes due 2012. The notes are effectively subordinated to all of our secured bank debt to the extent of the value of the assets securing that debt. As of September 30, 2003, after giving effect to the offering and the application of the net proceeds of this offering to reduce debt under our $600 million secured revolving credit facility, we would have had approximately $1.5 billion of secured indebtedness to which the notes would have been effectively subordinated in right of payment.

In addition, the indenture governing the notes will, subject to specified limitations, permit us to incur additional secured indebtedness and your notes will be effectively junior to any such additional secured indebtedness we may incur. In the event of our bankruptcy, liquidation, reorganization or other winding up of us, the assets that secure our secured indebtedness will be available to pay obligations on the notes only after all such secured indebtedness has been repaid in full from such assets. Likewise, because our revolving credit facilities are secured obligations, our failure to comply with the terms of the revolving credit facilities would entitle those lenders to foreclose on our assets that serve as collateral. In this event, our secured lenders would be entitled to be repaid in full from the proceeds of the liquidation of those assets before those assets would be available for distribution to other creditors, including holders of the notes. Holders of the notes will participate in our remaining assets ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes and potentially with all of our other general creditors. In such event, there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.

BECAUSE STENA AB IS A HOLDING COMPANY, REPAYMENT OF OUR INDEBTEDNESS, INCLUDING THE NOTES, IS DEPENDENT ON CASH FLOW GENERATED BY OUR SUBSIDIARIES.

Stena AB is a holding company. All of our operations are conducted by, and substantially all of our assets (including our vessels) are owned by, our subsidiaries. Repayment of our indebtedness is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Under the Swedish Companies Act, there are restrictions as to the ability of our subsidiaries to pay us dividends or make loans and advances to us. The indenture governing our 95/8% Senior Notes due 2012 contains, and the indenture governing the notes offered hereby will contain, covenants that restrict the ability of our subsidiaries to enter into any agreement limiting distributions and transfers, including dividends. However, our real estate operations and certain of our investment activities are conducted through unrestricted subsidiaries which are not bound by restrictive provisions of the indenture and there can be no assurance that the cash flows or assets of those subsidiaries will be available to us to pay our obligations under the notes.

THE NOTES WILL BE STRUCTURALLY JUNIOR TO THE INDEBTEDNESS AND OTHER LIABILITIES OF OUR SUBSIDIARIES.

You will not have any claim as a creditor against our subsidiaries and all existing and future indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will be structurally senior to the notes. Furthermore, in the event of any bankruptcy, liquidation or reorganization of any of our subsidiaries, the rights of the holders of notes to participate in the assets of such subsidiary will rank behind the claims of that subsidiary's creditors, including trade creditors (except to the extent we have a claim as a creditor of such subsidiary). As a result, the notes are structurally subordinated to the outstanding and other liabilities, including trade payables, of our subsidiaries. As of September 30, 2003, our subsidiaries had approximately $1.8 billion of outstanding indebtedness and other liabilities, excluding intercompany liabilities, all of which was structurally senior to the notes.

In addition, the indenture, subject to some limitations, permits these subsidiaries to incur additional indebtedness and does not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

WE CONDUCT OUR REAL ESTATE OPERATIONS AND CERTAIN INVESTMENT ACTIVITIES THROUGH SUBSIDIARIES THAT ARE NOT SUBJECT TO CERTAIN RESTRICTIVE PROVISIONS IN THE INDENTURE.

Our real estate operations and certain investment activities are conducted through various subsidiaries. For purposes of the indenture governing the notes offered hereby, as is the case under the indenture governing our 95/8% Senior Notes due 2012, these subsidiaries are designated as unrestricted subsidiaries and, as a result, are not bound by the restrictive provisions of the indenture. At September 30, 2003, these unrestricted subsidiaries had outstanding indebtedness of approximately SEK 4.8 billion ($0.6 billion) substantially all of which, in the case of the real estate subsidiaries, was secured by their real property interests. Neither we nor any of our subsidiaries that has not been designated as an unrestricted subsidiary (referred to as the restricted subsidiaries) have guaranteed payment of any of this indebtedness. There is no limitation in the indenture on the amount of indebtedness such unrestricted subsidiaries may incur in the future. The indenture requires that any indebtedness of an unrestricted subsidiary incurred after the offering must be non-recourse to Stena AB and its restricted subsidiaries. Nevertheless, there can be no assurance that a creditor of an unrestricted subsidiary could not successfully seek satisfaction from us and our restricted subsidiaries or that, in the event of the bankruptcy of Stena AB or one or more of our unrestricted subsidiaries, a bankruptcy court would not consolidate the assets and debts of us and our restricted subsidiaries with those of the unrestricted subsidiaries. The indenture contains certain limitations on our ability to make investments in unrestricted subsidiaries.

In addition, because the covenant of the indenture prohibiting, subject to certain limitations, the creation of limitations on the ability of our subsidiaries to pay dividends does not apply to the unrestricted subsidiaries and because our real estate investments are subject to significant indebtedness, there can be no assurance that the cash flows or assets of unrestricted subsidiaries will be available to us to pay our obligations under the notes or any of our other indebtedness. The indenture also provides for designating other of our subsidiaries as unrestricted subsidiaries. See "Description of notes."

WE MAY INCUR ADDITIONAL INDEBTEDNESS RANKING EQUAL TO THE NOTES.

If we incur any additional indebtedness that ranks equally with the notes, including trade payables, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you.

WE MAY BE UNABLE TO PURCHASE THE NOTES UPON A CHANGE OF CONTROL.

Upon a change of control, we would be required to offer to purchase all of the notes then outstanding for cash at 101% of the principal amount thereof plus accrued and unpaid interest. If a change of control were to occur, we may not have sufficient funds to pay the change of control purchase price and we may be required to secure third-party financing in order to do so. However, we may not be able to obtain such financing on commercially reasonable terms, or at all. Our future indebtedness may also contain restrictions on our ability to repurchase the notes upon certain events, including transactions that could constitute a change of control under the indenture. Our failure following a change of control to make or consummate an offer to purchase the notes would constitute an event of default under the indenture and would have a material adverse effect on our financial condition. In such an event, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may accelerate the maturity of all of the notes. A change of control under the notes includes any transaction that results in any person (other than Sten A. Olsson, his descendents, their estates or trusts created for their benefit) beneficially owning or controlling more than 50% of our voting stock. Additionally, the occurrence of the events constituting a change of control with respect to the notes would constitute a change of control under the 95/8% Senior Notes, due 2012, Indenture and would require us to make an offer to purchase all outstanding 95/8% Senior Notes due 2012. The failure to make such purchases would constitute an event of default under the indenture governing our 95/8% Senior Notes due 2012.

The occurrence of events constituting a change of control which is not cured within 120 days would trigger mandatory prepayment of outstanding advances under our revolving credit facilities and termination of the facilities unless the lenders under such facilities agree otherwise. Because the notes will be structurally subordinated to the borrowings under the revolving credit facilities and because the revolving credit facilities are secured by 17 of our Roll-on/Roll-off vessels and five drilling rigs, our ability to repay amounts owing under the notes and the 95/8% Senior Notes due 2012 in such event may be materially adversely affected. In addition, under our revolving credit facilities, a change in control which would give the banks a right to require the payment of the outstanding borrowings thereunder in full would occur if any person (other than Sten A. Olsson, his descendants, their estates or trusts created for their benefit) were to own less than 75% of our outstanding voting stock. As a result, the change of control provisions in the revolving credit facilities would be triggered prior to the occurrence of a change of control under the notes and a change of control under the indenture governing our 95/8% Senior Notes due 2012. As such, the occurrence of a change in control under the revolving credit facilities may not result in a change in control under the notes or the 95/8% Senior Notes due 2012. See "Description of notes" and "Description of other indebtedness."

The change of control provisions in the indenture may not protect you in the event we consummate a highly leveraged transaction, reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a change of control under the indenture. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change in the magnitude required under the definition of change of control in the indenture to trigger our obligation to offer to repurchase the notes. Except as described above, the indenture does not contain provisions that permit the holders of the notes to require us to repurchase or redeem the notes in an event of a takeover, recapitalization or similar transaction.


YOU MAY FIND IT DIFFICULT TO SELL YOUR EXCHANGE NOTES BECAUSE THERE IS NO EXISTING TRADING MARKET FOR THE EXCHANGE NOTES.

You may find it difficult to sell your exchange notes because a trading market for the exchange notes may not develop. The exchange notes are being offered to the holders of the original notes. The original notes were issued on December 2, 2003 primarily to a small number of institutional investors. After the exchange offer, the trading market for the remaining untendered original notes could be adversely affected.

There is no existing trading market for the exchange notes, and there can be no assurance regarding the future development of a market for the exchange notes, or the ability of the holders of the exchange notes to sell their exchange notes or the price at which such holders may be able to sell their exchange notes. If such a market were to develop, the exchange notes could trade at prices that may be higher or lower than the initial offering price of the original notes depending on many factors, including prevailing interest rates, our operating results and the market for similar securities. We do not intend to apply for listing or quotation of the exchange notes on any exchange, and so we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. Therefore, there can be no assurance as to the liquidity of any trading market for the exchange notes or that a market for the exchange notes will develop. As a result, the market price of the exchange notes, as well as your ability to sell the exchange notes, could be adversely affected.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that any market for the exchange notes will not be subject to similar disruptions. Any such disruptions may have an adverse effect on holders of the exchange notes.


BROKER-DEALERS OR NOTEHOLDERS MAY BECOME SUBJECT TO THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT.

Any broker-dealer that:

    o exchanges its original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, or

    o resells exchange notes that were received by it for its own account in the exchange offer,

may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the exchange notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

In addition to broker-dealers, any noteholder that exchanges its original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that noteholder.


RISKS RELATING TO OUR BUSINESS

THE FERRY INDUSTRY IS HIGHLY COMPETITIVE IN AREAS WHERE WE OPERATE.

We compete with other ferry operators as well as different forms of transportation, including airlines, other freight carriers and fixed links such as bridges and tunnels.

Some of these other forms of transportation are faster or may be more convenient than ferry service. In the case of competition with other ferry operators, such competition is based on the location of the routes, the rates charged, the quality and reliability of the vessel and the onshore and onboard services provided. The principal effect of this competition is to pressure our volumes and limit our ability to increase prices. Some of our competitors may have greater financial resources than us, are owned by governments or benefit from government subsidies. As a result, such competitors may be better able to withstand price competition and price volatility than us.

RISING FUEL PRICES MAY ADVERSELY AFFECT THE PROFITABILITY OF OUR FERRY
OPERATIONS.

Fuel represents a significant cost incurred by us in the operation of our fleet. In addition, each of our four HSS vessels consumes significantly more fuel than a conventional ferry. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by OPEC and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns. In recent years, the prices for fuel have been increasing as well as volatile. A significant or sustained increase in the price of fuel or reductions in supply could increase our operating expenses and have a material adverse effect on our financial condition and results of operations. Road and port blockades in the future, arising from fuel protests or other reasons, may have similar effects resulting in loss of carryings.

We seek to reduce our exposure to adverse changes in fuel prices by entering into hedging transactions. We primarily use swaps and options to hedge our exposure to variations in the price of fuel. However, there can be no assurance that such hedging activities will be successful.

OUR OPERATING RESULTS ARE SUBJECT TO SEASONAL FLUCTUATIONS.

Our ferry operations are highly seasonal principally because passenger volumes are linked to tourism. The period from June through September is the peak travel season for passengers. As a result, our ferry operations generate a significantly greater portion of their revenues and substantially all of their profits in the second and third quarters and generally report losses in the first and fourth quarters.

THE OFFSHORE DRILLING RIG MARKET IS COMPETITIVE AND THE FUTURE DEMAND FOR OUR RIGS UNPREDICTABLE.

The offshore drilling rig market is highly competitive. Two of our drilling rigs are not currently subject to charter, although one has a contract for three wells beginning between February and May 2004 with an option for three additional wells. The other rig is currently undergoing a survey and is not currently contracted out. Two of our remaining contracts expire in 2004 and our other contract expires in 2006. The level of demand for offshore drilling rigs has historically fluctuated significantly in connection with oil price changes. Drilling contracts are generally awarded on a competitive bid basis with price competition as the primary factor. However, contracts for drilling projects are increasingly being negotiated directly between an oil company and its preferred contractor with quality of service, safety and suitability of equipment, as well as price, as significant factors in awarding the contract. We cannot predict the timing or extent of any changes in the industry or the future level of demand for our drilling rigs.

THE SHIPPING INDUSTRY IS CYCLICAL AND SUBJECT TO A VARIETY OF EXTERNAL FACTORS.


Historically, the profitability of the shipping industry has been cyclical. The cyclicality of the shipping industry has been due to changes in the level and pattern of global economic growth and the highly competitive nature of the shipping industry, as well as changes in the supply of and demand for vessel capacity which impact charter rates and vessel values. The worldwide supply of vessels is influenced by the number of newbuildings and Scrappings and government and industry regulation of maritime transportation practices. The overall demand for vessel capacity is influenced by global and regional economic conditions, increases and decreases in industrial and agricultural production, energy consumption, tourism patterns, political changes and armed conflicts, developments in international trade and changes in sea borne and other transportation patterns. Because many of the factors influencing the supply of and demand for vessel capacity are unpredictable, the timing, direction and degree of changes in the shipping markets in which we participate, including the RoRo, RoPax, car/passenger ferry and tanker markets, as well as future charter rates and vessel values, are also unpredictable and we cannot assure you that demand for our services or vessels will increase or even remain stable.

CHARTER RATES OR UTILIZATION LEVELS FOR OUR VESSELS AND DRILLING RIGS MAY DECREASE.

Over the last decade, charter rates, vessel values and the general profitability of the shipping and offshore drilling industries have been volatile. There can be no assurance that charter rates or vessel values in the businesses in which we operate will be stable or increase over time. Vessel values are strongly influenced by charter rates which in turn are influenced by the level and pattern of global economic growth and the worldwide supply of vessels.

For the five years ended December 31, 2002, our RoRo, RoPax and car/passenger ferry fleet utilization has averaged approximately 97% (excluding planned offhire days). In the case of our RoRo, RoPax and car/passenger ferry vessels, a substantial portion of this utilization has been through long-term charters. Prior to our acquisition of Stena Line, Stena Line was our largest customer. As a result of our acquisition of Stena Line, the vessels previously chartered to Stena Line and used in our ferry operations are no longer part of our Roll-on/Roll-off vessel operations. As of December 15, 2003, four charters for our fleet of eight owned RoRo and RoPax vessels expire by the end of 2004 and one owned RoRo vessel is not currently under charter. The large number of RoRo and RoPax newbuildings ordered and delivered in the industry in recent years and the increasing demand for larger vessels have already adversely impacted charter rates and the value of older, smaller and slower vessels.

For the five years ended December 31, 2002, our drilling rig utilization rate has averaged approximately 92% (excluding planned offhire days). Two of our drilling rigs are not currently subject to charter, although one of these rigs has a contract for three wells beginning between February and May 2004 with an option for three additional wells. Two of our drilling rig contracts expire in 2004 and the remaining contract expires in 2006. Our customers may terminate some of our drilling contracts if the drilling unit is destroyed or lost or if drilling operations are suspended for a specified period of time as a result of a breakdown of major equipment or, in some cases, due to other events beyond the control of either party. In reaction to depressed market conditions, our customers may also seek renegotiation of firm drilling contracts to reduce their obligations.

For the five years ended December 31, 2002, the utilization for our fleet of chartered in tankers and the tankers owned by us has averaged 97% (excluding planned offhire days). All of our chartered in tankers are currently trading on the spot market. There can be no assurance that rates on the spot market will not decline, that charters on the spot market will continue to be available or that dependence on the spot market will not result in generally lower overall utilization and lower profitability. The charters for our two owned tankers expire in 2007 and 2011, respectively. There are no charters for our tanker newbuildings.

We actively seek new charters in an effort to maintain a high level of vessel and rig utilization. However, we cannot assure you that we will be successful in renewing charter agreements, obtaining charter agreements for our newbuildings or replacing charter agreements for our existing vessels or that future charter rates will enable our vessels to be operated profitably.

CONVERSIONS OF OUR VESSELS AND DRILLING RIGS, UPGRADES OR NEWBUILDINGS MAY BE SUBJECT TO DELAYS AND COST OVERRUNS.

From time to time we may undertake to add new capacity through conversions or upgrades to our vessels and drilling rigs or through new construction. These projects are subject to risks of delay or cost overruns inherent in any large construction project resulting from numerous factors, including the following:

    o shortages of equipment, materials or skilled labor;

    o unscheduled delays in the delivery of ordered materials and equipment;

    o unanticipated cost increases;

    o weather interferences;

    o difficulties in obtaining necessary permits or in meeting permit conditions;

    o design and engineering problems;

    o failure to meet agreed-upon specifications; and

    o bankruptcy or other failures of the shipyard.

OUR INTERNATIONAL OPERATIONS EXPOSE US TO RISKS AND UNCERTAINTIES ARISING FROM INTERNATIONAL POLITICAL CONFLICTS AND ECONOMIC CONDITIONS THAT COULD NEGATIVELY IMPACT OUR RESULTS OF OPERATIONS.

Our operations are global and are affected by international economic, political and governmental conditions, especially in the countries where we and our subsidiaries are engaged in business or where our vessels operate or are registered.

Economic conditions and fluctuations in currency exchange rates among the countries in which we conduct our ferry operations affects the travel and trade patterns of our customers. We are also subject to governmental and regulatory risks including taxation, nationalization, inflation and protectionist measures that can affect our ability to operate our current routes or alter our routes. We are further subject to political upheaval risks. For example, passenger, private car and freight traffic on our Scotland-Northern Ireland route has been affected by civil disturbances from time to time in Northern Ireland and may be so affected in the future.

We are also subject to risks pertaining to the Middle East conflict. The tankers owned, chartered in or managed by us trade from time to time in the Arabian Gulf. In the past, political and armed conflicts in this region have included attacks on tankers and other efforts to disrupt shipping in this area. Future political instability or future hostilities in this region could adversely impact our tanker operations and therefore could have a material adverse affect on our operations.

These circumstances may materially adversely affect our trade patterns, operations and results of operations.

TERRORIST ATTACKS OR ACTS OF WAR MAY ADVERSELY AFFECT THE MARKETS IN WHICH WE OPERATE, OUR OPERATIONS AND OUR PROFITABILITY.

The occurrence of acts of terrorism and any military response would likely cause instability in financial markets and disruptions in travel and trade patterns. Furthermore, terrorist attacks and military actions such as the recent invasion and on-going occupation of Iraq, may result in reduced demand from our customers for our services. Acts of terrorism and regional military conflict may subject our worldwide operations to increased risks and, depending on their magnitude, could have a material adverse effect on our business.

WE HAVE POTENTIAL CONFLICTS OF INTEREST WITH OUR OWNERS THAT MAY ADVERSELY AFFECT US.

Our owners own other companies and have other business interests. In the past, certain of such companies have engaged in the same business as or in businesses similar to those conducted by us. In the future, due to the availability of funds, restrictions contained in debt or other instruments or for other reasons, our owners may determine to allocate a particular business opportunity, such as the acquisition of a vessel or drilling rig or the construction of a new vessel to such other companies. In addition, our owners may make these investments or engage in these businesses directly. In such event, we would not incur any debt or be subject to any risks related to such transaction, but also would not receive any cash flow or income generated by it. Further, such activities by our owners may result in other companies or our owners directly competing with us.

In the case of corporate opportunities and conflicts of interest, Swedish corporate law requires our directors to act in our best interests. Our board of directors is advised by Swedish counsel with respect to such matters. Our eight directors and one deputy director include four directors who are neither employees nor officers of Stena AB and three directors, including our deputy director, who are appointed by the trade unions representing our employees.

THE LOSS OF THE SERVICES OF OUR KEY EMPLOYEES COULD MATERIALLY ADVERSELY AFFECT OUR REVENUES, RESULTS OF OPERATIONS AND PROSPECTS.

We rely, and expect to continue to rely, upon Dan Sten Olsson, our Chief Executive Officer, and Svante Carlsson, our Chief Financial Officer, as well as certain other key employees for the successful pursuit of our activities. The loss of any of their services could have an adverse effect on our operations. We do not maintain life insurance with respect to Messrs. Olsson or Carlsson.

MOST OF OUR ONBOARD STAFF AND ONSHORE SHIPPING STAFF ARE UNIONIZED. STRIKES BY THEM MAY DISRUPT OUR SERVICES AND ADVERSELY AFFECT OUR OPERATIONS.

The shipping industry in Sweden and other jurisdictions in which we operate is susceptible to industrial action due to the strong influence of maritime trade unions, resulting both from direct employer/employee disputes and from sympathetic industrial action which legislation in those countries currently permits. While we believe that we have good relations with our work force, we cannot assure you that we will not be adversely affected by future industrial action against efforts by our management to reduce labor costs, restrain wage increases or modify work practices.

We are party to separate agreements covering substantially all our employees in our ferry operations in Sweden, the United Kingdom and The Netherlands. Generally, the term of these agreements is for one to two years or the agreements continue until terminated or renegotiated. In the United Kingdom, we have an agreement with our labor unions for which the pay level is negotiated on an annual basis. We negotiate labor agreements for our offshore drilling operations separately on an annual basis.

Although we have not experienced a strike or work stoppage in the last 10 years, there can be no assurance that we will in the future be able to favorably negotiate the terms and conditions of such labor agreements or that strikes or disruptions will not occur in the future as a result of the failure to negotiate such terms or otherwise.

CURRENCY FLUCTUATIONS MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL STATEMENTS AND/OR OUR OPERATING MARGINS.

Although we report our results of operations in Swedish kronor, we earn a substantial portion of revenues and incur a substantial portion of expenses in other currencies, principally US dollars, British pounds, Euros and Norwegian kroner. In particular, we incur significant expenses in US dollars for fuel and for expenses in our tanker operations and as of September 30, 2003 approximately $795 million of our debt was denominated in US dollars. Fluctuations in the exchange rates between the US dollar and other currencies could have a material effect on the amount of funds denominated in other currencies needed by us to satisfy our US dollar- denominated obligations. In addition, a substantial portion of our assets and liabilities are denominated in currencies other than the Swedish kronor. As a result, these assets and liabilities will also be impacted by changes in the exchange rate between the Swedish kronor and other currencies. Our financial results as reported in Swedish kronor have in the past and in the future are expected to be significantly affected by changes in the exchange rate between the Swedish kronor and such other currencies. We seek to manage our foreign currency exposure by using forward exchange contracts. We also hedge certain of our currency exchange exposures with borrowings denominated in the same currency as the investment. However, there can be no assurance that such hedging will be successful and foreign exchange fluctuations may have a material adverse effect on our financial statements and/or our operating margins.

WE UTILIZE VARIOUS FINANCIAL INSTRUMENTS, INCLUDING HEDGING ARRANGEMENTS, TO MANAGE FINANCIAL RISKS, WHICH MAY NOT BE SUCCESSFUL.

We have traditionally used various financial instruments as part of an overall risk management policy to seek to reduce our exposure to interest rate and foreign currency exchange fluctuations. To manage our interest rate risks, we utilize swaps, forward rate agreements, interest rate futures, options and interest rate collars. To manage our foreign currency exchange rate exposure, we utilize forward foreign currency exchange contracts, foreign currency options and currency swaps. We also hedge certain of our currency exchange exposures with borrowings denominated in the same currency as the investment. However, there can be no assurance that such hedging will be successful in mitigating the risk that interest rate fluctuations will have an adverse effect on our financial statements and/or operating results.

By utilizing hedging instruments, we potentially forego benefits that might result from fluctuations in currency exchange rates, declines in short term interest rates and declines in oil prices. Additionally, we are exposed to credit risk in the event of the failure of counterparties to meet their obligations under these arrangements. The theoretical risk is the cost of replacement at current market prices of these transactions in the event of defaults by counterparties. Although we believe the possibility of non-performance by counterparties is remote (given that we maintain a policy of entering into such arrangements only with highly rated institutions), the impact of such a default may have an adverse effect on our result of operations. There can also be no assurance that our hedging activities will be successful.

COMPLIANCE WITH SAFETY, ENVIRONMENTAL AND OTHER GOVERNMENTAL REQUIREMENTS MAY ADVERSELY AFFECT OUR OPERATIONS.

The shipping industry in general, our business and the operation of our vessels in particular, are affected by a variety of governmental regulations in the form of numerous international conventions, national, state and local laws and national and international regulations in force in the jurisdictions in which such vessels operate, as well as in the country or countries in which such vessels are registered. These regulations include, but are not limited to:

    o the United States Oil Pollution Act of 1990 (OPA) with respect to strict liability for the discharge of oil and other materials into the environment, the issuance of certificates of financial responsibility for vessels trading in United States waters and requiring that newly constructed tankers that trade in United States waters be constructed with double hulls;

    o the International Convention on Civil Liability for Oil Pollution Damage of 1969 entered into by certain countries (other than the United States) relating to strict liability for pollution damage caused by the discharge of oil;

    o the International Maritime Organization International Convention for the Prevention of Pollution from Ships with respect to strict technical and operational requirements for tankers including an enhanced inspection regime and anticipated new requirements mandating accelerated phase-out of single-hulled tankers;

    o the International Maritime Organization International Convention for the Safety of Life at Sea of 1974 (SOLAS) with respect to crew and passenger safety, certain safety regulations concerning car/passenger ferry and RoPax vessels and a subsequent chapter, as revised in 2000, with respect to the construction and operation of high speed craft such as the HSS ferries as well as recently adopted mandatory security provisions; and

    o the International Convention on Load Lines of 1966 with respect to the safeguarding of life and property through limitations on load capability for vessels on international voyages.

Additional laws and regulations, both international and national, exist and further may be adopted as a result of recent oil spills from single-hull tankers, and due to heightened security concerns which could limit our ability to do business or increase the cost of our doing business and that could have a material adverse effect on our operations. In addition, we are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses and certificates with respect to our operations. In the event of war or national emergency, our vessels may be subject to requisition by the government of the flag flown by the vessel without any guarantee of compensation for lost profits.

We believe our vessels are maintained in good condition in compliance with present regulatory requirements, are operated in compliance with applicable safety/environmental laws and regulations and are insured against usual risks for such amounts as our management deems appropriate. The vessels' operating certificates and licenses are renewed periodically during each vessel's required annual survey. However, government regulation of vessels, particularly in the areas of safety and environmental impact may change in the future and require us to incur significant capital expenditure on our ships to keep them in compliance.

CATASTROPHIC LOSS AND OTHER LIABILITIES OF OUR BUSINESS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

The operation of any oceangoing vessel carries with it an inherent risk of catastrophic maritime disaster, mechanical failure, collision, and loss of or damage to cargo.

Additionally, in the course of operating vessels, marine disasters such as oil spills and other environmental mishaps, cargo loss or damage, business interruption due to political or other developments, as well as maritime disasters not involving us, labor disputes, strikes and adverse weather conditions could result in loss of revenues, liabilities or increased costs, personal injury, loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage and suspension of operations. Damage arising from such occurrences may result in lawsuits asserting large claims. In addition, offshore drilling operations are subject to many of the same risks as shipping, including risks relating to the environment and possible catastrophic loss or liability, and are subject to the usual hazards inherent in drilling for oil and gas offshore, such as blowouts, reservoir damage, loss of well control, punchthroughs, craterings or fires.

Although we maintain insurance which we believe is consistent with industry norms against certain of these risks, including loss of life, there can be no assurance that such insurance would be sufficient to cover the cost of damages suffered by us or the loss of income resulting from a vessel being removed from operation. We also cannot assure you that a claim will be paid or that we will be able to obtain insurance at reasonable rates in the future.

In the event that such claims were assessed against us, all of our assets could be subject to attachment and other judicial process.

WE CANNOT ASSURE YOU THAT A JUDGMENT OF A UNITED STATES COURT FOR LIABILITIES UNDER U.S. SECURITIES LAWS WOULD BE ENFORCEABLE IN SWEDEN, OR THAT AN ORIGINAL ACTION CAN BE BROUGHT IN SWEDEN AGAINST US FOR LIABILITIES UNDER U.S. SECURITIES LAWS.

We are a Swedish company, all of our directors and officers are residents of Sweden and elsewhere outside the United States and most of our assets and the assets of our directors and officers are located outside the United States. As a result, it may be difficult for you to:

    o effect service of process within the United States upon us or our directors and officers, or

    o enforce judgments obtained in United States courts against us or our directors and officers based upon the civil liability provisions of the United States federal securities laws.

We have been advised by our Swedish counsel, Wistrand Advokatbyra Goteborg KB, that there is doubt:

    o whether a judgment of a United States court based solely upon the civil liability provisions of the United States federal securities laws would be enforceable in Sweden against us or its directors and officers, and

    o whether an original action could be brought in Sweden against us or its directors and officers to enforce liabilities based solely upon the United States federal securities laws.

WE ARE CURRENTLY UNDER INVESTIGATION BY THE EUROPEAN COMMISSION FOR POSSIBLE VIOLATIONS OF EUROPEAN UNION COMPETITION LAW.

On September 3, 2003, the European Commission commenced an investigation of a number of ferry operators operating ferry services in Scandinavia and between Scandinavia and Germany and on ferry services to and from the United Kingdom, including Stena. In Scandinavia and Germany the European Commission is investigating whether there is evidence of alleged market sharing agreements and related illegal practices aimed at foreclosing competition and preventing access to the Nordic ferry market. In the United Kingdom the European Commission is investigating whether there is evidence of alleged illegal practices concerning fixing of prices and/or trade conditions for cross-Channel transport services and market sharing agreements in relation to the provision of ferry services to and from the United Kingdom. There is no strict deadline for the completion of investigations of this type by the European Commission. We do not know whether the European Commission will initiate formal proceedings against us or terminate the investigations. If the European Commission initiates formal proceedings, only at that stage will we be informed if there are any specific allegations against us and then have the opportunity to defend ourselves. In the case of violations of European Union competition law, the European Commission has the power to impose fines which in the case of serious violations can be substantial.

                                 USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. In consideration for issuing the exchange notes, we will receive in exchange the original notes of like principal amount, the terms of which are identical in all material respects to the exchange notes. The original notes surrendered in exchange for exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

                            EXCHANGE RATE INFORMATION

The following table sets forth, for the years and dates indicated, certain information concerning the exchange rates between Swedish kronor and US dollars based on the Noon Buying Rate. The exchange rate information is expressed in Swedish kronor per US$1.00.



=====================================================================================================
YEAR ENDED DECEMBER 31,                        AVERAGE 1        HIGH          LOW        PERIOD END
-----------------------------------------------------------------------------------------------------
 1998 .....................................    7.9658           8.3530        7.5800        8.1030
 1999 .....................................    8.3006           8.6500        7.7060        8.5050
 2000 .....................................    9.2251          10.6006        8.3530        9.4440
 2001 .....................................   10.4328          11.0270        9.3250       10.4571
 2002 .....................................    9.6571          10.7290        8.6950        8.6950
 2003 (through September 30) ..............    8.2068           8.7920        7.6710        7.7502

 2003 .....................................
   January ................................       --            8.7920        8.4750        8.6140
   February ...............................       --            8.5650        8.4100        8.5050
   March ..................................       --            8.7030        8.3650        8.4735
   April ..................................       --            8.6425        8.1700        8.1700
   May ....................................       --            8.1470        7.7479        7.7654
   June ...................................       --            8.0310        7.6710        7.9985
   July ...................................       --            8.2675        7.9660        8.0770
   August .................................       --            8.5200        8.0850        8.4345
   September ..............................       --            8.4345        7.7040        7.7502
   October ................................       --            7.8140        7.5970        7.8140
   November ...............................       --            7.9150        7.5200        7.5510
   December (through December 18) .........       --            7.5420        7.2850        7.3380
-----------------------------------------------------------------------------------------------------

(1) Represents the average of the Noon Buying Rates on the last business day of each full month during the relevant period.

                                 CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2003, and
(i) on an as adjusted basis to give effect to the redemption in October 2003 of all our outstanding 83/4% Senior Notes due 2007 and (ii) as further adjusted to give effect to the offering of the original notes and the application of the net proceeds to reduce outstanding amounts under our $600 million revolving credit facility. You should read the adjusted capitalization data set forth in the table below in conjunction with "Use of proceeds," "Selected consolidated financial information and other data," "Management's discussion and analysis of financial condition and results of operations" and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

=======================================================================================================
                                                                         AS OF SEPTEMBER 30, 2003
                                                                        --------------------------
                                                                          AS FURTHER    AS FURTHER
(IN MILLIONS)                                ACTUAL     AS ADJUSTED(1)   ADJUSTED(2)    ADJUSTED(2)
-------------------------------------------------------------------------------------------------------
                                                SEK               SEK            SEK            $(3)
Cash and cash equivalents,
 short-term investments and
 marketable securities .................     3,705          3,705           3,705           478
                                             -----          -----           -----           ---
Short-term debt (4):
 Property ..............................        19             19              19             2
 Other .................................       266            266             266            34
 Capitalized lease obligations .........        44             44              44             6
                                             -----          -----           -----           ---
   Total short term debt ...............       329            329             329            42
Revolving credit facilities (5).........     2,721          4,117           2,793           360
Other long-term debt:
 Property ..............................     4,733          4,733           4,733           611
 Other .................................     2,281          2,281           2,281           294
 83/4% Senior Notes due 2007 ...........     1,356             --              --            --
 95/8% Senior Notes due 2012 ...........     1,551          1,551           1,551           200
 Notes offered hereby ..................        --             --           1,356           175
 Capitalized lease obligations .........     1,500          1,500           1,500           194
                                             -----          -----           -----           ---
   Total debt ..........................    14,471         14,511          14,543         1,876
Stockholders' equity ...................    11,566         11,527          11,527         1,488
   Total capitalization ................    26,037         26,038          26,070         3,364
-------------------------------------------------------------------------------------------------------

(1) The As adjusted amounts take into account the redemption on October 6, 2003 of all our outstanding 83/4% Senior Notes due 2007 for an aggregate redemption price of $175 million and a call premium of $5.1 million. The As adjusted amounts give effect to this transaction as if it had occurred on September 30, 2003. The call premium and the write-off of deferred debt issuance costs of SEK 14 million were recorded as an expense on October 6, 2003 and have been reflected as a direct reduction of stockholders' equity, net of applicable income tax.

(2) The As further adjusted amounts (i) take into account the redemption on October 6, 2003 of all our outstanding 83/4% Senior Notes due 2007 for an aggregate redemption price of $175 million and a call premium of $5.1 million and (ii) assume the use of the net proceeds of the offering to reduce outstanding borrowings under our $600 million revolving credit facility. The As further adjusted amounts give effect to each of these transactions as if they had occurred on September 30, 2003.

(3) Translation of the As further adjusted amounts into dollars are solely for convenience of the reader, at an exchange rate of $1.00 = SEK 7.7502, the Noon Buying Rate on September 30, 2003.

(4) Includes the current portion of long-term debt.

(5) As of September 30, 2003, availability under the revolving credit facilities was $461 million.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                                 AND OTHER DATA

In the following table, we provide you with our selected consolidated financial information and other operating data at the dates and for the periods indicated. The selected consolidated financial information and other data for the years in the five-year period ended December 31, 2002 has been derived from our audited consolidated financial statements. The selected condensed consolidated financial information for the nine-month periods ended September 30, 2002 and 2003 has been derived from our unaudited condensed consolidated financial statements. The interim financial information is unaudited, but reflects all adjustments (consisting only of normal recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of the results of the interim periods presented. Results of our operations for the nine months ended September 30, 2003 are not necessarily indicative of the results to be expected for the full year.

Our consolidated financial statements are prepared in accordance with Swedish GAAP, which differs, in certain significant respects, from US GAAP. Reconciliation of such differences that significantly affect the determination of net income for the years ended December 31, 2000, 2001 and 2002 and stockholders' equity as of December 31, 2001 and 2002 is set forth in Note 24 to our consolidated financial statements. Reconciliation of such differences that significantly affect the determination of net income for the nine months ended September 30, 2002 and 2003 and stockholders' equity as of September 30, 2003 is set forth in Note 4 to our unaudited condensed consolidated financial statements.

=======================================================================================================================
                                                                    YEAR ENDED DECEMBER 31,
                                         ------------------------------------------------------------------------------
(IN MILLIONS)                                     1998          1999        2000        2001           2002        2002
-----------------------------------------------------------------------------------------------------------------------
                                                   SEK           SEK         SEK         SEK            SEK          $1
CONSOLIDATED GROUP 2
Income Statement Data
 (Swedish GAAP):
Total revenues .........................     4,634         4,274         5,760      13,104       13,425         1,732
Direct operating expenses ..............    (2,253)       (1,970)       (3,177)     (8,829)      (9,020)       (1,164)
Selling and administrative
expenses ...............................      (316)         (344)         (510)     (1,421)      (1,468)         (189)
Depreciation and amortization ..........      (526)         (728)       (1,064)     (1,605)      (1,764)         (228)
Total operating expenses ...............    (3,095)       (3,042)       (4,607)    (11,837)     (12,252)       (1,581)
Income from operations .................     1,539         1,232         1,153       1,267        1,173           151
Share of affiliated companies'
results ................................        38           (70)         (864)        131           51             7
Gain on sale of affiliated company......        --            --         3,174          --          601            78
Interest income ........................       108           103           206         120          212            27
Interest expense .......................      (488)         (593)         (649)       (913)      (1,036)         (134)
Other financial items 3 ................      (148)           55           234         196           (1)           --
Minority interest ......................        (3)           (1)          123           4            1            --
Income before taxes ....................     1,046           726         3,377         805        1,001           129
Net income .............................       651           826         3,097       1,410        1,031           133
Balance Sheet Data
 (Swedish GAAP):
Cash and marketable securities 4 .......       808         1,102         2,555       3,635        3,499           451
Total assets ...........................    18,430        19,884        30,805      35,062       30,664         3,957
Total debt 5 ...........................    11,480        12,408        15,878      19,028       14,756         1,904
Stockholders' equity ...................     5,005         5,631         9,270      11,110       11,589         1,495
Other Data
 (Swedish GAAP):
Capital expenditures ...................    (3,737)       (3,146)       (3,266)     (3,875)      (2,359)         (304)
Cash dividends received 6 ..............        28            29            --          --           52             7
Cash dividends declared ................        --            --            33          50           50             6
Non-recurring items, received in
cash ...................................        --            --            10          --           --            --
Cash flow from operating activities.....       830           876         1,410       1,026        2,143           277
Cash flow from investing activities.....    (2,343)       (1,405)        2,821      (1,998)         936           121
Cash flow from financing activities.....     1,493           568        (3,351)      2,014       (3,164)         (408)
Earnings to fixed charges 7 ............       1.8x          1.5x          4.0x        1.4x         1.7x          1.7x
Consolidated Amounts
 (US GAAP):
Income from operations .................        --         1,346         1,080       1,328        1,106           143
Net income .............................       627         1,036         3,602         942        1,413           182
Total assets ...........................    17,563        18,880        30,289      34,049       30,401         3,923
Stockholders' equity ...................     4,177         4,734         8,915      10,352       10,671         1,377
Earnings to fixed charges 7 ............       1.8x          1.7x          4.5x        1.0x         2.0x          2.0x
-----------------------------------------------------------------------------------------------------------------------


=====================================================================================
                                           NINE MONTHS ENDED SEPTEMBER 30,
                                         -----------------------------------
(IN MILLIONS)                                   2002        2003        2003
-------------------------------------------------------------------------------------
                                                 SEK         SEK        $(1)
CONSOLIDATED GROUP (2)
Income Statement Data
 (Swedish GAAP):
Total revenues .........................    10,301      10,578       1,365
Direct operating expenses ..............    (6,773)     (7,119)       (919)
Selling and administrative
expenses ...............................    (1,123)     (1,094)       (141)
Depreciation and amortization ..........    (1,323)     (1,267)       (163)
Total operating expenses ...............    (9,219)     (9,480)     (1,223)
Income from operations .................     1,082       1,098         142
Share of affiliated companies'
results ................................        51          --          --
Gain on sale of affiliated company......       605          --          --
Interest income ........................       181          67           9
Interest expense .......................      (746)       (644)        (83)
Other financial items (3) ..............       (62)        157          20
Minority interest ......................         1           2          --
Income before taxes ....................     1,112         680          88
Net income .............................     1,017         594          77
Balance Sheet Data
 (Swedish GAAP):
Cash and marketable securities (4) .....     1,915       3,705         478
Total assets ...........................    29,965      29,578       3,816
Total debt (5) .........................    13,931      14,471       1,867
Stockholders' equity ...................    11,743      11,566       1,493
Other Data
 (Swedish GAAP):
Capital expenditures ...................    (1,511)     (2,673)       (345)
Cash dividends received (6) ............        --          --          --
Cash dividends declared ................        50          60           8
Non-recurring items, received in
cash ...................................        --          --          --
Cash flow from operating activities.....     1,590       1,073         138
Cash flow from investing activities.....     1,263      (2,750)       (355)
Cash flow from financing activities.....    (4,246)        697          90
Earnings to fixed charges (7) ..........       2.0x        1.7x        1.7x
Consolidated Amounts
 (US GAAP):
Income from operations .................     1,400       1,011         130
Net income .............................     1,435         425          55
Total assets ...........................        --      29,202       3,768
Stockholders' equity ...................        --      10,834       1,398
Earnings to fixed charges (7) ..........       2.5x        1.5x        1.5x

(1) Amounts in US dollars have been translated, solely for the convenience of the reader, at an exchange rate of $1.00 = SEK 7.7502, the Noon Buying Rate on September 30, 2003.

(2) The consolidated group includes our ferry operations from October 31, 2000.

(3) Other financial items refer to financial income (expense), including dividends received, gain (loss) on securities, foreign exchange gains (losses) and other financial income (expense), but excluding interest income and interest expense.

(4) Cash and marketable securities consists of cash and cash equivalents, short-term investments and marketable securities.

(5) Total debt includes short-term debt, long-term debt and capitalized lease obligations, current and noncurrent.

(6) Cash dividends received excludes dividends received on investments held for trading purposes, but includes dividends from strategic investments which up to April 2000 and October 2000, respectively, included Stena Line and Coflexip only.

(7) For purposes of computing the ratio of earnings to fixed charges, earnings consist of profit before tax plus fixed charges (excluding capitalized interest). Fixed charges consist of interest (expensed and capitalized) on all indebtedness, plus a proportion of rental expense deemed to be representative of the interest factor.

RESTRICTED GROUP DATA

Restricted Group Data represents our selected consolidated financial information, excluding our real estate operations (with the exception of one property) that are conducted through various subsidiaries and, with effect from January 1, 2003, two subsidiaries whose activities consist primarily of investing in securities. For purposes of the indenture, the subsidiaries in which our real estate operations are conducted as well as those two other subsidiaries are designated unrestricted subsidiaries, as defined in the indenture, and, as a result, are not bound by the restrictive provisions of the indenture. As of September 30, 2003, these unrestricted subsidiaries had outstanding indebtedness of approximately SEK 4.8 billion ($0.6 billion), which is non-recourse to Stena and its restricted subsidiaries and substantially all of which, in the case of the real estate subsidiaries, was secured by their real property interests.


====================================================================================================
                                                              YEAR ENDED DECEMBER 31,
                                                 --------------------------------------------------
(IN MILLIONS)                                           2000        2001           2002        2002
----------------------------------------------------------------------------------------------------
                                                         SEK         SEK            SEK        $(1)
RESTRICTED GROUP
Income Statement Data
 (Swedish GAAP):
Revenues from operations .......................     5,086      12,133       12,400         1,600
Net gain (loss) on sale of vessels .............        80         155           48             6
Total revenues .................................     5,166      12,288       12,448         1,606
Direct operating expenses ......................    (2,950)     (8,541)      (8,677)       (1,120)
Selling and administrative expenses ............      (457)     (1,360)      (1,397)         (180)
Depreciation and amortization ..................    (1,026)     (1,552)      (1,703)         (220)
Total operating expenses .......................    (4,297)    (11,435)     (11,777)       (1,520)
Income from operations .........................       869         853          671            87
Share of affiliated companies- results .........      (864)        131           51             7
Gain on sale of affiliated company .............     3,174          --          601            78
Interest income ................................       199         112          207            27
Interest expense ...............................      (475)       (671)        (773)         (100)
Other financial items (2) ......................       224         197           (2)           --
Minority interest ..............................       123           4            1            --
Income before taxes ............................     3,250         626          756            98
Net income .....................................     2,978       1,251          855           110
Balance Sheet Data
 (Swedish GAAP):
Cash and marketable securities (3) .............     2,563       3,584        3,277           423
Total assets ...................................    26,866      30,207       25,611         3,305
Total debt (4) .................................    12,031      14,359       10,089         1,302
Stockholders' equity ...........................     9,522      11,300       11,723         1,513
Other Data
 (Swedish GAAP):
Capital expenditures ...........................    (1,710)     (2,558)      (1,840)         (237)
Cash dividends received ........................        --          --           52             7
Cash flow from operating activities ............     1,165         912        1,827           236
Cash flow from investing activities ............     4,250        (919)       1,091           141
Cash flow from financing activities ............    (4,669)      1,207       (3,173)         (409)
Earnings to fixed charges (5) ..................       4.5x        1.3x         1.6x          1.6x
----------------------------------------------------------------------------------------------------



=====================================================================================
                                                   NINE MONTHS ENDED SEPTEMBER 30,
                                                 -----------------------------------
(IN MILLIONS)                                           2002        2003        2003
-------------------------------------------------------------------------------------
                                                         SEK         SEK        $(1)
RESTRICTED GROUP
Income Statement Data
 (Swedish GAAP):
Revenues from operations .......................     9,603       9,690        1250
Net gain (loss) on sale of vessels .............        27          65           8
Total revenues .................................     9,630       9,755       1,259
Direct operating expenses ......................    (6,519)     (6,840)       (883)
Selling and administrative expenses ............    (1,070)     (1,048)       (135)
Depreciation and amortization ..................    (1,277)     (1,219)       (157)
Total operating expenses .......................    (8,866)     (9,107)     (1,175)
Income from operations .........................       764         648          84
Share of affiliated companies- results .........        51          --          --
Gain on sale of affiliated company .............       605          --          --
Interest income ................................       177          45           6
Interest expense ...............................      (548)       (408)        (52)
Other financial items (2) ......................       (63)        168          21
Minority interest ..............................         1           2          --
Income before taxes ............................       987         455          59
Net income .....................................       918         387          50
Balance Sheet Data
 (Swedish GAAP):
Cash and marketable securities (3) .............     1,842       2,041         263
Total assets ...................................    24,993      24,386       3,146
Total debt (4) .................................     9,266       9,749       1,258
Stockholders' equity ...........................    11,826      11,509       1,485
Other Data
 (Swedish GAAP):
Capital expenditures ...........................    (1,253)     (2,436)       (315)
Cash dividends received ........................        --          --          --
Cash flow from operating activities ............     1,495         757          98
Cash flow from investing activities ............     1,362      (2,089)       (270)
Cash flow from financing activities ............    (4,272)        476          61
Earnings to fixed charges (5) ..................       2.1x        1.5x        1.5x
-------------------------------------------------------------------------------------

(1) Amounts in US dollars have been translated, solely for the convenience of the reader, at an exchange rate of $1.00 = SEK 7.7502, the Noon Buying Rate on September 30, 2003.

(2) Other financial items refer to financial income (expense), including dividends received, gain (loss) on securities, foreign exchange gains (losses) and other financial income (expense), but excluding interest income and interest expense.

(3) Cash and marketable securities consists of cash and cash equivalents, short-term investments and marketable securities.

(4) Total debt includes short-term debt, long-term debt and capitalized lease obligations, current and noncurrent.

(5) For purposes of computing the ratio of earnings to fixed charges, earnings consist of profit before tax plus fixed charges (excluding capitalized interest). Fixed charges consist of interest (expensed and capitalized) on all indebtedness, plus a proportion of rental expense deemed to be representative of the interest factor.

              MANAGEMENT'S DISCUSSIONS AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

GENERAL

The following discussion and analysis should be read in conjunction with "Selected consolidated financial information and other data" and our consolidated financial statements, our unaudited condensed consolidated financial statements and the related notes included elsewhere in this prospectus. Our consolidated financial statements have been prepared in accordance with Swedish GAAP which differs in certain significant respects from US GAAP. For a discussion of the significant differences between Swedish GAAP and US GAAP and a reconciliation of net income and stockholders' equity from Swedish GAAP to US GAAP, see Note 24 to our consolidated financial statements and Note 4 to our unaudited condensed consolidated financial statements.

We generate revenue primarily from our ferry operations, chartering out our Roll-on/Roll-off vessels, tankers and drilling rigs, managing tankers, selling vessels and from real estate rents. The period from June through September is the peak travel season for passengers in our ferry operations. Chartering activities are not significantly affected by seasonal fluctuations, but variations over the year may occur, among other things, as a consequence of vessel utilization rates, dry-docking and charter rates. Any sale or acquisition of vessels, drilling rigs and real estate also may have an impact on our results in each period.

SIGNIFICANT EVENTS

In April 2000, we sold our investment in Coflexip to the French company Technip at EUR 119 per share, for an aggregate consideration of approximately EUR 657 million. The proceeds were used to repay an outstanding obligation of $87 million and all outstanding borrowings under our 1995 revolving credit facility. In addition, we received a dividend in May 2000 from Coflexip for its 1999 fiscal year of approximately EUR 6.4 million.

Prior to October 2000, we owned an approximate 46% interest in Stena Line and another company owned by our shareholders owned a 7.5% interest in Stena Line. As of October 2000, Stena Line became one of our subsidiaries as a result of our acquisition of a majority of the outstanding shares of Stena Line. Pursuant to open market purchases of Stena Line shares, a tender offer for such shares and a statutory procedure, we acquired the entire equity interest in Stena Line. We also acquired Stena Line's $300 million 105/8% Senior Notes due 2008 pursuant to a tender offer and consent solicitation in the fourth quarter of 2000. In 2001, we refinanced Stena Line and reorganized its operating units.

In August 2002, Stena Line sold its 40% interest in P&O Stena Line to P&O for approximately (pounds sterling)152 million in cash. In connection with the sale, P&O also paid Stena Line (pounds sterling)30 million for repayment of an outstanding loan to P&O Stena Line and Stena Line received approximately (pounds sterling)11 million relating to dividends and interest. The proceeds of the sale were used to repay borrowings under revolving credit facilities. Stena Line also purchased from P&O North Sea Ferries Limited three ships which operated on P&O-s Felixstowe-Rotterdam freight route for approximately (pounds sterling)12 million.

The first of the RoPax vessels ordered from a shipyard in Korea, the Stena Britannica, was delivered in January 2003. It entered service for Stena Line on the Harwich-Hook van Holland route in February. The vessel with the same name previously used on that route was sold to Finnlines in March 2003. The remaining RoPax newbuilding from Korea was delivered in May 2003 and entered service for Stena Line on the Irish Sea as the Stena Adventurer in July 2003. These two vessels were financed by new finance leases on delivery.

In January 2003, we acquired additional properties in the south of Sweden for SEK 112 million. In June 2003, properties were sold in Stockholm, Sweden at an amount of SEK 215 million. From

June to August 2003, we invested an aggregate of SEK 433 million in shares in the Swedish property company Drott. From November to December 2003, we invested SEK 641 million in additional shares in Drott for an aggregate total investment of SEK 1,074 million. We sold properties in Stockholm, Sweden and in Germany in July 2003 for approximately SEK 225 million.

On January 15, 2003, we redeemed the remaining outstanding 101/2% Senior Notes due 2005. As of December 31, 2002, we had repurchased $72 million of these notes and $103 million out of the original amount of the $175 million was redeemed in January at a redemption price of $105.7 million.

In April 2003, the RoRo vessel Stena Clipper was sold to a third party. In April 2003, a RoRo vessel, the Oihonna, was acquired from Finnlines. The vessel was sold to a third party on delivery and chartered back to us. The vessel has been renamed Vasaland and has entered a long-term charter with Finnlines. In April 2003, we chartered a RoPax ferry, the Svealand, and chartered it out on a long term basis to Scandlines AS.

In April 2003, the second RoRo newbuilding from China, the Stena Forecaster, was delivered from the shipyard. After final completion and voyage to Europe, the vessel entered a charter to a third party in June.

In April 2003, we entered into agreements to build two Panamax tankers at a shipyard in China for delivery in 2005 and 2006. In June 2003, we entered into agreements to build two Aframax tankers at a shipyard in Korea for delivery in 2005 and 2006. We also purchased from a third party four Product tankers under construction at a shipyard in Croatia for delivery in 2004-2006.

In October 2003, we entered into an agreement with P&O for the acquisition of the Liverpool-Dublin and Fleetwood-Larne ferry operations on the Irish Sea. Pursuant to this agreement, we have agreed to purchase five vessels, along with certain related equipment, at prices based on book values to be determined upon the closing of the transaction. We have also agreed to charter two additional vessels from P&O. Closing of the transaction is conditioned upon, among other things, receipt of approval from the Competition Commission of the United Kingdom and the Irish Competition Authority, negotiation of time charters with P&O and the receipt of certain consents and licenses. We estimate that the total price for the vessels and equipment and certain other matters will be approximately (pounds sterling)70 million.

We also established a joint venture with P&O in October 2003 to acquire the Port of Cairnryan in Scotland from P&O for a purchase price of (pounds sterling)22 million. We and P&O will have equal control of the joint venture and share equally in its profits. The port is to be redeveloped to provide separate port facilities for the Stena and P&O and each party will pay port user fees to the joint venture. Our acquisition and the redevelopment of the port will be principally financed with borrowings by the joint venture with Stena and P&O, each providing approximately 5% of the acquisition and redevelopment costs by way of equity funding of the joint venture. The completion of the acquisition is conditioned upon, among other things, finalizing construction designs for the redevelopment of the port, negotiating construction contracts related thereto and obtaining financing on satisfactory terms.

RESULTS OF OPERATIONS


=================================================================================================================================
                                                                                                        NINE MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,                      SEPTEMBER 30,
                                                  ---------------------------------------------   ------------------------------
(SEK IN MILLIONS)                                          2000            2001            2002             2002            2003
---------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED DATA
Income Statement Data:
Total revenues ................................       5,760          13,104          13,425          10,301           10,578
Direct operating expenses .....................      (3,177)         (8,829)         (9,020)         (6,773)          (7,119)
Selling and administrative expenses ...........        (510)         (1,421)         (1,468)         (1,123)          (1,094)
Non-recurring items ...........................         144              18              --              --               --
Depreciation and amortization .................      (1,064)         (1,605)         (1,764)         (1,323)          (1,267)
                                                     ------          ------          ------          --------         ------
Income from operations ........................       1,153           1,267           1,173           1,082            1,098
BUSINESS SEGMENT DATA
Revenues
Ferry operations ..............................         996(1)        7,909           8,486           6,670            6,778
   Net gain (loss) on sale of vessels .........          --             (16)             20                (2)            --
                                                     --------        ------          ------          ---------        ------
 Total ferry operations .......................         996           7,893           8,506           6,668            6,778
Drilling ......................................       1,466           1,702           2,079           1,598            1,229
Shipping ......................................       2,590           2,498           1,812           1,319            1,675
   Net gain on sale of vessels ................          80             171              28              29               65
                                                     --------        ------          ------          --------         ------
 Total shipping ...............................       2,670           2,669           1,840           1,348            1,740
Other .........................................          34              24              23              16                8
                                                     --------        ------          ------          --------         ------
 Total restricted group .......................       5,166          12,288          12,448           9,630            9,755
Property ......................................         594             816             977             671              823
                                                     --------        ------          ------          --------         ------
 Total unrestricted group .....................         594             816             977             671              823
                                                     --------        ------          ------          --------         ------
 Total ........................................       5,760          13,104          13,425          10,301           10,578
Income from operations:(2)
Ferry operations ..............................        (132)            (59)            503             624              552
Drilling ......................................         392             468             278             243              (10)
Shipping ......................................         692             522              (2)            (15)             207
Other .........................................         (83)            (78)           (108)            (88)            (101)
                                                     --------        ------          --------        --------         ------
 Total restricted group .......................         869             853             671             764              648
Property ......................................         284             414             502             318              450
                                                     --------        ------          --------        --------         ------
 Total unrestricted group .....................         284             414             502             318              450
                                                     --------        ------          --------        --------         ------
 Total ........................................       1,153           1,267           1,173           1,082            1,098
Depreciation and amortization:
Ferry operations ..............................         (90)           (772)           (801)           (581)            (591)
Drilling ......................................        (509)           (586)           (747)           (581)            (512)
Shipping ......................................        (413)           (185)           (149)           (111)            (112)
Other .........................................         (14)             (9)             (6)             (4)              (4)
                                                     --------        ---------       ---------       ---------        ---------
 Total restricted group .......................      (1,026)         (1,552)         (1,703)         (1,277)          (1,219)
Property ......................................         (38)            (53)            (61)            (46)             (48)
                                                     --------        --------        --------        --------         --------
 Total unrestricted group .....................         (38)            (53)            (61)            (46)             (48)
                                                     --------        --------        --------        --------         --------
 Total ........................................      (1,064)         (1,605)         (1,764)         (1,323)          (1,267)
-------------------------------------------------------------------------------------------------------------------------------

(1) Includes revenues from ferry operations from November 1, 2000.

(2)   Gains on sale of vessels are allocated to their respective segment.

COMPARISON OF THE NINE MONTHS ENDED SEPTEMBER 30, 2003 TO THE NINE MONTHS ENDED SEPTEMBER 30, 2002

CURRENCY EFFECTS

Our revenues and expenses are significantly affected, as reported in Swedish kronor (SEK), by fluctuations in currency exchange rates, primarily relative to the US dollar, the British pound and the euro. We seek to mitigate the impact of potential adverse foreign currency exchange fluctuations by matching, to the extent possible, revenue and expenses in the same currency. In addition, we enter into certain derivative financial instruments. Revenues in the ferry operations are mainly generated in SEK, British pounds, euro, Norwegian kronor and Danish kronor. Excluding ferry operations, approximately 70% of our total revenues are generated in US dollars while approximately 20% of our total revenues are generated in SEK. Although we seek to hedge the net effects of such fluctuations, the reported gross revenues and expenses are influenced. The exchange rates as used for consolidation purposes are as follows:


================================================================================
                           NINE MONTH PERIODS
                           ENDED SEPTEMBER 30,
                          ---------------------
AVERAGE RATES                  2002        2003         CHANGE
--------------------------------------------------------------------------------
                              (SEK)       (SEK)
US$....................       9.93        8.26          (17)%
British pound .........      14.67       13.29           (9)%
euro ..................       9.19        9.16           --
--------------------------------------------------------------------------------


================================================================================
CLOSING RATES              DECEMBER 31, 2002     SEPTEMBER 30, 2003       CHANGE
--------------------------------------------------------------------------------
                                  (SEK)                  (SEK)
US$....................           8.8250                7.6625             (13)%
British pound .........          14.1475               12.8100              (9)%
euro ..................           9.1925                8.9135              (3)%
--------------------------------------------------------------------------------

REVENUES

Total revenues increased SEK 277 million, or 3%, in the nine months ended September 30, 2003 to SEK 10,578 million from SEK 10,301 million in the nine months ended September 30, 2002, primarily as a result of increased revenues in shipping and ferry operations, partially offset by reduced revenues from drilling. Revenues in the nine months ended September 30, 2003 were adversely affected by the increase of the SEK with respect to mainly the US dollar and to a lesser extent with respect to the British pound.

Ferry operations. Ferry revenues are primarily generated from ticket sales, freight haulage and on board spending. Revenues from ferry operations increased SEK 108 million, or 2%, in the nine months ended September 30, 2003 to SEK 6,778 million from SEK 6,670 million in the nine months ended September 30, 2002, mainly due to increased volumes of freight, in particular from the new freight route Rotterdam-Harwich that started in the middle of 2002, partly offset by reduced number of passengers and cars and the increase of the SEK with respect to the British pound.

Drilling. Drilling revenues consist of charter hires for our drilling rigs. Revenues from drilling operations decreased SEK 369 million, or 23%, in the nine months ended September 30, 2003 to SEK 1,229 million from SEK 1,598 million in the nine months ended September 30, 2002, mainly due to reduced dayrates for the Stena Dee, the Stena Spey and the Stena Clyde and offhire periods for the Stena Spey and the Stena Clyde, as well as the increase of the SEK with respect to the US dollar, partly offset by increased revenues for the Stena Don. The change in dayrates reflects new charter contracts. Dayrates for drilling rigs reflect market conditions in effect at the time a charter is made in the particular geographic area.

Shipping. Shipping revenues primarily represent charter hires for our owned and chartered in vessels and management fees for vessels managed by us. Revenues from shipping operations increased SEK 356 million, or 27%, in the nine months ended September 30, 2003 to SEK 1,675 million from SEK 1,319 million in the nine months ended September 30, 2002. Revenues from chartering out Roll-on/Roll-off vessels increased SEK 16 million to SEK 202 million from SEK 186 million, or 9%, principally due to the delivery of the Stena Foreteller in May 2002 and the Stena Forecaster in June 2003 and the newly chartered-in vessels the Vasaland and the Svealand in April 2003, partly offset by a decrease of the SEK with respect to the US dollar and the sale of the Stena Clipper. Revenues from crude oil tankers increased SEK 316 million, or 30%, in the nine months ended September 30, 2003 to SEK 1,383 million from SEK 1,067 million in the nine months ended September 30, 2002, mainly due to increased dayrates in all tanker segments, the deliveries of the Stena Caribbean in June 2002 and the Stena Calypso in October 2002 and additional tankers chartered in, partly offset by the increase of the SEK with respect to the US dollar and the sale in July 2002 of the Stena Conductor. During the nine months ended September 30, 2003, we had 20 tankers chartered in, compared to 19 tankers chartered in during the nine months ended September 30, 2002.

Net Gain on Sale of Vessels, Shipping. In the nine months ended September 30, 2003, we recorded gains of SEK 65 million on the sale of the RoPax vessel Stena Britannica and the RoRo vessel the Oihonna (renamed the Vasaland), partly offset by a small loss on the sale of the RoRo vessel Stena Clipper. In the nine months ended September 30, 2002, we recorded gains of SEK 29 million on the sale of the VLCC tanker Stena Conductor.

Property. Property revenues consist of rents for properties owned and management fees for properties managed by us. Revenues from property operations increased SEK 39 million, or 6%, in the nine months ended September 30, 2003 to SEK 704 million from SEK 665 million in the nine months ended September 30, 2002, mainly due to acquisitions of new properties, partly offset by properties sold.

Net Gain (Loss) on Sale of Properties. In the nine months ended September 30, 2003, we recorded gains of SEK 121 million on the sale of properties. In the nine months ended September 30, 2002, we recorded gains of SEK 14 million on the sale of properties.

DIRECT OPERATING EXPENSES

Total direct operating expenses increased SEK 346 million, or 5%, in the nine months ended September 30, 2003 to SEK 7,119 million from SEK 6,773 million in the nine months ended September 30, 2002, primarily due to increased operating expenses in our ferry operations and shipping, partly offset by decreased operating expenses in drilling and the increase of the SEK with respect to the US dollar and, to a lesser extent, with respect to the British pound.

Ferry operations. Direct operating expenses for ferry operations consist principally of personnel costs, costs of goods sold on the vessels, fuel costs, vessel charter costs, commissions, package tour costs and other related costs. A significant portion of these costs are of a fixed nature and do not vary as a result of changes in our seasonal requirements. Direct operating expenses for ferry operations increased SEK 208 million, or 4%, in the nine months ended September 30, 2003 to SEK 4,951 million from SEK 4,743 million in the nine months ended September 30, 2002, mainly due to costs on the new Rotterdam--Harwich freight route, partly offset by an increase of the SEK with respect to the British pound. Direct operating expenses for ferry operations for the nine months ended September 30, 2003 was 73% of revenues, as compared to 71% for the nine months ended September 30, 2002.

Drilling. Direct operating expenses for drilling consist primarily of personnel costs, fuel costs, insurance, maintenance and catering costs. Direct operating expenses from drilling operations decreased SEK 54 million, or 8%, in the nine months ended September 30, 2003 to SEK 631 million from SEK 685 million in the nine months ended September 30, 2002, mainly due to an increase of the SEK with respect to the US dollar, partly offset by repair costs and higher personnel costs. Direct operating expenses from drilling operations for the nine months ended September 30, 2003 were 51% of drilling revenues as compared to 43% for the nine months ended September 30, 2002.

Shipping. Direct operating expenses for shipping consist primarily of vessel charter costs, fuel costs, personnel costs, insurance and other related vessel costs. Direct operating expenses from shipping operations increased SEK 167 million, or 15%, in the nine months ended September 30, 2003 to SEK 1,250 million from SEK 1,083 million in the nine months ended September 30, 2002. Direct operating expenses with respect to Roll-on/Roll-off Vessels increased by SEK 47 million, or 63%, in the nine months ended September 30, 2003 to SEK 122 million from SEK 75 million in the nine months ended September 30, 2002, mainly due to the newly chartered-in vessels the Vasaland and the Svealand in April 2003 and the delivery of the Stena Foreteller in May 2002 and the Stena Forecaster in June 2003. Direct operating expenses associated with crude oil tankers increased SEK 120 million, or 12%, to SEK 1,122 million from SEK 1,002 million, mainly due to increased costs resulting from a larger fleet and higher charter rates and the deliveries of the newbuildings Stena Caribbean in June 2002 and the Stena Calypso in October 2002, partly offset by an increase of the SEK with respect to the US dollar and the sale in July 2002 of the Stena Conductor. During the nine months ended September 30, 2003, we had 20 tankers chartered in, compared to an average of 19 tankers chartered in during the nine months ended September 30, 2002. Direct operating expenses for crude oil operations for the nine months ended September 30, 2003 were 81% of revenues, as compared to 94% for the nine months ended September 30, 2002. Direct operating expenses for crude oil tankers include time-charter costs, which normally are fixed for periods between 6 months and up to 5 years in advance, while revenues in the spot market vary with each voyage.

Property. Property expenses consist primarily of maintenance, heating and personnel costs. Direct operating expenses from property operations increased SEK 26 million, or 10%, in the nine months ended September 30, 2003 to SEK 287 million from SEK 261 million in the nine months ended September 30, 2002, primarily due to acquisitions of new properties. Direct operating expenses from property operations in the nine months ended September 30, 2003 were 41% of property revenues, as compared to 39% for the nine months ended September 30, 2002.

SELLING AND ADMINISTRATIVE EXPENSES

Selling and administrative expenses decreased SEK 29 million, or 3%, in the nine months ended September 30, 2003 to SEK 1,094 million from SEK 1,123 million in the nine months ended September 30, 2002, primarily as a result of reduced advertising expenses for ferry operations.

DEPRECIATION AND AMORTIZATION

Depreciation and amortization charges decreased SEK 56 million, or 4%, in the nine months ended September 30, 2003 to SEK 1,267 million from SEK 1,323 million in the nine months ended September 30, 2002, mainly due to an increase of the SEK with respect to the US dollar, in particular for the drilling rigs which are denominated in US dollars.

RESULT FROM AFFILIATED COMPANIES

Result from affiliated companies for the nine months ended September 30, 2002, relate to the 40% interest in P&O Stena Line, which was sold in August 2002. Our share of affiliated companies' results in the nine months ended September 30, 2002 amounted to a gain of SEK 51 million.

FINANCIAL INCOME AND EXPENSE, NET

Financial income and expense, net increased by SEK 207 million in the nine months ended September 30, 2003 to SEK (420) million from SEK (627) million in the nine months ended September 30, 2002.

Dividends received in the nine months ended September 30, 2003 increased SEK 24 million to SEK 39 million from SEK 15 million in the nine months ended September 30, 2002. Dividends relate to short-term investments and marketable securities.

Net gain (loss) on securities in the nine months ended September 30, 2003 amounted to SEK 67 million, of which SEK 57 million related to net realized gains and SEK 10 million to net unrealized gains related to reversals of earlier unrealized losses. Net gain (loss) on securities in the nine months ended September 30, 2002 was SEK (190) million, mainly related to unrealized losses on emerging market high-yield bonds.

Interest income in the nine months ended September 30, 2003 decreased SEK 114 million, or 63%, to SEK 67 million from SEK 181 million in the nine months ended September 30, 2002. In the nine months ended September 30, 2002, we had interest income of SEK 103 million from P&O relating to the sale in August 2002 of P&O Stena Line.

Interest expense for the nine months ended September 30, 2003 decreased SEK 102 million, or 14%, to SEK (644) million from SEK (746) million for the nine months ended September 30, 2002. Interest expense decreased mainly due to an increase of the SEK with respect to the US dollar and, to a lesser extent, reduced interest rates as a result of a decline in interest rates generally and the redemption in January 2003 of the 101/2% Senior Notes due 2005.

During the nine months ended September 30, 2003, we had foreign exchange gains, net of SEK 23 million consisting of gains of SEK 15 million from currency trading and a gain of SEK 8 million from translation differences. In the nine months ended September 30, 2002, we had foreign exchange gains, net of SEK 8 million consisting of gains of SEK 40 million from currency trading and losses of SEK (32) million from translation differences.

Other financial income (expense) of SEK 28 million for the first nine months of 2003 includes SEK 97 million relating to amortization of the excess of SEK 658 million of the acquisition price of the Stena Line 105/8% Senior Notes due 2008 acquired in late 2000 over their redemption price. This excess value is being amortized between 2001 and early 2004 in the first and last quarters of each year according to a plan established at the end of 2000. The remaining other financial income (expense) for the first nine months of 2003 was SEK (69) million, including the write-off of SEK (9) million of remaining deferred financing costs for the issue of the 101/2% Senior Notes due 2005, which were redeemed in January 2003, and SEK (60) million relating to normal bank charges and the amortization of deferred financing charges for the 83/4% Senior Notes due 2007 and the 95/8% Senior Notes due 2012 and our credit facilities including our $600 million Revolving Credit Facility and new capital lease obligations. Other financial income (expense) of SEK 105 million for the first nine months of 2002 includes released provisions of SEK 147 million relating to the excess value for Stena Line Senior Notes and net SEK (42) million for bank charges and deferred finance charges.

INCOME TAXES

Income taxes for the nine months ended September 30, 2003 were SEK (86) million, consisting of current taxes of SEK (43) million and deferred taxes of SEK (43) million. Income before taxes in the first nine months of 2003 was SEK 680 million. Income taxes in the first nine months of 2002 amounted to SEK (95) million, of which SEK (23) million related to current taxes and SEK (72) million related to deferred taxes. The provision for taxes is based upon the applicable tax rates in the various jurisdictions where we generate revenues.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 2002 TO THE YEAR ENDED
DECEMBER 31, 2001

CURRENCY EFFECTS

Our revenues and expenses, as reported in Swedish kronor (SEK), are significantly affected by fluctuations in currency exchange rates, primarily relative to the US dollar and, to a lesser extent, to the British pound and the euro. We seek to mitigate the impact of potential adverse foreign currency exchange fluctuations by matching, to the extent possible, revenue and expenses in the same currency. In addition, we enter into certain derivative financial instruments. See also

"--Quantitative and qualitative disclosures about market risk". Revenues in our ferry operations are mainly generated in SEK, British pounds, euro, Norwegian kronor and Danish kronor. Excluding our ferry operations, approximately 80% of our revenues and 75% of direct operating expenses are generated in US dollars while approximately 15% of our total revenues are generated in SEK. Although we seek to hedge the net effects of such fluctuations, the reported gross revenues and expenses are influenced. The exchange rates as used for consolidation are presented below:


===================================================================
AVERAGE RATES                   2001        2002         CHANGE
-------------------------------------------------------------------
                               (SEK)       (SEK)
US$....................       10.33        9.72           (6)%
British pound .........       14.87       14.58           (2)%
euro ..................        9.25        9.16           (1)%
-------------------------------------------------------------------


================================================================================
CLOSING RATES              DECEMBER 31, 2001     DECEMBER 31, 2002       CHANGE
--------------------------------------------------------------------------------
                                  (SEK)                 (SEK)
US$....................          10.6675                8.8250           (17)%
British pound .........          15.4750               14.1475            (9)%
euro ..................           9.4190                9.1925            (2)%
--------------------------------------------------------------------------------

REVENUES

Total revenues increased SEK 321 million in 2002 to SEK 13,425 million from SEK 13,104 million in 2001, or 2%. The increase in revenues in 2002 were negatively affected by the strengthening of the SEK with respect to the US dollar. Excluding our ferry operations, revenues decreased by approximately SEK 200 million as a consequence of this currency effect.

Ferry operations. Ferry revenues are primarily generated from ticket sales, freight haulage and on board spending. Revenues from ferry operations increased SEK 577 million in 2002 to SEK 8,486 million from SEK 7,909 million in 2001, or 7%, principally due to increased volumes of passengers, cars and freight, including effects of increased capacity on the Karlskrona-Gdynia route and the new freight route Rotterdam-Harwich.

Net Gain (Loss) on Sale of Vessels, Ferry operations. In 2002, we recorded gains of SEK 20 million, mainly related to the sale of the Stena Jutlandica, partly offset by a loss on the sale of the Stena Galloway. In 2001, we recorded a loss of SEK (16) million on the sale of the conventional fast ferry Felix.

Drilling. Drilling revenues consist of charter hires for our drilling rigs. Revenues from drilling operations increased SEK 377 million in 2002 to SEK 2,079 million from SEK 1,702 million in 2001, or 22%, principally due to the delivery of the Stena Don in December 2001 and, to a lesser extent, increased dayrates for the Stena Spey and the Stena Clyde, partly offset by reduced revenues for the Stena Dee due to lower dayrates and offhire. The change in dayrates reflects new charter contracts. Dayrates for drilling rigs reflect market conditions in effect at the time a charter is made in the particular geographic area.

Shipping. Shipping revenues primarily represent charter hires for our owned and chartered in vessels and management fees for vessels managed by us. Revenues from shipping operations decreased SEK 686 million in 2002 to SEK 1,812 million from SEK 2,498 million in 2001, or 28%. Revenues from chartering out Roll-on/Roll-off vessels decreased SEK 50 million to SEK 247 million from SEK 297 million, or 17% as a consequence of the transfer of the Stena Traveller to Ferry operations in early 2002 and lower dayrate for the Sea Centurion, partly offset by revenues from the Stena Foreteller from June 2002. Revenues from crude oil tankers decreased SEK 663 million in 2002 to SEK 1,462 million from SEK 2,125 million in 2001, or 31%, due to the sale in December 2001 of the ULCC Stena Companion and the sale in July 2002 of the VLCC Stena

Conductor, together with decreased revenues in the product tanker and Aframax segments as a consequence of lower charter rates in the spot market, partly offset by the delivery in June 2002 of the Stena Caribbean and in October 2002 of the Stena Calypso and a few additional tankers chartered in.

Net Gain on Sale of Vessels, Shipping. In 2002, we recorded gains of SEK 28 million on the sale of the VLCC tanker Stena Conductor. In 2001, we recorded gains of SEK 171 million on the sale of the RoRo vessel Stena Partner, the VLCC tanker Stena Concordia and the ULCC tanker Stena Companion.

Property. Property revenues consist of rents for properties owned and management fees from properties managed by us. Revenues from property operations increased SEK 99 million in 2002 to SEK 886 million from SEK 787 million in 2001, or 13%, mainly due to the acquisition of additional properties in Sweden in the last quarter of 2001 and in 2002, partly offset by sales of properties.

Net Gain on Sale of Properties. In 2002, we recorded gains on sale of properties of SEK 104 million, mainly related to sale of properties in Sweden. In 2001, we recorded gains on sales of properties of SEK 41 million.

DIRECT OPERATING EXPENSES

Total direct operating expenses increased SEK 191 million in 2002 to SEK 9,020 million from SEK 8,829 million in 2001, or 2%. The increase in expenses in 2002 was partly offset by the strengthening of the SEK with respect to the US dollar.

Ferry operations. Direct operating expenses for ferry operations consist principally of personnel costs, costs of goods sold on the vessels, fuel costs, vessel charter costs, commissions, package tour costs and other related costs. Direct operating expenses for ferry operations increased SEK 41 million in 2002 to SEK 6,264 million from SEK 6,223 million in 2001, partly due to higher vessel costs on certain routes as a result of vessel changes to increase capacity, offset by reduced expenses due to a tax subsidy system for social security costs for onboard personnel on Swedish flagged vessels introduced in Sweden on October 1, 2001. Direct operating expenses for ferry operations in 2002 decreased to 74% of revenues, as compared to 79% in 2001.

Drilling. Direct operating expenses for drilling consist primarily of personnel costs, fuel costs, insurance, maintenance and catering costs. Direct operating expenses from drilling operations increased SEK 405 million in 2002 to SEK 949 million from SEK 544 million in 2001, or 74%, mainly due to the delivery of the Stena Don in December 2001 and lower expenses in 2001 due to released provisions in the third quarter of SEK 76 million relating to social charges for seamen, as a consequence of a new agreement with UK authorities, partly offset by lower expenses in 2002 for the Stena Dee while it was offhire. Direct operating expenses from drilling operations in 2002 were 46% of revenues as compared to 36% in 2001, before release of provision.

Shipping. Direct operating expenses for shipping consist primarily of vessel charter costs, fuel costs, personnel costs, insurance and other related vessel costs. Direct operating expenses from shipping operations decreased SEK 297 million in 2002 to SEK 1,451 million from SEK 1,748 million in 2001 or 17%. Direct operating expenses with respect to Roll-on/Roll-off Vessels decreased SEK 14 million to SEK 102 million from SEK 116 million or 12%. Direct operating expenses in 2001 included SEK 30 million regarding the final settlement for the cancelled four Italian RoRo newbuildings and the balance of that settlement, SEK 45 million, was included as other financial expense reflecting that the final settlement amount was lower than the amount expected. Direct operating expenses in 2002 include costs for the Stena Foreteller from June 2002. Direct operating expenses associated with crude oil tankers decreased SEK 292 million to SEK 1,340 million from SEK 1,632 million, or 18%, mainly due to lower rates for chartered vessels, the sale of the Stena Companion in December 2001 and currency effects as above. In the third quarter 2001, costs of SEK 112 million were recorded due to charter commitments made before the restructuring of StenTex, the joint-venture with Texaco, after the announced take-over of Texaco by Chevron. Direct operating expenses for crude oil operations in 2002 were 92% of revenues, as compared to 77% in 2001. Direct operating expenses for crude oil tankers include time-charter costs which are fixed for periods between 6 and 12 months in advance, while revenues in the spot market vary with each voyage. The change in operating expenses as a percentage of revenues reflects primarily the decline in charter rates in the spot market.

Property. Property expenses consist primarily of maintenance, heating and personnel costs. Direct operating expenses from property operations increased SEK 57 million in 2002 to SEK 356 million from SEK 299 million in 2001, or 19%, primarily due to increased expenses as a result of additional properties acquired in Sweden from July to December 2001. Direct operating expenses from property operations in 2002 were 40% of property revenues, as compared to 38% in 2001.

SELLING AND ADMINISTRATIVE EXPENSES

Selling and administrative expenses increased SEK 47 million in 2002 to SEK 1,468 million from SEK 1,421 million in 2001, or 3%, mainly due to expenses of SEK 33 million related to the consolidation into the group at the end of 2001 of StenTex (crude oil tanker segment).

DEPRECIATION AND AMORTIZATION

Depreciation and amortization charges increased SEK 159 million in 2002 to SEK 1,764 million from SEK 1,605 million in 2001, or 10%, mainly due to the delivery of the rig Stena Don in December 2001 and, to a lesser extent, the deliveries of the RoRo vessel Stena Foreteller in May 2002 and the C-max tanker vessels Stena Caribbean in June 2002 and Stena Calypso in October 2002, respectively, partly offset by currency effects as above the sale of the Stena Companion in the last quarter of 2001 and the sale of the Stena Conductor in July 2002.

RESULT FROM AFFILIATED COMPANIES

Gain on sale of affiliated companies relate to the sale in August 2002 of the 40% interest in P&O Stena Line. Share of affiliated companies- results in 2002 of SEK 51 million relate to P&O Stena Line and the period ended July 31, 2002. The share of affiliated companies' results in 2001 amounted to a gain of SEK 131 million.

FINANCIAL INCOME AND EXPENSE, NET

Financial income and expense, net decreased SEK 228 million in 2002 to a loss of SEK (825) million from a loss of SEK (597) million in 2001.

Net gain (loss) on securities in 2002 was SEK (77) million, of which SEK (11) million net realized losses and SEK (66) million net unrealized losses, mainly on high-yield bonds. Net gain on securities in 2001 amounted to a net gain of SEK 107 million, related to unrealized losses as well as realized gains from the sale of equity shares.

Interest income in 2002 increased SEK 92 million to SEK 212 million from SEK 120 million in 2001, mainly due to interest income from P&O of SEK 102 million from the sale in August of P&O Stena Line. The sale of our investment in P&O included consideration for the shares and a dividend, both of which were included in the computation of the gain on the sale, and an interest component for the period January to August 2002 based on the sales price. The interest component of the sales proceeds was classified as interest income.

Interest expense in 2002 increased SEK 123 million to SEK (1,036) million from SEK (913) million in 2001. Interest expense increased mainly due to interest expense for the Stena Don, delivered in December 2001 and, to a lesser extent, the Stena Foreteller, the Stena Caribbean and the Stena Calypso, delivered in May, June and October 2002, respectively, partly offset by lower interest rates and repayment of debt in August 2002 with proceeds from the sale of P&O Stena Line, the sale of the Stena Companion in the last quarter of 2001 and the sale of the Stena Conductor in July 2002.

In 2002, we had foreign exchange gains, net of SEK 29 million consisting of gains of SEK 45 million from currency trading and losses of SEK (16) million from translation differences. In 2001, we had foreign exchange losses of SEK
(74) million consisting of losses of SEK (78) million from translation differences and gains of SEK 4 million from currency trading.

Other financial income (expense) of SEK 32 million in 2002 includes a SEK 174 million release of the reserve of SEK 658 million relating to the excess of acquisition value of Stena Line Senior Notes over their redemption price as acquired in late 2000. This excess value is being amortized between 2001 and early 2004, according to a plan established at the end of 2000. Other financial income (expense) in 2002 also includes amortization of financing costs of in total SEK (90) million for the issue of the Senior Notes in 1995, 1997 and 2002, the Revolving Credit Facilities in 1995, 2001 and 2002 and the 1999 Stena Tay private placement. All of these costs are amortized over the life of the borrowings. In connection with the refinancing in late 2002, the remaining balance of the deferred debt issuance costs for the 1995 revolving credit facility and the Stena Tay private placement were written off.

Other financial income (expense) in 2001 amounted to SEK 158 million including released provisions of SEK 277 million related to the reserve of SEK 658 million as described above. Other items of in total SEK (119) million include amortized deferred financing costs, financial costs regarding the final settlement for the cancelled four Italian RoRo newbuildings and financing of a tanker as well as normal bank charges.


INCOME TAXES

Income taxes in 2002 were SEK 30 million, consisting of net current taxes of SEK
(29) million and deferred taxes of SEK 59 million. Gains from the sale of P&O Stena Line are expected to be exempt from tax after the introduction from April 1, 2002 of a new tax legislation on capital gains in the United Kingdom. Income taxes in 2001 amounted to SEK 605 million, of which SEK (74) million related to current taxes and SEK 679 million related to deferred taxes. In 2001 further tax loss carryforwards related to the shareholding in Stena Line were crystallized as a consequence of a legal reorganization in September 2001.


COMPARISON OF THE YEAR ENDED DECEMBER 31, 2001 TO THE YEAR ENDED
DECEMBER 31, 2000


CURRENCY EFFECTS

Our revenues and expenses, as reported in Swedish kronor (SEK), are significantly affected by fluctuations in currency exchange rates, primarily relative to the US dollar and, to a lesser extent, to the British pound and the euro. We seek to mitigate the impact of potential adverse foreign currency exchange fluctuations by matching, to the extent possible, revenue and expenses in the same currency. In addition, we enter into certain derivative financial instruments. See "--Quantitative and qualitative disclosures about market risk." Revenues in our ferry operations are mainly generated in SEK, British pounds, euro, Norwegian kronor and Danish kronor. Excluding our ferry operations, approximately 80% of our revenues and 75% of direct operating expenses are generated in US dollars while approximately 15% of our total revenues are generated in SEK. Although we seek to hedge the net effects of such fluctuations, the reported gross revenues and expenses are influenced. The exchange rates as used for consolidation are presented below:


===============================================================
AVERAGE RATES                  2000         2001    CHANGE
---------------------------------------------------------------
                            (SEK)        (SEK)
US$....................       9.16        10.33       13%
British pound .........      13.86        14.87        7%
euro ..................       8.45         9.25        9%
---------------------------------------------------------------

================================================================================
CLOSING RATES              DECEMBER 31, 2000     DECEMBER 31, 2001     CHANGE
-----------------------   -------------------   -------------------   -------
                                 (SEK)                 (SEK)
--------------------------------------------------------------------------------
US$....................           9.5350               10.6675           12%
British pound .........          14.2200               15.4750            9%
euro ..................           8.8570                9.4190            6%
--------------------------------------------------------------------------------

REVENUES

Total revenues increased in 2001 to SEK 13,104 million from SEK 5,760 million in 2000, or by SEK 7,344 million. This increase includes SEK 6,897 million from Stena Line, which was consolidated as one of our subsidiaries as of October 31, 2000. Excluding ferry operations, total revenues were SEK 5,211 million, an increase of 9% over revenues for 2000.

Ferry operations. Revenues for 2001 were SEK 7,909 million. Stena Line was consolidated as a subsidiary commencing on October 31, 2000 and is therefore not included in our revenues prior to that date. In 2000, our ferry operations reported total revenues of SEK 7,024 million, SEK 996 million of which was earned in November and December 2000.

Net gain (loss) on sale of vessels, ferry operations. In 2001, we recorded a loss of SEK (16) million on the sale of the conventional fast ferry Felix.

Drilling. Revenues from drilling operations increased in 2001 to SEK 1,702 million from SEK 1,466 million in 2000, or 16%, mainly due to increased day rates for the Stena Dee and the Stena Clyde and currency effects as above, partly offset by decreased revenues for the Stena Spey due to lower day rate. The Stena Don started its operations with Statoil in Norway on December 20, 2001.

Shipping. Revenues from shipping operations decreased in 2001 to SEK 2,498 million from SEK 2,590 million in 2000, or 4%. Revenues from chartering out Roll-on/Roll-off vessels, excluding charter agreements with Stena Line, decreased to SEK 297 million from SEK 313 million. Revenues from crude oil tankers increased in 2001 to SEK 2,125 million from SEK 1,818 million in 2000, or 17%, due to increased revenues for Aframax, Product and Panamax tankers as a consequence of higher charter rates in the spot market and increased number of vessels together with currency effects as above, partly offset by decreased revenues for VLCC and ULCC tankers due to lower charter rates, the sale in January 2001 of the Stena Concordia and the sale in early December 2001 of the Stena Companion.

Net gain on sale of vessels, shipping. In 2001, we recorded gains of SEK 171 million on the sale of the RoRo vessel Stena Partner, the VLCC tanker Stena Concordia and the ULCC tanker Stena Companion. In 2000, we recorded gains on sale of vessels of SEK 80 million relating to the sale of the RoPax vessel Stena Challenger.

Property. Revenues from property operations increased in 2001 to SEK 787 million from SEK 598 million in 2000, or 32%, mainly due to increased revenues from properties acquired in Sweden during 2000 and 2001.

Net gain on sale of properties. In 2001 we made gains of SEK 41 million on the sale of properties in Sweden. In 2000 we made gains on sale of properties in Sweden of SEK 5 million.

DIRECT OPERATING EXPENSES

Total direct operating expenses increased in 2001 to SEK 8,829 million from SEK 3,177 million in 2000, or by SEK 5,652 million. This increase includes SEK 5,196 million from our ferry operations. Excluding Stena Line, total direct operating expenses increased in 2001 to SEK 2,705 million from SEK 2,240 million in 2000, or 21%.

Ferry operations. Direct operating expenses for our ferry operations for 2001 amounted to SEK 6,223 million. The direct operating expenses of our ferry operations consist principally of personnel costs, fuel costs, vessel charter and other related vessel costs. These costs are seasonal only to the extent capacity can be adjusted during the year. Direct operating expenses for our ferry operations for 2001 were 79% of revenues.

Drilling. Direct operating expenses from drilling operations increased in 2001 to SEK 544 million from SEK 499 million in 2000, or 9%, mainly due to increased expenses for the Stena Dee in connection with new charter, increased expenses for the Stena Clyde due to dry-docking in the first half of 2000 and currency effects as above, partly offset by released provisions of SEK 76 million relating to social charges for seamen, as a consequence of a new agreement with UK authorities. Direct operating expenses from drilling operations for 2001 were 37% of drilling revenues as compared to 39% for 2000.

Shipping. Direct operating expenses from shipping operations increased in 2001 to SEK 1,748 million from SEK 1,407 million in 2000, or 24%. Direct operating expenses with respect to Roll-on/Roll-off vessels, excluding charter agreements with Stena Line, decreased to SEK 116 million from SEK 134 million. Direct operating expenses associated with crude oil tankers increased to SEK 1,632 million from SEK 1,356 million, or 20%. This includes costs of SEK 112 million recorded due to charter commitments made before the restructuring of StenTex, the joint venture between Stena Bulk and Texaco, after the announced take-over of Texaco by Chevron. Direct operating expenses for crude oil tankers include time-charter costs fixed for periods between 6 and 12 months and do not vary exactly as the corresponding revenues. Direct operating expenses for crude oil operations for 2001 were 77% of revenues, as compared to 75% for 2000. Excluding the extra costs of SEK 112 million, direct operating expenses for crude oil operations for 2001 would have been 72% of revenues.

Property. Direct operating expenses from property operations increased in 2001 to SEK 299 million from SEK 235 million in 2000, or 27%, primarily due to increased expenses from properties acquired in Sweden during 2000 and 2001. Direct operating expenses from property operations in 2001 were 38% of property revenues, as compared to 39% for 2000.

SELLING AND ADMINISTRATIVE EXPENSES

Selling and administrative expenses increased in 2001 to SEK 1,421 million from SEK 510 million in 2000, or by SEK 911 million. This increase includes SEK 841 million from our ferry operations. Excluding our ferry operations, selling and administrative expenses increased in 2001 to SEK 464 million from SEK 394 million in 2000, or 18%, mainly due to higher expenses for the drilling rigs and currency effects as above.

NON-RECURRING ITEMS

Stena Line was consolidated as a subsidiary as of October 31, 2000. On consolidation, a reserve of SEK 163 million was recorded, of which SEK 145 million was released at the end of 2000 to offset operating losses in our ferry operations for the period from November 1, 2000 to December 31, 2000. The remaining provision of SEK 18 million was released in 2001.

The non-recurring items for the year ended December 31, 2000 amount to SEK 144 million, which include the release of the provision of SEK 145 million as above, restructuring costs in our ferry operations of SEK (40) million and SEK 39 million relating to refunds from the Swedish pension insurance company SPP.

DEPRECIATION AND AMORTIZATION

Depreciation and amortization charges increased in 2001 to SEK 1,605 million from SEK 1,064 million in 2000, or by SEK 541 million. This increase includes SEK 376 million from our ferry operations for 2001. Excluding the effects of our ferry operations, depreciation and amortization increased in 2001 to SEK 734 million from SEK 668 million in 2000, or 10%, mainly due to currency effects as mentioned above, deliveries of the RoPax vessels Stena Britannica and Stena Hollandica in September 2000 and February 2001, respectively, and properties acquired during 2000 and 2001, partly offset by the sale of the Stena Challenger in April 2000 and the Stena Partner, the Stena Concordia and the Stena Companion in 2001. The Stena Don started its operations with Statoil in Norway on December 20, 2001.

SHARE OF AFFILIATED COMPANIES' RESULTS

As a result of the consolidation of Stena Line as a subsidiary as of October 31, 2000, our share of the results of affiliated companies relates to P&O Stena Line, which was, until August 13, 2002, 40% owned by Stena Line. See "Business -- Ferry operations". Our share of affiliated companies' results in 2001 amounted to an income of SEK 131 million.

Our share of affiliated companies' results in 2000 amounted to a loss of SEK
(864) million, which included a loss of SEK (885) million from our ferry operations, a loss of SEK (45) million from P&O Stena Line and an income of SEK 66 million from Coflexip Stena Offshore. We sold our investment in Coflexip in April 2000 with a gain of SEK 3,174 million.

FINANCIAL INCOME AND EXPENSE, NET

Financial income and expense, net decreased in 2001 to a loss of SEK (597) million from a loss of SEK (209) million in 2000, or by SEK (388) million.

Net gain (loss) on securities in 2001 amounted to a net gain of SEK 107 million including unrealized losses as well as realized gains from the sale of equity shares. Net gain (loss) on securities in 2000 amounted to a net gain of SEK 178 million.

Interest income in 2001 decreased to SEK 120 million from SEK 206 million in 2000.

Interest expense for 2001 amounted to SEK (913) million, out of which SEK (630) million was for our ferry operations. Interest expense for 2000 amounted to SEK
(649) million. Excluding our ferry operations, interest expense decreased in 2001 to SEK (283) million from SEK (541) million in 2000. The decreased interest expense is mainly due to the repayment of credit facilities in April 2000 after the sale of our investment in Coflexip and the Stena Challenger and the sale of the Stena Partner and the Stena Concordia in the first quarter 2001, partly offset by investments in further shares in Stena Line, new loans for properties acquired in 2000 and 2001 as well as new loans in September 2000 and February 2001 for the Stena Britannica and the Stena Hollandica.

In 2001 we had foreign exchange losses of SEK (74) million consisting of losses of SEK (78) million from translation differences and gains of SEK 4 million from currency trading. In 2000, we had foreign exchange gains of SEK 122 million consisting of gains of SEK 166 million from our ferry operations translation differences primarily on our US dollar denominated debt, gains of SEK 7 million from currency trading and losses of SEK (51) million from other translation differences.

Other financial income (expense) in 2001 amounted to SEK 158 million including released provisions of SEK 277 million relating to the excess of SEK 658 million of the carrying value of the Stena Line $300 million Senior Notes over their redemption price in late 2000. This excess value is released between 2001 to 2004 according to a plan determined at the end of 2000. Other items of in total SEK (119) million include amortized deferred financing costs, financial costs regarding the final settlement for the cancelled four Italian RoRo newbuildings and financing of a tanker as well as normal bank charges. Other financial income (expense) for 2000 amounted to SEK (71) million.

INCOME TAXES

Income taxes in 2001 amounted to SEK 605 million, of which SEK (74) million related to current taxes and SEK 679 million related to deferred taxes. In 2001 further tax loss carryforwards related to the shareholding in Stena Line were crystallized as a consequence of a legal reorganization in September 2001. Income taxes in 2000 amounted to SEK (280) million, of which SEK (30) million related to current taxes and SEK (250) million related to deferred taxes.

LIQUIDITY AND CAPITAL RESOURCES

The liquidity requirements principally relate to: (i) servicing debt; (ii) financing the purchase of vessels and other assets; and (iii) funding working capital. We have in prior years met our liquidity requirements with cash on hand, cash flows from operations, borrowings under various credit facilities and refinancing arrangements. As of September 30, 2003, we had total cash and marketable securities of SEK 3,705 million as compared to SEK 3,499 million as of December 31, 2002.

Cash flows provided by operating activities amounted to SEK 1,073 million for the nine months ended September 30, 2003 as compared to SEK 1,590 million for the nine months ended September 30, 2002. Cash flows used in investing activities amounted to SEK (2,750) million for the nine months ended September 30, 2003, mainly related to investments in property, vessels and equipment and in securities. For the nine months ended September 30, 2002, cash flows provided by investing activities amounted to SEK 1,263 million, primarily as a result of the sale of P&O Stena Line, partly offset by investments in properties and in newbuildings. Construction in progress of RoPax, crude oil tankers and other newbuildings at September 30, 2003 amounted to SEK 540 million as compared to SEK 961 million at December 31, 2002. Cash flows provided by financing activities amounted to SEK 697 million for the nine months ended September 30, 2003. For the nine months ended September 30, 2002, cash flows used in financing activities amounted to SEK (4,246) million, mainly related to repayment of debt after the receipt of proceeds from the sale of P&O Stena Line.

Total interest bearing debt at September 30, 2003 was SEK 14,471 million as compared with SEK 14,756 million at December 31, 2002. The decrease in debt mainly relates to the increase of the SEK with respect to the US dollar and, to a lesser extent, the British pound, and repayment of loans with respect to a vessel which was sold, partly offset by new finance leases for the two RoPax vessels delivered from Korea and new property loans.

As of September 30, 2003, we had two revolving credit facilities. Our $600 million revolving credit facility matures in 2007 and can be extended for two additional years with the consent of the lenders. If the facility is extended in accordance with such options, the amount available under the facility will be reduced by $100 million on each of the fifth and sixth anniversaries of the facility. As of September 30, 2003, the utilized portion of this facility was $292 million, out of which $265 million was actually drawn and $27 million used for issuing of bank guarantees. As of December 31, 2002, the utilized part of this facility was $176 million, of which $145 million was actually drawn and $31 million used for issuing of bank guarantees. Our $275 million revolving credit facility has been reduced to $215 million and matures in 2006. As of September 30, 2003, the utilized portion of this facility was $90 million. As of December 31, 2002, the utilized portion was $155 million.

In January 2003, we redeemed the remaining outstanding 101/2% Senior Notes due 2005. As of December 31, 2002, we had repurchased $72 million of the 101/2% Senior Notes due 2005 and $103 million out of the original amount of the $175 million was redeemed in January 2003. On October 6, 2003 we redeemed in total the outstanding 83/4% Senior Notes due 2007.

Our total remaining commitment in respect of capital expenditure in connection with all newbuildings on order as of September 30, 2003 is SEK 2.7 billion ($315 million), of which approximately SEK 860 million ($111 million) is due within the next twelve months and all of which is due by 2006. Of this capital expenditure, yard payments and other costs of SEK 271 million ($35 million) have been paid to date. We plan on financing the unpaid balance, together with additional expenses and financing costs, through cash from operations, existing revolving credit facilities, new capital lease agreements or new bank loans. We also have other commitments of approximately (pounds sterling)70 million for payment under our Irish Sea agreement with P&O and $12 million for upgrades to the Stena Dee.

We believe that, based on current levels of operating performance and anticipated market conditions, our cash flow from operations, together with other available sources of funds, including refinancings, will be adequate to make required payments of principal and interest on our debt, including the notes, to permit proposed capital expenditures, including newbuildings and other vessel acquisitions and to fund anticipated working capital requirements.

We have included information in this prospectus with respect to Adjusted EBITDA because it conforms with the definition of Consolidated Cash Flow in the indenture governing our 95/8% Senior Notes due 2007 and the notes offered hereby. Our ability to incur debt pursuant to that indenture and the indenture governing the notes is limited by a pro forma calculation of the ratio of Consolidated Cash Flow to Consolidated Interest Expense. Under the terms of such indenture and the indenture governing the notes we may incur additional debt so long as the pro forma ratio of Consolidated Cash Flow to Consolidated Interest Expense exceeds 2.00 to 1.00 for the restricted group, subject to certain exceptions as defined in the indenture and the indenture governing the notes. For the twelve months ended September 30, 2003, the ratio of Consolidated Cash Flow to Consolidated Interest Expense for the restricted group was 3.68 to 1.00. If we fail to meet the ratio test, our ability to incur new debt will be significantly limited.


LONG-TERM FINANCIAL OBLIGATIONS AND OTHER COMMERCIAL COMMITMENTS

Our long-term financial obligations as of December 31, 2002 were as follows:


=============================================================================================
                                             LESS THAN     1-3     4-5   MORE THAN        NOT
(SEK IN MILLIONS)                    TOTAL    ONE YEAR   YEARS   YEARS     5 YEARS  SPECIFIED
---------------------------------------------------------------------------------------------
Long-term debt, including current
 maturities .....................   14,236       263     1,556   4,694       2,585     5,138
Capital leases ..................    4,417       162       345     367       3,543        --
Operating leases ................    2,030       764       555     255         456        --
Total ...........................   20,683     1,189     2,456   5,316       6,584     5,138
---------------------------------------------------------------------------------------------

Our other commercial commitments are listed in Note 20 of our consolidated financial statements and relate to purchase commitments for ship newbuildings of SEK 2,437 million and guarantees of SEK 1,228 million. In connection with the sale of P&O Stena Line, we retained certain obligations, including an obligation to indemnify P&O Stena Line with respect to certain tax matters.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

Our consolidated financial statements are prepared in accordance with generally accepted accounting principles in Sweden (Swedish GAAP), which differ in certain significant respects from generally accepted accounting principles in the United States (US GAAP). The principal differences between Swedish GAAP and US GAAP are further discussed in Note 24 to our consolidated financial statements.

The preparation of our Consolidated Financial Statements requires the use of estimates, judgments and assumptions that affect the reported amounts of assets, liabilities and provisions at the date of the financial statements and the reported amounts of sales and expenses during the periods presented. The accounting principles applied by us that are deemed to be critical are discussed below:

Vessels lives and impairment. Our vessels represent our most significant assets and we state them at cost less accumulated depreciation. Depreciation of vessels, which includes depreciation of vessels under capital leases, is computed using the straight-line method over estimated service lives of 10 to 25 years. Significant vessel improvement costs are capitalized as additions to the vessel rather than being expensed as a repair and maintenance activity. Should certain factors or circumstances cause us to revise our estimate of vessel service lives, depreciation expense could be materially lower or higher. If circumstances cause us to change our assumptions in making determinations as to whether vessel improvements should be capitalized, the amounts we expense each year as repairs and maintenance costs could increase, partially offset by a decrease in depreciation expense.

Dry-docking. Within the international shipping industry, there are different methods that are used to account for dry-docking costs. We changed our accounting policy for dry-docking costs as of January 1, 2002 due to a new accounting standard issued in Sweden. We now use a method that capitalizes dry-docking costs as incurred and amortizes such costs as depreciation and amortization expense over the period to the next scheduled dry-docking. The change in accounting principle had no material impact on net income or shareholders' equity.

Impairment of long-lived assets. We review long lived assets used in our business and investments in affiliated companies on an annual basis for impairment, or whenever events or changes in circumstances indicate that the carrying amount of an asset or a group of assets may not be recoverable. An impaired asset is written down to its estimated fair value if the decline is deemed to be permanent. We estimate fair value based on independent appraisals, sales price negotiations, active markets if available and projected future cash flows discounted at a rate determined by management to be commensurate with our business risk. The estimation of fair value using these methods is subject to numerous uncertainties which require our significant judgment when making assumptions of revenues, operating costs, selling and administrative expenses, interest rates and general economic business conditions, among other factors.

Market value of marketable securities. Under Swedish GAAP our investments in current marketable securities held for trading purposes and noncurrent marketable securities that are held for purposes other than trading are recorded at the lower of cost or market. Net unrealized gains on our marketable securities are not recognized and net unrealized losses are recognized in our income statement as gain (loss) on securities. Under US GAAP, all of our investment in current marketable securities with a readily determinable fair value are either classified as held for trading or held for purposes other than trading and carried at market value. Market value is determined using period-end sales prices on stock exchanges or dealer quotes. Changes in the market value of current marketable securities held for trading are recorded as financial income and expense in our income statement. Changes in the market value of current marketable securities held for purposes other than trading are recorded, net of deferred taxes, in stockholders' equity.

Financial instruments. Under Swedish GAAP, we apply hedge accounting for all transactions that are economically hedged. Such transactions are hedged on-balance sheet or off-balance sheet by transactions with matching principal or notional amounts, interest rates and currencies, such that our exposure to changes in net values of such transactions due to movements in interest or exchange rates is hedged.

Certain assets, liabilities and designated derivatives had qualified for hedge accounting under previous US GAAP standards. Effective January 1, 2001, we adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Transactions, an Amendment to FASB Statement No. 133." Under the new US GAAP accounting standards, our hedging relationships did not qualify for hedge accounting under US GAAP during 2001 and 2002. Therefore, the adoption and ongoing application of the new US GAAP accounting standards increases the volatility of reported earnings under US GAAP. Our ambition is that certain assets, liabilities and designated derivatives will be designed to qualify for hedge accounting in the future and thereby reduce this volatility.

The fair market values for our derivative financial instruments are generally determined based on quoted market prices or market quotes for the same or similar financial instruments.

RECENT U.S. ACCOUNTING PRONOUNCEMENTS

In January 2003, FASB released FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46). This interpretation changes the method of determining whether certain entities, including securitization entities, should be included in a company's consolidated financial statements. An entity is subject to FIN 46 and is called a variable interest entity (VIE) if it has (1) equity that is insufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, or (2) equity investors that cannot make significant decisions about the entity's operations, or that do not absorb the expected losses or receive the expected returns of the entity. All other entities are evaluated for consolidation in accordance with SFAS No. 94, "Consolidation of All Majority-Owned Subsidiaries" (SFAS 94). A VIE is consolidated by its primary beneficiary, which is the party involved with the VIE that has a majority of the expected losses or a majority of the expected residual returns or both. A VIE includes entities that previously were referred to as Special Purpose Entities (SPEs).

The provisions of the interpretation are to be applied immediately to VIEs created after January 31, 2003, and to VIEs in which an enterprise obtains an interest after that date. For VIEs in which an enterprise holds a variable interest that it acquired before February 1, 2003, FIN 46 applies in the first interim or fiscal period beginning after December 15, 2003. For any VIEs that must be consolidated under FIN 46 that were created before February 1, 2003, the assets, liabilities and noncontrolling interest of the VIE would be initially measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46 first applies may be used to measure the assets, liabilities and noncontrolling interest of the VIE. FIN 46 also mandates new disclosures about VIEs, some of which are required to be presented in financial statements issued after January 31, 2003.

We are evaluating the impact of applying FIN 46 to a VIE in which we acquired certain interests in December 2002 (the "2002 VIE"). At this time, it is reasonably likely that we will be required to consolidate the 2002 VIE under US GAAP. The impact of the consolidation of the 2002 VIE under US GAAP would increase assets and liabilities by approximately $238 million. The 2002 VIE was formed for the limited purpose of investing primarily in securities and certain other eligible assets funded from the issuance by the 2002 VIE of approximately $267 million of senior secured and subordinated secured notes, and $8 million of mandatorily redeemable preference shares. We believe that our maximum exposure to loss as a result of our association with the 2002 VIE is limited to approximately $36.1 million, which consists of our investment in certain tranches of debt issued by the 2002 VIE and the mandatorily redeemable preference shares.

We have applied FIN 46 to a second VIE which was formed in August 2003 (the "2003 VIE") and we have consolidated that VIE for US GAAP purposes as of September 30, 2003. To date the 2003 VIE has been funded by bank loans and equity contributions by us and a third party. The 2003 VIE was formed for the limited purpose of investing primarily in bank loans. We believe that our maximum exposure to loss as a result of our association with the 2003 VIE is limited to approximately $40 million. The investments in the 2002 VIE and the 2003 VIE are held by an unrestricted subsidiary.

On May 15, 2003, the FASB issued FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption. Restatement is not permitted. We are currently evaluating the impact of adopting Statement 150 on our financial statements.

RECONCILIATION OF SWEDISH GAAP TO US GAAP

The differences in net income and stockholders' equity between Swedish GAAP and US GAAP result primarily from differing accounting treatments for disposal of assets, depreciation of properties, leases, income taxes, investments in debt and securities issued by Coflexip and other items. See Note 24 of the notes to our consolidated financial statements and Note 4 to our unaudited condensed consolidated financial statements for a reconciliation of net income and stockholders' equity from Swedish GAAP to US GAAP and a discussion of such differences.

Net income determined in accordance with US GAAP would have been SEK 1,435 million and SEK 425 million in the nine month period ended September 30, 2002 and 2003, respectively, as compared to SEK 1,017 million and SEK 594 million of net income determined under Swedish GAAP for the nine month period ended September 30, 2002 and 2003, respectively.

Net income determined in accordance with US GAAP would have been SEK 3,602 million in 2000, SEK 942 million in 2001 and SEK 1,413 million in 2002 as compared to SEK 3,097 million, SEK 1,410 million and SEK 1,031 million of net income determined under Swedish GAAP for the years ended December 31, 2000, 2001 and 2002, respectively.

Stockholders' equity determined in accordance with US GAAP would have been SEK 10,352 million and SEK 10,671 million at December 31, 2001 and 2002, respectively, and SEK 10,834 million at September 30, 2003. Under Swedish GAAP, stockholders' equity was SEK 11,110 million and SEK 11,589 million at December 31, 2001 and 2002, respectively, and SEK 11,566 million at September 30, 2003.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

In the course of our operations, we are exposed to various types of market risks. Our primary market risks are foreign exchange risks, interest rate risks, oil price risks, equity price risks and trading risks. We seek to manage our exposure to adverse changes in foreign currency exchange rates, interest rates and oil prices through the use of various derivative financial instruments. We conduct monitoring and control of these risks continuously in each company as well as centrally. Our positions are monitored using a variety of techniques, such as market value and sensitivity analyses. Most of our financial transactions are carried out through the central finance functions located in Gothenburg, Amsterdam, Zug in Switzerland and Aberdeen in Scotland, which conduct their operations within established risk mandates and limits. The information presented below should be read in conjunction with Note 21 to our consolidated financial statements.

FOREIGN EXCHANGE RISKS

We are exposed to the risk of fluctuations in foreign currency exchange rates due to the international nature and scope of our operations. Our currency risk is related to changes in contracted and projected flows of payments which are denominated in currencies other than the functional currency (transaction exposure), to the translation of our monetary assets and liabilities that are denominated in such currencies (translation exposure), to the translation of net assets of foreign subsidiaries (equity exposure) and financial trading activities. The objective of our foreign exchange risk management program is to seek to manage the risk of adverse foreign exchange movements on our income and financial position.

TRANSACTION EXPOSURE

Our revenues and expenses, as reported in Swedish kronor, are significantly affected by fluctuations in currency exchange rates, primarily in relation to the US dollar and, to a lesser extent, the British pound, the euro and the Norwegian kronor. When the Swedish kronor appreciates against other currencies, our revenues and expenses as reported in kronor may decrease and when the Swedish kronor declines against other currencies, our revenues and expenses as reported in Swedish kronor may increase. Future changes in exchange rates may also impact our reported revenues and expenses.

We use forward exchange contracts to seek to hedge against the risk of adverse movements in currency exchange rates of future payment flows from firm commitments such as charter vessel contracts. Contracts related to hedging of anticipated sales and purchases of foreign currency normally do not exceed 12 months.


TRANSLATION EXPOSURE

Our policy is to hedge our translation exposure risk primarily on our net exposures by currency. Our management regularly reviews our assets and liabilities that are denominated in foreign currency and determines the net amount that is subject to risk of adverse foreign currency fluctuations.

We seek to manage our exposure from the risk of adverse foreign currency fluctuations arising from certain assets and liabilities denominated in foreign currencies. Group companies operate in local currencies or the US dollar. Our financial exposure is managed through us generally maintaining loans and investments in the same currency. In companies which have loans and investments in foreign currencies, hedging is carried out in accordance with our financial policy. We primarily use forward exchange contracts and currency swaps and, to a lesser extent, purchased foreign currency options to manage our foreign currency translation exposure.

After taking into account hedging instruments as above, we recorded net translation exchange gains/(losses) of SEK (78) million and SEK (16) million for the financial years ended December 31, 2001 and 2002, respectively. This equals 0.2% and 0.1% of total assets of SEK 35,062 million and SEK 30,664 million as of December 31, 2001 and 2002, respectively.


EQUITY EXPOSURE

When we prepare our consolidated financial statements, the net assets of our foreign subsidiaries and part of affiliated companies are translated to Swedish kronor at the exchange rate in effect at the date of the balance sheet. It is our policy to primarily hedge the translation risk of these investments through the designation of long-term borrowings. The net assets of certain foreign subsidiaries are hedged through foreign exchange contracts. We record translation differences arising from net assets of foreign subsidiaries directly to stockholders' equity.

The book value of our net assets of foreign subsidiaries, as of December 31, 2001 and 2002, was approximately SEK 9,100 million and SEK 8,223 million, respectively. The net assets are expressed mainly in British pounds, euros and US dollars and, to a smaller degree, in Swiss francs. A 1% change in the value of the Swedish kronor against each of the functional currencies of our foreign subsidiaries would affect our stockholders' equity as of December 31, 2002 by SEK 82 million. In 2002, our stockholders' equity decreased by SEK 500 million due to exchange rate differences (see also Note 15 to our consolidated financial statements).


BUNKER FUEL EXPOSURE

Our expenses are also significantly affected by fluctuations in price of bunker fuel oil used for propulsion, primarily in our ferry operations.

We use fixed price swaps and, to a lesser extent, option contracts to seek to hedge against the risk of adverse movements in the oil price. Contracts related to hedging of bunker fuels normally extend to 12 to 18 months but can be for terms of up to three years based on management's assessment of acceptable risk levels and future oil prices (see also Note 21 in our consolidated financial statements).


FINANCIAL TRADING ACTIVITIES

We also from time to time buy and sell certain types of derivative financial instruments with the objective of generating profits based on short-term differences in price. We refer to such financial instruments that are not used in our program of interest rate and foreign currency risk management as 'trading' for purposes of this disclosure. All trading instruments are subject to market risk; that is, the risk that future changes in market conditions may make an instrument less valuable. We are a party to a variety of interest rate and foreign currency contracts in our trading activities.

We recorded net gains from currency and interest rate trading activities of SEK 4 million and SEK 45 million for the financial years ended December 31, 2001 and 2002, respectively.


INTEREST RATE RISKS

We use several types of financial instruments to seek to manage our interest rate risk such as interest rate swaps, futures, options and collars. The extent of our use of these financial instruments is determined by reference to the net exposure of our debt that is subject to interest rate risk and management's views regarding future interest rates. We use such financial instruments to seek to achieve a desired interest rate on our interest-bearing liabilities. For example, all of our interest rate swaps convert floating rate debt to a fixed rate of interest, and for those instruments changes in interest rates may affect the value of the interest rate swaps and also their cash requirements. However, interest expense in our income statement is recorded at the fixed interest rate swap agreement and, accordingly, is not affected by the change in interest rates.

At the end of 2002, our interest-bearing assets, consisting mainly of cash and cash equivalents and marketable securities, were to a large extent invested in interest-bearing securities with short maturities. Before any effects of hedging contracts, our interest bearing debt consisted of approximately 60% floating rate borrowings and 40% fixed rate bond loans and other property loans. The floating rate borrowings are normally fixed for a period of three to six months. A number of financial instruments were in place as of December 31, 2002 to manage these interest rate risks, including interest rate swaps to effectively convert floating rate borrowings to fixed rate borrowings.


EQUITY PRICE RISK

At September 30, 2003, fair value of our marketable securities and short-term investments (except restricted cash) amounted to SEK 2.2 billion. The potential change in fair value resulting from a hypothetical 10 percent change of prices would be SEK 220 million. Movements in fair value of investments in shares will not, however, under Swedish GAAP result in any immediate change to our financial statements except when the fair value is less than the cost of acquisition. Gains are deferred until realized under Swedish GAAP.

                                    BUSINESS

OVERVIEW

We are one of the largest privately held companies in Sweden. We were acquired by the Sten A. Olsson family in 1967 to serve as a holding company for certain of the family's businesses. We own and operate one of the world's largest international passenger and freight ferry services and own and charter drilling rigs, Roll-on/Roll-off vessels and crude oil and petroleum product tankers. We also invest in and manage residential and commercial real estate, principally in Sweden and The Netherlands. For the twelve months ended September 30, 2003, we generated revenues of SEK 13.7 billion. Cash flows from operating activities for the same period were SEK 1.6 billion, of which SEK 1.1 billion was generated by our restricted group which, for purposes of the indenture governing the notes, includes all of our businesses except real estate and two subsidiaries whose activities consist primarily of investing in securities.


FERRY OPERATIONS

We operate 17 routes and 32 vessels in Scandinavia and the United Kingdom under the "Stena Line" and "Scandlines" brand names. Our ferry operations generate revenues from three principal business activities: (i) travel, which consists primarily of ticket sales for passengers and private cars, package tours and hotel sales; (ii) onboard sales, which consists primarily of retail sales, restaurants, bars, arcades, gaming and duty and tax free sales on certain of our routes; and (iii) freight, which consists primarily of trailer and truck transportation. For the twelve months ended September 30, 2003, we carried a total of 12.4 million passengers, 2.4 million private cars and 1.2 million freight units on our routes. For the twelve months ended September 30, 2003, our ferry operations generated revenues of SEK 8.6 billion, operating income of SEK 431 million and had depreciation and amortization expense of SEK 811 million. Ferry operations revenues were generated from travel (38%), on board sales (24%) and freight/other (38%).

In August 2000, Stena Line completed the acquisition of Scandlines AB, a Swedish company. Through this transaction, Stena Line acquired one route, Trelleborg-Travemunde, and 50% interests in three other routes, Helsingborg-Helsingor, Trelleborg-Sassnitz and Trelleborg-Rostock.

Prior to October 2000, we owned an approximate 46% interest in Stena Line and another company owned by our shareholders owned a 7.5% interest in Stena Line. As of October 2000, Stena Line became one of our subsidiaries as a result of our acquisition of a majority of the outstanding shares of Stena Line. Pursuant to open market purchases of Stena Line shares, a tender offer for such shares and a statutory procedure, we acquired the entire equity interest in Stena Line in January 2001. We also acquired Stena Line's $300 million 105/8% Senior Notes due 2008 pursuant to a tender offer and consent solicitation in the fourth quarter of 2000. In late 2001, we refinanced Stena Line and reorganized its operating units.

As of October 1, 2001 Sweden introduced a new tax subsidy system with similar effect to other arrangements already implemented by several other countries in Northern Europe. Under the new system, ferry operators receive a subsidy equal to all social security costs and income taxes payable by the employers on behalf of employees who work on board Swedish-flagged vessels. The amount of this subsidy was approximately SEK 391 million for the 12-month period ended September 30, 2003.

On August 13, 2002, we completed the sale of our 40% equity interest (50% voting interest) in P&O Stena Line to P&O for (pounds sterling)193 million comprised of approximately (pounds sterling)152 million for our equity interest in P&O Stena Line, (pounds sterling)30 million as repayment of an outstanding loan to P&O Stena Line and approximately (pounds sterling)11 million as dividends and interest. P&O Stena Line operated two English Channel routes, including the Dover-Calais route, Europe's largest ferry route in terms of passenger traffic. We retained certain obligations in connection with P&O Stena Line, including an obligation to indemnify P&O Stena Line with respect to certain tax matters. In connection with this transaction, we also purchased from P&O North Sea Ferries Limited three RoPax vessels that we operate on our Harwich-Rotterdam route. We also agreed to certain restrictions on our business for a period of three years, including that we will not carry on or engage in tourist or freight ferry services which call at any European mainland port between Dieppe and Zeebrugge or any English port between Newhaven and Harwich.

In October 2003, we entered into an agreement with P&O for the acquisition of the Liverpool-Dublin and Fleetwood-Larne ferry operations on the Irish Sea. Pursuant to this agreement, we have agreed to purchase five vessels, along with certain related equipment, at prices based on book values to be determined upon the closing of the transaction. We have also agreed to charter two additional vessels from P&O. Closing of the transaction is conditioned upon, among other things, receipt of approval from the Competition Commission of the United Kingdom and the Irish Competition Authority, negotiation of time charters with P&O and the receipt of certain consents and licenses. We estimate that the total price for the vessels and equipment and certain other matters will be approximately (pounds sterling)70 million.

We also established a joint venture with P&O in October 2003 to acquire the Port of Cairnryan in Scotland from P&O for a purchase price of (pounds sterling)22 million. We and P&O will have equal control of the joint venture and share equally in its profits. The port is to be redeveloped to provide separate port facilities for Stena and P&O and each party will pay port user fees to the joint venture. The acquisition and redevelopment of the port will be principally financed with borrowings by the joint venture with Stena and P&O, each providing approximately 5% of the acquisition and redevelopment costs by way of equity funding of the joint venture. The completion of the acquisition is conditioned upon, among other things, finalizing construction designs for the redevelopment of the port, negotiating construction contracts related thereto and obtaining financing on satisfactory terms.

BUSINESS ACTIVITIES

We generate revenue from our ferry operations from three principal business activities: travel, onboard sales and freight. The following table sets forth the revenue and percentage of total revenue for each of our business areas for the last three years.

========================================================================================================
                                                             YEAR ENDED DECEMBER 31,
                                          --------------------------------------------------------------
(SEK IN MILLIONS, EXCEPT PERCENTAGES)       2000(1)(2)             2001                 2002
--------------------------------------------------------------------------------------------------------
Travel ................................     2,959         42%     3,167        40%     3,413        40%
Onboard sales .........................     1,748         25%     2,011        25%     2,075        24%
Freight ...............................     2,232         32%     2,631        33%     2,898        34%
Other .................................        85          1%       100         2%        99         2%
                                            -----         --      -----        --      -----        --
Total revenues ........................     7,024        100%     7,909       100%     8,486       100%
--------------------------------------------------------------------------------------------------------

(1) As of October 2000, Stena Line became a subsidiary as a result of our acquisition of a majority of the outstanding shares of Stena Line. Prior to October 31, 2000 these figures represent Stena Line's business.

(2)   Scandlines AB was included in the accounts of Stena Line as of July 2000.

We generate travel revenue from sales of tickets for passengers, private cars, motorbikes, recreational vehicles and buses, as well as from package tour sales. Our travel revenue also includes revenue from our two Danish hotels which are marketed as part of packages for conferences or vacations and provision of travel agency services.

We generate onboard sales from onboard duty and tax free and other retail sales, restaurants, bars, arcades and gaming. As a consequence of the abolition of duty and tax free sales in the European Union on July 1, 1999, onboard sales have declined as a percentage of our total revenues. However, our non-European Union routes such as Norway-Denmark and Sweden-Poland, have not been affected by the abolition of duty and tax free sales. Poland is expected to join the European Union during May 2004, at which time we will no longer be able to provide duty and tax free sales on that route.

Our freight activities consist of the transportation of trucks, trailers, containers and railcars. Our freight customers are primarily large freight transport and forwarding companies. The majority of our freight cargo consists of trucks accompanied by drivers which generate a higher freight rate than unaccompanied freight. We believe that, as a result of our route network and ability to provide transportation across more than one route, we are well positioned to benefit from the future growth of European freight trade.

Set forth below is certain financial and operating data for our ferry operations for the twelve month periods ended September 30, 2002 and 2003:

====================================================================
                                 TWELVE MONTHS ENDED SEPTEMBER 30,
                                 ----------------------------------
VOLUMES (IN THOUSANDS)               2002       2003       % CHANGE
--------------------------------------------------------------------
Number of passengers .........    12,690     12,386         (2.4)%
Private cars .................     2,490      2,355         (5.4)%
Freight units ................     1,069      1,207         12.9%
-------------------------------   ------     ------         ----
FINANCIAL (SEK IN MILLIONS)
Revenues
 Travel ......................     3,275      3,288          0.4%
 Onboard .....................     2,163      2,047         (5.4)%
 Freight/Port ................     2,945      3,259         10.7%
                                  ------     ------         ----
Total revenues ...............     8,383      8,594          2.5%
--------------------------------------------------------------------

ROUTE NETWORK

[GRAPHIC OMITTED]


We currently operate 17 routes in Scandinavia and the United Kingdom. Our routes are geographically well positioned and generally located in high traffic areas.

Sweden-Denmark. We operate ferry services on three routes. We estimate that we had an approximate 29%, 21% and 43% share of the volume of passengers, private cars and freight units, respectively, transported on Roll-on/Roll-off vessels between Sweden and Denmark for the year ended December 31, 2002.

The following table sets forth the volumes of passengers, private cars and freight units on our Sweden-Denmark routes for the last three years and for the twelve months ended September 30, 2003.
--------------------------------------------------------------------------------


==============================================================================================================
                                    PASSENGERS                  PRIVATE CARS                     FREIGHT UNITS
--------------------------------------------------------------------------------------------------------------
                                        TWELVE                             TWELVE                       TWELVE
                                        MONTHS                             MONTHS                       MONTHS
                                         ENDED                              ENDED                        ENDED
                                 SEPTEMBER 30,                      SEPTEMBER 30,                SEPTEMBER 30,
                        ------------------------------- --------------------------- --------------------------
(IN THOUSANDS)            2000    2001    2002    2003   2000  2001   2002   2003   2000   2001   2002  2003
--------------------------------------------------------------------------------------------------------------
Gothenburg-
 Fredrikshavn .........  2,131   1,981   2,087   2,006   438    413    433    421    156    156    164    160
Varberg-Grena .........    275     201     189     193    63     48     45     45     22     26     26     35
Helsingborg-
 Helsingor1,2 .........  2,312   4,047   4,109   4,042   373    666    695    687     76    139    137    132
--------------------------------------------------------------------------------------------------------------

(1) Stena Line operation on this route commenced July 1, 2000.

(2) Represents only 50% of volume on this route. This route is operated in partnership with Scandlines Danmark A/S.

The Gothenburg-Fredrikshavn route is our single largest route on a revenue basis. The Gothenburg-Fredrikshavn route is 52 nautical miles. We operate one day ferry, two RoPax vessels and one HSS 900 vessel on this route. The scheduled crossing time is approximately 3.25 hours, except in the case of the HSS 900, which makes the crossing in approximately two hours.

The Varberg-Grena route is 65 nautical miles and has a scheduled crossing time of approximately 4.5 hours. We operate one RoPax vessel on this route.

The Helsingborg-Helsingor route is three nautical miles and has a scheduled crossing time of approximately 20 minutes. This route is operated in a 50/50 partnership with Scandlines Danmark A/S. Each partner receives a 50% share of the accounting profit or loss of the partnership and receives an agreed fixed monthly management fee. We operate three vessels on this route, one is chartered and operated by us, one is owned by Scandlines Danmark A/S, and one is owned jointly by us and Scandlines Danmark A/S.

Sweden-Germany. We operate ferry service on five routes, including two routes operated in cooperation with Scandlines Deutschland GmbH. We estimate that we had an approximate 42%, 43% and 29% share of the volume of passengers, private cars and freight units, respectively, transported on Roll-on/Roll-off vessels between Sweden and Germany for the year ended December 31, 2002.

The following table sets forth the volumes of passengers, private cars and freight units on our Sweden-Germany routes for the last three years and for the twelve months ended September 30, 2003:

==============================================================================================================
                     PASSENGERS                              PRIVATE CARS               FREIGHT UNITS
--------------------------------------------------------------------------------------------------------------
                                               TWELVE                      TWELVE                     TWELVE
                                               MONTHS                      MONTHS                     MONTHS
                                                ENDED                       ENDED                      ENDED
                                        SEPTEMBER 30,               SEPTEMBER 30,              SEPTEMBER 30,
                          --------------------------- --------------------------- --------------------------
(IN THOUSANDS)              2000   2001   2002   2003   2000   2001   2002   2003   2000   2001   2002  2003
--------------------------------------------------------------------------------------------------------------
Gothenburg-Kiel .........    425    445    486    495     95     92     95     97     40     37     35    38
Gothenburg-
 Travemunde .............     --     --      4      4     --     --     --     --     63     61     58    61
Trelleborg-
 Sassnitz(1,2) ..........    209    328    338    390     34     56     65     81      6     13     15    15
Trelleborg-
 Rostock(1,2) ...........     76    139    151    146     13     23     27     25     24     49     48    51
Trelleborg-
 Travemunde(1)...........     14     35     50     49     --     --     --     --     15     35     53    55
--------------------------------------------------------------------------------------------------------------

(1) Stena Line operation on this route commenced July 1, 2000.

(2) Represents only 50% of the volumes on this route. These routes are operated under a pooling arrangement with Scandlines Deutschland AG.

(3) In April 2003, the existing vessel, the Svealand, was replaced by the smaller vessel the Ask.

On the Gothenburg-Kiel route, we operate two large overnight RoPax vessels with cabin accommodations. The Gothenburg-Kiel route is 214 nautical miles and has a scheduled crossing time of approximately 13.5 hours. We operate two RoRo vessels on the Gothenburg-Travemunde route. The Gothenburg-Travemunde route is 265 nautical miles and has a scheduled crossing time of approximately 15 hours. Throughout the year, we operate one overnight crossing in each direction on each of these routes.

We operate the route Trelleborg-Sassnitz in cooperation with Scandlines Deutschland GmbH, a subsidiary of the Danish-German group of Scandlines AG, in a pooling arrangement. Pursuant to the pooling arrangement, revenue is split 50/50 between us and Scandlines Deutschland GmbH, we each pay our own expenses and retain proceeds from on-board sales. The route is 60 nautical miles and represents the shortest distance between Sweden and Germany. The crossing time is approximately 3.5 hours. Two vessels are operating on this route, one contributed by us and one contributed by Scandlines Deutschland GmbH.

We operate the route Trelleborg-Rostock in cooperation with Scandlines Deutschland GmbH under a pooling arrangement. Pursuant to the pooling arrangement, revenue is split 50/50 between us and Scandlines Deutschland GmbH, we each pay our own expenses and retain proceeds from on-board sales. The route is 85 nautical miles and has a scheduled crossing time of five hours. Two vessels operate on this route, one contributed by us and one contributed by Scandlines Deutschland GmbH.

We operate two RoPax vessels on the freight route Trelleborg-Travemunde. In April 2003, the existing vessel, Svealand, was replaced by the smaller Ask. The route is 120 nautical miles and has a scheduled crossing time of seven hours.

Norway-Denmark. We operate ferry service on one route. We estimate that we had an approximate 15%, 11% and 16% share of the volume of passengers, private cars and freight units, respectively, transported on Roll-on/Roll-off vessels between Norway and Denmark for the year ended December 31, 2002.

The following table sets forth the volumes of passengers, private cars and freight units on our Norway-Denmark route for the last three years and for the twelve months ended September 30, 2003.

==========================================================================================================
                                       PASSENGERS                PRIVATE CARS               FREIGHT UNITS
----------------------------------------------------------------------------------------------------------
                                           TWELVE                      TWELVE                      TWELVE
                                           MONTHS                      MONTHS                      MONTHS
                                            ENDED                       ENDED                      ENDED
                                     SEPTEMBER 30,               SEPTEMBER 30,              SEPTEMBER 30,
                       --------------------------- --------------------------- --------------------------
(IN THOUSANDS)           2000   2001   2002   2003   2000   2001   2002   2003   2000   2001   2002  2003
----------------------------------------------------------------------------------------------------------
Oslo-Fredrikshavn.....    526    552    556    535     58     62     63     58     13     16     15    14
----------------------------------------------------------------------------------------------------------

We operate a large overnight ferry with cabin accommodations on this route. The Norway-Denmark route is 143 nautical miles and has a scheduled crossing time of approximately 12.0 hours. Throughout the year we offer a daily overnight sailing from Oslo with a day return from Fredrikshavn. Because Norway is not part of the European Union, we continue to offer duty and tax free retail sales on this route.

Sweden-Poland. We operate ferry service on one route. We estimate that we had an approximate 46%, 34% and 25% share of the passengers, private cars and freight units volume, respectively, transported on Roll-on/Roll-off vessels between Sweden and Poland for the year ended December 31, 2002.

The following table sets forth the volumes of passengers, private cars and freight units on our Sweden-Poland route for the last three years and for the twelve months ended September 30, 2003.

=============================================================================================================================
                     PASSENGERS                                   PRIVATE CARS                       FREIGHT UNITS
-----------------------------------------------------------------------------------------------------------------------------
                                 TWELVE                              TWELVE                              TWELVE
                                 MONTHS                              MONTHS                              MONTHS
                                  ENDED                               ENDED                              ENDED
                              SEPTEMBER 30,                       SEPTEMBER 30,                      SEPTEMBER 30,
                    ---------------------------------   ---------------------------------   --------------------------------
(IN THOUSANDS)        2000     2001     2002     2003     2000     2001     2002     2003     2000     2001     2002    2003
-----------------------------------------------------------------------------------------------------------------------------
Karlskrona-
 Gdynia .........    267      300      364      381       36       35       45       52       17       19       35       44
-----------------------------------------------------------------------------------------------------------------------------

The Karlskrona-Gdynia route is 164 nautical miles and has a scheduled crossing time of approximately 10 hours. In order to accommodate increasing volumes, in January 2002 we added a RoPax vessel to the night ferry operated on this route. Because Poland is not part of the European Union, we continue to offer duty and tax free retail sales continue on this route. However, Poland is expected to join the European Union in May 2004.

Wales/England-Republic of Ireland. We operate ferry services on three routes. We estimate that we had an approximate 50%, 48% and 24% share of the volume of passengers, private cars and freight units, respectively, transported on Roll-on/Roll-off vessels between Wales or England and the Republic of Ireland for the year ended December 31, 2002.

The following table sets forth the volumes of passengers, private cars and freight units on our Wales-Republic of Ireland routes for the last three years and for the twelve months ended September 30, 2003.

==========================================================================================================
                                         PASSENGERS                PRIVATE CARS              FREIGHT UNITS
----------------------------------------------------------------------------------------------------------
                                             TWELVE                      TWELVE                     TWELVE
                                             MONTHS                      MONTHS                     MONTHS
                                              ENDED                       ENDED                      ENDED
                                      SEPTEMBER 30,               SEPTEMBER 30,              SEPTEMBER 30,
                     ------------------------------ --------------------------- --------------------------
(IN THOUSANDS)          2000    2001    2002   2003   2000   2001   2002   2003   2000   2001   2002  2003
----------------------------------------------------------------------------------------------------------
Fishguard-
 Rosslare ..........     833     687     708    652    193    155    167    156     38     35     38   39
Holyhead-Dun
 Laoghaire .........   1,194   1,067   1,109    984    229    206    209    201     48     44     38   42
Holyhead-Dublin.....     175     158     206    215     39     31     43     54     52     55     66   59
----------------------------------------------------------------------------------------------------------

We operate one HSS 1500, two RoPax vessels and, in the high season, an additional conventional fast ferry on these routes. During 2003, the chartered Stena Forwarder was replaced with the larger Stena Adventurer on the Holyhead-Dublin route. The Holyhead-Dun Laoghaire route is 58 nautical miles and has a scheduled crossing time of approximately 1.75 hours with an HSS. The Holyhead-Dublin route is 59 nautical miles with a scheduled crossing time of approximately 3.0 hours. The Fishguard-Rosslare route is approximately 54 nautical miles and has a scheduled crossing time of approximately 3.75 hours, except in the case of a conventional fast ferry which makes the crossing in approximately 1.65 hours.

Scotland/England-Northern Ireland. We operate ferry service on one route. We estimate that we had an approximate 53%, 43% and 16% share of the volume of passengers, private cars and freight units, respectively, transported on Roll-on/Roll-off vessels between Scotland and Northern Ireland for the year ended December 31, 2002.

The following table sets forth the volumes of passengers, private cars and freight units on this route for the last three years and for the twelve months ended September 30, 2003.

==========================================================================================================
                                         PASSENGERS                PRIVATE CARS              FREIGHT UNITS
----------------------------------------------------------------------------------------------------------
                                             TWELVE                      TWELVE                     TWELVE
                                             MONTHS                      MONTHS                     MONTHS
                                              ENDED                       ENDED                      ENDED
                                      SEPTEMBER 30,               SEPTEMBER 30,              SEPTEMBER 30,
                    ------------------------------- --------------------------- --------------------------
(IN THOUSANDS)         2000    2001    2002    2003   2000   2001   2002   2003   2000   2001   2002  2003
----------------------------------------------------------------------------------------------------------
Stranraer-
 Belfast1 .........   1,458   1,348   1,301   1,336    276    251    259    262    163    148    131   126
----------------------------------------------------------------------------------------------------------

(1) Prior to February 2002, we operated two RoPax vessels and one HSS 1500 on this route.

We operate one RoPax vessel and one HSS 1500 on this route. The
Stranraer-Belfast route is 46 nautical miles and has a scheduled crossing time of approximately 3.25 hours, except in the case of the HSS 1500 which makes the crossing in approximately two hours.

England-The Netherlands. We operate ferry services on three routes. We estimate that we had an approximate 34%, 41% and 15% share of the volume of passengers, private cars and freight units, respectively, transported on Roll-on/Roll-off vessels between England and The Netherlands or Belgium for the year ended December 31, 2002.

The following table sets forth the volumes of passengers, private cars and freight units on this route for the last three years and for the twelve months ended September 30, 2003.


================================================================================================================================
                                               PASSENGERS                        PRIVATE CARS                      FREIGHT UNITS
--------------------------------------------------------------------------------------------------------------------------------
                                                   TWELVE                              TWELVE                             TWELVE
                                                   MONTHS                              MONTHS                             MONTHS
                                                    ENDED                               ENDED                              ENDED
                                            SEPTEMBER 30,                       SEPTEMBER 30,                      SEPTEMBER 30,
                        ---------------------------------   ---------------------------------   --------------------------------
(IN THOUSANDS)            2000     2001     2002     2003     2000     2001     2002     2003     2000     2001     2002    2003
--------------------------------------------------------------------------------------------------------------------------------
Harwich-Hook
 of Holland .........    985      882      966      895      223      210      231      217      129      136      141      148
Killingholme-
 Hook of
 Holland1 ...........     --       --       22       26       --       --       --       --        7       46       52       56
Harwich-
 Rotterdam2 .........     --       --       17       38       --       --       --       --       --       --       59      134
--------------------------------------------------------------------------------------------------------------------------------

(1)   We commenced operations on this freight route in October 2000.

(2) We commenced operations on this freight route on September 15, 2002. We acquired this route in July 2002 and from August 1, 2002 to September 14, 2002 this route was operated as a Rotterdam-Felixstowe route.

We operate two RoPax vessels and one HSS 1500 on our Harwich-Hook of Holland route. The Harwich-Hook of Holland route is 110 nautical miles and has a scheduled crossing time of approximately eight hours, except in the case of the HSS 1500, which makes the crossing in approximately 3.75 hours.

We operate two RoPax vessels on our Killingholme-Hook of Holland route. The Killingholme-Hook of Holland route is 187 nautical miles and has a scheduled crossing time of approximately 12 hours.

We operate three RoPax vessels on our Harwich-Rotterdam route. This route is 109 nautical miles and has a scheduled crossing time of approximately 6.75 hours.


FERRY FLEET

As of October 30, 2003, our ferry fleet consisted of 32 vessels.

Newbuildings. In July 2000, we ordered two RoPax vessels from a shipyard in Korea. The first of these vessels, the Stena Britannica, was delivered in January 2003, and entered service on the Harwich-Hook of Holland route replacing a vessel previously used on the route which was sold to Finnlines in Finland in March 2003. The second vessel, the Stena Adventurer, was delivered in May 2003 and entered service on the Holyhead-Dublin route in the beginning of July 2003. The Stena Chieftain is currently under completion at a shipyard in Croatia and is expected to be delivered in January 2004.

HSS vessels. We currently operate three HSS 1500s and one HSS 900. HSS vessels are designed to travel with significantly less vertical motion than other fast ferries at service speeds of up to 40 knots. The HSS 1500 is currently the largest high speed ferry in service in the world and has the capacity to carry significant numbers of trucks, freight trailers, cars and buses and up to 1,500 passengers. The HSS 900 can carry up to 900 passengers and 210 cars or a combination of cars and buses.


HSS VESSELS

===========================================================================================================================
                                                                                                                 SERVICE
                                                        YEAR        GROSS    PASSENGER   NUMBER OF       LANE      SPEED
VESSEL                      ROUTE                      BUILT         TONS     CAPACITY      BERTHS     METERS    (KNOTS)
---------------------------------------------------------------------------------------------------------------------------
Stena Carisma ...........   Gothenburg-Fredrikshavn     1997        8,631          900          --         --         38
Stena Discovery .........   Harwich-Hook of Holland     1997       19,638        1,500          --        800         40
Stena Explorer ..........   Holyhead-Dun Laoghaire      1996       19,638        1,500          --        800         40
Stena Voyager ...........   Stranraer-Belfast           1996       19,638        1,500          --        800         40
---------------------------------------------------------------------------------------------------------------------------

Conventional, day and night ferries. Our fleet of conventional day and night ferries are designed to transport a combination of cars, trucks, freight trailers and passengers. This type of ferry comes in two different designs, the day ferry and the night ferry. Night ferries provide cabin accommodation for passengers.

DAY FERRIES


===========================================================================================================================
                                                        YEAR                                                       SERVICE
                                                      BUILT/    GROSS   PASSENGER   NUMBER OF        CAR     LANE    SPEED
VESSEL                  ROUTE                       REFITTED     TONS    CAPACITY      BERTHS   CAPACITY   METERS  (KNOTS)
---------------------------------------------------------------------------------------------------------------------------
                                                  1983/
Stena Danica .......... Gothenburg-Fredrikshavn   2003       28,727   2,274            64     555         1,640      19.5
M/S Aurora af
 Helsingborg(1) ....... Helsingborg-Helsingor     1992       10,918   1,250            --     240           535       14
Hamlet(2) ............. Helsingborg-Helsingor     1997       10,067   1,000            --     240           535       15
---------------------------------------------------------------------------------------------------------------------------

(1)   Chartered on long-term contract expiring January 2008.

(2)   The vessel is 50% owned by us and 50% owned by Scandlines AG.

NIGHT FERRIES

==============================================================================================================
                                                     YEAR                                            SERVICE
                                                   BUILT/    GROSS   PASSENGER   NUMBER OF     LANE    SPEED
VESSEL                    ROUTE                  REFITTED     TONS    CAPACITY      BERTHS   METERS  (KNOTS)
--------------------------------------------------------------------------------------------------------------
Stena Baltica (ex
 Koningin Beatrix) ...... Karlskrona-Gdynia   1986/1994     31,189       1,800       1,218      900       20
Stena Saga .............. Oslo-Fredrikshavn   1981/2003     33,750       1,700       1,862    1,050       22
--------------------------------------------------------------------------------------------------------------

RoPax vessels. RoPax vessels are designed to transport trucks, freight trailers, buses and cars and also provide accommodation for passengers. RoPax vessels are flexible and can adapt their capacity in line with seasonal variations in freight and passenger traffic. During the peak passenger season, the RoPax vessel acts as a ferry for passengers and cars and, during the low season, we operate this type of vessel as a freight ferry.


ROPAX VESSELS

====================================================================================================================
                                                          YEAR                                            SERVICE
                                                        BUILT/    GROSS   PASSENGER   NUMBER OF     LANE    SPEED
VESSEL                   ROUTE                        REFITTED     TONS    CAPACITY      BERTHS   METERS  (KNOTS)
--------------------------------------------------------------------------------------------------------------------
Stena Jutlandica1 ...... Gothenburg-Fredrikshavn          1996   29,690       1,500         200    2,100     21.5
M/S Skane2 ............. Trelleborg-Rostock               1998   42,705         600         550    3,297       21
Stena Britannica3 ...... Harwich-Hook of Holland          2002   43,487        1500         600    3,400       22
Stena Hollandica ....... Harwich-Hook of Holland          2001   33,360         400         452    2,918       22
Stena Adventurer4 ...... Holyhead-Dublin                  2003   45,532       1,500         600    3,517       22
Stena Caledonia ........ Stranraer-Belfast                1981   12,619       1,000          --      780     19.5
Stena Europe ........... Fishguard-Rosslare          1981/2002   24,828       1,400         452    1,150       19
Stena Germanica ........ Gothenburg-Kiel             1987/1999   39,178       1,700       2,364    1,628       21
Stena Nautica .......... Varberg-Grena                    1986   19,763         900         126    1,265       18
Stena Scandinavica ..... Gothenburg-Kiel             1988/1999   39,169       1,700       2,364    1,628       21
M/S Gotaland ........... Trelleborg-Travemunde       1973/1994   18,060         400         148    1,296       18
Stena Traveller ........ Karlskrona-Gdynia                1992   18,332         250         204    1,800       18
M/S Trelleborg ......... Trelleborg-Sassnitz         1982/1994   20,028         900          50    1,189       17
Stena Scanrail ......... Gothenburg-Fredrikshavn     1973/1996    7,504          65          26    1,000     16.5
Stena Searider ......... Killingholme-Hook of        1969/1995   21,019         120         105    2,390       17
                         Holland
Stena Seatrader ........ Killingholme-Hook of             1973   17,991         221         180    2,100     17.5
                         Holland
Stena Partner .......... Harwich-Rotterdam           1978/1981   21,162         124         166    2,450       17
Stena Transfer ......... Harwich-Rotterdam           1977/1981   21,162         124         166    2,450       17
Stena Transporter ...... Harwich-Rotterdam           1978/1995   16,776          80         102    1,850       17
Ask5 ................... Trelleborg-Travemunde            1981   13,294         186         101    1,598       18
--------------------------------------------------------------------------------------------------------------------

(1) Prior to December 23, 2002, 50% of the vessel was leased pursuant to a long-term finance lease. On that date, our interest in the vessel was sold to Stena Sessan. The vessel is now chartered in by us on a long-term contract expiring December 2014.

(2) Chartered on long-term contract expiring in July 2005, with an option to extend until 2020.

(3) Stena Britannica II, financed by a finance lease on delivery, replaced the Stena Britannica in March 2003 and was later renamed the Stena Britannica.

(4) Stena Adventurer, built in Korea and delivered in May 2003, was financed by a finance lease on delivery. It replaced the Stena Forwarder in July 2003 as the charter contract on the Stena Forwarder expired in April 2003.

(5) We chartered the Ask from Scandlines Danmark A/S in April 2003 to replace the Svealand.


RoRo vessels. The RoRo vessel is designed primarily to transport freight trailers and a limited number of passengers, primarily truck drivers.

RORO VESSELS

==============================================================================================================
                                                    YEAR                                             SERVICE
                                                  BUILT/     GROSS   PASSENGER   NUMBER OF     LANE    SPEED
VESSEL              ROUTE                       REFITTED      TONS    CAPACITY      BERTHS   METERS  (KNOTS)
--------------------------------------------------------------------------------------------------------------
Stena Carrier(1) ... Gothenburg-Travemunde         1978     13,117          12          12    1,700       18
Stena Freighter(1).. Gothenburg-Travemunde         1977     13,145          12          12    1,700       18
Stena Gothica(2) ... Gothenburg-Harwich       1975/1990     14,406          12          12    2,000       16
--------------------------------------------------------------------------------------------------------------

(1) The Stena Carrier and the Stena Freighter were sold in November 2003 at which time each was chartered back in for a period of two to eight months.

(2) This vessel is chartered out to and operated by a joint venture between us and Tor Line AB on an annual renewable basis. Additionally, the joint venture charters out the vessel to Tor Line AB for part of each year. We and Tor Line AB share equally in the profits and losses from the joint venture.


SALES AND MARKETING

Passengers and cars. Our travel service targets our marketing efforts to three distinct groups: individual travelers, bus operators and business travelers. The travel products and services we offer consist of day trips, package trips (ferry ticket plus shore based arrangements), cruises (ferry tickets used primarily for onboard activities) and transport (ferry ticket plus a vehicle transport). We also offer conference services and other business related services to our business travel customers.

Our sales organization is divided into national sales offices in each of the countries where we have ferry operations and is responsible for sales and reservations, sales training and route coordination. Telephone reservations are centralized at one call center in each country. Products are sold directly to consumers and through travel agents with which we maintain various arrangements, including direct booking access. Individual customer bookings can also be made by telephone, e-mail, mail, fax and directly at each of our ferry terminals. In addition, bookings are taken over the Internet for all our routes in Scandinavia and the United Kingdom (except the Poland route).

Freight. Our freight operations are centralized into a single freight organization. This single freight organization provides sales, marketing and reservation services to customers and coordinates freight services for customers seeking transportation across more than one route. Freight operations are handled by sales representatives in each country where we operate, as well as independent sales agents in other European countries.


OFFSHORE DRILLING

We own and operate three third generation and two fifth generation semi-submersible drilling rigs. We took delivery of our fifth generation drilling rigs in 1999 and 2001. Three of these rigs are currently contracted out to major oil companies. Two of these rigs are not currently subject to charter, although one has a contract for three wells beginning between February and May 2004 with an option for three additional wells. The other rig is currently undergoing a survey and is not currently contracted out. Two of our remaining contracts expire in 2004 and our other contract expires in 2006. We believe our excellent safety record, our quality of service and modern fleet provide us with a significant competitive advantage.

Our rigs are currently deployed in the Norwegian sector of the North Sea, Southeast Asia and Egypt. The Stena Dee is currently in Rotterdam shipyard undergoing its five year survey. For the twelve months ended September 30, 2003, our drilling operations generated revenues of approximately SEK 1.7 billion, operating income of SEK 25 million and had depreciation and amortization expense of SEK 678 million.

The table below sets forth selected information with respect to our drilling rigs as of September 30, 2003:


DRILLING RIG FLEET

================================================================================================================
                                                                     BLOW-OUT
                                                         WATER     PREVENTORS
                                          YEAR           DEPTH    (PER SQUARE
DRILLING RIG              GENERATION     BUILT          (FEET)          INCH)               PROPELLERS    CLASS
----------------------------------------------------------------------------------------------------------------
Stena Clyde .........            3rd    1976           1,650          15,000    2 In Line Propellers        DnV
Stena Spey ..........            3rd    1983           1,500          15,000    2 In Line Propellers        DnV
Stena Dee ...........            3rd    1984     1,500/1,800          15,000     4 Azimuth Thrusters        DnV
Stena Tay ...........            5th    1999           7,500          15,000     8 Azimuth Thrusters        DnV
Stena Don ...........            5th    2001           1,600          15,000     6 Azimuth Thrusters        DnV
----------------------------------------------------------------------------------------------------------------

We operate our five drilling rigs from our headquarters in Aberdeen, Scotland with base offices in the Far East, Norway and Egypt. The Stena Dee is currently in Rotterdam shipyard undergoing its five-year survey, Stena Clyde is currently contracted for work in Southeast Asia, Stena Don is currently deployed in the Norwegian sector of the North Sea and Stena Tay is in Egypt. As of September 30, 2003, the average age of our fleet was approximately 15 years.

The table below sets forth the average utilization rates for our drilling rigs for each of the years indicated.

RIG UTILIZATION

========================================================================================================================
                                                       1998             1999         2000           2001         2002
------------------------------------------------------------------------------------------------------------------------
Number of vessels ........................              3(1)               4(2)         4              5(3)         5
Total vessel days available ..............          1,164(1)           1,324(2)     1,464          1,472        1,825
Vessel days utilized .....................          1,056              1,236        1,353          1,396        1,578
Vessel utilization (percentage) ..........           90.7               93.4         92.4           94.8         86.5
Offhire days planned .....................             81                 65           69             31           37
Offhire days (percentage) ................            7.0                4.9          4.7            2.1          2.0
Unutilized days ..........................             27                 23           42             45          210
Unutilized days (percentage) .............            2.3                1.7          2.9            3.1         11.5
Average daily rates ......................        117,900            107,400      116,400         121,132     134,628
------------------------------------------------------------------------------------------------------------------------

(1)   The Stena Forth was sold in March 1998.

(2)   The Stena Tay commenced operations May 17, 1999.

(3)   The Stena Don commenced operations December 20, 2001.

In 1999, we chartered the Stena Tay to Shell pursuant to a 10 year contract. In accordance with the terms of the contract, Shell has exercised its right to terminate this contract on August 17, 2004.

In July 1998, we entered into a long-term contract with Statoil, a Norwegian oil company, to construct the Stena Don. The Stena Don was chartered to Statoil in December 2001 under a five year charter contract which can be extended, at Statoil's option, for an additional period of ten years in extension terms of one year each. The Stena Don is designed to work in all currently planned and producing sub-sea oilfields in the greater North Sea area.

The Stena Dee was contracted to Maersk Oil (UK) limited and Venture Production Company until September 2003 and is currently undergoing its five-year survey.

The Stena Clyde's contract was extended and is expected to terminate in May 2004. The Stena Clyde was not under contract for 88 days in 2003.

The Stena Spey was contracted to Ramco Seven Heads Limited, Ireland from July 2003 to November 2003. Although we currently do not have a contract for it, the Stena Spey has been contracted to ChevronTexaco for three wells beginning between February and May 2004 with an option for an additional three wells.

Selected information with respect to our drilling contracts as at December 15, 2003 is set forth below:

========================================================================
RIG                      CUSTOMER            CONTRACT EXPIRATION DATE
------------------------------------------------------------------------
Stena Clyde ..........   Shell Malaysia               05/2004
Stena Spey ...........   N/A
Stena Dee ............   N/A
Stena Tay ............   Shell                        08/2004
Stena Don ............   Statoil ASA                 12/20061
------------------------------------------------------------------------

(1) Statoil has the option to extend the contract for 10 years in 10 additional terms of 1 year each.

The contracts for our drilling rigs typically provide for compensation on a "day rate" basis, under which we receive a fixed fee for each day that the rig is operating under contract. Under day rate contracts, we pay the operating expenses of the rig, including wages and the costs of incidental supplies. In September 2003, the daily charter rates for our drilling rigs were as follows:
Stena Clyde: $56,000; Stena Spey: $27,500; Stena Dee: N/A; Stena Tay: $225,000; and Stena Don: $220,000.

Competition. The offshore drilling rig market is highly competitive, reflecting the historic oversupply of offshore drilling rigs and the ability of operators to move rigs from areas of low utilization and low dayrates to areas of greater activity and relatively higher dayrates. Although drilling contracts are generally awarded on a competitive bid basis with price competition as the primary factor, contracts for drilling projects are increasingly being negotiated directly between an oil company and its preferred contractor with quality of service, safety and suitability of equipment, in addition to price, being significant factors in awarding contracts.

SHIPPING

Our shipping operations consist of the ownership and chartering of Roll-on/Roll-off vessels and crude oil and petroleum product tankers. To support these activities, we are also engaged in the design, purchase, sale, management and staffing of these vessels. We generally collect charter hire payments monthly in advance in the case of time charters and upon completion with respect to charters on the spot market. For the twelve months ended September 30, 2003, our shipping operations generated revenues of SEK 2.2 billion, operating income of SEK 220 million and had depreciation and amortization expense of SEK 150 million.

ROLL-ON/ROLL-OFF VESSEL OPERATIONS

Roll-on/Roll-off vessels permit trucks, freight trailers, buses and cars to drive directly onto and off the ship. As a result, these vessels permit more rapid loading and unloading and do not require cranes or other port facilities associated with traditional cargo handling and container ship operations. Our Roll-on/Roll-off vessel operations are divided into RoPax vessels, which carry trucks, freight trailers, buses and cars and provide accommodations for passengers, RoRo vessels, which carry freight trailers only and limited number of passengers, and car/passenger ferry vessels.

Over the past five years, our RoRo, RoPax and car/passenger ferry fleet size has ranged from seven to 15 vessels. As of December 15, 2003, we owned seven RoRo vessels and one RoPax vessel. As of December 15, 2003, we also chartered in one RoRo and one RoPax vessel. Over the last five years, our average utilization rate was 97% (excluding planned offhire days). Stena Line, which had previously been our largest customer, we no longer include in our Roll-on/Roll-off operations the six vessels that were previously chartered to Stena Line and are now used and included in our ferry operations.

The table below sets forth selected information with respect to our Roll-on/Roll-off vessel fleet as of December 15, 2003.

RORO VESSELS

=====================================================================================================
                                                                                             SERVICE
                                                 YEAR                PASSENGER       LANE      SPEED
VESSEL                             FLAG         BUILT        DWT      CAPACITY     METERS    (KNOTS)
----------------------------------------------------------------------------------------------------
Stena Shipper .............   U.K.            1979       8,800            12     2,050         19.0
Stena Tender ..............   Isle of Man     1983       4,700            12     1,250         15.5
Stena Timer ...............   Isle of Man     1984       4,700            12     1,250         15.5
Vasaland1 .................   Sweden          1984      12,870            12     2,170         17.5
Mont Ventoux2 .............   U.K.            1998      12,350            12     2,715         22.0
Stena Foreteller3 .........   Sweden          2002      12,300            12     3,000         22.0
Stena Forecaster ..........   Sweden          2003      12,300            12     3,000         22.0
Stena Forerunner ..........   Sweden          2003      12,300            12     3,000         22.0
----------------------------------------------------------------------------------------------------

(1) The Vasaland is chartered in pursuant to a time charter for a term expiring in April 2005.

(2)  The Sea Centurion was renamed Mont Ventoux in December 2002.

(3)  The Cetam Massilia was renamed the Stena Foreteller in November 2003.

We expect that an additional RoRo vessel, the Stena Chieftain, will be completed in January 2004.


ROPAX VESSEL


================================================================================================================
                                                                              NUMBER OF               SERVICE
                                             YEAR               PASSENGER        BERTHS       LANE      SPEED
VESSEL                            FLAG      BUILT       DWT      CAPACITY      (CABINS)     METERS    (KNOTS)
----------------------------------------------------------------------------------------------------------------
Pride of Aquitaine(1) .........   U.K.      1991      3,794        1,850            121     1,800         21.0
----------------------------------------------------------------------------------------------------------------
Svealand(2) ...................   Italy     1999      7,466          328             62     2,300         22.0
----------------------------------------------------------------------------------------------------------------

(1)   P&O Aquitaine was renamed Pride of Aquitaine in March 2003.

(2) The Svealand is chartered in pursuant to a time charter for a term expiring in May 2004 and is chartered out to Scandlines Danmark A/S for a term expiring in April 2005. We have an option to purchase this vessel which we are required to exercise at the expiration of the charter pursuant to the terms of our charter with Scandlines Danmark A/S.

For the five years ended December 31, 2002, our average Roll-on/Roll-off vessel utilization rate was approximately 97% (excluding planned offhire days). The table below sets forth information with respect to the utilization of our Roll-on/Roll-off vessels, including the vessels chartered to Stena Line, during the last five years.

ROLL-ON/ROLL-OFF VESSEL UTILIZATION

========================================================================================================
                                                               YEAR ENDED DECEMBER 31,
--------------------------------------------------------------------------------------------------------
                                                 1998        1999       20004        2001        2002
--------------------------------------------------------------------------------------------------------
 Total vessel days available1 .............     4,763       5,215       4,546       2,729       2,348
 Vessel days utilized2 ....................     4,564       5,089       4,437       2,683       2,272
--------------------------------------------------------------------------------------------------------
 Vessel utilization (percentage)2 .........       95.8        97.6        97.6        98.3        96.8
 Offhire days3 ............................        82          44          67          2.6          7
 Offhire days (percentage) ................        1.7         0.8         1.5         1.0         0.3
 Unutilized days ..........................       117          82          42          20          69
 Unutilized days (percentage) .............        2.5         1.6         0.9         0.7         2.9
--------------------------------------------------------------------------------------------------------

(1) Total vessel days is determined by aggregating the number of days in each year we owned, chartered in or leased such vessels.

(2) In the case of bareboat charters, the vessel is deemed to be utilized during the entire time the vessel is on charter.

(3)   Due to planned dry-dockings and damage.

(4) In October 2000 we acquired a majority of the outstanding shares of Stena Line, which had previously been our largest customer. As of that date, we no longer include in our Roll-on/Roll-off operations the six vessels that were previously chartered to Stena Line and are now used and included in our ferry operations.

The customers for our Roll-on/Roll-off vessels consist primarily of operators in the international freight and passenger transportation business. Since we frequently purchase and sell our Roll-on/Roll-off vessels and because our customers charter specific vessels to suit their particular needs, our customer base varies with changes in our fleet. In October 2000 we acquired a majority of the outstanding shares of Stena Line, which had previously been our largest customer. As of that date, we no longer include in our Roll-on/Roll-off operations the six vessels that were previously chartered to Stena Line.

Chartering activities. Our strategy is to charter our Roll-on/Roll-off vessels on either long-term time charters or bareboat charters. We seek operationally experienced and financially stable customers to charter our Roll-on/Roll-off vessels. In the case of time charters, we provide the crew, technical management and insurance coverage. In the case of bareboat charters, the charterer provides the fuel, crew, insurance and daily maintenance of the vessel. Bareboat charters also provide us with the right to inspect our vessels on a periodic basis.

Our operating expenses in connection with vessels chartered under time charters are higher than in the case of vessels chartered under bareboat charters. However, in the case of vessels chartered under time charters, the charter rate is generally higher because the person chartering out the vessel provides more services. As a result, there is generally no material effect on our cash flow between vessels chartered under time or bareboat charters or as a result of changes from time to bareboat charters.

The table below sets forth information about existing chartering arrangements in place with respect to our Roll-on/Roll-off vessels as of December 15, 2003.


RORO VESSELS

================================================================================================
VESSEL                           TYPE OF CHARTER         CHARTERER    CURRENT CHARTER PERIOD(1)
------------------------------------------------------------------------------------------------
Mont Ventoux ...............                Time         Sudcargos              11/03 -- 11/04
Stena Timer ................                Time        Crowley(2)              11/01 -- 02/04
Stena Tender ...............                Time        ADNATCO(3)              12/01 -- 12/04
Stena Shipper ..............                Time           CTDN(4)              09/03 -- 01/04
Stena Foreteller(5) ........                 N/A               N/A                         N/A
Stena Forecaster ...........                Time      Transfennica              06/03 -- 10/05
Stena Forerunner ...........                Time      Transfennica              10/03 -- 12/05
Vasaland(6) ................                Time     Finnlines Oyj              04/03 -- 04/05
------------------------------------------------------------------------------------------------

(1) Excludes optional extension periods.

(2) Crowley Liner Services Inc.

(3) Abu Dhabi National Tanker Company.

(4) Compagnie Tunisienne De Navigation.

(5) The Cetam Massilia which was renamed the Stena Foreteller in November 2003 was removed from service for scheduled dry-docking in December 2003. After dry-docking, the vessel will be used by Stena Line for a period of one to two months.

(6) Chartered in vessel.


ROPAX VESSELS

====================================================================================================
VESSEL                           TYPE OF CHARTER                CHARTERER  CURRENT CHARTER PERIOD
----------------------------------------------------------------------------------------------------
Pride of Aquitaine(1) ........          Bareboat      P&O Ferries Limited         04/99 -- 12/05
Svealand(2) ..................              Time   Scandlines Danmark A/S         04/03 -- 04/05
----------------------------------------------------------------------------------------------------

(1)   P&O Aquitaine was renamed Pride of Aquitaine in March 2003.

(2) Chartered in vessel. We have an option to purchase this vessel which we are required to exercise at the expiration of the charter pursuant to our charter with Scandlines Danmark A/S.

Fleet management. We order new vessels to be built, purchase existing vessels, charter vessels in, charter vessels out and sell vessels. We believe that our close relationships with customers and our ability to understand, anticipate and service customer needs provides us with important market information which can be used in determining whether to purchase, sell or reconstruct existing vessels or order newbuildings. We base our decision as to whether to purchase or sell vessels on market conditions, the size of our fleet of Roll-on/Roll-off vessels, our view of future demand, vessel values, charter rates and other factors. We typically sell vessels to operators of passenger and freight services. We also charter in vessels. The Vasaland and the Svealand are currently chartered in and, in turn, chartered out to third parties.

While we prefer to negotiate outright sales of our vessels for cash, we may extend financing or enter into hire/purchase contracts with purchasers of our vessels. Sales of our vessels are an integral part of our business and have provided a significant portion of our shipping revenue in past years. The market for vessel sales is highly competitive and there can be no assurance that we will be able to realize gains from the sale of vessels in the future.

The table below sets forth for each of the years indicated information with respect to our purchases and sales of Roll-on/Roll-off vessels and the income recognized from such sales.


ROLL-ON/ROLL-OFF VESSEL SALES AND PURCHASES

==================================================================================================================
                                                             1998     1999         2000         2001         2002
------------------------------------------------------------------------------------------------------------------
Fleet as of January 1, .................................     12       15         14            8            7
Newbuildings delivered .................................      1        2          1           --            1
Vessels purchased ......................................      3       --         --           --           --
Vessels sold ...........................................      1        3          1            1            1
Fleet as of December 31, ...............................     15       14          8(1)         7(1)         8(1)
Net gain on sale of vessels (SEK in millions) ..........     45      172         80           91            0
------------------------------------------------------------------------------------------------------------------

(1) In October 2000 we acquired a majority of the outstanding shares of Stena Line, which had previously been our largest customer. As of that date, we no longer include in our Roll-on/Roll-off operations the six vessels that were previously chartered to Stena Line and are now used and included in our ferry operations.

Newbuilding program. Two newbuildings, the Stena Forecaster and the Stena Forerunner, were delivered in April and August 2003, respectively. The Stena Chieftain is currently under completion at a shipyard in Croatia and is expected to be delivered in January 2004. The remaining costs to be paid in connection with the delivery of this vessel are $12 million. We have no other newbuildings on order.

Fleet changes during 2003. In April 2003, the RoRo vessel, Stena Clipper, was sold to a third party. When the Stena Britannica (the new RoPax vessel built in Korea) was delivered and put into service in April 2003, the vessel previously named Stena Britannica was transferred from our ferry operations back to our RoRo operations. We then entered into an agreement with Finnlines Oyj whereby the previous Stena Britannica was sold to Finnlines. In that transaction the Finnlines owned 1984 built RoRo vessel Oihonna was sold to us and we chartered the vessel back to Finnlines under a two year time charter. Prior to delivery, we sold the Oihonna, now re-named Vasaland, and entered into a two year time charter with the purchaser corresponding to the time charter we entered into with Finnlines.

The RoPax vessel Svealand, previously time-chartered for our ferry operations was replaced by the RoPax vessel Ask during April 2003. The time-charter for the Svealand was taken over by our RoRo operations which in turn chartered the vessel to Scandlines AS.

In April 2003, the second RoRo newbuilding from China, the Stena Forecaster, was delivered from the shipyard. After final completion and voyage to Europe, the vessel was chartered to an unrelated third party commencing in June 2003.

Competition. The Roll-on/Roll-off vessel chartering business is very competitive. Competition among companies that charter out Roll-on/Roll-off vessels depends on several factors, such as the availability of suitable vessels, charter rates, customer service and the quality of the vessels. The large number of newbuildings ordered and delivered in the industry in recent years has significantly increased competition in our Roll-on/Roll-off vessel operations and adversely impacted charter rates and the value of older, smaller and slower vessels. Some companies may decide that it is more economical to purchase rather than charter vessels, thereby decreasing demand for our chartering operations. From time to time we sell vessels to such operators. Our competitors include other ship owners and ferry line service operators who may from time to time have an unemployed vessel.

CRUDE OIL AND PETROLEUM PRODUCT TRANSPORTATION

We own, charter in and provide commercial management services for, crude oil and product tankers.

As of September 30, 2003, we chartered in 20 Product, Aframax and Panamax tankers, lease two Product tankers pursuant to long-term finance leases and had a 50% interest in two shuttle tankers. We have 75% interests in two Panamax tankers on order and eight additional tankers on order. We are increasing the range of size of our fleet from 15 to 20 tankers to 30 to 40 tankers to meet increasing requirements from our customers. As our fleet has grown, we have decided to increase the proportion of owned ships in our fleet. As a result, we have entered into agreements for 10 new tankers. See "--Newbuildings" below. Our customers are generally large international oil companies, members of the Organization of Petroleum Exporting Countries and shipping companies. Our major customers include ChevronTexaco, Shell, Vitol, Conoco and Hess.

Our interest in two shuttle tankers is through a 50/50 joint venture with Ugland Nordic Shipping ASA, Norway, referred to herein as Ugland, a company owned by Teekay which is active in the shuttle tanker business. One vessel, the Stena Alexita, is chartered out to Esso Norway for ten years commencing in 1998. The second vessel, Stena Natalita, is chartered out to Statoil until April 2007.

We have an allocation agreement with Concordia Maritime AB, referred to herein as Concordia, pursuant to which Concordia may elect to participate fully or partially in crude oil and petroleum product tanker and bulk cargo vessel opportunities identified by us.

Newbuildings. We have two 10,000 dwt double-hulled product tankers held pursuant to long-term finance leases. These vessels are currently chartered to ChevronTexaco for nine years and five years, respectively. We have 75% interests in two 72,000 dwt Panamax tankers on order. In addition, in April 2003, we entered into an agreement to build two additional Panamax tankers, 72,000 dwt, at a shipyard in China for delivery in 2005 and 2006. In June 2003, we entered into an agreement to build two ice-class 1-A 113,600 dwt Aframax tankers at a shipyard in Korea for delivery in 2005 and 2006. We have also entered into agreements to purchase four 47,400 dwt Product tankers under construction at a shipyard in Croatia; two are scheduled to be delivered in 2004 and two in 2005. Our aggregate remaining cost for our 10 newbuildings, fully equipped, is approximately $315 million, of which approximately $111 million is due within the next twelve months.

Chartering activities. As of September 30, 2003, all of our chartered in tankers were chartered out on the spot market. The spot market refers to a segment of the shipping market where contracts are made for single voyages. Under a charter on the spot market, the person chartering out the vessel provides the crew, captain, insurance and daily maintenance as well as bunker, harbor dues, channel fees and any other costs in connection with the voyage.

Since January 1, 2003, spot market rates have ranged from $10,000 to $70,000 per day for Aframax tankers, $8,000 to $40,000 per day for Panamax tankers and $8,000 to $30,000 per day for Product tankers. Spot market rates as of September 30, 2003 were $16,000, for Aframax tankers, $16,300 for Panamax tankers and $13,000 for Product tankers.

For the five years ended December 31, 2002, our average tanker utilization rate was approximately 97% (excluding planned offhire days). The table below sets forth certain information relating to the utilization of our owned and chartered in tankers for the last five years.

TANKER UTILIZATION

========================================================================================================
                                                             YEAR ENDED DECEMBER 31,
--------------------------------------------------------------------------------------------------------
                                               1998         1999        2000        2001        2002
--------------------------------------------------------------------------------------------------------
Total tanker days available1 ............       7.294      6,326       5,602       5,257       5,572
Tanker days utilized ....................      6,929       6,092       5,442       5,040       5,486
Tanker utilization (percentage) .........      95.0          96.3        97.1        95.9        98.4
Offhire days2 ...........................        365         234         160         217          86
Offhire days (percentage) ...............       5.0           3.7         2.9         4.1         1.6
--------------------------------------------------------------------------------------------------------

(1) Total tanker days is determined by aggregating the number of days in each year we owned, chartered in or leased such tankers.

(2)  Due to scheduled and unscheduled drydockings and damage.

There can be no assurance that our tankers which trade on the spot market will continue to be employed or that rates obtained by us will cover costs associated with the operation of such tankers.

Commercial management services. We provide commercial management services for Concordia and Sessan. Commercial management includes arranging charters, fuel, documentation and port services, revenue collection and accounting services.

Competition. International sea borne crude tanker and product tanker transportation services are provided by two main types of operators: major oil company captive fleets (both private and state owned) and independent ship owner fleets. Many of our customers also operate their own tankers and use such tankers not only to transport their own oil, but also to transport oil for third party charterers in direct competition with operators in the tanker charter market. Chartering tankers is highly competitive and is based upon price, location, vessel quality, size, condition and acceptability of the tanker and its manager to charterers.


SHIP MANAGEMENT

As part of our ongoing commitment to maintaining a high quality fleet and efficient operations, we own and operate a ship management company, Northern Marine, which provides ship management services from offices in Glasgow, Scotland, Singapore and India. Ship management includes crewing, inventory control, maintenance and technical management. As of September 30, 2003, Northern Marine provided services for vessels through approximately 4,600 seafarers for us, Concordia, ChevronTexaco and several other third parties.


TECHNICAL DEVELOPMENTS & PATENTS

Stena Teknik, our technical division, provides design, construction and other marine technology support to our shipping and off shore drilling activities. We hold several patent registrations and applications in the United States and abroad to establish and protect our proprietary rights in the shipbuilding design industry. These patent registrations and applications relate primarily to the design and construction of the HSS ferries. In addition, we currently hold patents in approximately ten European countries for other technologies relating to the construction of marine vessels.


REAL ESTATE

General. Through our subsidiaries, we are involved in the acquisition, refurbishment and management of residential and commercial properties. For purposes of the indentures governing our indebtedness, these subsidiaries are designated unrestricted subsidiaries, as defined in the indentures. As of September 30, 2003, our real estate portfolio consists of two segments: 147 leasehold and freehold properties in Sweden and 33 freehold and leasehold properties located in The Netherlands, Germany, Luxembourg and France. A substantial majority of our rental income comes from our properties in Sweden; the majority of our remaining rental income being derived from properties located in The Netherlands. Our real estate portfolio is managed from offices located in Gothenburg, Stockholm, Malmo and Amsterdam. We also manage real property owned by the Olsson family. As of September 30, 2003, our management estimates, based on internal valuations, that the market value of properties owned by our real estate operations was SEK 7.9 billion.

Each of our real estate subsidiaries finances its acquisitions of real property with individual mortgages from various commercial and mortgage banks on each parcel obtained. On average, approximately 75% of the value of each property is financed. In the case of the Swedish properties, approximately one-half of our properties (based on value) secure loans which are for a term of less than one year and are subject to floating interest rates and the remaining half secure loans of two to five years in duration. The debt incurred by our real estate operations is non-recourse to our restricted group. Our average loan is for a term of 2.8 years. Through the use of interest rate caps and performance swaps, the interest rates are converted into fixed rates for up to five years. Outside of Sweden, the mortgage loans are generally for a minimum period of five years. Interest rates are generally fixed for these properties.

We lease our Swedish residential properties on an evergreen basis with a right for the tenant to give three months termination notice. Under Swedish law, after a residential tenant has leased a property, the landlord cannot evict the tenant except for good cause (e.g., non-payment of rent or failure to take care of the premises or the disturbance of other tenants). Swedish law provides for rent stabilization with respect to residential properties. Residential tenants have the right to renew their leases at rates established as a result of negotiations between voluntary landlord and tenant associations.

Generally, our commercial properties inside and outside Sweden have similar lease arrangements. We lease commercial properties for a term of three to ten years. Under Swedish law, unless the lease provides otherwise, a tenant has no right to renew a commercial lease upon termination, but upon renewal, the landlord cannot charge a rent which is substantially above market rent. Commercial leases may generally be terminated by the landlord if the tenant is delinquent on rent payments or if the tenant fails to maintain the property. In The Netherlands and Germany, our typical commercial lease has a term of five years and often includes an option for the tenant to renew. In France and Luxembourg, our typical commercial lease runs for a period of nine years and tenants are usually given options to terminate the lease in the third and sixth years of the lease. Our commercial leases generally include annual adjustment clauses to reflect inflation. Except in the case of our leases on properties in The Netherlands, tenants generally pay the property tax, insurance and management costs for such properties.

Swedish properties. Our real estate portfolio in Sweden as of September 30, 2003 consisted of residential and commercial properties totaling approximately 877,000 square meters. In 2003, we acquired two properties in Malmo (approximately 11,000 square meters) and we sold two properties in Stockholm (approximately 38,000 square meters) and one property in Gothenburg (approximately 1,000 square meters). Our residential properties consist primarily of multi-family rental properties (approximately 8,100 units) which in terms of square meters comprise approximately 63% of our properties in Sweden or approximately 552,000 square meters. Our commercial properties in Sweden consist of office buildings and industrial property and comprise the remaining 37% of our property portfolio in Sweden or approximately 325,000 square meters. The occupancy rates for our Swedish properties based on square meters on December 31, 2001 and on December 31, 2002 were 98%.

In January 2003, we acquired additional properties in the south of Sweden for SEK 112 million. In June 2003, we sold properties in Stockholm, Sweden for SEK 215 million. From June to August 2003, we invested an aggregate of SEK 433 million in shares of the Swedish property company Drott. From November to December 2003, we invested SEK 641 million in additional shares in Drott for an aggregate total investment of SEK 1,074 million. We sold properties in Stockholm, Sweden and in Germany in July 2003 for approximately SEK 225 million.

Of our Swedish properties, 28 are leased pursuant to long-term ground leases from local governments. These leases typically run for a 50 year to 90 year period. Rent is renegotiated after the first 20 years and every 10 years thereafter. Most of our leased properties have more than 50 years of the original lease term remaining.

Other. Our other properties as of September 30, 2003 consisted of 33 commercial properties, 27 of which were located in The Netherlands. The remaining properties are located in Germany, Luxembourg and southern France. Our non-Swedish properties total approximately 142,000 square meters. During 2003, we acquired one property in The Netherlands and sold one property in Germany. The occupancy rates for our non-Swedish properties based on square meters on December 31, 2001 and on December 31, 2002 were 94% and 95%, respectively.

Property management. In Sweden, we also manage property owned by the Olsson family. We receive a fee for these services equal to 4% of the rents collected with respect to such properties. For the years ended December 31, 2001 and December 31, 2002, such fees aggregated SEK 8 million and SEK 9 million, respectively.


INVESTMENT ACTIVITIES

We maintain an investment portfolio of equity and debt securities. As of September 30, 2003, we had invested SEK 2.5 billion in this portfolio, as compared to SEK 1.3 billion as of December 31, 2002. Our investment portfolio currently includes a $76.1 million investment in two VIEs whose purpose is to invest primarily in high yield securities and bank loans, respectively. See "Management's discussion and analysis of financial condition and results of operations--Recent U.S. accounting pronouncements" for a discussion of the treatment of our investment in these companies for US GAAP purposes. In addition to our hedging arrangements, we actively trade in currency contracts and options. As of December 31, 2002, the notional amounts and credit exposure of such instruments were SEK 208 million and SEK 0 million, respectively, as compared to SEK 1,665 million and SEK 17 million, respectively, as of December 31, 2001.

Results from our portfolio of debt and equity securities and our currency/interest rate trading activities for the years ended December 31, 2002, 2001 and 2000 were a loss of SEK 32 million, a gain of SEK 111 million, and a gain of SEK 189 million, respectively. Our equity investments currently include both publicly traded and private companies. The debt securities currently held by us are primarily bank floating rate notes and high yield government and corporate bonds from emerging markets. We seek to maintain a diversified investment portfolio to balance our exposure to various risks and have established a series of procedures and limits we believe are designed to manage the risks of these activities on a day-to-day basis. Investments are subject to various risks and currency rates are highly volatile and, as a result, there can be no assurance that our investment activities will be profitable.

Our policies regarding our investments provide that we may borrow up to 60% of the value of certain equity investments and up to 80% of the value of certain investments in debt securities. In the case of certain of our investments, various of the agreements governing our indebtedness provide that if the value of our investment decreases below an established minimum level, the lender has the right to liquidate the investment.


CLASSIFICATION OF VESSELS

The hull and machinery of each of our vessels have been certified as being "in class" by its respective classification society: Lloyds Register or DnV. A classification society certifies that a vessel has been built and maintained in accordance with the rules of the society and is in compliance with applicable rules and regulations of the country of registry and the international conventions of which that country is a member.

The aggregate appraised value of our Roll-on/Roll-off vessels (including those used in our ferry operations), crude oil tankers and drilling rigs as of June 30, 2003 was SEK 13.5 billion as compared with the net book value as of September 30, 2003 of SEK 13.6 billion. These appraisals were performed by independent ship appraisers who received customary fees for such services. Our vessel values generally fluctuate over time and there can be no assurance that we would be able to sell our vessels for their appraised values.

As of September 30, 2003, the book value of the other tangible fixed assets held by our restricted group was SEK 2.6 billion.


RISK OF LOSS AND INSURANCE

General. Our business is subject to a number of risks, including mechanical failure of our vessels, collisions, property loss or damage, cargo loss or damage and business interruption due to political circumstances in foreign countries, international hostilities, terrorism or labor strikes. The operation of any ocean-going vessel or drilling rig is also subject to the inherent possibility of catastrophic marine disaster, including oil spills and other environmental mishaps, and other liabilities arising from owning and chartering out vessels or drilling rigs in international trade. Environmental legislation enacted in the United States, which imposes virtually unlimited liability upon owners, operators and bareboat charterers trading in the U.S. market for certain oil pollution accidents in the United States, has made liability insurance for trading in the U.S. market more expensive and has caused insurers to consider reducing available liability coverage.

We maintain insurance coverage in amounts consistent with industry practice. Our insurance coverage is maintained with underwriters in the insurance markets mainly in Sweden, Norway, the United Kingdom and the United States.

Hull and machinery insurance. We maintain hull and machinery insurance, which insures against the risk of damage to, or total or constructive loss of, a vessel as well as damage to third parties caused by direct contact with an insured vessel. Constructive total loss occurs when the vessel is so damaged due to a casualty that the repair costs amount to at least 80% of the insured value of the vessel. We also maintain war risks insurance, which insures the risk of damage and total or constructive total loss of an insured vessel directly caused by certain warlike situations such as military use of weapons or terrorist activities. Coverage for areas designated from time to time as war zones may be excluded or additional premiums may be required with respect to travel in such zones. We maintain coverage for the full value of each vessel, the value of which is updated at least annually.

We maintain civil and war risk hull and machinery insurance in respect of all Roll-on/Roll-off vessels, tankers and drilling rigs owned by us and vessels bareboat chartered in or leased by us pursuant to a long-term finance lease. The bareboat charterer of a vessel is responsible for obtaining adequate hull and machinery insurance. However, except for vessels bareboat chartered out to companies affiliated with us, we obtain "innocent owner insurance," to insure against the risk that the bareboat charterer's hull and machinery insurance, war risk insurance and protection and indemnity insurance are not valid due to any act or omission of the charterer.

Loss of hire insurance. We maintain loss of hire insurance to insure against a loss of income due to damage to the hull or machinery of any Roll-on/Roll-off vessels and tankers owned by us. Our drilling rigs are covered by loss of hire insurance and vessels used in our ferry operations have loss of hire insurance at the option of the applicable route director.

Protection and indemnity insurance. We maintain P&I insurance coverage for our shipping activities, which includes coverage against legal liability and other related expenses incurred due to the injury or death of crew, passengers and other third parties, loss or damage to cargo, claims arising from collisions with other vessels, damage to third party property, pollution arising from oil or substance and salvage, towing and other related costs. Our P&I insurance coverage is arranged through four P&I mutual insurance clubs in Sweden, Norway and the United Kingdom. As a member of the club, we may be required to pay additional premiums in arrears. Our total premium is based on our own claims record, the total claims record of the members of the club and the aggregate claims record of all clubs which are members of the international association of P&I Clubs and the clubs' costs for reinsurance.

We maintain P&I insurance in respect of all Roll-on/Roll-off vessels, tankers and drilling rigs owned, chartered in or leased pursuant to a long-term finance lease, except for vessels bareboat chartered out. The charterer of a vessel we bareboat charter-out is responsible for obtaining adequate P&I insurance. We obtain "subsidiary P&I insurance" for vessels bareboat chartered by companies not affiliated with us in order to insure the owner of a vessel bareboat chartered out against claims.

Since February 20, 1996, the maximum exposure of all P&I clubs for liabilities to third parties has been capped at an amount based on a formula specified in the International Convention on Liability for Maritime Claims of 1976. Oil pollution coverage is also limited. Coverage for damages arising from oil pollution for vessels that are owned and bareboat chartered in is limited to $1 billion per vessel per incident. Coverage for our drilling rigs for damages arising from pollution is limited to $150 million per incident, except that coverage for the Stena Clyde is limited to $100 million per incident. We believe we have adequate oil pollution coverage.

Our fleet of tankers is used to transport crude oil and petroleum products. The operation of these vessels, as well as our drilling rigs, could potentially result in an oil spill for which we could be liable. The Roll-on/Roll-off vessels owned and chartered out by us do not transport crude oil or petroleum products, but do carry significant quantities of diesel oil and other heavy oil used for fuel that, if spilled, would cause pollution and liability. In addition, vessels owned and chartered out by us could be involved in a collision with a tanker causing a spill of the tanker's cargo for which we could be liable. See "--Regulation."

Claims experience. We have experienced some immaterial property losses over the past five years. These losses were covered by insurance and none of these incidents resulted in a material loss or liability for us.

Adequacy of insurance. We believe that our current insurance coverage provides adequate protection against the accident-related risks involved in the conduct of our business and that we maintain appropriate levels of environmental damage and pollution insurance coverage, consistent with industry practice. However, there can be no assurance that all risks are adequately insured against, that any particular claim will be paid or that we will be able to procure adequate insurance coverage at commercially reasonable rates in the future. Consistent with industry practice, our insurance policies are subject to commercially reasonable deductibles.


SIGNIFICANT SUBSIDIARIES

The following table sets forth significant subsidiaries owned, directly or indirectly:

================================================================================
 NAME OF COMPANY                         DOMICILE             PERCENTAGE OWNED
--------------------------------------------------------------------------------
 Stena Rederi AB .....................   Sweden                     100
 Stena Bulk AB .......................   Sweden                     100
 Stena Fastigheter AB ................   Sweden                     100
 Stena Line Scandinavia AB ...........   Sweden                     100
 Stena International BV ..............   The Netherlands            100
 Stena Line Holding BV ...............   The Netherlands            100
 Stena Drilling (Holdings) Ltd .......   United Kingdom             100
 Stena Ferries Ltd ...................   United Kingdom             100
 Stena North Sea Ltd .................   United Kingdom             100
 Stena Line Ltd ......................   United Kingdom             100
 Stena Maritime AG ...................   Switzerland                100
 Stena Holding (Bermuda) Ltd .........   Bermuda                    100
 Stena Tay Ltd .......................   Bermuda                    100
 Stena Don LLC .......................   Isle of Man                100
--------------------------------------------------------------------------------

REGULATION


GENERAL

The shipping industry in general, and our business and the operation of our vessels and drilling rigs in particular, are subject to and affected by a variety of governmental regulations including numerous international conventions, national, state and local laws and national and international regulations in force in the jurisdictions in which such vessels and drilling rigs are registered and operate. Because such conventions, laws and regulations are often revised, we cannot predict the ultimate cost of complying with such revised conventions, laws and regulations or the impact thereof on the resale price or useful life of our vessels and drilling rigs. We are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses and certificates with respect to our operations. Subject to the discussion below and to the fact that the kinds of permits, licenses and certificates required for the operation of the vessels and drilling rigs owned or operated by us will depend upon a number of factors, we believe that we have been and will be able to obtain all permits, licenses and certificates material to the conduct of our operations. We believe that the heightened environmental and quality concerns of insurance underwriters, regulatory bodies and charterers will result in greater inspection and safety requirements on all vessels.


ENVIRONMENTAL

We are subject to the laws of various jurisdictions and international conventions regarding the discharge of materials into the environment. The most onerous of such regulations in the United States are the Oil Pollution Act of 1990, or OPA '90 and the Comprehensive Environmental Response Compensation and Liability Act, or CERCLA.

OPA '90 establishes an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills. OPA '90 affects all owners and operators whose vessels trade in the United States or its territories or possessions or whose vessels operate in United States waters, which include the United States territorial area and the two hundred nautical mile exclusive economic zone of the United States.

Under OPA '90, vessel owners, operators and bareboat charterers are "responsible parties" and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all oil spill containment and clean-up costs and other damages arising from oil spills pertaining to their vessels. OPA '90 limits the liability of responsible parties to the greater of $1,200 per gross ton or $10 million per tanker. These limits of liability do not apply if the incident was proximately caused by a violation of applicable United States Federal safety, construction or operating regulations or by the responsible party's gross negligence or willful misconduct, or if the responsible party fails or refuses to report the incident or to cooperate and assist in connection with the oil removal activities.

In order to ensure that the responsible parties will meet the minimum liability amount imposed by OPA '90, responsible parties must establish evidence of financial responsibility to pay. Certificates of financial responsibility have been obtained for all of our owned or bareboat chartered vessels that trade in U.S. waters. We believe that if the need arises, certificates of financial responsibility for our other vessels could be obtained promptly. Guarantees from Shoreline Mutual (Bermuda) Limited and Arrat Ltd. are the primary vehicles through which we have satisfied the requirements under OPA '90.

Owners, bareboat charterers or operators of tankers operating in United States waters are required to file vessel response plans with the Coast Guard, and their tankers are required to be operated in compliance with their Coast Guard approved plans. Such response plans must, among other things, (i) address a "worst case" scenario and identify and ensure, through contract or other approved means, the availability of necessary private response resources to respond to a "worst case discharge," (ii) describe crew training and drills and
(iii) identify a qualified individual
with full authority to implement removal actions. We have filed vessel response plans with the Coast Guard for the tankers owned or bareboat chartered by us that trade in United States waters and have received approval for all of such tankers to operate in United States waters.

Under OPA '90, with certain limited exceptions, all newly built or converted tankers operating in United States waters must be built with double-hulls, and existing vessels which do not comply with the double-hull requirement must be phased out over a 25-year period (1990-2015) based on size, age and place of discharge, unless retrofitted with double-hulls. Notwithstanding the phase-out period, OPA '90 currently permits existing single-hull tankers to operate until the year 2015 if their operations within United States waters are limited to discharging at the Louisiana Off-Shore Oil Platform, or off-loading by means of lightering activities within authorized lightering zones more than 60 miles offshore. Our new Product tankers, with double-hulls and diesel-electric propulsion and twin azimuth thrusters navigate in the Caribbean and call at some United States ports. These vessels are compliant with OPA '90.

OPA '90 expressly provides that individual states are entitled to enforce their own pollution liability laws, even if inconsistent with or imposing greater liability than OPA '90. There is no uniform liability scheme among the states. Some states have OPA '90-like schemes for limiting liability to various amounts and some rely on common law fault-based remedies, while others impose strict and unlimited liability on an owner or operator. Some states have also established their own requirements for financial responsibility.

CERCLA. CERCLA applies to discharges of hazardous substances (other than oil), whether on land or at sea. CERCLA applies to owners and operators of vessels and provides for cleanup, removal and natural resource damages. CERCLA's liability regime is similar to that of OPA 90. We believe that we are in substantial compliance with OPA, CERCLA and all other applicable state and federal regulations applying to the waters of the United States and the ports where our vessels call.

IMO. Many countries other than the United States have ratified and follow the liability scheme adopted by the International Maritime Organization (IMO) and set out in the International Convention on Civil Liability for Oil Pollution Damage of 1969 (CLC). Under the CLC, a tanker's registered owner is strictly liable for pollution damage caused in the territorial waters of a contracting state by a discharge of persistent oil, such as crude oil, fuel oil, heavy diesel oil and lubricating oil, subject to certain complete defenses, including pollution damage resulting from an act of war, caused by a third party, or caused by the negligence or wrongful act of a government responsible for the maintenance of lights or other navigational aids. Liability is currently limited to approximately $188 per gross ton, an amount that is subject to periodic adjustment. The right to limited liability is forfeited only where the spill is caused by the owner's actual fault or the fault of a third party with whom the owner has a direct contractual relationship. Tankers trading in the territorial waters of contracting states must provide evidence of insurance covering the maximum amount for which the owner is strictly liable. In jurisdictions where the CLC has not been adopted, various legislative schemes or common law govern and liability is imposed on the basis of fault or in a manner similar to the CLC.

The IMO has adopted regulations which set forth pollution-prevention requirements applicable to tankers which have been implemented in many jurisdictions in which our tankers operate. They provide in part that (1) 25-year-old tankers must be of double-hull construction or of a mid-deck design with double-sided construction unless they meet certain narrow alternative design criteria: (2) 30-year-old tankers must be of double-hull construction or of a mid-deck design with double-sided construction; and (3) all tankers are to be subject to enhanced inspections. Also under IMO regulations, a tanker must be of double-hull construction or be of mid-deck design with double-sided construction (or another approved design ensuring the same level of protection against oil pollution) if the tanker (1) is the subject of a contract for a major conversion or original construction on or after July 6, 1993; (2) commences a major conversion or has its keel laid on or after January 6, 1994; or (3) completes a major conversion or is a newbuilding delivered on or after July 6, 1996. All of our owned and newbuilding vessels comply with these requirements. However, more stringent maritime safety rules are likely to be imposed worldwide as a result of the oil spill in November 2002 relating to the loss of the m.t. Prestige.

MARPOL. On March 6, 1992, the IMO adopted regulations to the International Convention for the Prevention of Pollution from Ships (MARPOL) which set forth new and upgraded requirements for pollution prevention for tankers. These regulations went into effect on July 6, 1995. Our owned and chartered in tankers are fully compliant with the MARPOL rules.

ICLL. The International Convention on Load Lines of 1966 (ICLL), which entered into force on July 21, 1968, establishes principles and rules concerning the limits to which ships may be loaded for international voyages. The provisions take into account the potential for hazards in different maritime regions and seasonal operating conditions, and designate how, where and when assigned load lines are to be marked on each ship. Generally, the ICLL applies to all ships that are greater than 24 meters (79 feet) in length (for ships built since 1966) or greater than 150 tons gross, unless otherwise exempted by the terms of the Convention. Currently each of our ferries, freight vessels, and petroleum tankers, to which the ICLL is applicable, are operating under an International Load Line Certificate demonstrating that the vessel has been surveyed and marked in accordance with the ILCC within the past five years.

SOLAS. The International Convention for the Safety of Life at Sea (SOLAS) establishes basic safety standards for the construction and operation of merchant ships engaged on international voyages (including our Roll-on/Roll-off vessels and tankers). SOLAS has been ratified by more than 90 countries. The SOLAS convention of 1974 (SOLAS '74) provides safety standards for construction, machinery and electrical installations, life-saving appliances, radiotelegraphy and radiotelephony, navigation and the carriage of dangerous goods. SOLAS '74 puts the primary responsibility for compliance on the flag state, but there are provisions which recognize certain rights and obligations of countries where the ships call.

The SOLAS convention of 1990 (SOLAS '90) was adopted in 1990 to set new stability criteria for passenger carrying vessels. RoPax and car/passenger ferry vessels constructed after April 29, 1990 must be built to meet these and other requirements. RoPax and car/passenger ferry vessels that were constructed prior to April 29, 1990 are permitted to be retrofitted to comply with these SOLAS '90 regulations in stages. For example, as of October 1, 2002, a RoPax vessel constructed prior to April 29, 1990 must be in at least 90% but may be in less than 95% compliance with SOLAS '90. In accordance with the IMO SOLAS conference held in November 1995, all such vessels must be in full compliance with SOLAS '90 by October 1, 2005.

At the 1995 SOLAS Conference, several amendments to SOLAS and IMO resolutions were adopted concerning vessel stability, arrangements of bow doors, operations, communications, lifesaving and search and rescue. In particular, Resolution No. 14, also known as the Stockholm Agreement, allows for regional agreements to establish specific stability requirements for RoPax and car/passenger ferry vessels. These regulations also require vessels to fulfill the SOLAS '90 damage stability standard, which had applied to all RoRo passenger ships built since 1990 and was extended to existing ships in accordance with an agreed phase-in program. These regulations entered into force on October 1, 2002. All of our RoPax and car/passenger ferry vessels are currently in full compliance with SOLAS '90 as well as the Stockholm Agreement.


Amendments to SOLAS '74 establish greater fire safety standards for existing RoPax and multi-purpose ferry vessels and newbuildings. These requirements must be complied with over a period of 12 years from 1992 to 2005. Our owned vessels are in full compliance with these fire and safety regulations, and we anticipate that newbuildings and/or acquired vessels will be compliant by 2005, at an estimated cost of SEK 15 million per vessel.

Further amendments adopted to SOLAS '74 in 2000 and 2002 stipulate, among other things, the fitting of an Automatic Identification System (AIS) and a Voyage Data Recorder (VDR) for ships engaged on international voyages. Installation of AIS and VDR is scheduled to be completed for our entire fleet within the mandated schedules at an estimated cost of SEK 65 million. Additional security provisions adopted under SOLAS in December 2002 include mandatory compliance with the new International Ship and Port Facility Security Code (ISPS Code). We anticipate that our operations will be fully compliant with this requirement prior to its entry into force in July 2004.

In May 1994, the International Code of Safety for High Speed Craft was added to SOLAS' 74, and entered into force under tacit acceptance as Chapter X of the Convention on January 1, 1996. These regulations mandate a variety of safety measures including requirements pertaining to structural stability and fire prevention. The rapid pace of development in this sector of shipping lead to additional revisions of the Code of Safety for High Speed Craft in 2000, which entered into force on July 1, 2002. High Speed Craft to which these regulations apply are required to obtain a safety certificate and a permit to operate. The HSS ferries have been designed to be in compliance with these regulations and we have obtained applicable permits and certifications during operation of these vessels.

Our drilling units are designed and constructed to meet all applicable rules and regulations for operation world-wide. Three of them are designed to cope with the harsh environment of the North Sea British sector and one of these three is designed to withstand the North Sea Norwegian sector environment. This unit is the semi-submersible dynamic positioned drilling unit Stena Don which was delivered in 2001.

Norway has the most demanding rules and regulations in the world. In order to work on the Norwegian Continental Shelf, the Stena Don has been fully certified to meet the regulations of the Norwegian Petroleum Directorate (NPD). The Stena Don also meets all the regulations of the Norwegian Maritime Directorate (NMD) for "marine" equipment, systems and arrangement and is also in compliance with all relevant regulations for operation on the British Continental Shelf. The Stena Don is classed with Det Norske Veritas and has all applicable class notations including class notations for dynamic positioning and drilling systems.


OTHER PROPERTIES

PORTS

We own two ports: Holyhead and Stranraer, both located in the United Kingdom. We also own land along the quay in Hook of Holland, The Netherlands, enabling us to control our port area at Hook of Holland. In addition, we own 50% of the capital stock of a company that owns the ports of Fishguard and Rosslare and we operate the port of Fishguard in the United Kingdom. Additionally, in October 2003 we entered into an agreement with P&O relating to, among other things, the acquisition of a 50% ownership interest in P&O's port in Cairnryan in Scotland. Completion of the acquisition is subject to certain contractual conditions. In the case of our other routes, we use port facilities owned by third parties and pay applicable port and harbor fees.


HOTELS

We own two hotels in Denmark. The hotels are marketed as part of tour packages. We have an agreement with Scandic Hotels for Scandic Hotels to operate the hotels. Scandic Hotels also work with us in relation to the marketing for the hotels.

EMPLOYEES


The chart below sets forth the average number of employees in each of our principal business areas.

==============================================================
                                   2000      2001      2002
--------------------------------------------------------------
Ferry Operations (1) .........    5,936     5,684     5,712
Drilling .....................      387       410       508
Shipping .....................      369       319       365
Property Operations ..........      104       114       116
Other ........................       50        50        47
 Total .......................    6,846     6,577     6,748
--------------------------------------------------------------

(1) The number of employees in our Ferry operations for 2000 relates to the total year, although Stena Line was only included in our results as of October 31, 2000 after our acquisition in October 2000 of a majority of the outstanding shares of Stena Line.

In addition to the employees referred to above, Northern Marine employed approximately 2,425 persons in 2002 in external ship management services, as compared to 1,550 persons in 2001 and 1,600 persons in 2000.

We have good relations with our work force and the labor unions representing them.


LEGAL PROCEEDINGS

We are a party to various routine legal proceedings arising in the ordinary course of business. Such claims are generally covered by insurance, subject to customary deductibles. We do not believe that any liabilities that may result from such legal proceedings will, in the aggregate, have a material adverse effect on our financial condition or results of operations.

We were party to litigation regarding a claim against us by Statoil, the charterer of the Stena Don, pertaining to the delivery of the Stena Don. We also had initiated a lawsuit against Statoil in May 2003 in relation to the use and payment for additional variable deckload, insurance payments and certain matters in relation to dayrates and use of certain equipment. In October 2003, we reached a settlement with Statoil with respect to these matters.

On September 3, 2003, the European Commission commenced an investigation of a number of ferry operators operating ferry services in Scandinavia and between Scandinavia and Germany and on ferry services to and from the United Kingdom, including Stena. In Scandinavia and Germany the European Commission is investigating whether there is evidence of alleged market sharing agreements and related illegal practices aimed at foreclosing competition and preventing access to the Nordic ferry market. In the United Kingdom the European Commission is investigating whether there is evidence of alleged illegal practices concerning fixing of prices and/or trade conditions for cross-Channel transport services and market sharing agreements in relation to the provision of ferry services to and from the United Kingdom. There is no strict deadline for the completion of investigations of this type by the European Commission. We do not know whether the European Commission will initiate formal proceedings against us or terminate the investigations. If the European Commission initiates formal proceedings, only at that stage we will be informed if there are any specific allegations against us and then have the opportunity to defend ourselves. In the case of violations of European Union competition law, the European Commission has the power to impose fines which in the case of serious violations can be substantial.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS
Under the Swedish Companies Act of 1975, our Board of Directors has ultimate responsibility for our organization and the management of our affairs. Our articles of association provide for a Board of Directors elected by our stockholders of not fewer than three nor more than nine directors and not more than three deputy directors. Swedish law provides for the appointment of additional directors by the unions representing our employees. All directors, other than union appointees, are elected by resolution of a general meeting of stockholders. The term of office of a director is one year, but a director may serve any number of consecutive terms. Directors may be removed from office by a general meeting of stockholders at any time, and vacancies on the Board, except when filled by a deputy director, may only be filled by stockholder resolution. Each year, one director is elected Chairman of the Board by resolution of a meeting of the Board of Directors. Deputy directors may attend the Board meetings, but may only vote in place of a director who is absent.

The following table sets forth the name, year of birth and position of each of our directors and executive officers as of September 30, 2003.



=========================================================================================================
NAME                            YEAR BORN TITLE
---------------------------------------------------------------------------------------------------------
Lennart Jeansson ............ 1941        Chairman of the Board of Directors
Dan Sten Olsson ............. 1947        Chief Executive Officer and Director
Svante Carlsson ............. 1948        Chief Financial Officer, Executive Vice President and Director
Jan Carlstein ............... 1938        Director
Bengt Olof Eriksson ......... 1937        Director
Stefan Lindskog ............. 1951        Director
Bengt Cremonese ............. 1943        Director (Employee Representative)
Jens Ole Hansen ............. 1951        Director (Employee Representative)
Anna-Lena Myhr .............. 1944        Deputy Director (Employee Representative)
---------------------------------------------------------------------------------------------------------

Certain biographical information about each of our directors and executive officers and certain other key employees of Stena AB is set forth below.

Lennart Jeansson was appointed Chairman of the Board of Stena AB in 2000. Mr. Jeansson also serves as a director of the board of Stena Metall AB, referred to herein as Stena Metall. Mr. Jeansson is executive vice president and deputy Chief Executive Officer of AB Volvo and a member of the board of directors of Bilia AB and Atlas Copco AB.

Dan Sten Olsson has served as Chief Executive Officer and a director of Stena AB since 1983. Mr. Olsson also serves as Chairman of the Board of Stena Rederi AB, referred to herein as Stena Rederi, a subsidiary of Stena AB, Stena Line Holding B.V., referred to herein as Stena Line Holding, Stena Metall, Stena Sessan AB, referred to herein as Sessan, and Concordia, and as a member of the Board of Directors of Stena Rederi, Stena International, B.V., referred to herein as SIBV, Stena Bulk AB, referred to herein as Stena Bulk, AB Stena Finans, referred to herein as Stena Finans, Stena Fastigheter AB, referred to herein as Stena Fastigheter, and a number of other companies in the Stena Sphere (as defined below). Mr. Olsson served as Co-Chairman of P&O Stena Line from March 1998 until August 2002 and is also a member of the board of directors of the Swedish Ship Owner's Association. Mr. Olsson has been employed by Stena AB since 1972.

Svante Carlsson has served as Chief Financial Officer since 1984, Executive Vice President of Stena AB since 1989 and a director of Stena AB since 1984. Mr. Carlsson also serves as a member of the Board of Directors of Stena Rederi, Stena Line Holding, SIBV, Stena Finans, Stena Fastigheter, Stena Metall, Sessan and a number of other companies in the Stena Sphere. He has been employed by Stena AB since 1975.

Jan Carlstein has served as director of Stena AB since late 1999 and Managing Director of Stena Metall from 1975 to August 31, 1999.

Bengt Olof Eriksson has served as director of Stena AB since May 1997 and served as Managing Director of Stena Fastigheter, a subsidiary of Stena AB, from 1980 to 1997.

Stefan Lindskog has served as a director of Stena AB since 1988. Mr. Lindskog is a partner of Wistrand Advokatbyra Stockholm KB and is also a member of the Board of Directors of Stena Metall.

Bengt Cremonese has served as a director of Stena AB representing Stena AB employees affiliated with the Swedish Ship Officers' Association since 1986. Mr. Cremonese is a Master mariner and has been employed in our ferry operations since 1972.

Jens Ole Hansen has served as a director of Stena AB representing Stena AB employees affiliated with the Swedish Seamens' Union since 1992. Mr. Hansen is a boatswain and has been employed in our ferry operations since 1974.

Anna-Lena Myhr has served as a deputy director of Stena AB representing Stena AB employees affiliated with the Swedish Union of Commercial Employees since 1999. Ms. Myhr is a salary clerk and has been employed in our ferry operations since 1973.


OTHER KEY EMPLOYEES

Mats Berglund (born 1962) was appointed president of Stena Rederi as of January 13, 2003. Mr. Berglund previously served as executive vice president of Stena Rederi from 2002 to 2003 and has served as Financial Manager of Concordia and worked from 1995 to 2000 in our oil and petroleum products transportation business, for the last three years as President of StenTex LLC. Mr. Berglund has served as a director of Stena Bulk since 2001 and chairman of Northern Marine Management Ltd since 2003 and has been employed in the Stena Sphere since 1986.

Gunnar Blomdahl (born 1955) has served as managing director of Stena Line Holding since January 2003. He has held a number of senior management positions at Stena Line since 1997, including as Area Director in charge of Stena Line's Irish Sea operations from 2001 to 2003 and, prior to that, as head of the Sweden-Germany route and sales and marketing director for Stena Line's Scandinavian operations.

Carl-Otto Dahlberg (born 1949) has served as managing director of Stena RoRo AB, referred to herein as Stena RoRo, a subsidiary of Stena AB since 1989 and as a Director of Stena RoRo since 1989. Mr. Dahlberg has been employed in the Stena Sphere since 1989.

John Helgesson (born 1945) has served as managing director of Stena Fastigheter since June 1, 1997 and as a director of Stena Fastigheter since 1997. Mr. Helgesson has been employed in the Stena Sphere since 1984.

Kenneth MacLeod (born 1943) has served as managing director of Northern Marine since 1991. Mr. MacLeod also serves as a member of the board of directors of Swecal Ltd, one of our subsidiaries, and several other companies. Mr. MacLeod has been employed in the Stena Sphere since 1983.

Peter Olofsson (born 1951) has served as group controller of Stena AB since 1985. Mr. Olofsson also serves on the board of directors of Stena Rederi, Stena Bulk, Stena Line Holding, Stena RoRo, Stena Finans and a number of other companies in the Stena AB group. Mr. Olofsson has been employed by Stena AB since 1984.

Harry Robertsson (born 1956) has served as technical director of Stena Rederi since 1999. Mr. Robertsson is a Naval Architect M.Sc. and has worked in the technical department of Stena Rederi since 1996. He has from 1984 to 1996 held positions in a shipyard and in marine consultancy firms.

Ulf Ryder (born 1952) has served as managing director of Stena Bulk since 1983 and as a director of Stena Bulk since 1982. Mr. Ryder also serves as a member of the board of directors of Northern Marine and Skuld of Stockholm. Mr. Ryder has been employed in the Stena Sphere since 1982.

Tom Welo (born 1947) has served as managing director of Stena Drilling Ltd. since October 1995. Mr. Welo has a Master of Science in Naval Architecture and Marine Engineering.


COMPENSATION OF DIRECTORS

For the year ended December 31, 2002, the aggregate compensation paid by Stena AB to its directors (a total of nine persons) amounted to approximately SEK 10 million. During 2002, we also made contributions to pension plans for the benefit of our directors in the aggregate amount of SEK 8 million.


OPTIONS

No options exist to purchase securities from us.

                             PRINCIPAL SHAREHOLDERS

All of the issued and outstanding voting shares of Stena AB were owned as follows as of September 30, 2003:



========================================================================================
NAME OF BENEFICIAL OWNER                      NUMBER OF SHARES    PERCENTAGE OWNERSHIP
-----------------------------------------   ------------------   -----------------------
Dan Sten Olsson .........................               25,500                   51.0%
Madeleine Olsson Eriksson ...............               12,250                   24.5%
Stefan Sten Olsson Holding Ltd. .........               12,250                   24.5%
-----------------------------------------   ------------------   -----------------------

The holders listed above have sole voting and investment power over the shares beneficially owned by them. Dan Sten Olsson and Madeleine Olsson Eriksson are brother and sister.

Dan Sten Olsson is the only officer or director of Stena AB who owns any voting shares of Stena AB. All shares of Stena AB have the same voting rights.

Our articles of association contain a restriction on the transfer of our shares. Pursuant to the articles, a person who was not previously a shareholder and to whom shares have been transferred (except in the case of a transfer of shares through inheritance, will or gift to lineal descendants of Sten A. Olsson and his wife Birgit Olsson) is obligated to offer such shares to the other shareholders. If any person other than the current shareholders of Stena AB as of December 30, 1993 or lineal descendants of Sten A. Olsson and Birgit Olsson acquires 48% or more of the voting power of Stena AB, then the remaining shareholders have the right to put all or a part of their shares to such shareholder at a price equal to the highest price per share paid by such shareholder. Under the articles, a vote of at least 75% of shares represented at the annual general meeting of our shareholders is required to amend this put provision. In addition, under the Swedish Companies Act, shareholder resolutions in the ordinary course of business require the vote of a majority of shares voting thereon, and extraordinary items (including amendments to the articles other than the amendment to the put option described above) require support by shareholders holding at least two-thirds of the votes cast as well as two-thirds of all shares present or represented at the shareholders meeting. Holders of at least 10% of the outstanding shares have the right to require us to pay dividends within certain statutory parameters.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS


RELATED PARTY TRANSACTIONS

We have in the past engaged in transactions with our shareholders and other related parties, including companies in the "Stena Sphere", which encompasses Sessan, a shipping company, and Stena Metall, a recycling company, each of which is owned by Dan Sten Olsson and other members of the Sten A. Olsson family, and Concordia, a tanker shipping company, which is 52.2% owned by Sessan. We expect that we will continue to engage in these types of transactions in the future. Transactions between us and our affiliates are subject to certain restrictions set forth in our credit facilities and indentures governing our indebtedness. The significant transactions between us and our affiliates, including any loans or guarantees, are described below and in the consolidated financial statements and the notes thereto.


CONCORDIA

Stena Bulk, a wholly owned subsidiary of Stena AB, and Concordia are parties to an allocation agreement pursuant to which Concordia could elect to participate in crude oil and petroleum product tanker and bulk cargo vessel opportunities identified by us. Pursuant to the allocation agreement, Concordia could elect to take such opportunity in its entirety, to participate equally with us or to decline to participate. Concordia's share of the allocation agreement was a loss of SEK 36 million, a loss of SEK 17 million and a loss of SEK 6 million in 2000, 2001 and 2002, respectively.

In October 1995, an agreement was reached between us and Concordia regarding the pooling of results from the operation of Concordia Class vessels. Our share of this agreement was a gain of SEK 4 million, a loss of SEK 6 million and a gain of SEK 2 million in 2000, 2001 and 2002, respectively. This agreement was terminated in July 2002 in connection with the sale of the last remaining VLCC tanker owned by us, the Stena Conductor. We no longer own any Concordia Class vessels.

Pursuant to agreements between us and Concordia, we market and act as the exclusive chartering agent for Concordia's tankers. We also provide technical support, crewing and insurance and other services for two of Concordia's tankers. In consideration for these services, Concordia pays us: (i) a monthly fee in respect of each tanker managed for administration, marketing, insurance claims handling, operation and technical follow-up and development services;
(ii) commissions based upon the collected earnings for each tanker chartered out by us as agent for Concordia; and (iii) a commission based upon the net sale price of any tanker purchased or sold by us as agent for Concordia. We also provide administrative and operational services for tankers chartered in connection with the allocation agreement between us and Concordia described above, as well as offices and office services for Concordia's personnel and accounting services. We also receive a commission of 1% of the sales price on any vessel sold and commissions in respect of charters arranged by us. We earned fees equal to SEK 39 million, SEK 31 million and SEK 19 million in 2000, 2001 and 2002, respectively, for these services.

Concordia has provided ship management services to us for the Stena Concordia, the Stena Conductor and the Stena Companion. These vessels were all sold in 2001 and 2002. We paid fees equal to SEK 10 million, SEK 7 million and SEK 4 million in 2000, 2001 and 2002, respectively, for these services.


SESSAN

Since June 1999, we have served as the business manager for Sessan for its participation (50%) in a Norwegian partnership that owns the shuttle tanker Stena Sirita that is chartered pursuant to a 10-year contract to ESSO Norway. We earned fees of SEK 1 million in 2000, 2001 and 2002, respectively, for these services. We also own interests in two shuttle tankers, one of which is also chartered to ESSO Norway.

In October 2001, we entered into a loan agreement with Sessan. As of December 31, 2002, approximately DKK 152 million (SEK 186 million) was outstanding under the loan. The loan has been renewed until December 31, 2003. Interest is payable on the loan at a rate of LIBOR plus 1.50%.

In December 2002, we sold our 50% interest in a RoPax vessel, Stena Jutlandica, to Sessan. Our gain from the sale was SEK 23 million. The sale was partly financed by an interest bearing loan to Sessan from us of SEK 33 million, to be repaid in 3 years. The vessel is now chartered in by us on a long-term contract expiring December 2014.

In December 2002, we entered into a short-term loan agreement with Sessan in accordance with which Sessan borrowed $16 million from us. The loan bore interest at a rate of 4% per annum and was secured by a mortgage over Stena Sessan Rederi AB's 50% interest in a joint venture company, Stena Spirit LLC, and a guarantee from Stena Sessan AB. The loan was repaid on April 30, 2003.


STENA METALL

We provide management and other services to Stena Metall. In each of 2000, 2001 and 2002, we received SEK 3 million a year for such services. We purchase bunker fuel from Stena Metall; such purchases aggregated SEK 308 million, SEK 729 million and SEK 792 million in 2000, 2001 and 2002, respectively, excluding purchases made during these years by Stena Line.

In January 2001, we acquired 4,621,562 shares in Stena Line AB from Stena Metall at a total cost of SEK 37 million, the same price per share paid for Stena Line shares in our public tender for such shares. These shares represent 7.52% of the equity and 28.65% of the votes of Stena Line.


OLSSON FAMILY

We rent office space from members of the Olsson family. In 2000, 2001 and 2002, we paid SEK 6 million, SEK 23 million and SEK 27 million, respectively, in respect of such properties, including offices for Stena Line, which was consolidated as a subsidiary as of October 31, 2000.

We also manage certain properties owned by members of the Olsson family. In 2000, 2001 and 2002, members of the Olsson family paid us SEK 7 million, SEK 8 million and SEK 9 million, respectively, for such management services.

We have agreed to pay Sten A. Olsson and other members of the Olsson family an annual indexed retirement benefit for life.

In the middle of 2000, we purchased marketable securities from members of the Olsson family for SEK 26 million.


P&O STENA LINE

We guaranteed a credit line of GBP 12.5 million for P&O Stena Line, the joint venture between us and P&O for the English Channel routes. We earned fees equal to SEK 10 million, SEK 10 million and SEK 6 million in 2000, 2001 and 2002, respectively, for these services. We also guaranteed obligations of P&O Stena Fantasia (F.L.) Limited under a lease. These guarantees were released in October 2002 in connection with the sale of our interest in P&O Stena Line.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

When we sold the original notes in December 2003, we entered into a registration rights agreement with the initial purchasers of those original notes. Under the registration rights agreement, we agreed to file a registration statement regarding the exchange of the original notes for notes which are registered under the Securities Act of 1933. We also agreed to use our reasonable best efforts to cause the registration statement to become effective with the Securities and Exchange Commission and to conduct this exchange offer after the registration statement is declared effective. The registration rights agreement provides that we will be required to pay additional cash interest to the holders of the original notes if the exchange offer is not completed or the shelf registration statement, if required, is not declared effective on or before June 1, 2004.

A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus is a part.


TERMS OF THE EXCHANGE OFFER

Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange original notes that are properly tendered on or before the expiration date and not withdrawn as permitted below. As used in this prospectus, the term "expiration date" means 5:00 p.m., New York City time, on , 2004. However, if we, in our sole discretion, have extended the period of time for which the exchange offer is open, the term "expiration date" means the latest time and date to which we extend the exchange offer.

As of the date of this prospectus, $175,000,000 aggregate principal amount of the original notes is outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about , 2004 to all holders of original notes known to us. Our obligation to accept original notes for exchange in the exchange offer is subject to the conditions described below under "Conditions to the exchange offer."

We reserve the right to extend the period of time during which the exchange offer is open. We would then delay acceptance for exchange of any original notes by giving oral or written notice of an extension to the holders of original notes as described below. During any extension period, all original notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any original notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer.

Original notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple of $1,000.

We reserve the right to amend or terminate the exchange offer, and not to accept for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under "Conditions to the exchange offer." We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the original notes as promptly as practicable. If we materially change the terms of the exchange offer, we will resolicit tenders of the original notes, file a post-effective amendment to the prospectus and provide notice to the noteholders. If the change is made less than five business days before the expiration of the exchange offer, we will extend the offer so that the noteholders have at least five business days to tender or withdraw. We will notify you of any extension by means of a press release or other public announcement no later than 9:00 a.m., New York City time on that date.

Our acceptance of the tender of original notes by a tendering holder will form a binding agreement upon the terms and subject to the conditions provided in this prospectus and in the accompanying letter of transmittal.

PROCEDURES FOR TENDERING

Except as described below, a tendering holder must, on or prior to the expiration date:

    o transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to JPMorgan Chase Bank at the address listed below under the heading "Exchange agent"; or

    o if original notes are tendered in accordance with the book-entry procedures listed below, the tendering holder must transmit an agent's message to the exchange agent at the address listed below under the heading "Exchange agent."

In addition:

    o the exchange agent must receive, on or before the expiration date, certificates for the original notes; or

    o a timely confirmation of book-entry transfer of the original notes into the exchange agent's account at The Depository Trust Company, the book-entry transfer facility, along with the letter of transmittal or an agent's message; or

    o the holder must comply with the guaranteed delivery procedures described below.

The Depository Trust Company will be referred to as DTC in this prospectus.

The term "agent's message" means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this holder.

The method of delivery of original notes, letters of transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or original notes to us.

If you are a beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC's book-entry transfer facility system may make book-entry delivery of the original notes by causing DTC to transfer the original notes into the exchange agent's account.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the original notes surrendered for exchange are tendered:

    o by a registered holder of the original notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

    o for the account of an "eligible institution."

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an "eligible institution." An "eligible institution" is a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.

We will determine in our sole discretion all questions as to the validity, form and eligibility of original notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding.

We reserve the right to reject any particular original note not properly tendered or any which acceptance might, in our judgment or our counsel's judgment, be unlawful. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular original note either before or after the expiration date, including the right to waive the ineligibility of any tendering holder. Our interpretation of the terms and conditions of the exchange offer as to any particular original note either before or after the expiration date, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within a reasonable period of time. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of original notes. Nor will we, the exchange agent or any other person incur any liability for failing to give notification of any defect or irregularity.

If the letter of transmittal is signed by a person other than the registered holder of original notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution. The original notes must be endorsed or accompanied by appropriate powers of attorney. In either case, the original notes must be signed exactly as the name of any registered holder appears on the original notes.

If the letter of transmittal or any original notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

By tendering, each holder will represent to us that, among other things,

    o the exchange notes are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not that person is the holder; and

    o neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the exchange notes.

In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that the holder is not engaged in and does not intend to engage in a distribution of the exchange notes.

If any holder or other person is an "affiliate" of ours, as defined under Rule 405 of the Securities Act, or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the exchange notes, that holder or other person cannot rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where the original notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of distribution."


ACCEPTANCE OF ORIGINAL NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all original notes properly tendered. We will issue the exchange notes promptly after acceptance of the original notes. See "Conditions to the exchange offer" below. For purposes of the exchange offer, we will be deemed to have accepted properly tendered original notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice.

For each original note accepted for exchange, the holder of the original note will receive an exchange note having a principal amount equal to that of the surrendered original note. The exchange notes will bear interest from the most recent date to which interest has been paid on the original notes. Accordingly, registered holders of exchange notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid. Original notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Holders of original notes whose original notes are accepted for exchange will not receive any payment for accrued interest on the original notes otherwise payable on any interest payment date the record date for which occurs on or after completion of the exchange offer and will be deemed to have waived their rights to receive the accrued interest on the original notes.

In all cases, issuance of exchange notes for original notes will be made only after timely receipt by the exchange agent of:

    o certificates for the original notes, or a timely book-entry confirmation of the original notes, into the exchange agent's account at the book-entry transfer facility;

    o a properly completed and duly executed letter of transmittal; and

    o all other required documents.

Unaccepted or non-exchanged original notes will be returned without expense to the tendering holder of the original notes. In the case of original notes tendered by book-entry transfer in accordance with the book-entry procedures described below, the non-exchanged original notes will be credited to an account maintained with the book-entry transfer facility, as promptly as practicable after the expiration or termination of the exchange offer.


BOOK-ENTRY TRANSFER

The exchange agent will make a request to establish an account for the original notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's systems must make book-entry delivery of original notes by causing DTC to transfer those original notes into the exchange agent's account at DTC in accordance with DTC's procedure for transfer. This participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify this acceptance, execute a book-entry transfer of the tendered original notes into the exchange agent's account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent's message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant. Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent's message, with any required signature guarantees and any other required documents, must:

    o be transmitted to and received by the exchange agent at the address listed below under "--Exchange agent" on or prior to the expiration date; or

    o comply with the guaranteed delivery procedures described below.


GUARANTEED DELIVERY PROCEDURES

If a registered holder of original notes desires to tender the original notes, and the original notes are not immediately available, or time will not permit the holder's original notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

    o the tender is made through an eligible institution;

    o prior to the expiration date, the exchange agent received from an eligible institution a properly completed and duly executed letter of transmittal, or a facsimile of the letter of transmittal, and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery,

      (1) stating the name and address of the holder of original notes and the amount of original notes tendered,

      (2) stating that the tender is being made; and

      (3) guaranteeing that within three New York Stock Exchange trading days after the expiration date, the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

    o the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.


WITHDRAWAL RIGHTS

Tenders of original notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, indicated below under "Exchange Agent" before 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

    o specify the name of the person, referred to as the depositor, having tendered the original notes to be withdrawn;

    o identify the original notes to be withdrawn, including the certificate number or numbers and principal amount of the original notes;

    o contain a statement that the holder is withdrawing his election to have the original notes exchanged;

    o be signed by the holder in the same manner as the original signature on the letter of transmittal by which the original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the original notes register the transfer of the original notes in the name of the person withdrawing the tender; and

    o specify the name in which the original notes are registered, if different from that of the depositor.

If certificates for original notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless this holder is an eligible institution. If original notes have been tendered in accordance with the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn original notes. We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Any original notes so withdrawn will be deemed not to have been validly tendered for exchange. No exchange notes will be issued unless the original notes so withdrawn are validly re-tendered. Any original notes that have been tendered for exchange, but which are not exchanged for any reason, will be returned to the tendering holder without cost to the holder. In the case of original notes tendered by book-entry transfer, the original notes will be credited to an account maintained with the book-entry transfer facility for the original notes. Properly withdrawn original notes may be re-tendered by following the procedures described under "Procedures for tendering" above at any time on or before 5:00 p.m., New York City time, on the expiration date.


CONDITIONS TO THE EXCHANGE OFFER

Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any original notes, and may terminate or amend the exchange offer, if at any time before the acceptance of the original notes for exchange or the exchange of the exchange notes for the original notes, any of the following events occurs:

    o there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

      (1) seeking to restrain or prohibit the making or completion of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result of this transaction,

      (2) resulting in a material delay in our ability to accept for exchange or exchange some or all of the original notes in the exchange offer; or

      (3) any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any governmental authority, domestic or foreign; or

    o any action has been taken, proposed or threatened, by any governmental authority, domestic or foreign, that in our sole judgment might directly or indirectly result in any of the consequences referred to in clauses
      (1), (2) or (3) above or, in our sole judgment, might result in the holders of exchange notes having obligations with respect to resales and transfers of exchange notes which are greater than those described in the interpretation of the SEC referred to above, or would otherwise make it inadvisable to proceed with the exchange offer; or

    o the following has occurred:

      (1) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market; or

      (2) any limitation by a governmental authority, which may adversely affect our ability to complete the transactions contemplated by the exchange offer; or

      (3) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or

      (4) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the preceding events existing at the time of the commencement of the exchange offer, a material acceleration or worsening of these calamities; or

    o any change, or any development involving a prospective change, has occurred or been threatened in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we have become aware of facts that have or may have an adverse impact on the value of the original notes or the exchange notes, which in our sole judgment in any case makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange.

These conditions to the exchange offer are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions, or we may waive them in whole or in part in our sole discretion. If we do so, the exchange offer will remain open for at least five business days following any waiver of the preceding conditions. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right.

In addition, we will not accept for exchange any original notes tendered, and no exchange notes will be issued in exchange for any original notes, if at this time any stop order is threatened or in effect relating to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.


EXCHANGE AGENT

We have appointed JPMorgan Chase Bank as the exchange agent for the exchange offer. You should direct all executed letters of transmittal to the exchange agent at the address indicated below. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent addressed as follows:


                Delivery To: JPMorgan Chase Bank, Exchange Agent

    By Regular Mail:                                 By Registered or Certified Mail, or Overnight Delivery
  JPMorgan Chase Bank                                         after 4:30 pm on the Expiration Date:
    ITS Bond Events                                                   JPMorgan Chase Bank
     P.O. Box 2320                                                     ITS Bond Events
    Dallas, TX 75221                                             2001 Bryan Street, 9th Floor
                                                                        Dallas, TX 75201

                             Attention: Frank Ivins

                      For Information Call: (212) 623-6795

                            By Facsimile Transmission
                (for Eligible Institutions only): (214) 468-6494

                             Attention: Frank Ivins

                      Confirm by Telephone: (214) 468-6464


All other questions should be addressed to Stena AB (publ). If you deliver the letter of transmittal to an address other than any address indicated above or transmit instructions via facsimile other than any facsimile number indicated, then your delivery or transmission will not constitute a valid delivery of the letter of transmittal.


FEES AND EXPENSES

We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us. We estimate these expenses in the aggregate to be approximately $ o .

                              DESCRIPTION OF NOTES

The terms of the exchange notes to be issued in the exchange offer are identical in all material respects to the terms of the original notes, except for the transfer restrictions and registration rights relating to the original notes. Any original notes that remain outstanding after the exchange offer, together with exchange notes issued in the exchange offer, will be treated as a single class of securities under the indenture for voting purposes. The original notes were, and the exchange notes will be, issued under an Indenture, dated as of December 2, 2003 (the "Indenture"), between the Company (which for purposes of this description shall mean Stena AB, exclusive of any subsidiaries) and JPMorgan Chase Bank, as Trustee (the "Trustee"). The terms of the original notes and the exchange notes (collectively, the "Notes") include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. A summary of certain defined terms used in the Indenture and referred to in the following summary description of the Notes is set forth under "Certain definitions."


GENERAL

The original notes are, and the exchange notes will be, unsecured obligations of the Company and rank pari passu in right of payment with the Company's other unsubordinated indebtedness and senior in right of payment to all subordinated indebtedness of the Company. The original notes are, and the exchange notes will be, effectively subordinated to any secured Debt of the Company to the extent of the value of the assets securing such Debt and, since the Company is a holding company, will be effectively subordinated to all existing and future liabilities of the Company's Subsidiaries (including those under the Revolving Credit Facilities).

The Notes are limited to a maximum of $175,000,000 aggregate principal amount and mature on November 1, 2013. The Notes will bear interest at the rate of 7.5% per annum from December 2, 2003 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually on May 1 and November 1 of each year, commencing May 1, 2004, to the Person in whose name the Note (or any predecessor Note) is registered at the close of business on the preceding April 15 or October 15, as the case may be. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. Interest on overdue principal (and premium, if any) and (to the extent permitted by law) on overdue installments of interest will accrue at a rate equal to the stated rate of interest on the Notes plus 1%.

As discussed below, payment of principal of and premium, if any, and interest on, Notes represented by one or more permanent global Notes registered in the name of or held by The Depository Trust Company (the "Depository") or its nominee will be made in immediately available funds to the Depositary or its nominee, as the case may be, as the registered owner and holder of such permanent global Note or Notes. See "Book-entry; delivery and form."


OPTIONAL REDEMPTION

The Notes will be subject to redemption, at the option of the Company, in whole or in part, at any time on and after November 1, 2008 and prior to maturity, upon not less than 30 nor more than 60 days' notice mailed to each Holder of Notes to be redeemed at the address of the Holder appearing in the note register, in amounts of $1,000, or an integral multiple of $1,000, at the following redemption prices (expressed as percentages of principal amount) plus accrued interest to but excluding the redemption date (subject to the right of Holders of record on the relevant regular record date to receive interest due on an Interest Payment Date that is on or prior to the redemption date), if redeemed during the 12-month period beginning November 1 of the years indicated:

====================================================
YEAR                             REDEMPTION PRICE
----------------------------------------------------
2008 ........................            103.750%
2009 ........................            102.500%
2010 ........................            101.250%
2011 and thereafter .........            100.000%
----------------------------------------------------

If less than all the Notes are to be redeemed, the Trustee shall select, in such manner as it shall deem fair and appropriate, the particular Notes to be redeemed or any portion thereof that is an integral multiple of $1,000.

The Revolving Credit Facilities restrict the ability of the Company to optionally redeem the Notes. See "Description of other indebtedness."

NO SINKING FUND

The Notes will not have the benefit of any sinking fund.

OPTIONAL TAX REDEMPTION

The Notes may be redeemed at the option of the Company, in whole but not in part, upon not less than 30 nor more than 60 days' notice given as provided in the Indenture, at any time at a redemption price equal to the principal amount thereof plus accrued interest to the date fixed for redemption if, as a result of any change in or amendment to the laws or any regulations or rulings promulgated thereunder of the jurisdiction (or of any political subdivision or taxing authority thereof or therein) in which the Company is resident for tax purposes or any change in the official application or interpretation of such laws, regulations or rulings, or any change in the official application or interpretation of, or any execution of or amendment to, any treaty or treaties affecting taxation to which such jurisdiction (or such political subdivision or taxing authority) is a party (a "Change in Tax Law"), which becomes effective on or after the date of the Indenture, the Company is or would be required on the next succeeding Interest Payment Date to pay additional amounts with respect to the Notes as described under "Payment of additional amounts," and the payment of such additional amounts cannot be avoided by the use of any reasonable measures available to the Company.

For tax purposes, the Company believes that it is not currently resident in any jurisdiction other than the Kingdom of Sweden.

The Notes may also be redeemed at the option of the Company, in whole but not in part, upon not less than 30 nor more than 60 days' notice given as provided in the Indenture at any time at a redemption price equal to the principal amount thereof plus accrued interest to the date fixed for redemption if the Person formed by a consolidation or amalgamation of the Company or into which the Company is merged or to which the Company conveys, transfers or leases its properties and assets substantially as an entirety is required, as a consequence of such consolidation, amalgamation, merger, conveyance, transfer or lease and as a consequence of a Change in Tax Law occurring after the date of such consolidation, amalgamation, merger, conveyance, transfer or lease, to pay additional amounts (as described under "Payment of additional amounts" below) in respect of any tax, assessment or governmental charge imposed on any Holder.

The Company will also pay, or make available for payment, to Holders on the redemption date any additional amounts (as described under "Payment of additional amounts" below) resulting from the payment of such redemption price.

The Revolving Credit Facilities restrict the ability of the Company to optionally redeem the Notes (whether in the event of a Change in Tax Law or otherwise). See "Description of other indebtedness."

PAYMENT OF ADDITIONAL AMOUNTS

If any deduction or withholding for any present or future taxes, assessments or other governmental charges of the jurisdiction (or any political subdivision or taxing authority thereof or therein) in which the Company is organized or otherwise considered to be a resident for tax purposes , or any jurisdiction from or through which payment on the notes is made (the "Relevant Taxing Jurisdiction"), shall at any time be required by such jurisdiction (or any such political subdivision or taxing authority) in respect of any amounts to be paid by the Company under the Notes, the Company will pay to each Holder of a Note as additional interest, such additional amounts as may be necessary in order that the net amounts paid to such Holder of such Note who, with respect to any such tax, assessment or other governmental charge, is not resident in, or a citizen of, such jurisdiction, after such deduction or withholding, shall be not less than the amount specified in such Note to which such Holder is entitled; provided, however, the Company shall not be required to make any payment of additional amounts for or on account of: (i) Any tax, assessment or other governmental charge which would not have been imposed but for (a) the existence of any present or former connection between such Holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such Holder, if such Holder is an estate, trust, partnership, limited liability company or corporation) and the Relevant Taxing Jurisdiction (including, without limitation, such Holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or being or having been present or engaged in trade or business therein or having had a permanent establishment therein), other than by the mere ownership or holding of such note or enforcement of rights thereunder or the receipt of payments in respect thereof, or (b) the presentation of a Note (where presentation is required) for payment on a date more than 30 days after (x) the date on which such payment became due and payable or (y) the date on which payment thereof is duly provided for, whichever occurs later;

     (ii) Any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

     (iii) Any tax, assessment or other governmental charge which is payable otherwise than by withholding from payment of (or in respect of) principal of, premium, if any, or any interest on, Notes;

     (iv) Any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure to comply by the Holder or the beneficial owner of the Note with a request of the Company addressed to the Holder (a) to provide information, documents or other evidence concerning the nationality, residence or identity of the Holder or such beneficial owner or
   (b) to make and deliver any declaration or other similar claim (other than a claim for refund of a tax, assessment or other governmental charge withheld by the Company) or satisfy any information or reporting requirements, which, in the case of (a) or (b), is required or imposed by a statute, treaty, regulation or administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from all or part of such tax, assessment or other governmental charge, provided that at least 30 days prior to the first payment date with respect to which such declaration is required under the applicable law, the relevant Holder at that time has been notified by the Company or any other person through which payment may be made that a declaration of non-residence or other claim or filing for exemption or reduction is required to be made; or

     (v) Any combination of items (i), (ii), (iii) and (iv) above;

nor shall additional amounts be paid with respect to any payment of the principal of, or any premium or interest on, any Note to any Holder who is a fiduciary or partnership or limited liability company or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the Relevant Taxing Jurisdiction to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership, limited liability company or beneficial owner who would not have been entitled to such additional amounts had it been the Holder of such Note.

Additional amounts may also be payable in the event of certain consolidations, amalgamations, mergers or sales of assets. See "Optional tax redemption."

Under Swedish law as applied and interpreted on the date of this prospectus and as more fully described in "Certain tax considerations--Swedish taxation":

     (i) The Company generally is not required to pay withholding tax in respect of the Notes held by non-residents of Sweden;

     (ii) Non-resident Holders of Notes generally will not be subject to estate duty or inheritance tax in respect of the Notes in Sweden; and

     (iii) A non-resident Holder of Notes who sells the Notes generally will not be subject to Swedish capital gains tax.


CERTAIN COVENANTS

The Indenture contains, among others, the following covenants:

Limitation on consolidated debt. The Company shall not Incur any Debt unless:
(a) immediately after giving effect to the Incurrence of such Debt and the receipt and application of the proceeds thereof, the Consolidated Interest Coverage Ratio for the four full fiscal quarters for which quarterly or annual financial statements are available next preceding the Incurrence of such Debt, calculated on a pro forma basis as if such Debt had been Incurred (and the receipt and application thereof had been made) at the beginning of such four full fiscal quarters, would be greater than 2 to 1; and (b) no Default or Event of Default shall have occurred and be continuing at the time of, or after giving effect to, the Incurrence of such Debt.

Notwithstanding the foregoing limitation, the Company may incur the following
Debt:

     (i) Debt pursuant to the Notes;

     (ii) Debt to finance the replacement of a Vessel owned or leased under a Capitalized Lease Obligation by the Company or any Subsidiary of the Company secured by a Lien of the type described under clause (iv) of the definition of "Permitted Liens" upon a total loss, destruction, condemnation, confiscation, requisition, seizure, forfeiture or other taking of title to or use of such Vessel (provided that such loss, destruction, condemnation, confiscation, requisition, seizure, forfeiture or other taking of title to or use of such Vessel was covered by insurance or resulted in the payment of compensation or similar payments to such Person) (collectively, a "Total Loss") in an aggregate amount up to the "Ready for Sea Cost" (as defined below) for such replacement Vessel less all compensation, damages and other payments (including insurance proceeds other than in respect of business interruption insurance, protection and indemnity insurance or other third-party liability insurance) received from any Person in connection with the Total Loss in excess of amounts actually used to repay Debt secured by the Vessel subject to the Total Loss; provided that if the Debt Incurred by the Company in financing the Vessel subject to the Total Loss is subordinated to the Notes, the Debt Incurred to finance the replacement Vessel shall be subordinated to the same degree;

     (iii) Debt under any interest rate swap, foreign currency hedge, exchange or similar agreements to the extent entered into to hedge any other Debt permitted under the Indenture or otherwise entered into in the ordinary course of business;

     (iv) Debt to renew, extend, refinance, replace or refund (herein, "refinance") any Debt permitted to be Incurred under the first paragraph hereof (including, without limitation, Debt in respect of binding commitments for Post-Delivery Financing permitted under such paragraph), any Existing Debt or any Debt permitted to be Incurred under clauses (i), (ii), (iv) and
   (vi) hereof; provided that the amount of such Debt does not exceed (a) except as provided in clause (b) below, the principal amount of Debt to be so refinanced (which amount shall be deemed to include the amount of any undrawn or available amounts under any committed credit or lease facility being so refinanced) or (b) in the case of the refinancing of the Post-Delivery Financing of a Vessel within 270 days after the acquisition or delivery of such Vessel pursuant to a Capitalized Lease Obligation, 100% of the Ready for Sea Cost of such Vessel, plus in either case the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of the Company or any of its Subsidiaries Incurred in connection with such refinancing; and provided further, that the Incurrence of Debt the proceeds of which are used to refinance Debt shall only be permitted if (x) in the case of any refinancing of Debt which is subordinated to the Notes, the refinancing Debt constitutes Subordinated Debt and (y) the refinancing Debt by its terms, or by the terms of any agreement or instrument pursuant to which such Debt is issued, has an Average Life and Stated Maturity which is equal to or greater than that of the Debt to be refinanced at the time of the Incurrence of such refinancing Debt;

     (v) Debt owed by the Company to any Subsidiary of the Company; provided that upon either (x) the transfer or other disposition by any such Subsidiary of any Debt so permitted to a Person other than the Company or a Subsidiary of the Company or (y) the issuance, sale, transfer or other disposition (other than a pledge of the shares of such Subsidiary permitted under "Limitation on liens") of shares of Capital Stock (including by consolidation or merger) of such Subsidiary to a Person other than the Company or a Subsidiary of the Company which, after giving effect thereto, results in such Subsidiary ceasing to be a Subsidiary of the Company, the provisions of this clause (v) shall no longer be applicable to such Debt and such Debt shall be deemed to have been Incurred at the time of such transfer or other disposition;

     (vi) Debt Incurred under the Revolving Credit Facilities; and

     (vii) Debt of the Company not otherwise permitted to be Incurred pursuant to clauses (i) through (vi) above, which, together with any other outstanding Debt Incurred pursuant to this clause (vii) and clause (viii) of "Limitation on debt of subsidiaries" (and any outstanding Preferred Stock issued by Subsidiaries of the Company pursuant to clause (iv) of "Limitation on preferred stock of subsidiaries") has an aggregate principal amount (and/or liquidation preference) not in excess of $50 million at any time outstanding.

Limitation on debt of subsidiaries. The Company will not permit any Subsidiary of the Company to Incur any Debt except:

     (i) Debt of such Subsidiary permitted to be Incurred by the provisions (as if such provisions referred to Subsidiaries of the Company) of the Indenture described in clause (ii) or (iii) of the second paragraph of "Limitation on consolidated debt" above;

     (ii) Debt owed to the Company or a Subsidiary of the Company; provided that upon either (x) the transfer or other disposition by the Company or such Subsidiary of any Debt so permitted to a Person other than the Company or a Subsidiary of the Company or (y) the issuance, sale, transfer or other disposition (other than a pledge of the shares of such Subsidiary permitted under "Limitation on liens") of shares of Capital Stock (including by consolidation or merger) of such Subsidiary to a Person other than the Company or another such Subsidiary which, after giving effect thereto, results in such Subsidiary ceasing to be a Subsidiary of the Company, the provisions of this clause (ii) shall no longer be applicable to such Debt and such Debt shall be deemed to have been Incurred at the time of such transfer or other disposition;

     (iii) Subject to the satisfaction of the incurrence test set forth in the first paragraph of "Limitation on consolidated debt," Debt Incurred by a Person prior to the time (a) such Person became a Subsidiary of the Company,
   (b) such Person merges with or into or consolidates with a Subsidiary of the Company or (c) another Subsidiary of the Company


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

   merges with or into or consolidates with such Person (in a transaction in which such Person becomes a Subsidiary of the Company), which Debt was not Incurred or issued in anticipation of such transaction and was outstanding prior to such transaction;

     (iv) Subject to the satisfaction of the incurrence test set forth in the first paragraph of "Limitation on consolidated debt," Debt of a Subsidiary of the Company secured by a Lien of the type described under clause (iv) of the definition of "Permitted Liens";

     (v) Debt to refinance Existing Debt of any Subsidiary and Debt to refinance any Debt permitted to be Incurred pursuant to clauses (i) (but only to the extent such clause (i) incorporates clause (ii) of the second paragraph of "Limitation on consolidated debt"), (iii), (iv), (v) and (vi) hereof; provided that the amount of such Debt does not exceed (a) except as provided in clause (b) below, the principal amount of Debt to be so refinanced (which amount shall be deemed to include the amount of any undrawn or available amounts under any committed credit or lease facility to be so refinanced) or
   (b) in the case of the refinancing of the Post-Delivery Financing of a Vessel within 270 days after the acquisition or delivery of such Vessel pursuant to a Capitalized Lease Obligation, 100% of the Ready for Sea Cost of such Vessel, plus in either case the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of the Company or any of its Subsidiaries Incurred in connection with such refinancing and provided that (x) such refinancing Debt shall not be used to refinance outstanding Debt or Preferred Stock of the Company and (y) such refinancing Debt by its terms, or by the terms of any agreement or instrument pursuant to which such Debt is issued, has an Average Life and Stated Maturity which is equal to or greater than that of Debt to be refinanced at the time of the Incurrence of such refinancing Debt;

     (vi) Debt Incurred under the Revolving Credit Facilities, including, without limitation Debt Incurred pursuant to guarantees made by Subsidiaries of the Company in respect of the Revolving Credit Facilities;

     (vii) Debt of any Guarantor pursuant to a Guarantee; and

     (viii) Debt of Subsidiaries of the Company not otherwise permitted to be Incurred pursuant to clauses (i) through (vii) above, which, together with
   (a) any other outstanding Debt Incurred pursuant to this clause (viii), (b) any outstanding Preferred Stock issued by Subsidiaries of the Company pursuant to clause (iv) of "Limitation on preferred stock of subsidiaries" and (c) any Debt of the Company Incurred pursuant to clause (vii) of the second paragraph of "Limitation on consolidated debt," has an aggregate principal amount (and/or liquidation preference) not in excess of $50 million at any time outstanding.

Limitation on preferred stock of subsidiaries. The Company will not permit any of its Subsidiaries to issue, directly or indirectly, any Preferred Stock, except:

     (i) Preferred Stock of a Subsidiary of the Company issued to and held by the Company or any of its Wholly Owned Subsidiaries, provided that any subsequent issuance or transfer of any Capital Stock which results in such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary of the Company or any transfer of such Preferred Stock by any such Wholly Owned Subsidiary will, in each case, be deemed an issuance of Preferred Stock;

     (ii) Preferred Stock issued by a Person prior to the time (a) such Person becomes a Subsidiary of the Company, (b) such Person merges with or into or consolidates with a Subsidiary of the Company or (c) another Subsidiary of the Company merges with or into or consolidates with such Person (in a transaction in which such Person becomes a Subsidiary of the Company), which Preferred Stock was not issued in anticipation of such transaction;

     (iii) Preferred Stock (other than Disqualified Stock) which is exchanged for Preferred Stock permitted to be outstanding pursuant to clauses (i) and
   (ii) above or which is used to


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

   refinance Debt (or any refinancing thereof), having a liquidation preference not to exceed the liquidation preference of the Preferred Stock in the principal amount of the Debt so refinanced; and

     (iv) Preferred Stock issued by Subsidiaries of the Company not otherwise permitted to be issued pursuant to clauses (i) through (iii) above, which, together with (a) any other Preferred Stock outstanding pursuant to this clause (iv), (b) any Debt of Subsidiaries of the Company Incurred pursuant to clause (viii) of "Limitation on debt of subsidiaries" and (c) any Debt of the Company Incurred pursuant to clause (vii) of the second paragraph of "Limitation on consolidated debt," has an aggregate liquidation preference and/or principal amount not in excess of $50 million at any time outstanding.

Limitation on restricted payments. The Company will not, and will not permit any Subsidiary of the Company to, directly or indirectly, (i) declare or pay any dividend, or make any distribution of any kind or character (whether in cash, property or securities), in respect of any class of the Company's Capital Stock to the holders thereof, excluding any dividends or distributions payable solely in shares of the Capital Stock of the Company or in options, warrants or other rights to acquire the Capital Stock of the Company, (ii) purchase, redeem, defease or otherwise acquire or retire for value (a) any Capital Stock of the Company or any Related Person of the Company or (b) any options, warrants or rights to purchase or acquire shares of Capital Stock of the Company or any Related Person of the Company or any securities convertible or exchangeable into shares of Capital Stock of the Company or any Related Person of the Company, in either case other than acquisitions of Capital Stock or options, warrants or rights to acquire such Capital Stock pursuant to clause (iii) of the definition of "Permitted Investments," (iii) make any Investment in any Affiliate or Related Person of the Company, other than the Company or a Subsidiary of the Company and other than a Person which becomes a Subsidiary of the Company as a result of such Investment, provided that this clause (iii) shall not prohibit the making of an Investment otherwise permitted under "Limitation on investments," (iv) redeem, defease, repurchase, retire or otherwise acquire or retire for value prior to any scheduled maturity, repayment or sinking fund payment, Debt of the Company which is subordinate in right of payment to the Notes, except to the extent that payment for such Debt is made from the proceeds of a simultaneous refinancing of such Debt otherwise permitted under the Indenture, or (v) declare or pay any dividend or make any distribution of any kind or character (whether in cash, property or securities) on any Capital Stock of any Subsidiary of the Company (except where the Company or any Subsidiary of the Company receives a ratable portion of such dividend or distribution) to any Person (other than the Company or any Subsidiary of the Company) or purchase, redeem or otherwise acquire or retire for value any Capital Stock of any Subsidiary of the Company held by any Person (other than the Company or any Subsidiary of the Company) (each of clauses (i) through (v) being a "Restricted Payment") if at the time thereof: (1) a Default or Event of Default shall have occurred and is continuing, or (2) upon giving effect to such Restricted Payment, the Company could not Incur at least $1 of additional Debt pursuant to the first paragraph of "Limitation on consolidated debt" above, or (3) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments, together with, (A) payments on guarantees of obligations of Affiliates or Related Persons (other than the Company or a Subsidiary of the Company) of the Company in effect on the date of the Indenture, but only to the extent such payments have not been reimbursed in accordance with the terms of the relevant guarantee or other agreement, and (B) outstanding Investments made pursuant to clause (ii) of the definition of "Permitted Investments," in either case made after the date of the Indenture, exceeds the greater of (i) the sum of (x) 50% of cumulative Consolidated Net Income of the Company (or, if cumulative Consolidated Net Income of the Company shall be negative, less 100% of such deficit) since the end of the most recent fiscal quarter of the Company ended on or prior to the date of the Indenture through the last day of the period for which quarterly or annual financial statements of the Company are available, plus (y) 100% of the aggregate net proceeds received after the date of the Indenture, including the fair value of property other than cash, from the issuance of Capital Stock (other than Disqualified Stock) of the Company and warrants, rights or


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

options on Capital Stock (other than Disqualified Stock) of the Company and the principal amount of Debt that has been converted into Capital Stock (other than Disqualified Stock) of the Company after the date of the Indenture plus (z) $120 million, and (ii) $120 million.

The foregoing provisions will not prohibit the payment of any dividend on Capital Stock of any class within 60 days after the declaration thereof if, on the date when the dividend was declared, such dividend could have been paid in accordance with the provisions of the foregoing covenant.

Under Swedish law, any shareholder of a Swedish corporation owning 10% of more of the outstanding shares has the right to demand the payment of dividends from the profits of the corporation in accordance with the Swedish Companies Act. While the Indenture cannot prevent the payment of a dividend by the Company under such circumstances, the declaration or payment by the Company of dividends in excess of the amount then permitted by the foregoing covenant would constitute a Default under the Indenture. See "Events of default."

Limitation on restrictions concerning distributions and transfers by subsidiaries. The Company will not, and will not permit any Subsidiary of the Company to, suffer to exist any consensual encumbrance or restriction on the ability of any Subsidiary of the Company: (i) to pay, directly or indirectly, dividends or make any other distributions in respect of its Capital Stock or pay any Debt or other obligation owed to the Company or any Subsidiary of the Company; (ii) to make loans or advances to the Company or any Subsidiary of the Company; or (iii) to transfer any of its property or assets to the Company or any Subsidiary of the Company. Notwithstanding the foregoing, the Company may, and may permit any Subsidiary of the Company to, suffer to exist any such encumbrance or restriction on the ability of any Subsidiary of the Company with respect to clause (i), (ii) and (iii) above if and to the extent such encumbrance or restriction is (a) pursuant to the Indenture or the 95/8% Notes Indenture, (b) pursuant to an agreement relating to any Debt Incurred by such Subsidiary of the Company prior to the date on which such Subsidiary was acquired by the Company and outstanding on such date and not Incurred in anticipation of becoming a Subsidiary of the Company, (c) pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary (or for the sale of any asset or assets of such Subsidiary not constituting all or substantially all of its assets if such restrictions relate only to the asset or assets being sold), provided that any such encumbrances or restrictions contained in such agreement lapse not later than one year (or, with respect to the sale of an asset or assets not constituting all or substantially all of the assets of such Subsidiary, 180 days) after the date of such agreement, (d) pursuant to an agreement effecting a refinancing of Debt Incurred pursuant to an agreement referred to in clause (a) or (b) above, provided that the provisions contained in such refinancing agreement relating to such encumbrance or restriction apply only to the Subsidiary or Subsidiaries of the Company party to, and, in the reasonable judgment of the Board of Directors of the Company or such Subsidiary, are no more restrictive to the Company or such Subsidiary in any material respect than the provisions contained in, the agreement the subject thereof, or (e) in the case of clause (iii) above, an encumbrance or restriction that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a mortgage, security interest, lease, license or similar contract (or the assignment or transfer of such mortgage, security interest, lease, license or similar contract).

Limitation on guarantees by subsidiaries. The Company will not permit any Subsidiary of the Company, directly or indirectly, to assume, guarantee or in any other manner become liable with respect to any Debt of the Company unless
(a) such Subsidiary simultaneously executes and delivers a supplemental indenture evidencing its guarantee of payment of the Notes, on a ranking in right of payment at least equal to such assumption, guarantee or liability (unless such other Debt of the Company being guaranteed is Subordinated Debt, in which case on a ranking in right of payment prior to such assumption, guarantee or liability) and (b) for as long as any of the Notes remain outstanding, such Subsidiary agrees to waive, and to not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Subsidiary of the Company as a result of any payment by such Subsidiary under its guarantee.


                                       101
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Each guarantee of the Notes created pursuant to the provisions described in clause (a) of the foregoing paragraph is referred to as a "Guarantee" and the issuer of each such Guarantee is referred to as a "Guarantor." Notwithstanding the foregoing, any Guarantee by a Subsidiary of the Company of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Capital Stock owned by the Company (directly or indirectly) in, or all or substantially all the assets of, such Subsidiary, which is in compliance with the Indenture.

Limitation on liens. The Company will not, and will not permit any Subsidiary of the Company to, create or incur any Lien on or with respect to any property or assets of the Company or any such Subsidiary now owned or hereafter acquired to secure Debt of any Person without making, or causing such Subsidiary to make, effective provision for securing the Notes equally and ratably with such Debt or, in the event such Debt is subordinate in right of payment to the Notes, prior to such Debt, as to such property or assets for so long as such Debt shall be so secured. The foregoing restrictions shall not apply to Permitted Liens.

In addition to the foregoing, the Company and its Subsidiaries may incur Liens to secure any Debt without securing the Notes equally and ratably with or prior to such Debt, as applicable, if the outstanding amount of Debt secured by Liens created after the date of the Indenture and otherwise prohibited by the Indenture does not at the time of such incurrence exceed (x) 5% of Consolidated Tangible Assets minus (y) the lesser of (1) the Fair Market Value of the Related Collateral and/or other property granted as additional security pursuant to clause (xiv) of the definition of "Permitted Liens" and subject to Liens at such time and (2) the maximum amount of Debt secured at such time or thereafter by such additional collateral set forth in a written security or other agreement at such time or thereafter with respect to such additional collateral.

Limitation on investments. The Company shall not, and shall not permit any of its Subsidiaries to, make any Investment in any Person (other than the Company, any Subsidiary of the Company or any Person which, after giving effect to such Investment, would become a Subsidiary of the Company) except Permitted Investments.

Limitation on business activities. The Company shall not, and shall not permit any of its Subsidiaries to, engage in any type of business other than the business the Company and its Subsidiaries are engaged in on the date of the Indenture, other business activities within the shipping, offshore oilfield services and real estate investment and management industries, and (as determined in good faith by the Board of Directors of the Company) other business activities complementary, incidental or reasonably related thereto.

Maintenance of properties and insurance. The Company will, and will cause its Subsidiaries to, in accordance with customary industry practice, maintain or cause to be maintained in good repair, working order and condition all Vessels and properties used or useful in their businesses; provided, however, that neither the Company nor its Subsidiaries shall be prevented from discontinuing those operations or suspending the maintenance of those Vessels or properties which, in the reasonable judgment of the Company or a Subsidiary of the Company (as the case may be), are no longer necessary or useful in the conduct of the Company's or such Subsidiary's business.

For so long as any Vessel or other property is deemed to be useful to the conduct of the business of the Company or the Subsidiary owning such Vessel or other property, the Company will, or will cause its Subsidiaries to, maintain appropriate insurance, in accordance with customary industry practice, on such Vessels or properties.

Limitation on certain asset dispositions. The Company will not, and will not permit any Subsidiary of the Company to, make any Asset Disposition in one or more related transactions by the Company or a Subsidiary of the Company unless:
(i) the Company or the Subsidiary, as the case may be, receives consideration for such disposition at least equal to the Fair Market Value for the shares or assets sold or disposed of as determined by the Board of Directors of the Company or such Subsidiary in good faith; (ii) at least 85% of the consideration for such disposition consists of one or more of the following:
(w) cash or Cash Equivalents, provided that any promissory note (or other evidence of indebtedness) received by the Company or such Subsidiary that is immediately converted into cash or Cash Equivalents shall be deemed to be cash for purposes of this provision to the extent of the cash or Cash Equivalents actually received upon such conversion; (x) in the case of an Asset Disposition relating to a Vessel or Vessels, a promissory note (or other evidence of indebtedness) issued by the purchaser of the asset sold or disposed of and secured by a first perfected security interest in such asset (provided such security interest remains in full force and perfected, or is replaced by a bank guarantee, letter of credit or cash collateral, until all obligations arising under such promissory note (or other evidence of indebtedness) are paid in full), a bank guarantee, a letter of credit or cash collateral; (y) the assumption of Debt (which, for purposes of the calculation of the consideration received pursuant to the Asset Disposition, shall be valued at the principal amount so assumed) of the Company or such Subsidiary or other obligations relating to such assets and release from all liability on such Debt or other obligations assumed, and (z) in the case of an Asset Disposition relating to a Vessel or Vessels, notes received in consideration for such disposition, provided, that at no time shall there be, in the aggregate, more than $15 million of notes received under this clause (z) outstanding (exclusive of notes complying with the requirements of clauses (w) or (x) above); and (iii) no Default or Event of Default shall have occurred and be continuing at the time of, or after giving effect to, such Asset Disposition.

The Net Available Proceeds of any Asset Disposition shall be applied by the Company or any Subsidiary of the Company within 360 days after such Asset Disposition (a) first, to repay permanently any outstanding Debt of (i) the Company that ranks senior to or pari passu with the Notes or (ii) any Subsidiary of the Company that does not constitute Subordinated Debt, in each case as required by the terms thereof, and (b) second, to the extent of any then remaining Net Available Proceeds and to the extent the Company or such Subsidiary so elects, (1) to the prepayment of Debt of (x) the Company that ranks senior to or pari passu with the Notes or (y) any Subsidiary of the Company that does not constitute Subordinated Debt and/or (2) to an investment (which shall be deemed to include entering into a legally binding agreement, subject to customary conditions, to invest) in assets, other than Cash Assets, that will be used in the business of the Company and its Subsidiaries subject to the provisions of "Limitation on Business Activities," provided, that the Company or any Subsidiary of the Company may deem that the amount of any prior investment (including, without limitation, any payments made in respect of Vessel Construction Contracts) made in connection with the delivery or acquisition of any Vessel, equal to the difference between the Ready for Sea Cost of such Vessel and the aggregate Debt Incurred to finance the purchase of such Vessel (or related assets) occurring within one year prior to such Asset Disposition, shall be considered an investment made with the Net Available Proceeds of such Asset Disposition. If any legally binding agreement to invest any Net Available Proceeds is terminated, then the Company, or any Subsidiary of the Company, may invest such Net Available Proceeds, prior to the end of the one-year period after such Asset Disposition or six months from such termination, whichever is later, in the business of the Company and Subsidiaries of the Company as provided above. The amount of such Net Available Proceeds neither used to repay or prepay Debt nor used or invested (or deemed used or invested) as set forth in the preceding sentences constitutes "Excess Proceeds."

If at any time the aggregate amount of Excess Proceeds not previously applied pursuant to this paragraph equals $30 million or more (after giving effect to the consummation of offers to purchase required under the 95/8% Notes Indenture), the Company shall apply such Excess Proceeds (x) first, to make an Offer to Purchase Outstanding Notes at 100% of their principal amount plus accrued interest to the date of purchase with such Excess Proceeds, (y) second, to the extent of any remaining Excess Proceeds following the completion of the Offer to Purchase, to the repayment of other Debt (other than Subordinated Debt) of the Company and its Subsidiaries to the extent permitted by the agreements governing such Debt and (z) third, to the extent of any then remaining Excess Proceeds, for general corporate purposes of the Company and its Subsidiaries.


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This covenant will not apply to a transaction consummated in compliance with the provisions of the Indenture described under "Limitations on mergers, consolidations and certain sales and purchases of assets" below.

In the event that the Company makes an Offer to Purchase the Notes, the Company intends to comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.

Limitation on sale and leaseback transactions. The Company will not, and will not permit any Subsidiary of the Company to, enter into any Sale and Leaseback Transaction unless either: (i) in the case of a Sale and Leaseback Transaction effected pursuant to a Capitalized Lease Obligation (or any similar obligation which is classified and accounted for as a liability on the consolidated balance sheet of the Company), (x) the Incurrence of Debt pursuant to such transaction would be permitted by the provisions of "Limitation on consolidated debt" or "Limitation on debt of subsidiaries" and (y) the Company or such Subsidiary would be entitled to incur a Lien to secure such Debt in accordance with the provisions of "Limitation on liens" without securing the Notes; or (ii) the gross proceeds of such Sale and Leaseback Transaction are at least equal to the fair value (as determined in good faith by the Board of Directors of the Company or such Subsidiary) of the property and the Company or any Subsidiary of the Company applies or commits to apply within 180 days (or, with respect to clause
(b) below, within one year) after such Sale and Leaseback Transaction an amount equal to the Net Available Proceeds of the property sold pursuant to the Sale and Leaseback Transaction to either (a) the repayment of outstanding Debt of (1) the Company that ranks senior to or pari passu with the Notes or (2) any Subsidiary of the Company that does not constitute Subordinated Debt, in each case to the extent required by the terms thereof or, in lieu thereof, either to the redemption of the Notes (if the Notes are then redeemable) or to the repayment of other Debt (other than Subordinated Debt) of the Company and its Subsidiaries or (b) to an investment (which shall be deemed to include entering into a legally binding agreement, subject to customary conditions, to invest) in assets, other than Cash Assets, that will be used in the business of the Company and its Subsidiaries subject to the provisions of "Limitation on business activities," provided, that the Company or any Subsidiary of the Company may deem that the amount of any prior investment (including, without limitation, any payments made in respect of Vessel Construction Contracts) made in connection with the delivery or acquisition of any Vessel, equal to the difference between the Ready for Sea Cost of such Vessel and the aggregate Debt Incurred to finance the purchase of such Vessel (or related assets) occurring within one year prior to such Sale and Leaseback Transaction, shall be considered an investment made with the Net Available Proceeds of such Sale and Leaseback Transaction. If any legally binding agreement to invest any Net Available Proceeds is terminated, then the Company, or any Subsidiary of the Company, may invest such Net Available Proceeds, prior to the end of the one-year period after such Sale and Leaseback Transaction or six months from such termination, whichever is later, in the business of the Company and its Subsidiaries as provided above.

Limitation on issuance and sale of capital stock of wholly owned subsidiaries. Subject to the provisions of the Indenture described under "Limitations on mergers, consolidations and certain sales and purchases of assets" (if applicable), the Company will not, and will not permit any Wholly Owned Subsidiary of the Company to, transfer, convey, sell, issue, lease or otherwise dispose of any shares of Capital Stock (other than directors' qualifying shares and other than pledges permitted under "Limitation on liens") of such Wholly Owned Subsidiary or any other Wholly Owned Subsidiary (other than to the Company or a Subsidiary of the Company) except to the extent, and subject to the conditions under which, the Company or such Wholly Owned Subsidiary could have transferred, conveyed, sold, issued or otherwise disposed of such shares or other ownership interests pursuant to the provisions of the Indenture described above under "Limitation on certain asset dispositions," including the provisions thereof relating to the application of the Net Available Proceeds therefrom.


                                       104
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Limitation on transactions with affiliates and related persons. The Company will not, and will not permit any Subsidiary of the Company to, enter into any transaction not in the ordinary course of business with an Affiliate or Related Person of the Company (other than the Company or a Subsidiary of the Company), including, without limitation, the purchase, sale, lease or exchange of property, the rendering of any service, or the making of any loan, advance or Investment, either directly or indirectly, involving aggregate consideration in excess of $2.5 million in respect of any single transaction or series of related transactions unless: (i) such transaction is, in the reasonable opinion of the Board of Directors of the Company or such Subsidiary, on terms no less favorable to the Company or such Subsidiary than those that could be obtained in a comparable arm's-length transaction with an entity that is not an Affiliate or a Related Person; and (ii) in the event that the aggregate consideration is in excess of $10 million, either (x) an investment banking firm of national reputation in the United States shall have delivered its letter to the Board of Directors of the Company or such Subsidiary confirming the matters described in clause (i) above or (y) in the case of the purchase or sale of a Vessel, three Independent Appraisers shall have submitted determinations of the Appraised
Value of such Vessel as of the date of such appraisal to the Company or such Subsidiary, and the value received (in the case of a sale) or paid (in the case of a purchase) by the Company or such Subsidiary shall not be materially lower (in the case of sale) or materially higher (in the case of a purchase) than the average of the Appraised Values assigned to such Vessel by such Independent Appraisers, provided that this clause (ii) shall not apply to Vessel charter arrangements between the Company or any of its Subsidiaries and their Affiliates and Related Persons if such arrangements are no less favorable to the Company or such Subsidiary than those that could be obtained in a comparable arm's-length transaction with an entity that is not an Affiliate or Related Person, in each case as determined in good faith by the Board of Directors of the Company or such Subsidiary; and provided further that the foregoing covenant shall not prohibit any transactions contemplated by the allocation agreement currently in place with Concordia.

Change of control. Upon the occurrence of a Change of Control, the Company will be required to make an Offer to Purchase all Outstanding Notes at a purchase price equal to 101% of their principal amount plus accrued interest, if any, to the date of purchase. Neither the Company nor the Trustee may waive this obligation.

"Change of Control" shall mean each and every issue, sale or other disposition of shares of Capital Stock of the Company (including, without limitation, pursuant to a merger or consolidation permitted under the Indenture) which results in any Person or Group (other than (A)(1) Sten Allan Olsson, (2) the descendants of Sten Allan Olsson, (3) the estates or legal representatives of the Persons named in clauses (1) and (2), and (4) trusts created for the benefit of the Persons named in clauses (1) and (2) (the "Permitted Shareholder Group"), or (B) a Group which consists of or is under the general control and direction of the Permitted Shareholder Group or any member or members thereof), beneficially owning or controlling, directly or indirectly, more than 50% (by number of votes) of the Voting Stock of the Company.

As used herein, the term "Group" shall mean any Persons constituting a "group" for the purposes of Section 13(d) of the Exchange Act or any successor provision.

There can be no assurance that the Company will have adequate resources to repurchase or refinance all obligations under the Notes in the event of a Change of Control. The failure of the Company following a Change of Control (or as required under "Limitation on certain asset dispositions") to make or consummate an Offer to Purchase the Notes would constitute an Event of Default. In such an event, the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Notes may accelerate the maturity of all of the Notes. See "--Events of default."

The occurrence of the events constituting a Change of Control with respect to the Notes would give the lenders under the Revolving Credit Facilities the right to require repayment of the borrowings thereunder in full. Moreover, the change of control provisions in the Revolving Credit


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Facilities would be violated prior to the occurrence of a Change of Control applicable to the Notes. Under the Revolving Credit Facilities, a change of control would be triggered if certain members of the Permitted Shareholder Group beneficially owned less than 75% of the Company as well as under any of the circumstances constituting a Change of Control under the Indenture. As such, the occurrence of a change of control with respect to the Revolving Credit Facilities may not result in a Change of Control with respect to the Notes. Because the Notes will be effectively subordinated to borrowings under the Revolving Credit Facilities and because such indebtedness is secured by a significant number of the Company's vessels and drilling rigs, the ability of the Company to repay amounts owing under the Notes in such event may be materially adversely affected. See "Risk Factors--Because Stena AB is a holding company, repayment of our indebtedness, including the notes, is dependent on cash flow generated by our subsidiaries" and "--We may be unable to purchase the notes upon a change of control" and "Description of other indebtedness."

The provisions of the Indenture may not afford Holders protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect Holders, if such transaction is not the type of transaction included within the definition of a Change of Control. A transaction involving the Company's management or its affiliates, or a transaction involving a recapitalization of the Company, will result in a Change of Control only if it is the type of transaction specified by such definition.

In the event that the Company makes an Offer to Purchase the Notes, the Company intends to comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.

Limitation on unrestricted subsidiaries. The Company will not permit any Unrestricted Subsidiary to Incur any Debt other than Non-Recourse Debt. The Company will not, and will not permit any of its Subsidiaries to, become directly or indirectly liable (whether pursuant to a guarantee or otherwise) in respect of any Debt or other contractual obligation of any Unrestricted Subsidiary. The Company will not, and will not permit any Subsidiary of the Company to, incur any obligation (i) to, or for the benefit (directly or indirectly) of, any creditor of any Unrestricted Subsidiary to subscribe for additional shares of Capital Stock or other equity interests of any Unrestricted Subsidiary or (ii) to maintain or preserve any Unrestricted Subsidiary's financial condition or to cause such Unrestricted Subsidiary to achieve certain levels of operating results. Neither the Company nor any of its Subsidiaries will sell, lease, convey or otherwise transfer to any Unrestricted Subsidiary any assets which are essential to the operations of the Company and its Subsidiaries, taken as a whole, and the Company will not permit any Unrestricted Subsidiary to acquire any such essential assets.

Requirements regarding the provision of financial information. Whether or not the Company is required to be subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company shall, for so long as any of the Notes remain outstanding, file with the Commission and the Trustee (i) the annual reports and other documents and reports which the Company would have been required to file with (and in such form as is required by) the Commission pursuant to such Section 13(a) or 15(d) or any successor provision thereto if the Company were so required, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so required and (ii) an English translation of the unaudited quarterly consolidated financial statements of the Company (the "Quarterly Financial Statements") for each of the first three fiscal quarters of its fiscal year, in each case as soon as practicable after the close of the relevant quarter (each such date, a "Quarterly Filing Date"). The Company shall also in any event (a) within 15 days of each Required Filing Date or Quarterly Filing Date, as applicable, request that the Trustee transmit such documents by mail to all Holders, as their names and addresses appear in the note register, without cost to such Holders, and (b) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request supply copies of such documents to any prospective Holder.


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Limitation on mergers, consolidations and certain sales and purchases of assets.
The Company (i) will not consolidate with or merge into any other Person or permit any other Person (other than a Subsidiary of the Company in a transaction in which the Company survives) to consolidate with or merge into the Company or any Subsidiary of the Company (in a transaction in which such Subsidiary remains a Subsidiary of the Company); (ii) will not, directly or indirectly, transfer, convey, sell, lease or otherwise dispose of all or substantially all of its assets; (iii) will not, and will not permit any Subsidiary of the Company to, directly or indirectly, acquire Capital Stock of any other Person such that such Person becomes a Subsidiary of the Company; and (iv) will not, and will not permit any Subsidiary of the Company to, directly or indirectly, purchase, lease or otherwise acquire (x) all or substantially all of the property and assets (unless such property and assets consist solely of Vessels and related assets) of any Person (other than a Subsidiary of the Company) or (y) any existing business (whether existing as a separate entity, subsidiary, division, unit or otherwise) of any Person (other than a Subsidiary of the Company) unless: (1) in a transaction in which the Company does not survive, the Person formed by such consolidation or into which the Company is merged or to which all or substantially all of the properties and assets of the Company, substantially as an entirety are transferred (the "Successor Entity") (if other than the Company) shall be a company or corporation duly organized under the laws of the Kingdom of Sweden or the laws of the United States of America, any state thereof or the District of Columbia and shall, in either case, expressly assume, by a supplemental indenture executed and delivered to the Trustee in form satisfactory to it, all of the obligations of the Company under the Notes and the Indenture and the Indenture shall remain in full force and effect; (2) immediately before and after giving effect to such transaction and treating any Debt which becomes an obligation of the Company or a Subsidiary of the Company as a result of such transaction as having been Incurred by the Company or such Subsidiary at the time of the transaction, no Default or Event of Default shall have occurred and be continuing; (3) immediately after giving effect to such transaction, the Consolidated Net Worth of the Company or the Successor Entity is equal to or greater than that of the Company immediately prior to the transaction; (4) immediately after giving effect to such transaction, the Company or the Successor Entity could Incur at least $1 of additional Debt pursuant to the provisions of the Indenture described under the first paragraph of "Limitation on consolidated debt" above; (5) if, as a result of any such transaction, property or assets of the Company or any Subsidiary of the Company would become subject to a Lien prohibited by the provisions of the Indenture described under "Limitation on liens" above, the Company or the Successor Entity shall have secured the Notes as required by said covenant; (6) the Successor Entity formed by such transaction (if such Person is duly organized and validly existing under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia) agrees to indemnify the Holder of each Note against (a) any tax, assessment or governmental charge imposed on any such Holder or required to be withheld or deducted from any payment to such Holder as a consequence of such transaction and (b) any costs or expenses arising out of the consummation of such transaction; and (7) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each in the form required by the Indenture.


DEFEASANCE

The Indenture provides that (a) if applicable, the Company will be discharged from any and all obligations in respect of the Outstanding Notes (including any obligations in respect of Liens then securing the Notes) or (b) if applicable, the Company may omit to comply with certain restrictive covenants, and that such omission shall not be deemed to be an Event of Default under the Indenture and the Notes, in either case (a) or (b) upon irrevocable deposit with the Trustee, in trust, of money and/or U.S. government obligations which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent certified accountants to pay the principal of and premium, if any, and each installment of interest, if any, on the Outstanding Notes. With respect to clause (b), the obligations under the Indenture other than with respect to such covenants and the Event of Default other than the Event of Default relating to such covenants shall remain in full force and effect. Such trust may only be established


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

if, among other things (i) with respect to clause (a), the Company has delivered to the Trustee an Opinion of Counsel from United States counsel stating that the Company has received from, or there has been published by, the Internal Revenue Service a ruling or since the date of the Indenture there has been a change in the applicable federal income tax law, and, in either case, based thereon such Opinion of Counsel confirms that Holders will not recognize gain or loss for United States federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or, with respect to clause (b), the Company has delivered to the Trustee an Opinion of Counsel from United States counsel to the effect that the Holders will not recognize gain or loss for United States federal income tax purposes as a result of such deposit and defeasance and will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; (ii) no Default or Event of Default shall have occurred or be continuing; (iii) the Company has delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940, as amended; (iv) the Company has delivered to the Trustee an Opinion of Counsel from Swedish counsel providing that as a result of such defeasance, Holders will be subject to Swedish tax on the same amount, in the same manner and at the same times as would have been the case if such defeasance had not occurred and that Holders will not recognize gain or loss for Swedish tax purposes as a result of the defeasance; and (v) certain other customary conditions precedent are satisfied.


CERTAIN DEFINITIONS

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

"Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. "Affiliates" of the Company or any Subsidiary of the Company include, without limitation, any Subsidiary of the Company (other than a Wholly Owned Subsidiary of the Company) and any Unrestricted Subsidiary. Neither the Company nor any Wholly Owned Subsidiary of the Company shall be deemed an "Affiliate" of the Company or any Wholly Owned Subsidiary of the Company.

"Appraised Value" means the fair market sale value as of a specified date of a Vessel that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined by an Independent Appraiser. The Appraised Value of any tanker shall be determined free of any charters with respect to such Vessel.

"Asset Disposition" by any Person means any transfer, conveyance, sale (including any installment sale or similar arrangement but excluding any sale pursuant to a Sale and Leaseback Transaction), lease (other than pursuant to a charter or operating lease of a Vessel in the ordinary course of business) or other disposition by such Person or any of its Subsidiaries (including a consolidation or merger or other sale of any such Subsidiary with, into or to another Person in a transaction in which such Subsidiary ceases to be a Subsidiary, but excluding a disposition (i) by a Subsidiary of such Person to such Person or a Subsidiary of such Person, (ii) by such Person (if such Person is the Company) to a Wholly Owned Subsidiary of such Person, or (iii) by such Person (if such Person is a Subsidiary of the Company) to a Subsidiary of the Company) (collectively, a "transfer") of (i) shares of Capital Stock (other than directors' qualifying shares and other than pledges permitted under "Limitation on Liens") or other ownership interests of a Subsidiary of such Person, (ii) all or substantially all of the assets representing a division or line of business of such Person or any of its Subsidiaries, (iii) a Vessel or (iv) other assets or rights of such Person or any of its Subsidiaries outside of the ordinary course of business. Solely for purposes of the provisions of "Limitation on


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

certain asset dispositions," the term "Asset Disposition" shall not include: (a) any transfers of properties or assets which in the aggregate do not exceed $5 million in any fiscal year of the Company, (b) any transfer of any properties or assets to an Unrestricted Subsidiary permitted to be made under the provisions described under "Limitation on investments" and "Limitation on unrestricted subsidiaries," (c) the exchange of Capital Stock of a Person for Capital Stock of a different class of such Person ranking at least pari passu with the Capital Stock being so exchanged as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, provided that the Fair Market Value of the shares received in such exchange is not less than that of the Capital Stock to be surrendered in such exchange and (d) any sale or transfer pursuant to an arrangement with any lessor, lender, obligee or investor or to which such lessor, lender, obligee or investor is a party providing for the leasing or renting by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person 270 days or less after the acquisition thereof, to such lessor, lender, obligee or investor or to any Person to whom funds have been or are to be advanced by such lessor, lender, obligee or investor on the security of such property or asset.

"Average Life" means as of the date of determination with respect to any Debt or other securities or like instruments, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal payment of each such Debt, securities or instruments multiplied by the amount of such principal payment by
(ii) the sum of all such principal payments.

"Capitalized Lease Obligation" of any Person means (i) the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangements conveying the right to use) real or personal property of such Person which is, or is required to be, classified and accounted for as a capitalized lease or a liability on the face of a balance sheet of such Person in accordance with GAAP or (ii) the obligation to pay interest, principal, rent or other payment amounts under a financing arrangement pursuant to a Sale and Leaseback Transaction of real or personal property of such Person which is, or is required to be, classified and accounted for as a "financing" or "financing obligation-sale leaseback" or other liability on the face of a balance sheet of such Person in accordance with GAAP. The Stated Maturity of any such obligation or arrangement shall be the date of the last scheduled payment of rent or any other amount due under such lease or financing arrangement prior to the first date upon which such lease or financing arrangement may be terminated by the lessee or obligor without payment of a penalty.

"Capital Stock" of any Person means any and all shares, interests, participation or other equivalents (however designated) of corporate stock of such Person.

"Cash Assets" means cash and/or Cash Equivalents, except to the extent such cash or Cash Equivalents are used to cash collateralize or otherwise secure any Capitalized Lease Obligation.

"Cash Equivalents" means (i) any security issued directly or fully guaranteed or insured by the United States, the Kingdom of Sweden or any OECD government whose securities are readily marketable in London, Frankfurt, Paris or New York City, or any agency or instrumentality thereof, (ii) other readily marketable securities having a rating of at least A from Standard & Poor's Ratings Group or Moody's Investors Service, Inc., (iii) any Eurodollar time deposit, overnight deposit, certificate of deposit or bankers' acceptance, issued by, or time deposit of, a commercial banking institution which has, on a combined basis, capital, surplus and undivided profits of not less than $250,000,000 and has a Moody's Bank Credit Service rating for short-term bank deposits of at least P-2 (or such similar equivalent rating by a nationally recognized statistical rating organization as defined in Rule 436 under the Securities Act), (iv) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (i) above entered into with any commercial banking institution meeting the qualifications specified in clause (iii) above, (v) short-term commercial paper issued by any Person, having one of the top two investment ratings from either Standard & Poor's Ratings Group or


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

Moody's Investors Service, Inc., (vi) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (v) above and (vii) deposits which are unrestricted as to withdrawal with commercial banking institutions meeting the criteria set forth in clause (iii) above.

"Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

"Consolidated Cash Flow" of any Person means for any period (i) (a) the Consolidated Operating Income for such period increased by the sum of (without duplication) (x) dividends or other distributions actually paid in cash or Cash Equivalents to such Person by any other Person who is not a Subsidiary of such Person, but only to the extent such dividends or other distributions are paid in respect of securities classified under "investments in affiliated companies" on the balance sheet of such Person, plus (y) consolidated interest income earned by such Person during such period plus (z) to the extent deducted from consolidated revenues in determining Consolidated Operating Income for such period and without duplication, consolidated depreciation and amortization expenses included in the income statement of such Person for such period and other consolidated non-cash charges included in the income statement of such Person for such period, minus (b) the aggregate gain on the disposition of a Vessel or Vessels included in Consolidated Operating Income for such period, plus (ii) the aggregate gain on the disposition of a Vessel or Vessels for such period, but only to the extent such amount does not exceed 25% of the amount calculated pursuant to clause (i) above.

"Consolidated Interest Coverage Ratio" of any Person means for any period the ratio of (i) Consolidated Cash Flow of such Person for such period to (ii) the sum of (a) Consolidated Interest Expense of such Person for such period, plus
(b) the annual interest expense (including the amortization of debt discount) with respect to any Debt proposed to be Incurred by such Person or its Subsidiaries, plus (c) the annual interest expense, (including the amortization of debt discount) with respect to any other Debt Incurred by such Person or its Subsidiaries since the end of such period to the extent not included in clause
(ii)(a) minus (d) Consolidated Interest Expense of such Person to the extent included in clause (ii)(a) with respect to any Debt that will no longer be outstanding as a result of the Incurrence of the Debt proposed to be Incurred; provided that in making such computation, the Consolidated Interest Expense of such Person attributable to interest on any Debt bearing a floating interest rate shall be computed on a pro forma basis as if the rate in effect on the date of computation had been the applicable rate for the entire period; and provided further that, in the event such Person or its Subsidiaries has made Asset Dispositions or acquisitions of assets not in the ordinary course of business or of any Vessel (including acquisitions of other Persons or Vessels by merger, consolidation or purchase of Capital Stock) during or after such period, such computation shall be made on a pro forma basis as if the Asset Dispositions or acquisitions had taken place on the first day of such period. In the case of the Post-Delivery Financing of a Vessel or Vessels (or the financing of the acquisition of a Single-Purpose Vessel-Owning Subsidiary) by the Company or any of its Subsidiaries, the computation of Consolidated Cash Flow for purposes of calculating the Consolidated Interest Coverage Ratio shall be increased by (x) the pro forma annual earnings (losses) for such period pursuant to any binding charter, lease or like arrangement which will be applicable to any such Vessel (including a Vessel owned by any such Single-Purpose Vessel-Owning Subsidiary) for at least one year after the date of delivery of such Vessel to the Company or any of its Subsidiaries or (y) with respect to any such Vessel not subject to such an arrangement, the earnings (losses) for such period of the most comparable Vessel of the Company or any of its Subsidiaries (as determined in the reasonable judgment of the Board of Directors of the Company), or, if the Company or any of its Subsidiaries do not have a comparable Vessel, based on industry average earnings for comparable Vessels (as determined in the reasonable judgment of the Board of Directors of the Company) during such period.


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"Consolidated Interest Expense" for any Person means for any period the consolidated interest expense included in a consolidated income statement (without deduction of interest income) of such Person for such period calculated on a consolidated basis in accordance with GAAP, including, without limitation or duplication (or, to the extent not so included, with the addition of): (i) the amortization of Debt discounts; (ii) any commissions, discounts and other fees and charges with respect to letters of credit, bankers' acceptances, payment guarantees or similar facilities; (iii) fees with respect to interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements; (iv) Preferred Stock dividends declared and payable in cash; (v) the interest portion of Capitalized Lease Obligations and other deferred payment obligations; (vi) interest actually paid in respect of any guarantee of Debt or other obligation of any other Person (other than a consolidated Subsidiary of such Person); and (vii) all non-cash interest payments.

"Consolidated Net Income" of any Person means for any period the consolidated net income (or loss) of such Person for such period determined on a consolidated basis in accordance with GAAP, adjusted to the extent included in such consolidated net income by excluding (without duplication) (i) the net income (or loss) of any Person acquired by such Person or a Subsidiary of such Person in a pooling-of-interests transaction for any period prior to the date of such transaction, (ii) the portion of net income (or loss) of any Consolidated Subsidiary allocable to minority interests, (iii) the net income (but not net loss) of any Subsidiary of such Person which is subject to restrictions which prevent the payment of dividends or the making of distributions to such Person to the extent of such restrictions, (iv) the net income (or loss) of any Person that is not a Subsidiary of such Person except to the extent of the amount of dividends or other distributions actually paid to such Person by such other Person during such period, (v) gains or losses on Asset Dispositions by such Person or its Subsidiaries, provided that gains or losses on the disposition of a Vessel or Vessels shall be included (a) in the case of a sale for cash, Cash Equivalents and/or the assumption of Debt in accordance with clause (ii)(z) of the first paragraph of "Limitation on certain asset dispositions," to the full extent of such gain or loss and (b) in the case of a sale pursuant to a deferred payment obligation (whether by way of a promissory note or installment receivable or otherwise), only to the extent of the portion of such gain or loss allocable to such period (based on the life of such deferred payment obligation) and (with respect to gains only) only to the extent payments in respect of such deferred payment obligation are actually received by such Person during such period, (vi) the amount by which the aggregate gain on the disposition of a Vessel or Vessels, for such period, exceeds the amount calculated pursuant to clause (ii) of the definition of "Consolidated Cash Flow" for such period, and
(vii) all extraordinary gains and extraordinary losses.

"Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with GAAP, less amounts attributable to Redeemable Stock of such Person.

"Consolidated Operating Income" of any Person means for any period the income from operations of such Person for such period determined on a consolidated basis in accordance with GAAP, less gains on the disposition of a Vessel or Vessels pursuant to a deferred payment obligation (whether by way of a promissory note or installment receivable or otherwise), plus the portion of such gain allocable to such period (based on the life of such deferred payment obligation) to the extent payments in respect of such deferred payment obligation are actually received by such Person during such period.

"Consolidated Tangible Assets" of any Person means the sum of the Tangible Assets of such Person after eliminating intercompany items, determined on a consolidated basis in accordance with GAAP, including appropriate deductions for any minority interest in Tangible Assets of such Person's Subsidiaries.

"Consolidation" or "consolidation" means, with respect to any Person, the consolidation of the accounts of such Person and each of its Subsidiaries if and to the extent the accounts of such


                                       111
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Person and each of its Subsidiaries would normally be consolidated with those of such Person, all in accordance with GAAP. The term "Consolidated" or "consolidated" shall have a similar meaning. With respect to the Company or any of its Subsidiaries, the accounts of any Unrestricted Subsidiary shall not be included in any such consolidation, even if the inclusion of such accounts would be required by GAAP.

"Construction Financing" means Debt Incurred by the Company or any Subsidiary of the Company to finance any progress or other similar payments required prior to the delivery of the subject Vessel or Vessels under any Vessel Construction Contract.

"Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations Incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances, payment guarantees or similar facilities issued for the account of such Person, other than bonds, letters of credit, payment guarantees or other similar obligations required by governmental or regulatory agencies in connection with Vessels owned by or businesses conducted by the Company or any of its Subsidiaries, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are not being contested in good faith), (v) the maximum, fixed redemption or repurchase price of Redeemable Stock of such Person at the time of determination, (vi) every Capitalized Lease Obligation of such Person, (vii) every net obligation under interest rate swap, foreign currency hedge, exchange or similar agreements of such Person and (viii) every obligation of the type referred to in clauses (i) through (vii) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, provided that guarantees made by any Person shall not be deemed "Debt" to the extent (x) that the Debt so guaranteed would be classified and accounted for as Debt on the consolidated balance sheet of such Person or (y) that both such Person and the Person whose obligation is being Guaranteed are Subsidiaries of the Company, and provided further that payment obligations of a Person pursuant to a charter or operating lease which does not constitute a Capitalized Lease Obligation shall not be deemed "Debt," and provided further that reimbursement obligations of any Person with respect to facilities in respect of letters of credit, bankers' acceptances or payment guarantees issued for the account of such Person, or obligations of such Person in respect of loan facilities the proceeds of which are used as cash collateral, shall not be deemed "Debt" to the extent that any such facility (or the proceeds thereof) is used to fully and irrevocably secure, guarantee or defease the payment of Debt of such Person or any of its Subsidiaries (including, without limitation, debt under a Capitalized Lease Obligation) which is Incurred in connection with the financing of a Vessel or group of Vessels and which is otherwise permitted to be Incurred under the Indenture.

"Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

"Disqualified Stock" of any Person means any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise,
(ii) is convertible or exchangeable for Debt or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the Stated Maturity of the Notes.

"Existing Debt" of any Person means Debt existing on the date of the Indenture. Existing Debt include, without limitation, the aggregate amount of Debt available to be borrowed under committed credit or lease facilities existing on the date of the Indenture less (i) principal


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payments actually made by or on behalf of such Person on any term Debt or lease facility under any agreement governing such Existing Debt (other than principal payments made in connection with or pursuant to a refinancing of such Existing Debt agreement) and (ii) any amounts by which any revolving credit facility commitment under any Existing Debt agreement is permanently reduced (so long as and to the extent that any required payments in connection therewith are actually made).

"Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

"GAAP" means generally accepted accounting principles in the Kingdom of Sweden, consistently applied, as in effect on the date of the Indenture.

"guarantee" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing any Debt of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and, including, without limitation, any obligation of such Person, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt,
(ii) to purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment of such Debt, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and "guaranteed," "guaranteeing" and "guarantor" shall have meanings correlative to the foregoing); provided that the guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

"Guarantee" has the meaning ascribed thereto in the second paragraph of "Limitation on guarantees by subsidiaries."

"Guarantor" has the meaning ascribed thereto in the second paragraph of "Limitation on guarantees by subsidiaries."

"Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred," "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided that a change in GAAP that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt. Debt of the Company or any Subsidiary of the Company in respect of the Post-Delivery Financing of Vessels shall be deemed to have been "Incurred" in the full amount of such Post-Delivery Financing only on the date the Company (or such Subsidiary) enters into a binding credit or lease commitment in good faith with a lender (or group of lenders) or lessor with respect to such financing. No Debt shall be deemed to have been "Incurred" solely by reason of the Company or any Subsidiary of the Company entering into a Vessel Construction Contract. No Debt shall be deemed to have been "Incurred" solely by reason of the transfer (including, without limitation, by way of novation or assignment and assumption) of Debt secured by a Vessel from a Subsidiary of the Company to another Subsidiary of the Company in connection with the transfer of such Vessel from the former to the latter (including, without limitation, a transfer effected for the purpose of reflagging such Vessel), provided that such transfer is permitted pursuant to the provisions of clause (viii) of the definition of "Permitted Liens."

"Independent Appraiser" means a Person (i) engaged in the business of appraising shipping vessels (including tankers, semi-submersible drilling rigs and drillships) and (ii) who (a) is in fact independent, (b) does not have any direct financial interest or any material indirect financial


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interest in the Company or any of its Subsidiaries or any of their respective
Affiliates or Related Persons and (c) is not connected with the Company, any of its Subsidiaries or any of such Affiliates or Related Persons as an officer, director, employee, promoter, underwriter, trustee, partner or person performing similar functions.

"Interest Payment Date" means the Stated Maturity of an installment of interest on the Notes.

"Investment" by any Person means any direct or indirect loan, advance or other extension of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by any other Person (other than through the exchange or conversion of other securities of such other Person pursuant to the terms of such other securities or pursuant to a bona fide plan of liquidation or reorganization of such other Person in satisfaction of trade payable obligations owed from such other Person). Notwithstanding anything to the contrary set forth above, (i) the receipt by the Company or any of its Subsidiaries of a promissory note or like evidence of indebtedness pursuant to an Asset Disposition otherwise permitted under "Limitation on certain asset dispositions" (insofar as the receipt of such evidence of indebtedness is deemed to be a loan made by the Company or such Subsidiary) and (ii) one or more investments by the Company or any of its Subsidiaries in Persons whose only assets are a Vessel and property directly related thereto shall be deemed not to be an "Investment."

"Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement (other than the subordination of inter-Subsidiary Debt to the extent required by a lender or lessor of the Company or any of its Subsidiaries) of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

"Net Available Proceeds" from any Asset Disposition or Sale and Leaseback Transaction by any Person means cash or Cash Equivalents (including, when received, payments (including any related interest payments) in respect of deferred payment obligations pursuant to a promissory note or installment receivable or otherwise) received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiror of Debt or other obligations relating to such properties or assets or received in any other non-cash form) therefrom by such Person, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition or Sale and Leaseback Transaction, (ii) all payments made by such Person or its Subsidiaries on any Debt outstanding immediately prior to such Asset Disposition or Sale and Leaseback Transaction which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or Sale and Leaseback Transaction or by applicable law, be repaid out of the proceeds from such Asset Disposition or Sale and Leaseback Transaction, and (iii) all distributions and other payments required to be made to any Person (other than the Company or any Subsidiary of the Company) owning a beneficial interest in the assets subject to such Asset Disposition or Sale and Leaseback Transaction.

"Non-Recourse Debt" means Debt or that portion of Debt of any Person (i) as to which neither the Company nor any of its Subsidiaries (a) provide credit support (including any undertaking, agreement or instrument which would constitute Debt) or (b) is directly or indirectly liable (whether pursuant to a guarantee or otherwise) and (ii) no default with respect to such Debt (including any rights which the holders thereof may have to take enforcement action against an


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Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Company or any Subsidiary of the Company to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

"Offer to Purchase" means a written offer (the "Offer") sent by the Company by first class mail, postage prepaid, to each Holder at its address appearing in the note register on the date of the Offer offering to purchase up to the principal amount of Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of Notes within five Business Days after the Expiration Date. The Company shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company's obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company's request, by the Trustee in the name and at the expense of the Company. The Offer shall contain information concerning the business of the Company and its Subsidiaries which the Company in good faith believes will enable such Holders to make an informed decision with respect to the Offer to Purchase (which at a minimum will include (i) the most recent annual and quarterly financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the documents required to be filed with the Trustee pursuant to the Indenture (which requirements may be satisfied by delivery of such documents together with the Offer), (ii) a description of material developments in the Company's business subsequent to the date of the latest of such financial statements referred to in clause (i) (including a description of the events requiring the Company to make the Offer to Purchase), (iii) if applicable, appropriate pro forma financial information concerning the Offer to Purchase and the events requiring the Company to make the Offer to Purchase and (iv) any other information required by applicable law to be included therein). The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

     (i) the Section of the Indenture pursuant to which the Offer to Purchase is being made;

     (ii) the Expiration Date and the Purchase Date;

     (iii) the aggregate principal amount of the Outstanding Notes offered to be purchased by the Company pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such has been determined pursuant to the Section of the Indenture requiring the Offer to Purchase) (the "Purchase Amount");

     (iv) the purchase price to be paid by the Company for each $1,000 aggregate principal amount of Notes accepted for payment (as specified pursuant to the Indenture) (the "Purchase Price");

     (v) that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount;

     (vi) the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase;

     (vii) that interest on any Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue;

     (viii) that on the Purchase Date the Purchase Price will become due and payable upon each Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;


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     (ix) that each Holder electing to tender a Note pursuant to the Offer to
   Purchase will be required to surrender such Note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing);

     (x) that Holders will be entitled to withdraw all or any portion of Notes tendered if the Company (or its Paying Agent) receives, not later than the close of business on the Expiration Date, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder tendered, the certificate number of the Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender;

     (xi) that (a) if Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Notes and (b) if Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $1,000 or integral multiples thereof shall be purchased); and

     (xii) that in the case of any Holder whose Note is purchased only in part, the Company shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the Note so tendered. Any Offer to Purchase shall be governed by and effected in accordance with the Offer relating to such Offer to Purchase and will comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.

"Officers' Certificate" means a certificate of the Company signed by the Chairman of the Board, the Chief Executive Officer, the President or the Chief Financial Officer (or any other officer identified by any of the foregoing officers in an Officers' Certificate to be an executive officer of the Company) and the Secretary, any Assistant Secretary, the Treasurer, the Financial Manager, any Assistant Treasurer or the Controller of the Company.

"Opinion of Counsel" means an opinion in writing signed by legal counsel, who may be an employee of or counsel to the Company, and who shall be counsel reasonably satisfactory to the Trustee.

"Permitted Investments" means: (i) any Investment in any Cash Equivalent, provided that the Average Life of the aggregate of all Cash Equivalents held by the Company and its Subsidiaries may not exceed one year at any time; (ii) any Related Business Investment in an amount not in excess of the amount of Restricted Payments that the Company and its Subsidiaries would be permitted to make under the "Limitation on restricted payments" covenant immediately prior to the making of such Investment; (iii) Investments made after the date of the Indenture in Unrestricted Subsidiaries and Related Business Investments in an aggregate amount not to exceed (x) 10% of Consolidated Tangible Assets plus (y) the aggregate amount of all monies from time to time actually received by the Company or any of its Subsidiaries in respect of Investments made from time to time pursuant to this clause (iii), whether such monies are received as interest or principal payments (in the case of Investments made in the form of loans or other debt instruments or other extensions of credit), as dividends or redemption payments or return of capital (in the case of Investments made in the form of the purchase of Capital Stock or capital contributions) or otherwise, provided that the aggregate amount permitted to be invested pursuant to this subclause (y) shall not exceed the aggregate amount of Investments from time to


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time actually made by the Company and its Subsidiaries pursuant to this clause
(iii), plus (z) the aggregate amount of all Investments made in any Person pursuant to this clause (iii) after the date of the Indenture if (and for so long as) any such Person becomes a Subsidiary of the Company, provided that upon giving effect to such Investment, the Company could incur at least $1 of additional Debt pursuant to the first paragraph of "Limitation on consolidated debt"; and (iv) other Investments not otherwise permitted to be made pursuant to clauses (i) through (iii) above, which, together with the then outstanding amount of other Investments made pursuant to this clause (iv), shall not exceed 5% of Consolidated Tangible Assets in the aggregate at the time the Investment is made.

"Permitted Liens" means:

     (i) Liens securing only the Notes;

     (ii) Liens in favor of the Company or, with respect to Liens granted by any Subsidiary of the Company, in favor of the Company or any Wholly Owned Subsidiary of the Company;

     (iii) Liens on property existing immediately prior to the time of acquisition thereof (and not created in anticipation of such acquisition);

     (iv) (x) Liens to secure Debt Incurred for the purpose of financing all or any part of the purchase price or the cost of construction or lease (pursuant to a Capitalized Lease Obligation) of a Vessel or other property, or the cost of improvements of a Vessel or other property used in the business of the Company and its Subsidiaries, and (y) Liens on any Vessel or other property (including, without limitation, the Related Collateral) owned or leased (pursuant to a Capitalized Lease Obligation) by a Subsidiary of the Company prior to the time it becomes a Subsidiary of the Company to secure Debt Incurred by the Company (or any Subsidiary of the Company), in an amount not to exceed the Fair Market Value of such Vessel or other property or such Subsidiary, for the purpose of financing (or refinancing) all or part of the acquisition cost of such Subsidiary, but only if such Debt is Incurred within 180 days after the acquisition of such Subsidiary; provided that, with respect to clauses (x) and (y) above: (a) in the case of a Vessel or Vessels, the principal amount of any Debt secured by such a Lien does not exceed 80% of the "Ready for Sea Cost" of a Vessel (or, with respect to Debt Incurred under a single financing facility to finance all or part of the purchase price or construction cost of two or more Vessels, the aggregate "Ready for Sea Cost" of such group of Vessels) or such Fair Market Value (as the case may be) of such Vessel or other property; and provided further, that the principal amount of Debt secured by such a Lien may be up to 100% of the "Ready for Sea Cost" of such Vessel or Vessels if such Debt financing consists of Capitalized Lease Obligations; and provided further, that with respect to any Debt Incurred to finance the replacement of a Vessel as described in clause (ii) of the second paragraph of "Limitation on consolidated debt" or the analogous provisions of "Limitation on debt of subsidiaries," the principal amount of such Debt secured by such Lien may be up to 100% of the "Ready for Sea Cost" of such replacement Vessel less all compensation, damages or other such payments (including insurance proceeds other than in respect of business interruption insurance, protection and indemnity insurance or other third-party liability insurance) received in connection with a Total Loss in excess of amounts actually used to repay Debt secured by the Vessel subject to the Total Loss; (b) such Liens do not extend to or cover any property other than such Vessel or other property and Related Collateral and any such improvements; (c) the Incurrence of such Debt is permitted by the provisions of the Indenture described above under "Limitation on consolidated debt" and, if applicable, "Limitation on debt of subsidiaries"; and (d) any such Liens (other than Liens of the type described under clause (iv) of the definition of "Related Collateral") attach within 180 days of the acquisition or delivery (or completion of such improvements) of such Vessel or group of Vessels or Person or other property;

     (v) Liens on property of a Person existing at the time such Person is merged into or consolidated with or acquired by the Company or any Subsidiary of the Company that were not in anticipation of the acquisition of such Person;


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     (vi) Liens in respect of Vessels and Related Collateral arising in the ordinary course of which, individually or in the aggregate, do not materially and adversely affect such Vessel or materially impair the use and operation thereof or the business of the Company and its Subsidiaries;

     (vii) Liens to secure obligations under workmen's compensation laws or similar legislation, including Liens with respect to judgments which are not currently dischargeable;

     (viii) Liens to secure Debt Incurred to refinance, in whole or in part, (a) any secured Debt existing on the date of the Indenture or (b) any Debt secured by Liens referred to in clauses (i) to (vii) above and clauses (x) and (xiii) below, so long as in each such case the Liens do not extend to any other property (except for the Related Collateral, or other property and Related Collateral secured by Debt which is being concurrently refinanced on a cross-collateralized basis) and the aggregate principal amount of Debt so secured (which amount shall be deemed to include the amount of any undrawn or available amounts under any credit or lease facility to be so refinanced) is not increased (other than as permitted pursuant to subclause (b) of clause
   (iv) of "Limitation on consolidated debt" or subclause (b) of clause (v) of "Limitation on debt of subsidiaries") by an amount greater than the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of the Company or any of its Subsidiaries Incurred in connection with such refinancing;

     (ix) any Liens securing Debt owing by the Company to one or more Wholly Owned Subsidiaries of the Company;

     (x) subject to compliance with clauses (iv) (a), (c) and (d) above, a pledge of, or other Lien in respect of, the Capital Stock of a Single-Purpose Vessel-Owning Subsidiary made to secure (a) Debt Incurred by such Single-Purpose Vessel-Owning Subsidiary to finance or refinance the acquisition, construction or improvement of a Vessel by such Subsidiary or
   (b) Debt Incurred by the Company or any Subsidiary of the Company to finance or refinance the acquisition of any or all of the Capital Stock of such Single-Purpose Vessel-Owning Subsidiary;

     (xi) Liens in respect of Vessels and Related Collateral otherwise permitted hereunder and incurred solely by reason of the substitution of a new mortgage or other security agreements for an existing agreement (or the novation or assignment of such existing agreement), the effect of which new agreement, novation or assignment is to effect the reflagging of the Vessel or Vessels to which such existing agreement relates;

     (xii) Liens incurred to secure the Revolving Credit Facilities as required by the terms thereof;

     (xiii) a pledge or assignment of a promissory note (or other evidence of indebtedness), or the assignment of a mortgage or other security interest, or guarantee received by or granted to the Company or any of its Subsidiaries pursuant to an Asset Disposition to secure the unpaid portion of any Debt of the Company or any of its Subsidiaries attributable to the property sold in such Asset Disposition;

     (xiv) Subject to the provisions of the last paragraph of "Limitation on liens," Liens in respect of Related Collateral and/or other property required to be granted under the terms of an agreement governing Debt of the Company or any Subsidiary of the Company to provide additional security to the lenders under such agreement in the event the value of the Vessel or Vessels and other property securing such Debt falls below the level specified in such agreement; and

     (xv) Liens on a Vessel, Related Collateral (and/or the contract for the acquisition of such Vessel and/or Related Collateral) existing only during the construction of such Vessel and granted to secure the builder's obligations in respect of construction financing for such Vessel obtained by such builder.


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"Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

"Post-Delivery Financing" means Debt Incurred by the Company or any Subsidiary of the Company to finance the total Ready for Sea Cost of a Vessel or group of Vessels. "Post-Delivery Financing" shall include the amount of any Construction Financing with respect to any Vessel or group of Vessels, but only to the extent that fully committed Post-Delivery Financing for such Vessel or group of Vessels has been arranged at such time.

"Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

"Quarterly Filing Date" has the meaning ascribed thereto under "Requirements regarding the provision of financial information."

"Quarterly Financial Statements" has the meaning ascribed thereto under "Requirements regarding the provision of financial information."

"Ready for Sea Cost" means, with respect to a Vessel or Vessels to be acquired or leased (pursuant to a Capitalized Lease Obligation) by the Company or any Subsidiary of the Company, the aggregate amount of all expenditures incurred to acquire or construct and bring such Vessel or Vessels to the condition and location necessary for its intended use which would be classified and accounted for as "property, plant and equipment" in accordance with GAAP.

"Redeemable Stock" of any Person means any equity security of such Person that by its terms or otherwise is required to be redeemed prior to the Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to the Stated Maturity of the Notes.

"refinance" has the meaning ascribed thereto in clause (iv) of the second paragraph of "Limitation on consolidated debt" and shall be deemed to include successive refinancings.

"Related Business Investment" means an Investment made in a Person engaged in the same or a similar line of business as the Company and its Subsidiaries or made for the purpose of maintaining, enhancing the productivity of or expanding the capabilities of the Company and its Subsidiaries in any business activity permitted under "Limitation on business activities" (as determined, with respect to any such Investment or series of related Investments in an aggregate amount of $5 million or more, in good faith by the Board of Directors of the Person making such Investment).

"Related Collateral" means, with respect to a Vessel, (i) any insurance policies on such Vessel, (ii) any requisition compensation payable in respect of any compulsory acquisition thereof, (iii) any earnings derived from the use or operation thereof and/or any earnings account with respect to such earnings, provided that any assignment with respect thereto may only permit the assignee thereof to apply such earnings to the repayment of Debt held by such assignee
(a) upon the occurrence and during the continuation of a payment default with respect to such Debt, or upon the acceleration of such Debt (unless such acceleration has been rescinded), or (b) in the case of any other default with respect to such Debt which would allow for the acceleration of such Debt at such time, but only until the earliest of (x) 180 days after the initial occurrence of such default, (y) the date such default is cured or waived and (z) the date such Debt is repaid in full, and (iv) any charters, operating leases, licenses and related agreements entered into in respect of the Vessel and any security or guarantee in respect of the relevant charterer's or lessee's obligations under any relevant charter, operating lease, license or related agreement, (v) any cash collateral account established with respect to such Vessel pursuant to the financing arrangements with respect thereto, (vi) any inter-company loan or facility agreements relating to the financing of


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the acquisition of, and/or the leasing arrangements (pursuant to Capitalized
Lease Obligations) with respect to, such Vessel, (vii) any building or conversion contracts relating to such Vessel and any security or guarantee in respect of the builder's obligations under such contracts, (viii) any interest rate swap, foreign currency hedge, exchange or similar agreement incurred in connection with the financing of such Vessel and required to be assigned by the lender and (ix) any security interest in, or agreement or assignment relating to, any of the foregoing or any mortgage in respect of such Vessel.

"Related Person" of any Person means any other Person directly or indirectly owning (i) 5% or more of the outstanding Common Stock of such Person (or, in the case of a Person that is not a corporation, 5% or more of the equity interest in such Person) or (ii) 5% or more of the combined voting power of the Voting Stock of such Person.

"Revolving Credit Facilities" means one or more revolving or other credit facilities to which the Company and/or one or more Subsidiaries of the Company may be parties (as obligor or guarantor), in an aggregate principal amount not to exceed $600 million at any time outstanding.

"Sale and Leaseback Transaction" of any Person means an arrangement with any lessor, lender, obligee or investor or to which such lessor, lender, obligee or investor is a party providing for the leasing or renting by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person more than 270 days after the acquisition thereof or, if later, the delivery or commencement of operation thereof, to such lessor, lender, obligee or investor or to any Person to whom funds have been or are to be advanced by such lessor, lender, obligee or investor on the security of such property or asset. The Stated Maturity of such arrangement shall be the date of the last scheduled payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

"Significant Subsidiary" means a Subsidiary of the Company having total assets of $25 million or more.

"Single-Purpose Vessel-Owning Subsidiary" means a Subsidiary of the Company the sole purpose of which is to own or lease (pursuant to a Capitalized Lease Obligation) one (but not more than one) Vessel.

"Stated Maturity" means (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable or (ii) with respect to any specified scheduled installment of principal or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

"Subordinated Debt" means Debt of the Company or any Subsidiary of the Company which is subordinate or junior in right of payment to the Notes pursuant to a written agreement.

"Subsidiary" of any Person means (i) a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof; provided that an Unrestricted Subsidiary shall not be deemed to be a Subsidiary of the Company for purposes of the Indenture.

"Tangible Assets" of any Person means, at any date, the gross book value as shown by the accounting books and records of such Person of all its property both real and personal, less (without duplication) (i) the net book value of all its licenses, patents, patent applications, copyrights, trademarks, trade names, goodwill, non-compete agreements or organizational


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expenses and other like intangibles, (ii) unamortized Debt discount and expenses, (iii) all reserves for depreciation, obsolescence, depletion and amortization of its properties and (iv) all other proper reserves which in accordance with GAAP should be provided in connection with the business conducted by such Person.

"Unrestricted Subsidiary" means Stena Fastigheter AB, Stena Realty BV, Stena Adactum AB and Simplon Ltd and any Subsidiary of the Company which the Company by resolution of its Board of Directors shall classify as an Unrestricted Subsidiary and any Subsidiary of an Unrestricted Subsidiary. A Subsidiary of the Company may only be classified as an Unrestricted Subsidiary if, immediately after giving effect to such classification, (i) there would be no Default or Event of Default under the Indenture, (ii) such Subsidiary would have no Debt other than Non-Recourse Debt, as certified in an Opinion of Counsel delivered to the Trustee, (iii) the Company would be able to Incur at least $1 of Debt pursuant to the first paragraph of "Limitation on consolidated debt," (iv) any Investments made in such Subsidiary after the date of the Indenture would be permitted under "Limitation on investments," (v) such Subsidiary has no assets which are essential to the operations of the Company and its Subsidiaries, taken as a whole, and (vi) neither the Company nor any Subsidiary of the Company has any obligation (a) to subscribe for additional shares of Capital Stock or other equity interests of such Subsidiary or (b) to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results; provided, however, that any Subsidiary of the Company may not be reclassified more than once in any 13-month period. An Unrestricted Subsidiary may only be reclassified as a Subsidiary of the Company if immediately after giving effect to such reclassification, there would be no Default or Event of Default under the Indenture. Any such classification or reclassification shall be evidenced by, and shall become effective upon, the filing with the Trustee of the resolution of the Board of Directors of the Company giving effect to such designation, an Officers' Certificate certifying that such designation complies with the applicable conditions set forth above and, if applicable, the Opinion of Counsel required under clause (ii) above, in each case in form and substance satisfactory to the Trustee.

"Vessel Construction Contract" means any contract for the construction (or construction and acquisition) or conversion of a Vessel or Vessels entered into by the Company or any Subsidiary of the Company.

"Vessels" means the shipping vessels whose primary purpose is the maritime transportation of cargo and/or passengers or which are otherwise engaged or used in any business activities of the Company and its Subsidiaries permitted under "Limitation on business activities" (including, without limitation, semi-submersible and other drilling rigs and drillships) and which are owned by and registered (or to be owned by and registered) in the name of the Company or any of its Subsidiaries or operated by the Company or any of its Subsidiaries pursuant to a lease or other operating agreement constituting a Capitalized Lease Obligation, in each case together with all related equipment and any additions or improvements.

"Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

"Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.


EVENTS OF DEFAULT

The following are "Events of Default" under the Indenture: (i) failure to pay principal of (or premium, if any, on) any Note when due; (ii) failure to pay any interest on any Note when due, continued for 30 days; (iii) default in the payment of principal, interest or the purchase price of


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the Notes required to be purchased pursuant to an Offer to Purchase as described under "Change of control" and "Limitation on certain asset dispositions" when due and payable; (iv) failure to perform or comply with the provisions described under "Limitation on mergers, consolidations and certain sales and purchases of assets"; (v) failure to perform any other covenant or agreement of the Company under the Indenture or the Notes continued for 30 days after written notice to the Company by the Trustee or Holders of at least 25% in aggregate principal amount of Outstanding Notes; (vi) default under the terms of any instrument evidencing or securing Debt for money borrowed by the Company or any Subsidiary of the Company having an outstanding principal amount of $15 million individually or in the aggregate which default shall result in the maturity of such Debt being accelerated prior to its Stated Maturity; (vii) the rendering of a final judgment or judgments (not subject to appeal) against the Company or any Subsidiary of the Company in an amount in excess of $15 million which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired; and (viii) certain events of bankruptcy, insolvency or reorganization affecting the Company or any Subsidiary of the Company.
Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

For purposes of the foregoing, the Company shall be deemed to have failed to perform or comply with any covenant contained in the Indenture requiring the Company to cause certain actions to be taken (or to prohibit the taking of certain actions) by any Subsidiary of the Company or any Unrestricted Subsidiary if such Subsidiary or Unrestricted Subsidiary shall have taken (or failed to take) such actions, even where the Company lacks the corporate power and authority under the Swedish Companies Act to cause or prohibit such actions.

If an Event of Default (other than an Event of Default described in clause
(viii) above with respect to the Company or any Significant Subsidiary) shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Notes may accelerate the maturity of all Notes; provided that after such acceleration, but before a judgment or decree based on such acceleration, the Holders of a majority in aggregate principal amount of Outstanding Notes may rescind and annul such acceleration if
(x) the Company has paid or deposited with the Trustee a sum sufficient to pay
(1) all overdue interest on all Notes, (2) the principal of (and premium, if any, on) any Notes which have become due otherwise than by acceleration and, to the extent lawful, interest thereon, (3) to the extent lawful, interest on overdue interest and (4) all sums due to the Trustee and (y) all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. If an Event of Default specified in clause
(viii) above occurs with respect to the Company or any Significant Subsidiary, the Outstanding Notes will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. For information as to waiver of defaults, see "Modification and waiver."

No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default (as defined) and unless also the Holders of at least 25% in aggregate principal amount of the Outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of a Note for enforcement of payment of the principal of and premium, if any, and interest on such Note on or after the respective due dates expressed in such Note.


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The Company will be required to furnish to the Trustee annually a statement as to the performance by them of certain of their obligations under the Indenture and as to any default in such performance.


GOVERNING LAW

The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.


MODIFICATION AND WAIVER

Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Notes; provided that no such modification or amendment may, without the consent of the Holder of each Outstanding Note affected thereby, (i) change the Stated Maturity of the principal of or any installment of interest on, any Note, (ii) reduce the principal amount of (or the premium), or interest on, any Note, (iii) change the place or currency of payment of principal of (or premium) or interest on, any Note, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any Note, (v) reduce the above-stated percentage of Outstanding Notes necessary to modify or amend the Indenture, (vi) reduce the percentage of aggregate principal amount of Outstanding Notes necessary for waiver of compliance with the restrictive covenants contained in the Indenture (other than the covenants to pay principal, premium and interest on the Notes) or for the waiver of Defaults (except Defaults in the payment of principal (or premium, if any) or interest on any Note or Defaults in respect of a covenant or provision that cannot be modified without the consent of each affected Holder), (vii) modify any provisions of the Indenture relating to the modification and amendment of the Indenture or the waiver of past defaults or covenants, except to increase any percentage set forth therein or to provide that provisions of the Indenture may not be modified or waived without the consent of each Holder affected thereby or
(viii) following the mailing of any Offer to Purchase, modify any Offer to Purchase for the Notes required under the "Limitation on certain asset dispositions" and the "Change of control" covenants contained in the Indenture in a manner materially adverse to the Holders thereof.

The Holders of a majority in aggregate principal amount of the Outstanding Notes, on behalf of all Holders, may waive compliance by the Company with the restrictive provisions of the Indenture described in clause (vi) above; provided that after the mailing of any Offer to Purchase, no such waiver with respect to such Offer to Purchase will be effective against any tendering Holder. Subject to certain rights of the Trustee, as provided in the Indenture, the Holders of a majority in aggregate principal amount of the Outstanding Notes, on behalf of all Holders, may waive any past default under the Indenture, except a default in the payment of principal, premium or interest or a default in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each outstanding Note affected.


THE TRUSTEE

Initially, the Trustee will also act as Paying Agent and Security Registrar for the Notes. The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in


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respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Company or any Affiliate of the Company, provided that if it acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

An affiliate of the Trustee acted as the Initial Purchaser of the Notes. In addition, JPMorgan Chase Bank and certain of its affiliates have in the past engaged, and expect to continue to engage, in transactions with, and perform services for, the Company and certain of its affiliates in the ordinary course of business. JPMorgan Chase Bank is also an arranger and lender under the Revolving Credit Facilities. See "Description of other indebtedness" and "Plan of distribution."


CONSENT TO JURISDICTION

The Indenture provides that the Company has irrevocably designated CT Corporation System, 111 Eighth Avenue, New York, New York as its authorized agent for service of process in any legal action or proceeding in respect of its obligations under the Indenture and the Notes for actions brought under federal and state courts in New York City and the Company irrevocably submits to the jurisdiction of the federal and state courts in New York City for such purposes. The Trustee is not the agent for service of process for any such actions. To the extent that the Company may acquire immunity from jurisdiction of any court or from any legal process with respect to itself or its property, the Company irrevocably waives such immunity in respect of its obligations under the Indenture and the Notes to the fullest extent permitted by law.


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                        DESCRIPTION OF OTHER INDEBTEDNESS

As of September 30, 2003, on a pro forma basis after giving effect to (i) the redemption in October 2003 of $175 million in aggregate principal amount of 83/4% Senior Notes due 2007 and (ii) the offering of the original notes and the application of the net proceeds of the offering to pay down debt under our revolving credit facilities, we would have had total debt of approximately SEK
14.5 billion ($1.9 billion) and approximately SEK 11.6 billion ($1.5 billion) of secured debt representing approximately 39% of our total assets of SEK 29.6 billion ($3.8 billion) as of such date. In addition, the restricted group would have had total debt of approximately SEK 9.7 billion ($1.3 billion) and approximately SEK 6.9 billion ($0.9 billion) of secured debt.


CONTINUING FACILITIES

95/8% Senior Notes. As of September 30, 2003, we had $200 million principal amount of 95/8% Senior Notes due 2012 outstanding. The notes, issued in November 2002, mature on December 1, 2012, and interest is payable semi-annually on June 1st and December 1st of each year. The 95/8% Senior Notes are redeemable at our option, in whole or in part, at any time on or after December 1, 2007. The 95/8% Senior Notes Indenture contains certain covenants with respect to, among others, limitations on consolidated and subsidiary debt and preferred stock, limitations on restricted payments and investments, limitations on restrictions concerning distributions and transfers by subsidiaries, limitations on liens and guarantees, limitations on business activities and limitations on mergers, consolidations and certain sales and purchases of assets. The 95/8% Senior Notes are unsecured obligations of Stena AB and rank pari passu in right of payment with Stena AB's other unsubordinated indebtedness including, following this offering, the notes described herein. Since Stena AB is a holding company and all of our operations are conducted through our subsidiaries, the 95/8% Senior Notes are structurally subordinated to all existing and future liabilities (including trade payables) of the subsidiaries, including those under the revolving credit facilities.

2002 revolving credit facility. On November 6, 2002, SIBV, entered into a new $600 million secured revolving credit facility with a syndicate of financial institutions or lenders, for which J.P. Morgan plc, Svenska Handelsbanken AB (publ.) and Nordea Bank Sverige AB (publ.) act as lead arrangers and Svenska Handelsbanken AB (publ.) acts as facility agent. The revolving credit facility was made available for the purposes of refinancing SIBV's existing debt, including the 1995 revolving credit facility, and to provide financing for general corporate purposes. SIBV's obligations under the revolving credit facility are guaranteed by Stena AB and certain of its subsidiaries.

The final maturity of the revolving credit facility will be on November 6, 2007, subject to options on SIBV's part to extend the facility for an additional two years with the consent of the lenders. If the facility is extended in accordance with such options, the amount available under the facility will be reduced by $100 million on each of the fifth and sixth anniversaries of the facility.

Borrowings under the revolving credit facility bear interest at a rate equal to the aggregate of LIBOR plus an applicable margin which ranges from 1.0% to 1.375% depending on the level of utilization of the facility. Interest is payable at the end of the interest period of each advance, although if an advance has a term of more than six months, interest is payable at six-month intervals. The facility gives the option to drawdown advances for periods of one, two, three or six months, or for other periods with the consent of the lenders. Commitment fees and guarantee indemnity fees will be based on the level of utilization of the facility.

The obligations of SIBV under the revolving credit facility are secured by among other things, first priority security interests on the Stena Shipper, Stena Dee, Stena Spey, Stena Clyde, Stena Tay, Stena Saga, Stena Nautica, Stena Traveller, Pride of Aquitaine, Stena Don, Stena Tender and the Stena Timer, and second priority security interests on the vessels and other assets securing the 2001 revolving credit facility. In the event that an asset securing the revolving credit facility is sold or declared a total loss, availability under the revolving credit facility will, unless appropriate


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replacement collateral is provided within twelve months, be reduced by the lesser of net sale or net loss proceeds and the amount required to bring the security value of the remaining collateral (net of 115% of debt secured by a first mortgage therein) to 150% of the facility amount.

The revolving credit facility imposes various financial and operating covenants upon us and certain of our subsidiaries. Among other things, the principal financial covenants (i) require us to maintain current assets and committed undrawn facilities in an amount greater than or equal to 125% of consolidated current liabilities, (ii) require us and our subsidiaries to maintain minimum cash, cash equivalents or certain other marketable debt or equity securities and undrawn committed facilities of not less than $50 million, (iii) require us to maintain a minimum free net worth of at least $850 million, (iv) permit us to incur additional consolidated debt only if pro forma consolidated cash flow divided by net interest expense following the incurrence of the additional debt is greater than 2:1, except for certain permitted debt, and (v) require us to maintain ownership of the security parties which, at the date of execution of the credit facility agreement, are members of the Stena AB group.

The revolving credit facility also provides that (i) if the Sten A. Olsson family or an Olsson family trust ceases to own at least 75% of the voting equity in Stena AB, and if such circumstances are not cured within 150 days of notice, or (ii) if Stena AB ceases to own, directly or indirectly, 100% of the equity of SIBV, then all amounts outstanding under the revolving credit facilities must be prepaid and upon such payment the facility terminates.

In addition, the revolving credit facility includes limitations on dividends, limitations on liens, limitations on stock repurchases and investments in unconsolidated entities or non-recourse subsidiaries and the repayment of junior debt, optional redemption or defeasance of our 95/8% Senior Notes due 2012 and the notes offered hereby, limitations on guarantees by SIBV in favor of Stena AB and subsidiaries of Stena AB which are not subsidiaries of SIBV, and limitations on incurrence of debt by our subsidiaries. As of September 30, 2003, the amount of indebtedness under the revolving credit facility was $265 million and $27 million used in connection with guarantees and letters of credit. We intend to use the net proceeds of the offering to pay down indebtedness under this revolving credit facility out of the proceeds of this offering.

2001 revolving credit facility. SIBV entered into a $275 million revolving credit facility in 2001 with JPMorgan Chase Bank, Nordbanken AB, Svenska Handelsbanken AB and other banking institutions as lenders. The facility has been reduced to $215 million and matures in September 2006. Borrowings under the 2001 revolving credit facility bear interest at a rate based on LIBOR plus an applicable margin of approximately 1% payable on the maturity of each advance or, if the advance has a term of more than six months, at intervals of six months from the drawdown of such advance. The facility gives the option to drawdown for terms of one, three, six, nine, and twelve months. The facility was used to refinance Stena Line's revolving credit facility. The obligations of SIBV under this facility are guaranteed by us and certain of our subsidiaries. The obligations of SIBV under the 2001 revolving credit facility are secured by, among other things, a first priority mortgage on the following vessels, owned either by us or one of our subsidiaries: Stena Baltica, Stena Carisma (including her linkspans), Stena Danica, Stena Europe, Stena Germanica, Stena Gothica, Stena Scandinavica, Stena Scanrail, Stena Searider and Stena Seatrader. If any of the assets securing the 2001 revolving credit facility are sold or become a total casualty or other loss, availability under the facility will be reduced, unless replacement collateral is provided.

The 2001 revolving credit facility imposes various financial and operating covenants upon us, SIBV and certain of our other subsidiaries. The principal financial covenants: (i) require SIBV to maintain current assets plus committed undrawn facilities greater than or equal to 125% of current liabilities; (ii) require SIBV to maintain minimum cash, cash equivalents or certain other marketable debt or equity securities and undrawn committed facilities of not less than $50 million; (iii) permit us to incur additional consolidated debt only if pro forma consolidated cash flow divided by net interest expense following the incurrence of the additional debt is


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greater than 2:1, except for certain permitted debt; (iv) permit our subsidiaries to incur only such additional indebtedness as specified in the agreement, and (v) require us to maintain a ratio of available asset value (as calculated by a formula described in the agreement) to our unsecured debt of 2.5:1.

In addition, the 2001 revolving credit facility includes a cross-acceleration provision that provides that an event of default occurs if SIBV or any of the other parties to the documents relating to the facility, which includes us and certain of our subsidiaries, fails to pay our respective obligations under any debt or guarantee in respect of such debt that exceeds $15 million.

As of September 30, 2003, the utilized portion of this facility was $90 million, all of which was drawn.

Secured bank facility. SIBV also has a $75 million secured revolving bank facility with Deutsche Bank AG. The secured bank facility terminates on October 31, 2005. Advances under the facility may be borrowed for a term of one month or such other period as the lender may agree. The facility requires cash collateral equal to 100% of each advance thereunder. Borrowings under the secured bank facility bear interest at a rate based on LIBOR plus an applicable margin of 0.2% until June 2002 and LIBOR plus 0.5% thereafter. As of September 30, 2002, this facility was not utilized.

The obligations of SIBV under this facility are guaranteed by us and secured by, among other things, a first priority mortgage on the vessel Stena Discovery, owned by one of our subsidiaries, and a cash collateral account held by SIBV in US dollars equivalent to the amounts drawn down and outstanding from time to time under the secured bank facility and interest accrued thereon for the purpose of securing the bank facility.

The secured bank facility includes a cross-acceleration provision that provides that an event of default occurs if SIBV or any of the other parties to the documents relating to the facility, which includes us and certain of our subsidiaries, fail to pay our respective obligations under any debt, or guarantee in respect of such debt, that exceeds $15 million.


CHANGE OF CONTROL

The revolving credit facilities provide that the failure of immediate members of the Olsson family or their legal representatives to own at least 75% of the voting equity in Stena AB, which failure is not cured within 120 days, triggers a mandatory prepayment of all outstanding advances and the termination of the facility unless all the lenders under such facility agree otherwise. In addition, if Stena AB ceases to own, directly or indirectly, 100% of the equity in SIBV, then all amounts outstanding under the revolving credit facilities become immediately payable on demand, and upon such demand the facilities terminate.

The 95/8% Senior Notes Indenture requires Stena AB to make an offer to purchase all notes outstanding under such indenture at 101% of their principal amount if shareholders ultimately controlled by the Olsson family do not directly or indirectly beneficially own or control more than 50% of the voting equity in Stena AB.

The secured bank facility does not contain any change of control provisions.


OTHER

Property-related debt. As of September 30, 2003, we have bank mortgage loans on the real estate, buildings and land in our real estate business segment of approximately SEK 4.8 billion that are denominated in SEK and EUR and bear interest at rates from 3.45% to 6.31% with maturities through 2035.

Other. As of September 30, 2003, we were obligated with respect to the guarantees of lease obligations and certain loans used to finance the acquisition of vessels and other assets in the aggregate amount of approximately SEK 4.1 billion. These loans are denominated in US dollar, British pound, euro and SEK.


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                          BOOK-ENTRY; DELIVERY AND FORM


THE GLOBAL NOTES
The original notes were and the exchange notes will be issued in the form of one or more registered notes in global form, without interest coupons (the "global notes").

Upon issuance, each of the global notes will be deposited with the Trustee as custodian for The Depository Trust Company and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC ("DTC participants") or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

    o upon deposit of each global note with DTC's custodian, DTC will credit the respective of the principal amounts of the notes represented by the global notes to the accounts of persons who have accounts with DTC; and

    o ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.


BOOK-ENTRY PROCEDURES FOR THE GLOBAL NOTES

All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.

DTC has advised us that it is:

    o a limited purpose trust company organized under the laws of the State of New York;

    o a "banking organization" within the meaning of the New York State Banking Law;

    o  a member of the Federal Reserve System;

    o a "clearing corporation" within the meaning of the Uniform Commercial Code; and

    o  a "clearing agency" registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC's nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global note:

    o will not be entitled to have notes represented by the global note registered in their names;

    o  will not receive or be entitled to receive physical, certificated notes;
       and

    o will not be considered the owners or holders of the notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the Indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the Indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the Trustee to DTC's nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC's procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.


CERTIFICATED NOTES

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

    o DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

    o DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days;

    o we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes; or

    o certain other events provided in the Indenture should occur.


                           CERTAIN TAX CONSIDERATIONS

The following is a summary of the material Swedish and United States federal income tax considerations related to the acquisition, ownership and disposition of the notes. This summary does not purport to address Swedish or United States federal income tax consequences applicable to holders of the notes in light of their particular circumstances or to holders subject to special rules, and it does not address the effects of any state, local or other foreign tax laws. Prospective investors are urged to consult their tax advisors as to the particular tax consequences to them of acquiring, holding and disposing of the notes.


SWEDISH TAXATION

The following summary generally outlines certain Swedish tax consequences to holders of the notes who are neither citizens nor tax residents of Sweden.

Under Swedish law, payments of principal or interest to the holder of any note will not be subject to Swedish income tax, unless such holder (1) is a tax resident of Sweden, (2) carries on trade or business in Sweden where the payments of principal or interest are attributable to a permanent establishment or (3) is an estate which is liable to pay tax in Sweden. In addition, none of the notes nor any holder thereof will be subject to Swedish inheritance tax unless such holder at the time of his death (1) was a citizen of Sweden, (2) was a resident of Sweden, (3) had an habitual abode in Sweden, (4) was married to a Swedish citizen and was a resident of Sweden within ten years preceding his death, or (5) held the notes as assets involved in a trade or business in Sweden conducted by the deceased.

Swedish law does not impose withholding tax on payments of principal or interest to the holder of any note except on payments of interest to a holder who is either an individual with tax residence in Sweden or an estate of a deceased individual resident in Sweden at the time of his death. Stena AB is obliged to notify holders of notes outside Sweden and the Swedish tax authorities of payments of interest made to physical persons. Stena AB might also be obligated to notify the Swedish tax authorities of payments exceeding SEK 150,000 made to holders who are either a physical person, an estate or a legal entity.

Under Swedish law, capital gains on the disposition of notes will not be subject to Swedish income tax unless a holder is a tax resident of Sweden, holds the notes as assets involved in a trade or business in Sweden or is a Swedish estate. Physical persons not resident in Sweden are subject to Swedish net wealth tax on immovable property situated in Sweden.


UNITED STATES FEDERAL INCOME TAXATION

The following is a summary of the material United States federal income tax considerations applicable to initial purchasers of the notes that hold the notes as capital assets. This summary does not address all aspects of United States federal income taxation which may be relevant to investors in light of their particular circumstances, or to investors subject to special treatment under United States federal income tax law (including, for example, banks or other financial institutions, insurance companies, tax-exempt entities, dealers in securities or currencies, persons who own (directly or indirectly) 10 percent or more of the voting power of the Company, persons that acquire notes as part of a synthetic security, straddle, hedge, conversion transaction or other integrated investment or persons whose functional currency is not the United States dollar). In addition, this summary does not address any aspect of United States federal estate or gift taxation or other federal taxation or foreign, state or local tax considerations. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), the tax convention between the United States and Sweden, Treasury regulations, and administrative and judicial authorities, all as in effect on the date hereof and all of which are subject to change, possibly on a retroactive basis. Prospective investors are urged to consult their tax advisors regarding the United States federal, state, local, and foreign income and other tax consequences of acquiring, owning and disposing of the notes.

For purposes of this summary, a "United States holder" is a beneficial owner of a note that is (i) a citizen or individual resident of the United States, (ii) a corporation or other entity taxable as a corporation for United States federal income tax purposes that was created or organized in or under the laws of the United States or any state or political subdivision thereof, (iii) an estate, the income of which is subject to United States federal income taxation without regard to the source of its income or (iv) a trust (x) if a United States court is able to exercise primary supervision over the administration of such trust and one more United States persons have the authority to control all substantial decisions of such trust or (y) that was in existence on August 26, 1996 and has properly elected to be treated as a United States person. A "non-United States holder" is a beneficial owner of a note that is not a United States holder.

If an entity treated as a partnership for United States federal income tax purposes holds notes, the United States federal income tax treatment of a partner in such partnership attributable to the notes will generally depend upon the status of the partner and the activities of the partnership. A partnership that purchases notes and the partners in such partnership should consult their tax advisors regarding the United States federal income tax consequences of acquiring, owning and disposing of the notes through the partnership.


UNITED STATES HOLDERS

Payments of interest. Payments of interest on a note will be included in the income of a United States holder as ordinary interest income in accordance with the United States holder's method of accounting for United States federal income tax purposes. If any foreign taxes are withheld with respect to interest payments on the notes, a United States holder would be required to include in income any additional amounts (as described under "Description of notes -- Payment of additional amounts" in this prospectus) paid and any tax withheld from the interest payment, notwithstanding that such withheld tax is not in fact received by such United States holder. A United States holder may be eligible, subject to a number of limitations, for a deduction or foreign tax credit with respect to any foreign tax withheld. Such interest will constitute foreign source income for United States federal income tax purposes and will generally be considered "passive" income or "financial services" income, which are treated separately from other types of income in computing the United States holder's foreign tax credit. The calculation of foreign tax credits or deductions and the timing thereof for United States federal income tax purposes involves the application of complex rules that depend upon a holder's particular circumstances. Accordingly, United States holders are urged to consult their tax advisors regarding the creditability or deductibility of such taxes.

As described more fully under "Exchange offer and registration rights," upon the occurrence of certain enumerated events, we may be required to pay to holders additional interest. We intend to take the position that the payment of additional interest on the notes is a remote contingency within the meaning of the applicable Treasury regulations and, accordingly, a United States holder should generally report any payment of additional interest as ordinary income in accordance with such holder's method of accounting for United States federal income tax purposes. This position is binding on a United States holder unless such holder discloses to the

United States Internal Revenue Service (the "IRS") that it is taking a contrary position. It is possible, however, that the IRS may take a different position, in which case the timing, character and amount of income, gain or loss in respect of the notes may be different.

Sale, exchange, retirement or disposition of notes. A United States holder will generally recognize capital gain or loss upon the sale, exchange, retirement or other disposition (collectively, a "disposition") of a note in an amount equal to the difference, if any, between the amount realized from such disposition (less any amounts attributable to accrued interest, which will be taxable as ordinary interest income unless such interest has already been taken into account by such holder) and such United States holder's adjusted tax basis in the note. Such capital gain or loss will be long-term capital gain or loss if the note was held for more than one year at the time of such disposition. The deductibility of capital losses is subject to certain limitations. Any capital gain or loss on a disposition of a note will generally be treated as United States source income or loss for United States foreign tax credit purposes.


NON-UNITED STATES HOLDERS

Subject to the discussion below regarding information reporting and backup withholding, an investment in the notes by non-United States holders will generally not give rise to any United States federal income or withholding tax consequences, unless the interest received on, or any gain recognized on the disposition of, the notes by such holders is treated as effectively connected with the conduct of a trade or business in the United States or, in the case of gains recognized by an individual, such individual is present in the United States for 183 days or more and certain other conditions are met. Non-United States holders are urged to consult their tax advisors as to their exemption from backup withholding and the procedure for obtaining such an exemption.


INFORMATION REPORTING AND BACKUP WITHHOLDING

Information reporting will generally apply to payments of principal and interest on a note and to the proceeds of the disposition of a note by United States holders other than certain exempt recipients (such as corporations). In addition, backup withholding may apply to such payments if the United States holder fails to provide its taxpayer identification number which, in the case of an individual, is his or her social security number, or otherwise fails to comply with applicable backup withholding requirements. A United States holder that does not provide such United States holder's correct taxpayer identification number may be subject to penalties imposed by the IRS. A non-United States holder may, in certain circumstances, be required to comply with certain information and identification procedures establishing that it is not a United States person to avoid information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder's United States federal income tax liability, provided that the requisite procedures are followed and certain information is provided to the IRS.


                              PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where the original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale. These resales may be made at market prices prevailing at the time of resale, at prices related to these prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an underwriter within the meaning of the Securities Act, and any profit on the resale of exchange notes and any commission or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. And such broker-dealer must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

Furthermore, any broker-dealer that acquired any of its original notes directly from us:

    o may not rely on the applicable interpretation of the staff of the SEC's position contained in Exxon Capital Holdings Corp., SEC no-action letter (May 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

    o must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the performance of our obligations in relation to the exchange offer. We will indemnify the holders of the notes, including any broker-dealers, against various liabilities, including liabilities under the Securities Act.


                                  LEGAL MATTERS

Certain legal matters in connection with the exchange notes will be passed on for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York as to matters of New York law and by Wistrand Advokatbyra Goteborg KB, Gothenburg, Sweden, as to certain matters of Swedish law. Skadden, Arps, Slate, Meagher & Flom LLP may rely, as to matters of Swedish law, on the opinion of Wistrand Advokatbyra Goteborg KB. Stefan Lindskog, one of our directors and a director of Stena Metall AB, and Anne-Marie Pouteaux, permanent secretary to our board of directors and a director of Stena Bulk AB, are each members of Wistrand Advokatbyra Goteborg KB.


                                     EXPERTS

The consolidated financial statements of Stena AB as of December 31, 2002 and December 31, 2001 and for each of the three years in the period ending December 31, 2002 included in this prospectus have been audited by KPMG Bohlins AB, independent auditors, as indicated in their report appearing herein and are included herein in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-4 under the Securities Act with respect to our offering of the exchange notes. This prospectus does not contain all of the information in the registration statement. You will find additional information about us and the exchange notes in the registration statement. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement.

We are currently subject to the reporting requirements of the Securities Exchange Act applicable to a foreign private issuer. In accordance with these requirements, we file reports and other information with the SEC. As a foreign private issuer, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Our reports and other information may be obtained from or viewed at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington D.C. 20549 and at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. For more information on the operation of the Public Reference Room, call the SEC in the United States at 1-800-SEC-0330.

We intend to furnish to the holders of the notes annual reports containing audited financial statements examined by our independent auditors, and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. Such annual audited financial statements, which will include a report thereon by our independent auditors, will be prepared in accordance with Swedish GAAP, together with a reconciliation of net income and shareholders' equity to US GAAP. In addition, during such time as we are not subject to the reporting and informational requirements of the Exchange Act, under the terms of the indenture, we will agree that, so long as the notes remain outstanding, we will furnish to the SEC and distribute to holders of the notes copies of the financial information that would have been contained in such annual reports and other reports that we would have otherwise been required to file with the SEC pursuant to the Exchange Act.

                          INDEX TO FINANCIAL STATEMENTS




                                                                                        PAGE
AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- STENA AB
Report of independent accountants .................................................... F-2
Consolidated income statements for each of the years in the three-year period ended December 31, 2002 ............................................................. F-3
Consolidated balance sheets as of December 31, 2001 and 2002 ......................... F-4
Consolidated statements of cash flows for each of the years in the three-year period ended December 31, 2002 ............................................................. F-5
Notes to consolidated financial statements ........................................... F-6
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- STENA AB
Condensed consolidated income statements for the nine months ended September 30, 2002 and 2003 ................................................... F-51
Condensed consolidated balance sheets as of December 31, 2002 and
 September 30, 2003 .................................................................. F-52
Condensed consolidated statements of cash flows for the nine months ended September 30, 2002 and 2003 ................................................... F-53
Notes to unaudited condensed consolidated financial statements ....................... F-54
UNAUDITED SUPPLEMENTAL CONSOLIDATED FINANCIAL INFORMATION -- STENA AB RESTRICTED
 GROUP
Supplemental consolidated income statements for each of the years in the three-year period ended December 31, 2002 ...................................................... F-59
Supplemental consolidated balance sheets as of December 31, 2001 and 2002 ............ F-60
Supplemental consolidated statements of cash flows for each of the years in the three-year period ended December 31, 2002 ........................................... F-61
UNAUDITED SUPPLEMENTAL CONDENSED CONSOLIDATED FINANCIAL INFORMATION -- STENA AB
 RESTRICTED GROUP
Supplemental condensed consolidated income statements for the nine months ended September 30, 2002 and 2003 ................................................... F-62
Supplemental condensed consolidated balance sheets as of December 31, 2002 and
 September 30, 2003 .................................................................. F-63
Supplemental condensed consolidated statements of cash flows for the nine months ended September 30, 2002 and 2003 ................................................... F-64

                        REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Stena AB (publ)

We have audited the consolidated balance sheets of Stena AB (publ) and subsidiaries as of December 31, 2001 and 2002, and the related consolidated statements of income and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in Sweden and the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Stena AB (publ) and subsidiaries as of December 31, 2001 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002 in conformity with generally accepted accounting principles in Sweden.

Generally accepted accounting principles in Sweden vary in certain significant respects from generally accepted accounting principles in the United States. Application of generally accepted accounting principles in the United States would have affected results of operations for each of the years in the three-year period ended December 31, 2002 and shareholders' equity as of December 31, 2001 and 2002 to the extent summarized in Note 24 to the consolidated financial statements.


Gothenburg, Sweden                              /s/ Thord Elmersson
April 25, 2003                                  -----------------------------
                                                    Thord Elmersson
                                                Authorized Public Accountant
                                                KPMG Bohlins AB

                     STENA AB AND CONSOLIDATED SUBSIDIARIES

                         CONSOLIDATED INCOME STATEMENTS

                 YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002

=================================================================================================================
                                                                    2000            2001        2002        2002
-----------------------------------------------------------------------------------------------------------------
                                                                     SEK             SEK         SEK           $
                                                                                                      (UNAUDITED
                                                                          (IN MILLIONS)                  NOTE 1)
Revenues:
Ferry operations .........................................       996           7,909         8,486       1,095
 Net gain (loss) on sale of vessels (Note 3) .............        --             (16)           20           3
                                                              --------       -------       -------      ------
 Total ferry operations ..................................       996           7,893         8,506       1,098
Drilling .................................................     1,466           1,702         2,079         268
Shipping: Operations .....................................     2,590           2,498         1,812         234
 Net gain on sale of vessels (Note 3) ....................        80             171            28           3
                                                              --------       -------       -------      ------
 Total shipping ..........................................     2,670           2,669         1,840         237
Property: Operations .....................................       598             787           886         114
Net gain on sale of properties (Note 3) ..................         5              41           104          14
                                                              --------       -------       -------      ------
Total property ...........................................       603             828           990         128
Other ....................................................        25              12            10           1
                                                              --------       -------       -------      ------
Total revenues ...........................................     5,760          13,104        13,425       1,732
                                                              --------       -------       -------      ------
Direct operating expenses:
Ferry operations .........................................    (1,027)         (6,223)       (6,264)       (808)
Drilling .................................................      (499)           (544)         (949)       (123)
Shipping .................................................    (1,407)         (1,748)       (1,451)       (187)
Property .................................................      (235)           (299)         (356)        (46)
Other ....................................................          (9)          (15)           --          --
                                                              --------       -------       -------      ------
Total direct operating expenses ..........................    (3,177)         (8,829)       (9,020)     (1,164)
                                                              --------       -------       -------      ------
Selling and administrative expenses ......................      (510)         (1,421)       (1,468)       (189)
Non-recurring items ......................................       144              18            --          --
Depreciation and amortization (Note 4) ...................    (1,064)         (1,605)       (1,764)       (228)
                                                              --------       -------       -------      ------
Total operating expenses .................................    (4,607)        (11,837)      (12,252)     (1,581)
                                                              --------       -------       -------      ------
Income from operations (Note 4) ..........................     1,153           1,267         1,173         151
                                                              --------       -------       -------      ------
Share of affiliated companies' results (Note 9) ..........      (864)            131            51           7
Gain on sale of affiliated company (Note 9) ..............     3,174              --           601          77
Financial income and expense:
Dividends received .......................................         5               5            15           2
Gain (loss) on securities, net (Notes 10 and 13) .........       178             107           (77)        (10)
Interest income ..........................................       206             120           212          27
Interest expense .........................................      (649)           (913)       (1,036)       (133)
Foreign exchange gains (losses), net (Note 5) ............       122             (74)           29           4
Other financial income (expense), net (Note 6) ...........       (71)            158            32           4
                                                              --------       -------       -------      ------
Total financial income and expense .......................      (209)           (597)         (825)       (106)
                                                              --------       -------       -------      ------
Minority interest ........................................       123               4             1          --
                                                              --------       -------       -------      ------
Income before taxes ......................................     3,377             805         1,001         129
Income taxes (Note 7) ....................................      (280)            605            30           4
                                                              --------       -------       -------      ------
Net income ...............................................     3,097           1,410         1,031         133
-----------------------------------------------------------------------------------------------------------------

  The accompanying notes form an integral part of these Consolidated Financial
                                  Statements.

                     STENA AB AND CONSOLIDATED SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                          DECEMBER 31, 2001 AND 2002

====================================================================================================
                                                               2001              2002          2002
----------------------------------------------------------------------------------------------------
                                                                SEK               SEK             $
                                                                                         (UNAUDITED
                                                                        (IN MILLIONS)       NOTE 1)
ASSETS
Noncurrent assets:
 Intangible assets ....................................          17                14             2
Tangible fixed assets:
 Property, vessels and equipment (Note 8) .............      25,461            23,068         2,976
Financial fixed assets:
 Investments in affiliated companies (Note 9) .........       2,184                --            --
 Marketable securities (Note 10) ......................       1,077             1,076           139
 Other noncurrent assets (Note 11) ....................         640               732            95
                                                             ------            ------         -----
Total noncurrent assets ...............................      29,379            24,890         3,212
                                                             ------            ------         -----
Current assets:
 Inventories ..........................................         256               240            31
 Receivables (Note 12) ................................       1,923             2,226           287
 Prepaid expenses and accrued income ..................         946               885           114
 Short-term investments (Note 13) .....................         376               323            42
 Cash and cash equivalents (Note 14) ..................       2,182             2,100           271
                                                             ------            ------         -----
Total current assets ..................................       5,683             5,774           745
                                                             ------            ------         -----
Total assets ..........................................      35,062            30,664         3,957
                                                             ------            ------         -----
STOCKHOLDERS' EQUITY AND LIABILITIES
Stockholders' equity: (Note 15)
 Capital stock ........................................           5                 5             1
 Reserves .............................................      11,105            11,584         1,495
                                                             ------            ------         -----
Total stockholders' equity ............................      11,110            11,589         1,496
                                                             ------            ------         -----
Provisions: (Note 16)
 Deferred income taxes ................................         724               590            76
 Other ................................................         706               303            39
                                                             ------            ------         -----
Total provisions ......................................       1,430               893           115
                                                             ------            ------         -----
Noncurrent liabilities:
Long-term debt: (Note 17)
 Property .............................................       4,644             4,667           602
 Other ................................................       7,951             5,149           664
 Senior Notes .........................................       3,188             4,157           536
Capitalized lease obligations (Note 18) ...............         467               499            65
Other noncurrent liabilities ..........................         172               120            16
                                                             ------            ------         -----
Total noncurrent liabilities ..........................      16,422            14,592         1,883
                                                             ------            ------         -----
Current liabilities:
Short-term debt: (Note 19)
 Property .............................................          60                32             4
 Other ................................................       2,651               231            30
Capitalized lease obligations (Note 18) ...............          67                21             3
Trade accounts payable ................................         423               569            73
Accrued costs and prepaid income ......................       1,811             1,724           223
Income tax payable ....................................         184                80            10
Other current liabilities .............................         904               933           120
                                                             ------            ------         -----
Total current liabilities .............................       6,100             3,590           463
                                                             ------            ------         -----
Total stockholders' equity and liabilities ............      35,062            30,664         3,957
----------------------------------------------------------------------------------------------------

  The accompanying notes form an integral part of these Consolidated Financial
                                  Statements.

                     STENA AB AND CONSOLIDATED SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                 YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002

====================================================================================================================================
                                                                                   2000          2001            2002        2002
------------------------------------------------------------------------------------------------------------------------------------
                                                                                    SEK           SEK             SEK           $
                                                                                                                       (UNAUDITED
                                                                                                        (IN MILLIONS)     NOTE 1)
NET CASH FLOWS FROM OPERATING ACTIVITIES:
Net income .............................................................       3,097            1,410            1,031        133
Adjustments to reconcile net income to net cash provided by
 operating activities:
Depreciation and amortization ..........................................         974            1,506            1,764        228
Share of affiliated companies' results .................................         864             (131)             (51)        (7)
(Gain) on sale of affiliated company ...................................      (3,174)              --             (601)       (78)
(Gain)/loss on sale of subsidiary ......................................          --                5               --         --
(Gain)/loss on sale of property, vessels and equipment (Note 3) ........         (83)            (194)            (151)       (19)
(Gain)/loss on securities, net .........................................        (178)            (107)              77         10
Unrealized foreign exchange (gains)/losses .............................         397               56              412         53
Deferred income taxes ..................................................         250             (679)             (59)        (8)
Minority interests .....................................................        (123)              (4)              (1)        --
Other non cash items ...................................................        (177)            (293)              (2)        --
Net cash flows from trading securities .................................        (227)            (227)              42          5
Changes in assets and liabilities, net of effects of dispositions of businesses:
Receivables ............................................................        (276)            (425)            (274)       (35)
Prepaid expenses and accrued income ....................................         (62)              16               48          6
Inventories ............................................................            (8)            24               11          1
Trade accounts payable .................................................         (34)             255              154         20
Accrued costs and prepaid income .......................................          89             (302)            (288)       (37)
Income tax payable .....................................................          16               46             (102)       (13)
Other current liabilities ..............................................          65               70              133         17
                                                                              --------          -------          -------      -----
Net cash provided by operating activities ..............................       1,410            1,026            2,143        276
                                                                              --------          -------          -------      -----
NET CASH FLOWS FROM INVESTING ACTIVITIES:
Cash proceeds from sale of property, vessels and equipment
 (Note 3) ..............................................................         388              746              986        127
Capital expenditure on property, vessels and equipment (Note 4).........      (3,266)          (3,875)          (2,359)      (304)
Purchase of subsidiary net of cash acquired ............................         629             (212)              --         --
Proceeds from sale of subsidiary .......................................          --              499               --         --
Proceeds from sale of affiliated company ...............................       5,449               --            2,711        350
Proceeds from sale of securities .......................................         553              948              557         72
Purchase of securities .................................................        (732)            (675)            (735)       (95)
Increase of noncurrent assets ..........................................        (296)            (100)             (39)        (5)
Decrease of noncurrent assets ..........................................          57              695               22          3
Other investing activities .............................................          39              (24)            (207)       (27)
                                                                              --------         --------         --------     ------
Net cash (used in)/provided by investing activities ....................       2,821           (1,998)             936        121
                                                                              --------         --------         --------     ------
NET CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt .........................................       2,698            3,455            3,062        395
Principal payments on debt .............................................      (5,059)          (5,153)          (4,790)      (618)
Net change in borrowings on line-of-credit agreements ..................      (1,084)           3,555           (1,289)      (166)
Proceeds from new capitalized lease obligations ........................          --               --              343         44
Principal payments on capitalized lease obligations ....................         (54)             (57)            (301)       (39)
Net change in restricted cash accounts .................................         (12)             133              (10)        (1)
Other financing activities .............................................         160               81             (179)       (23)
                                                                              --------         --------         --------     ------
Net cash provided by/(used in) financing activities ....................      (3,351)           2,014           (3,164)      (408)
                                                                              --------         --------         --------     ------
Effect of exchange rate changes on cash and cash equivalents ...........          (7)              18                3         --
                                                                              ---------        --------         --------     ------
Net change in cash and cash equivalents ................................         873            1,060              (82)       (11)
Cash and cash equivalents at beginning of year .........................         249            1,122            2,182        282
                                                                              --------         --------         --------     ------
Cash and cash equivalents at end of year ...............................       1,122            2,182            2,100        271
------------------------------------------------------------------------------------------------------------------------------------

  The accompanying notes form an integral part of these Consolidated Financial
                                  Statements.

                     STENA AB AND CONSOLIDATED SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002


NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

The accompanying consolidated financial statements present the financial position and results of operations of Stena AB (publ) ("Stena AB") and consolidated subsidiaries (the "Company") and have been prepared in accordance with generally accepted accounting principles in Sweden (Swedish GAAP). These accounting principles differ in certain significant respects from accounting principles generally accepted in the United States (US GAAP). See Note 24 for a discussion of the principal differences between Swedish GAAP and US GAAP that affect the Company's consolidated net income and stockholders' equity.

Solely for the convenience of the reader, the 2002 financial statements have been translated from Swedish kronor (SEK) into United States dollars ($) using the September 30, 2003 Noon Buying Rate of the Federal Reserve Bank of New York of $1.00 = SEK 7.7502.


Basis of consolidation

The consolidated financial statements include Stena AB and all companies in which Stena AB has a majority of the voting control. Intercompany transactions are eliminated on consolidation. Acquisitions are accounted for in accordance with the acquisition accounting method. Any resulting negative goodwill is amortized according to a plan, established in connection with the acquisition, normally over a one to four year period to offset trading losses and restructuring costs anticipated on acquisition.


New accounting principle

The Company changed its accounting policy under Swedish GAAP for dry-docking costs for vessels other than ferries as of January 1, 2002 due to a new accounting standard issued in Sweden. The method now used capitalizes dry-docking costs as incurred and amortizes such costs as depreciation and amortization expense over the period to the next scheduled dry-docking. Previously, dry-docking costs were accrued in advance and recorded as direct operating expenses. The income statement for the years ended December 31, 2000 and 2001 have been restated to reflect the adoption of this new accounting principle. Accordingly, dry-docking costs of SEK 90 million and SEK 99 million, respectively, are classified as depreciation and amortization expense instead of as direct operating expenses. Dry-docking costs for ferries are still capitalized as prepaid expenses and amortized as direct operating expenses due to its annual nature.


Investment in affiliated companies

The equity method of accounting is used in companies in which the Company owns between 20% and 50% of the voting shares and/or has a significant influence. The Company records its proportionate share of the net income (loss) of these affiliated companies' results in the consolidated income statement. Dividends received are recorded as a reduction of the carrying value.


Estimates and Concentrations

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002


NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES -- CONTINUED

The Company operates in the shipping and offshore drilling industries which historically have been cyclical with corresponding volatility in profitability and vessel values. Vessel values are strongly influenced by charter rates which in turn are influenced by the level and pattern of global economic growth and the world-wide supply of vessels. The spot market for tankers is highly competitive and charter rates are subject to significant fluctuations. Dependence on the spot market may result in lower utilization. In addition, the Company's ferry operations are highly seasonal. Each of the aforementioned factors are important considerations associated with the Company's determination of the carrying amount of owned vessels. The Company seeks to mitigate the effect of such factors by various means such as by obtaining long-term charter contracts.


Revenue recognition

The Company's shipping and drilling revenues are derived from charter contracts. Revenue is recognized in the period services are rendered at the rates established in the charter contracts.

Revenues from the Company's ferry operations consist of ticket sales, onboard sales and freight revenues and are recognized in the period services are rendered.

Rental income from the Company's real estate operations is derived from operating leases and is recognized on a straight line basis over the life of the leases.


Sale of vessels and properties

Net gain (loss) on sale of vessels and properties are included as a component of revenues. Vessel and property sales are recorded when title to the asset and risk of loss has passed to the buyer and consideration has been exchanged. Assets sold but not yet delivered are shown at net book value and are classified as current assets if financed by short-term borrowings.


Depreciation and amortization

Property, vessels and equipment are depreciated over their total estimated useful lives as follows:



  Vessels: Drilling rigs         10--15 years
           Crude oil tankers     15 years
           RoRo vessels          15 years
           RoPax vessels         20 years
           HSS vessels           20 years
           Ferries               25 years
  Equipment                      3--5 years
  Buildings for own use          50 years

Intangible assets are amortized over 5 years. Properties being part of the Company' s real estate operations are depreciated at 1% annually based upon acquisition values.


Impairment of long-lived assets

The Company reviews long-lived assets used in its business and investments in affiliated companies on an annual basis for impairment, or whenever events or changes in circumstances

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002


NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES -- CONTINUED

indicate that the carrying amount of an asset or a group of assets may not be recoverable. The Company uses appraisals carried out by independent international vessel brokers and discounted cash flows as its primary indicators of potential impairment. An impaired asset is written down to its estimated fair value if the decline in value is deemed to be permanent.


Foreign exchange

Assets and liabilities of foreign subsidiaries are translated at year-end exchange rates and income statement items are translated at average exchange rates prevailing during the year. Exchange differences arising on the translation of financial statements of foreign subsidiaries are taken directly to stockholders' equity. Differences arising on the translation of foreign currency borrowings that are designated as a hedge of a net investment in a foreign subsidiary are taken directly to stockholders' equity to match the corresponding exchange difference on the translation of the related net investment in the foreign subsidiary.


Financial instruments

In order to qualify for deferral hedge accounting of unrealized gains and losses on financial instruments, such instruments must be designated as and effective as a hedge of an underlying asset or liability or firm commitment or anticipatory transaction. Management reviews the correlation and effectiveness of its financial instruments on a periodic basis. Financial instruments that do not meet the criteria for hedge accounting treatment are marked-to-market. Unrealized gains are deferred and recognized only when realized while unrealized losses are recorded in the income statement.

It is the Company's policy that terms and contractual maturities of financial instruments that are designed to hedge interest rate and foreign currency exposures correspond to the terms, and where appropriate, the maturities of the underlying hedged transactions.

Realized gains and losses that result from the early termination of financial instruments are deferred and are included in (i) the determination of the carrying value of the underlying asset or liability in the consolidated balance sheet or (ii) the income statement when the anticipated transaction actually occurs. If an underlying asset or liability is sold or settled, any related financial instrument is then marked-to-market and the resulting unrealized gain or loss is recorded as part of the gain or loss on sale or settlement of the underlying item.

Premiums paid for the purchase of foreign currency and interest rate options are recorded as a prepaid expense in the consolidated balance sheet and are amortized as an adjustment of the underlying revenue or expense over the terms of the agreement.


Foreign exchange risk management

Forward exchange contracts -- Assets and liabilities denominated in foreign currencies arising in the normal course of business are translated at the year-end exchange rates unless related or matching forward foreign exchange contracts that are designated as a hedge have been entered into in which case the rate specified in the contract is used.

Options -- Unrealized gains or losses on options, including premiums paid or received, that are used to hedge anticipated foreign currency transactions are deferred and are recognized as an adjustment of such transaction when it actually occurs.

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002


NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES -- CONTINUED

Currency swaps -- The Company enters into currency swaps in order to reduce its exposure in a foreign currency, to lower its funding costs or to diversify sources of funding. Interest expense on the debt is adjusted to include the payments made or received under the swap agreement.

Gains and losses on forward exchange contracts that are designated as and are effective as a hedge of a firm commitment, primarily future cash flows from charter vessel contracts, are deferred and recognized in the income statement in the same period the hedged cash flows are received. Realized gains and losses on forward exchange contracts and purchased foreign currency options are recognized in the income statement in the period such items are closed or settled.


Interest rate risk management

Interest rate futures -- The difference between the rate specified in an interest rate future contract that is designated as a hedge of an underlying debt obligation and the contractual rate on such debt is recorded as an adjustment of interest expense.

Interest rate swaps -- The interest receivable and interest payable under the terms of interest rate swaps are accrued and recorded as an adjustment to the interest expense of the underlying debt obligation. The Company accounts for the amounts due from or payable to the counterparties of interest rate swaps on an accrual basis at each reporting date based on amounts computed by reference to the respective interest rate swap contract. Generally, the maturity dates of the hedged debt extends beyond the contractual term of the interest rate swaps contracts. Accrual accounting is used over the contractual life of interest rate swaps that are used in connection with the Company's overall program of interest rate management as long as the swaps are considered effective in managing the Company's interest rate risk.

Interest rate collars and caps -- Gains or losses from these interest rate financial instruments are recorded as interest expense in the period that the contracts are closed or expire. Realized gains and losses that occur from the early termination or expiration of contracts are deferred and amortized to interest expense over the terms of the agreements.

Options -- The difference between the rate specified in an option that is designated as a hedge of an underlying debt obligation and the contractual rate on such debt is recorded as an adjustment of interest expense.


Cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.


Receivables

Receivables are recorded at their expected net realizable value.


Inventories

Inventories are carried at the lower of cost (FIFO) or market value.

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002


NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES -- CONTINUED

Property, Vessels and Equipment

Property, vessels and equipment are recorded at cost less accumulated depreciation. Repair and maintenance costs are expensed as incurred. Dry-docking costs for vessels are capitalized and amortized over the time until next dry-docking. Dry-docking costs for ferries are capitalized as prepaid expenses and amortized as direct operating expenses due to its annual nature, while dry-docking costs for other vessels are capitalized as cost of the vessel and depreciated.

Interest is capitalized for large-scale assets constructed for the Company's use based on the expenditures incurred during the construction period using the Company's current available rate of borrowing for the applicable project. Capitalized interest on such assets is then depreciated over the estimated useful lives of the respective assets.

When the Company enters into a lease or other similar arrangement which entails taking substantially all the risks and rewards of ownership of an asset, the lease is treated as a capital lease. The leased asset is classified in the balance sheet as vessels and equipment and is depreciated over its estimated useful life and the present value of the future minimum lease payments is recorded as a capital lease obligation. Rent payments are apportioned between the interest element which is charged to operations, and a capital element that is recorded as a reduction of the capital lease obligation.


Investments

Investments in current marketable securities held for trading purposes and noncurrent marketable securities that are held for purposes other than trading are recorded at the lower of cost or market. Net unrealized gains on a portfolio of investments are not recognized and net unrealized losses are recognized in the income statement as part of gain (loss) on securities.


Deferred taxes

Deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. Deferred tax assets are recognized to the extent that it is more likely than not that an asset will be realized.

Tax legislation in Sweden offers companies the opportunity to defer their current tax liability by making tax deductible allocations to untaxed reserves. The deferred tax on these reserves is classified as a long term liability while the remaining portion is included within restricted reserves in stockholders' equity.


NOTE 2 STRATEGIC INVESTMENTS

The Company and two related companies, Stena Sessan AB ("Sessan") and Stena Metall AB ("Stena Metall"), represent the three primary holding companies which are wholly owned by the Sten Allan Olsson family in Sweden. Collectively these companies are referred to as the "Stena Sphere". Another significant company within the Stena Sphere is Concordia Maritime AB ("Concordia") which is 52% owned by Sessan. Shares in Concordia are listed on the Stockholm Stock Exchange.

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002


NOTE 2 STRATEGIC INVESTMENTS -- CONTINUED

Stena Line

From 1988 to 2000 the Company had a 45.66% equity interest and a 49.96% voting interest in Stena Line, an international passenger and freight ferry service operator. The remaining shares of Stena Line were acquired in late 2000 and early 2001 to reach a total 98.41% equity interest. Having reached more than a 90% equity interest, the remaining outstanding shares will be acquired through a normal legal procedure. Stena Line is consolidated as a subsidiary as of October 31, 2000. In September 2001, the legal ownership of Stena Line was reorganized internally, whereby a new holding company, Stena Line Holding BV, was set up as a fully owned subsidiary of Stena International BV, a subsidiary of Stena AB.


P&O Stena Line

In March 1998, Stena Line and P&O combined their English Channel routes, which include the Dover-Calais route, the largest ferry route in Europe in terms of passenger traffic, to form P&O Stena Line ("P&OSL"). Stena Line had a 40% equity interest in P&OSL and Stena Line and P&O each had 50% of the voting interests. Following the consolidation of Stena Line into the Stena AB group, P&OSL is an affiliated company in the Stena AB group. On August 13, 2002, Stena Line sold its 40% interest in P&O Stena Line to P&O. Accordingly, Share of affiliated companies' results includes the Company's 40% share of the results of P&OSL through July 31, 2002.


NOTE 3 SALE OF PROPERTY, VESSELS AND EQUIPMENT

================================================================================================================
                                                                                 YEAR ENDED DECEMBER 31,
                                                                         ---------------------------------------
(SEK IN MILLIONS)                                                               2000          2001          2002
----------------------------------------------------------------------------------------------------------------
Property              Cash proceeds from sale of property ............        15           180           333
                      Net book value of property sold ................       (10)         (139)         (229)
                                                                             ---          ----          ----
                      Net gain on sale of property ...................         5            41           104
                                                                             ---          ----          ----
Vessels               Cash proceeds from sale of vessels .............       373           565           648
                      Net book value of vessels sold .................      (293)         (410)         (600)
                                                                            ----          ----          ----
                      Net gain on sale of vessels ....................        80           155            48
                                                                            ----          ----          ----
Equipment             Cash proceeds from sale of equipment ...........        --             1             5
                      Net book value of equipment sold ...............        (2)           (3)           (6)
                                                                            ----           ----         ----
                      Net gain (loss) on sale of equipment ...........        (2)           (2)           (1)
                                                                            ----           ----         ----
Total                 Cash proceeds from sale of property, vessels and
                      equipment ......................................       388           746           986
                      Net book value of assets sold ..................      (305)         (552)         (835)
                                                                            ----          -----         ----
                      Total gain .....................................        83           194           151
                                                                            ====          =====         ====
----------------------------------------------------------------------------------------------------------------

Net gain (loss) on sale of equipment is included in operating expenses.

NOTE 4 SEGMENT INFORMATION

The Company is active internationally, primarily in the areas of ferry operations, drilling, shipping and property. Ferry operations are performed through Stena Line in the Scandinavia, North Sea

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002


NOTE 4 SEGMENT INFORMATION -- CONTINUED

and Irish Sea areas and through Scandlines in the south of the Baltic Sea. Drilling includes the ownership and operation of a fleet of semi-submersible drilling rigs. Shipping includes the ownership and chartering of Roll-on/Roll-off vessels and crude oil tankers. To support these activities, the Company is also engaged in the management and crewing as well as the design and rebuilding of such vessels. Property relates to investments in residential and commercial real estate, principally in Sweden and The Netherlands. Other business activities include financial activities and non-allocated central administration costs. The primary measure of profitability for these segments is income from operations. The Company's shipping operations in 2000 include revenues of SEK 394 million earned from Stena Line prior to its consolidation from October 31, 2000. There are no other significant transactions between the operating segments.



================================================================================
                                                     YEAR ENDED DECEMBER 31,
                                                --------------------------------
(SEK IN MILLIONS)                                    2000       2001     2002
--------------------------------------------------------------------------------
Income from operations by segment:
Ferry operations ............................      (132)       (43)       483
 Net gain (loss) on sale of vessels .........        --        (16)        20
                                                --------------------------------
   Total ferry operations ...................      (132)       (59)       503
Drilling ....................................       392        468        278
Shipping:
 Roll-on/Roll-off vessels ...................       247          5        (13)
 Crude oil tankers ..........................       375        357         (7)
 Other shipping .............................       (10)       (11)       (10)
 Net gain on sale of vessels ................        80        171         28
                                                --------------------------------
   Total shipping ...........................       692        522         (2)
Property:
 Operations .................................       279        373        397
 Net gain on sale of properties .............         5         41        104
                                                --------------------------------
   Total property ...........................       284        414        501
Other .......................................       (83)       (78)      (107)
                                                --------------------------------
Income from operations ......................     1,153      1,267       1,173
--------------------------------------------------------------------------------

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002


NOTE 4 SEGMENT INFORMATION -- CONTINUED


==========================================================================
                                               YEAR ENDED DECEMBER 31,
                                            ------------------------------
(SEK IN MILLIONS)                               2000       2001       2002
--------------------------------------------------------------------------
Depreciation and amortization by segment:
Ferry operations ........................       90        772        801
Drilling ................................      509        586        747
Shipping:
 Roll-on/Roll-off vessels ...............      354        141        124
 Crude oil tankers ......................       55         39         20
 Other shipping .........................        4          5          5
                                            ------------------------------
   Total shipping .......................      413        185        149
Property ................................       39         54         62
Other ...................................       13          8          5
                                             -----------------------------
Total ...................................    1,064      1,605      1,764
--------------------------------------------------------------------------

Depreciation and amortization expense consists of the following components:

================================================================================
                                                     YEAR ENDED DECEMBER 31,
                                                  ------------------------------
(SEK IN MILLIONS)                                     2000       2001       2002
-----------------------------------------------   --------   --------   --------
Property ......................................       58        120        148
Vessels .......................................      945      1,437      1,564
Equipment .....................................       54         42         49
                                                 -----------------------------
Total property, vessels and equipment .........    1,057      1,599      1,761
Intangible assets .............................        7          6          3
                                                 -----------------------------
Total .........................................    1,064      1,605      1,764
--------------------------------------------------------------------------------

Depreciation and amortization expense includes amortization of assets under capitalized leases amounting to SEK 110 million, SEK 151 million, and SEK 140 million for the years ended December 31, 2000, 2001, and 2002, respectively.

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002


NOTE 4 SEGMENT INFORMATION -- CONTINUED


======================================================================
                                         YEAR ENDED DECEMBER 31,
                                      ------------------------------
(SEK IN MILLIONS)                         2000       2001       2002
----------------------------------------------------------------------
Capital expenditure by segment:
Ferry operations ..................       54        371        891
Drilling ..........................      959      1,966        196
Shipping:
 Roll-on/Roll-off vessels .........      640        163        341
 Crude oil tankers ................       23         48        400
 Other shipping ...................       31          7          7
                                      ------------------------------
   Total shipping .................      694        218        748
Property ..........................    1,556      1,317        519
Other .............................        3          3          5
                                      ------------------------------
Total .............................    3,266      3,875      2,359
----------------------------------------------------------------------

Geographic information:


The Company's shipping operations include the ownership and chartering of vessels as well as the operation and management of crude oil tankers and include, up to October 31, 2000, revenues earned from transactions with Stena Line. The other shipping operations are performed throughout the world. Accordingly, such revenues and assets are not presented on a country by country basis. The Company's drilling operations are conducted in Europe (North Sea), Asia Pacific and Brazil, while the Company's property operations are conducted primarily in Sweden and The Netherlands.


Revenues:


=========================================================================================
                                                               YEAR ENDED DECEMBER 31,
                                                            -----------------------------
(SEK IN MILLIONS)                                              2000       2001       2002
-----------------------------------------------------------------------------------------
Scandinavia .............................................    1,068      6,198      7,008
Europe, other ...........................................    1,177      3,191      3,530
Other markets ...........................................      844      1,046      1,047
Revenues from Stena Line (before consolidation) .........      394         --         --
Shipping (other than from Stena Line) ...................    2,277      2,669      1,840
                                                          ------------------------------
Total ...................................................    5,760     13,104     13,425
-----------------------------------------------------------------------------------------

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002


NOTE 4 SEGMENT INFORMATION -- CONTINUED

Identifiable assets:



====================================================================
                                                  AS OF DECEMBER 31,
                                               --------------------
(SEK IN MILLIONS)                                  2001        2002
--------------------------------------------------------------------
Scandinavia ................................    13,524     12,571
Europe, other ..............................    12,902     12,436
Other markets ..............................     4,574      3,549
Shipping operations ........................     1,878      2,108
Investment in affiliated companies .........     2,184         --
                                              ---------------------
Total ......................................    35,062     30,664
--------------------------------------------------------------------

NOTE 5 FOREIGN EXCHANGE GAINS (LOSSES)

Foreign exchange gains (losses) consist of (i) gains and losses incurred in connection with the Company's foreign currency trading activities (see Note 21) and (ii) gains and losses arising from the translation of amounts in foreign currencies and transactions denominated in foreign currencies.


===========================================================================
                                                  YEAR ENDED DECEMBER 31,
                                             ----------------------------
(SEK IN MILLIONS)                            2000       2001       2002
---------------------------------------------------------------------------
Currency trading activities, net .........      7          4         45
Translation differences ..................    115        (78)       (16)
                                              --------------------------
Total ....................................    122        (74)        29
---------------------------------------------------------------------------

NOTE 6 OTHER FINANCIAL INCOME (EXPENSE)



=====================================================================================
                                                            YEAR ENDED DECEMBER 31,
                                                     ------------------------------
(SEK IN MILLIONS)                                        2000       2001       2002
-------------------------------------------------------------------------------------
Release of reserve for ferry operations ..........       --        277        174
Amortization of deferred financing costs .........      (27)       (36)       (90)
Bank charges .....................................      (11)       (23)       (20)
Other items ......................................      (33)       (60)       (32)
                                                     ------------------------------
Total ............................................      (71)       158         32
-------------------------------------------------------------------------------------

The reserve for ferry operations relates to the excess of SEK 658 million of the carrying value of the Stena Line $300 million Senior Notes over their redemption price in late 2000. See also Note 16. This excess value is released between 2001 to 2004 according to a plan determined at the end of 2000.

Deferred financing costs include financing costs for the issue of the Senior Notes in 1995, 1997 and 2002, the Revolving Credit Facilities in 1995, 2001 and 2002 and the 1999 Stena Tay private placement. All of these costs are amortized over the life of the borrowings. In connection with the refinancing in late 2002, costs for the 1995 senior notes as acquired in 2002 were amortized together with remaining costs for the 1995 revolving credit facility and the Stena Tay private placement. See Note 11.

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002

NOTE 7 INCOME TAXES


Income before taxes was distributed geographically as follows:



=====================================================================================
                                                             YEAR ENDED DECEMBER 31,
                                                   --------------------------------
(SEK IN MILLIONS)                                       2000        2001       2002
-------------------------------------------------------------------------------------
Sweden .........................................      (218)       (570)       233
Rest of the world ..............................     1,285       1,244        116
Share of affiliated companies' results .........      (864)        131         51
Gain on sale of affiliated company .............     3,174          --        601
                                                   --------------------------------
Total ..........................................     3,377         805      1,001
-------------------------------------------------------------------------------------

Income tax (expense) benefit consists of the following:



==================================================================
                                          YEAR ENDED DECEMBER 31,
                              -----------------------------------
(SEK IN MILLIONS)                    2000        2001        2002
------------------------------------------------------------------
Current:
Sweden ....................           (8)         (8)         (5)
Rest of the world .........          (22)        (66)        (24)
                              ------------------------------------
                                     (30)        (74)        (29)
Deferred:
Sweden ....................         (104)        578         (55)
Rest of the world .........         (146)        101         114
                              ------------------------------------
                                    (250)        679          59
Total .....................         (280)        605          30
------------------------------------------------------------------

The deferred taxes in 2001 include SEK 332 million in tax losses crystallized in Sweden in connection with the reorganization of Stena Line into the Stena AB group and SEK 308 million of tax losses related to the 2001 operations of Stena Line, which could be utilised by other Swedish companies.


The principal reasons for the difference between the statutory tax rate in Sweden and the effective tax rate are set forth below:



================================================================================================
                                                                  YEAR ENDED DECEMBER 31,
                                                           -------------------------------------
                                                                 2000          2001         2002
                                                           ----------   -----------   ----------
Statutory income tax rate ..............................          28%           28%         28%
Differences in foreign tax rates .......................           3           (31)          1
Taxes related to previous years ........................          --            (7)        (14)
Losses not currently utilized ..........................           1            --           4
Expenses not deductible ................................           6             1           4
Nontaxable gains on sale of affiliated company .........         (31)           --         (14)
Nontaxable income ......................................          (1)           --          (7)
Utilization of tax loss carryforwards ..................          --           (61)
Share of affiliated companies' results .................           2            (5)         (3)
Other ..................................................          --            --          (2)
------------------------------------------------------------------------------------------------
Effective income tax rate ..............................           8%          (75)%        (3)%
------------------------------------------------------------------------------------------------

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002


NOTE 7 INCOME TAXES -- CONTINUED

Differences in foreign tax rates in 2001 relate to income in countries with low tax rates and losses in countries with higher tax rates. The utilization of further tax loss carryforwards in 2001 relate to Stena Line as above.

Taxes related to previous years include recognized accrued interest in the United Kingdom, where interest is tax deductible only when paid.

Details of the deferred tax balances and the principal sources of temporary differences are provided in Note 16.


NOTE 8 PROPERTY, VESSELS AND EQUIPMENT

=======================================================================================================
                                                                     ACCUMULATED
                                      ACQUISITION COST        DEPRECIATION         NET BOOK VALUE
                                     AS OF DECEMBER 31,    AS OF DECEMBER 31,    AS OF DECEMBER 31,
                                     ---------------------------------------------------------------
(SEK IN MILLIONS)                        2001       2002       2001       2002       2001       2002
-------------------------------------------------------------------------------------------------------
Property .........................     8,152      8,246       327        425       7,825      7,821
Vessels ..........................    21,342     18,879     4,764      5,074      16,578     13,805
Construction in progress .........       756        961        --         --         756        961
Equipment ........................       519        575       130         94         389        481
                                     ---------------------------------------------------------------
Total ............................    30,769     28,661     5,221      5,593      25,548     23,068
Less assets held for sale:
Property .........................        21         --         1         --          20         --
Vessels ..........................        75         --         8         --          67         --
                                     ---------------------------------------------------------------
Total ............................    30,673     28,661     5,212      5,593      25,461     23,068
-------------------------------------------------------------------------------------------------------

Assets held for sale relate to assets sold in 2001, but only delivered early 2002 and therefore included as current assets (receivables). See Note 12. Gain on sale of these assets is recorded in 2002.


The Company has agreed to acquire two RoRo vessels and two RoPax vessels, which are currently under construction at shipyards in China and Korea, respectively. In 2002, the Company acquired a RoRo vessel under construction from an Italian shipyard, which is to be completed in Croatia. Deliveries of all of these vessels are planned for 2003. The Company has also 75% interest in two Panamax tankers, which are currently under construction at a shipyard in China, for delivery in 2004. Yard payments of SEK 553 million, interest costs of SEK 58 million and other capitalized items of SEK 350 million are included in "Construction in progress" at December 31, 2002. The amount of interest capitalized on construction in progress was SEK 184 million, SEK 198 million and SEK 26 million for the years ended December 31, 2000, 2001 and 2002, respectively.

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002


NOTE 8 PROPERTY, VESSELS AND EQUIPMENT -- CONTINUED

The movements during the year ended December 31, 2002 are as follows:



==================================================================================================================================
                                                                                     CONSTRUCTION
(SEK IN MILLIONS)                                          PROPERTY       VESSELS     IN PROGRESS     EQUIPMENT           TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
Acquisition cost as of beginning of year ...........      8,131          21,267           756           519          30,673
Additions ..........................................       556              522         1,111           170           2,359
Disposals ..........................................      (243)          (1,224)           --           (35)         (1,502)
Transfers/Dividend (Note 15) .......................        (2)             686          (693)            7              (2)
Translation differences ............................      (196)          (2,372)         (213)          (86)         (2,867)
                                                      -----------------------------------------------------------------------------
Acquisition cost as of end of year .................     8,246           18,879           961           575          28,661
Accumulated depreciation as of beginning of
 year ..............................................       326            4,756            --           130           5,212
Disposals ..........................................       (14)            (624)           --           (29)           (667)
Translation differences ............................       (35)            (759)           --           (56)           (850)
Reclassification (Note 16) .........................        --              137            --            --             137
Current year depreciation ..........................       148            1,564            --            49           1,761
                                                      -----------------------------------------------------------------------------
Accumulated depreciation as of end of year .........       425            5,074            --            94           5,593
Net book value as of beginning of year. ............      7,805          16,511           756           389          25,461
Net book value as of end of year ...................      7,821          13,805           961           481          23,068
-----------------------------------------------------------------------------------------------------------------------------------

NOTE 9 AFFILIATED COMPANIES


Investments in affiliated companies are accounted for under the equity method whereby the Company records its share of the results of operations and eliminates dividends received and inter-company profits on vessels sold.

The total share of affiliated companies' results is as follows:


======================================================
                            YEAR ENDED DECEMBER 31,
                           --------------------------
(SEK IN MILLIONS)               2000     2001    2002
------------------------------------------------------
Stena Line .............      (885)      --      --
Coflexip ...............        66       --      --
P&O Stena Line .........       (45)     131      51
                           --------------------------
Total ..................      (864)     131      51
------------------------------------------------------

The Stena Line results for 2000 include SEK (140) million relating to the Company's share of results for the period from January 1, 2000 to October 31, 2000 and SEK (745) million representing an impairment charge on the Company's investment in Stena Line.

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002


NOTE 9 AFFILIATED COMPANIES -- CONTINUED

These results have been calcuated as follows:



============================================================================
                                               YEAR ENDED DECEMBER 31,
                                          ----------------------------------
(SEK IN MILLIONS)                                 2000       2001      2002
----------------------------------------------------------------------------
Stena Line:
Net income (loss) .....................      (328)           --         --
Company share .........................      (150)           --         --
Intercompany profit adjustment ........        10            --         --
                                          ----------------------------------
Net ...................................      (140)           --         --
Coflexip:
Net income ............................       233            --         --
Company share .........................        70            --         --
Amortization of goodwill ..............          (4)         --         --
                                          ----------------------------------
Net ...................................        66            --         --
P&O Stena Line:
Net income (loss), total ..............       (67)          461        205
Company share before restructuring ....       129           184         82
Share of restructuring ................      (166)           --         --
Amortization of goodwill ..............          (8)        (53)       (31)
                                          ----------------------------------
Net ...................................       (45)          131         51
----------------------------------------------------------------------------

The net loss for Stena Line for 2000 relates to the results for the ten-month period ended October 31, 2000, prior to its consolidation as a subsidiary.

The net loss for P&O Stena Line for 2000 relates to the Company' s share of the results for the two-month period ended December 31, 2000. The net income for P&O Stena Line for 2002 relates to the results for the period ended July 31, 2002.

Gain on sale of affiliated company in 2000 refers to the sale of Coflexip and in 2002 to the sale of P&O Stena Line.

Investment in affiliated companies consists of investments in securities as follows:


=====================================================================================================================
                                                                           AS OF DECEMBER 31,
                                                     ---------------------------------------------------------------
                                                                                 2001                          2002
                                                     ---------------------------------------------------------------
                                                                                 BOOK                           BOOK
(SEK IN MILLIONS, EXCEPT SHARE DATA)                      SHARES     % HELD     VALUE     SHARES     % HELD    VALUE
---------------------------------------------------------------------------------------------------------------------
Shares:
 P&O Stena Line ..................................     5,625,000         40     1,720         --         --       --
Debentures:
 P&O Stena Line ..................................                                464                             --
                                                     ---------------------------------------------------------------
Total investment in affiliated companies .........                              2,184                             --
---------------------------------------------------------------------------------------------------------------------

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002


NOTE 9 AFFILIATED COMPANIES -- CONTINUED

The movements in Investments in affiliated companies for the year ended December 31, 2002 are as follows:


============================================================================================
(SEK IN MILLIONS)                                       SHARES     DEBENTURES         TOTAL
--------------------------------------------------------------------------------------------
Investment as of beginning of year .............       1,720          464           2,184
Share of affiliated companies' results .........          51           --              51
Exchange differences ...........................         (94)         (31)           (125)
Disposal .......................................      (1,677)        (433)         (2,110)
                                                 -------------------------------------------
Investment as of end of year ...................          --           --              --
--------------------------------------------------------------------------------------------

NOTE 10 MARKETABLE SECURITIES


The carrying value of investments in marketable securities classified as noncurrent consist of the following:



==================================================================================================
                                                               AS OF DECEMBER 31,
                                               --------------------------------------------------
                                                         2001                      2002
                                               --------------------------------------------------
(SEK IN MILLIONS)                                BOOK VALUE   FAIR VALUE   BOOK VALUE  FAIR VALUE
--------------------------------------------------------------------------------------------------
Floating rate notes (FRNs) and bonds .........       598          598          655         652
Strategic equity shares ......................       291          383          421         471
Other equity shares ..........................       188          189           --          --
                                               --------------------------------------------------
Total ........................................     1,077        1,170        1,076       1,123
--------------------------------------------------------------------------------------------------

All noncurrent marketable securities are considered by management to be available for sale. Gains and losses realized from the sale of investments are determined by reference to the carrying value of the specific security sold.


Information regarding sales of marketable securities is as follows:



==========================================================
                             YEAR ENDED DECEMBER 31,
                         --------------------------------
(SEK IN MILLIONS)            2000        2001        2002
----------------------------------------------------------
Proceeds .............      553         948         558
Gross gains ..........      247         265          38
Gross losses .........      (58)       (142)       (105)
                         --------------------------------
Total ................      189         123         (67)
----------------------------------------------------------

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002


NOTE 10 MARKETABLE SECURITIES -- CONTINUED

The movements in marketable securities for the year ended December 31, 2002 are as follows:



===================================================================================================
                                                    FRNS       STRATEGIC           OTHER
(SEK IN MILLIONS)                              AND BONDS   EQUITY SHARES   EQUITY SHARES     TOTAL
---------------------------------------------------------------------------------------------------
Investment as of beginning of year .........      598         291               188        1,077
Additions ..................................      517         218                --          735
Disposals ..................................     (306)        (92)             (188)        (586)
Revaluations ...............................      (63)         (2)               --          (65)
Revaluations, reversed .....................       --          35                --           35
Exchange differences .......................      (91)        (29)               --         (120)
                                             ------------------------------------------------------
Investment as of end of year ...............      655         421                --        1,076
---------------------------------------------------------------------------------------------------

Investments in marketable securities are recorded at the lower of cost or market. Net unrealized gains on a portfolio of investments are not recognized and net unrealized losses are recognized in the income statement as part of gain
(loss) on securities and included above under Revaluations.


NOTE 11 OTHER NONCURRENT ASSETS



================================================================================================================
                                        DEFERRED
(SEK IN MILLIONS)                     TAX ASSETS     RECEIVABLES       SHARES     DEFERRED COSTS         TOTAL
----------------------------------------------------------------------------------------------------------------
As of beginning of year .........         88            211           264              77              640
Additions .......................         --             59           205             106              370
Movements/Disposals .............        (61)          (110)           --              32             (139)
Amortization ....................         --             --            --             (90)             (90)
Revaluations ....................         --             --            (1)             --               (1)
Exchange differences ............         --             (7)          (39)             (2)             (48)
                                   -----------------------------------------------------------------------------
As of end of year ...............         27            153           429             123              732
----------------------------------------------------------------------------------------------------------------

Receivables include a loan to Sessan of SEK 33 million (see Note 25), prepaid charterhire and remaining receivables from the Swedish pension insurance company SPP, not yet utilized to offset current pension costs.

Shares include investments in joint ventures in Norway involved in the shuttle tanker business and other non-listed shares.

Deferred costs as of end of year include financing costs for the remaining part of the 1995 issue of the Senior Notes due 2005, the 1997 issue of the Senior Notes due 2007, the 2002 issue of the Senior Notes due 2012, and the 2001 and 2002 Revolving Credit Facilities. All of these costs are amortized over the life of the borrowings and are included as part of financial expense. See Note 6.

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002

NOTE 12 RECEIVABLES


==========================================================
                                       AS OF DECEMBER 31,
                                      -------------------
(SEK IN MILLIONS)                         2001       2002
----------------------------------------------------------
Trade .............................      902      1,016
Related parties (Note 25) .........       15        335
Assets held for sale:
 Vessels ..........................       67         --
 Properties .......................       20         --
Sale of subsidiary ................      499        521
Other receivables .................      420        354
                                      -------------------
Total .............................    1,923      2,226
----------------------------------------------------------

Trade debtors include an overdue amount of $10.8 million, which has not yet been paid by Statoil for the rig Stena Don due to another claim for liquidated damages in connection with the delivery of the rig in 2002. See Note 20.


Sale of subsidiary relates to the reorganization of Stena Line in late 2001 and has been settled in early 2003.


The total allowance for doubtful trade receivables was SEK 19 million at December 31, 2001 and SEK 15 million at December 31, 2002.


NOTE 13 SHORT-TERM INVESTMENTS



==================================================================
                                               AS OF DECEMBER 31,
                                               ------------------
(SEK IN MILLIONS)                                 2001     2002
------------------------------------------------------------------
Restricted cash ...............................     71       74
Marketable debt and equity securities .........    305      249
                                               ------------------
Total .........................................    376      323
------------------------------------------------------------------

Restricted cash represents bank accounts that have been pledged to cover various long-term liabilities and commitments of the Company. In addition, certain marketable debt and equity securities amounting to SEK 138 million at December 31, 2001 and SEK 59 million at December 31, 2002 have also been pledged for various long-term liabilities and commitments. See Note 20.

Gains and losses realized from the sale of short-term investments are determined by reference to the carrying value of the specific security sold.

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002


NOTE 13 SHORT-TERM INVESTMENTS -- CONTINUED

Information regarding sales of short-term investments listed above is as follows:



===============================================================
                                        YEAR ENDED DECEMBER 31,
                                  ----------------------------
(SEK IN MILLIONS)                    2000      2001       2002
---------------------------------------------------------------
Proceeds ......................   1,095     1,812      2,464
Gross gains ...................      71         3         84
Gross losses ..................     (82)      (19)       (94)
                                  ----------------------------
Total net gain (loss) .........     (11)      (16)       (10)
---------------------------------------------------------------

Investments in marketable securities held for trading purposes are recorded at the lower of cost or market. Net unrealized gains on a portfolio of investments are not recognized and net unrealized losses are recognized in the income statement as part of gain (loss) on securities.


NOTE 14 CASH AND CASH EQUIVALENTS

====================================================
                                  AS OF DECEMBER 31,
                              ----------------------
(SEK IN MILLIONS)                   2001       2002
----------------------------------------------------
Cash ........................      325        702
Short-term deposits .........    1,857      1,398
                              ----------------------
Total .......................    2,182      2,100
----------------------------------------------------

Short-term deposits are defined as bank deposits that have maturities of up to three months.


NOTE 15 STOCKHOLDERS' EQUITY

The authorized share capital of Stena AB consists of 200,000 ordinary shares with a par value of SEK 100 of which 50,000 shares have been issued and fully paid.

Restricted reserves include both untaxed reserves (net of applicable deferred taxes) and legal reserves. The legal reserves of SEK 180 million are not available for distribution as they are required to be held to meet statutory requirements in Sweden and other countries where the Company operates. The untaxed reserves may be distributed as dividends upon payment of the related taxes.

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002


NOTE 15 STOCKHOLDERS' EQUITY -- CONTINUED

The changes in stockholders' equity for the period December 31, 1999 to December 31, 2002 are as follows:


============================================================================================
                                                                                      TOTAL
                                         CAPITAL   RESTRICTED   UNRESTRICTED  STOCKHOLDERS'
(SEK IN MILLIONS)                          STOCK     RESERVES       RESERVES         EQUITY
--------------------------------------------------------------------------------------------
Balance at December 31, 1999 .........      5        2,122         3,504          5,631
Transfers between reserves ...........     --       (1,380)        1,380             --
Transfer to charitable trust .........     --           --           (17)           (17)
Dividend paid ........................     --           --           (33)           (33)
Exchange differences .................     --           56           536            592
Net income ...........................     --           --         3,097          3,097
                                          --------------------------------------------------
Balance at December 31, 2000 .........      5          798         8,467          9,270
Transfers between reserves ...........     --           19           (19)            --
Dividend paid ........................     --           --           (50)           (50)
Exchange differences .................     --           78           402            480
Net income ...........................     --           --         1,410          1,410
                                          --------------------------------------------------
Balance at December 31, 2001 .........      5          895        10,210         11,110
Transfers between reserves ...........     --         (226)          226             --
Dividend paid ........................     --           --           (52)           (52)
Exchange differences .................     --          (43)         (457)          (500)
Net income ...........................     --           --         1,031          1,031
                                          --------------------------------------------------
Balance at December 31, 2002 .........      5          626        10,958         11,589
--------------------------------------------------------------------------------------------

Dividend paid in 2002 include SEK 50 million paid in cash and SEK 2 million in the form of a small property. The board of directors of the Company has proposed that the stockholders approve at the forth-coming stockholders' meeting that a dividend of SEK 55 million will be made in 2003 together with a transfer of SEK 5 million to the Sten A. Olsson Foundation for Culture and Science, set up in October 1996 to make contributions to art and science projects. Since 1996, the Stena Sphere has contributed more than SEK 100 million to the Sten A. Olsson Foundation for Culture and Science and further support to this charitable trust is anticipated when needed.


NOTE 16 PROVISIONS

=====================================================================
                                                 AS OF DECEMBER  31,
                                                --------------------
(SEK IN MILLIONS)                                      2001    2002
---------------------------------------------------------------------
Deferred income taxes ..........................      724      590
Pensions (Note 23) .............................       77       81
Restructuring reserve ferry operations .........      406      222
Other provisions ...............................      223       --
                                                --------------------
Total provisions ...............................    1,430      893
---------------------------------------------------------------------

Deferred income taxes are specified below. The restructuring reserve relates to the excess of SEK 658 million of the carrying value of the Stena Line $300 million Senior Notes over their redemption price in late 2000 less amounts released in 2001 and 2002 (See Note 6) plus

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002


NOTE 16 PROVISIONS -- CONTINUED

translation differences. Other provisions in 2001 include dry-docking provisions for vessels of SEK 209 million, mainly for drilling rigs. These provisions together with related deferred taxes of SEK (72) million were netted off against vessels as of January 1, 2002. See Note 8.

The net deferred tax liability of the Company consists of the following:

================================================================================
                                                            AS OF DECEMBER 31,
                                                       -----------------------
(SEK IN MILLIONS)                                           2001          2002
--------------------------------------------------------------------------------
Deferred tax liabilities: ..........................
   Property, vessels and equipment .................     1,533         1,696
   Investments .....................................        77            74
   Provisions ......................................       141           173
   Other ...........................................        70            --
                                                       -----------------------
Total deferred tax liabilities .....................     1,821         1,943
 Deferred tax assets:
   Property, vessels and equipment .................        10            31
   Tax loss carryforwards ..........................     1,422         2,055
   Investments .....................................        25            45
   Provisions ......................................       364           247
   Other ...........................................         8             9
   Less deferred tax assets not recognized .........      (644)       (1,007)
                                                       -----------------------
Total deferred tax assets recognized ...............     1,185         1,380
Net deferred tax liability .........................       636           563
--------------------------------------------------------------------------------

Deferred taxes have been netted in the balance sheet on a country basis only, whereby net deferred tax assets are shown as Other noncurrent assets. See Note
11. Deferred taxes have not been provided on the undistributed earnings of subsidiaries and associated companies because such earnings are not taxed or expected to be remitted in the foreseeable future.


The Company's tax loss carryforwards are as follows:



=================================================
                               AS OF DECEMBER 31,
                               ------------------
(SEK IN MILLIONS)                2001     2002
-------------------------------------------------
Sweden ....................     2,345     2,383
Rest of the world .........     3,470     2,799
                               ------------------
Total .....................     5,815     5,182
-------------------------------------------------

Most tax loss carryforwards can be carried forward indefinitely. Tax loss carryforwards of SEK 448 million expire between 2004 and 2009.

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002

NOTE 17 LONG-TERM DEBT


======================================================================
                                                   AS OF DECEMBER 31,
                                                  -------------------
(SEK IN MILLIONS)                                     2001       2002
----------------------------------------------------------------------
Long-term debt -- property (a) ................     4,644      4,667
Long-term debt -- other:
 Revolving Credit Facilities (b) ..............     4,132      2,642
 Other utilized bank credit lines (c) .........       144        230
 Long-term debt -- other (d) ..................     3,675      2,277
Total long-term debt -- other .................     7,951      5,149
Senior Notes (e) ..............................     3,188      4,157
                                                  -------------------
Total long-term debt ..........................    15,783     13,973
----------------------------------------------------------------------

(a) Long-term debt -- property consists principally of bank mortgage loans on the real estate, buildings and land in the Company's real estate business segment. These loans are denominated in SEK and EUR and bear interest at rates from 3.64% to 6.39% with maturities through 2024.

(b) In connection with the offering of the Senior Notes at the end of 1995, Stena International BV ("SIBV"), a subsidiary of Stena AB, entered into a $250 million revolving credit facility, which was extended to $500 million in 1997. Obligations under the facility are secured by mortgages on certain vessels, rigs, certain receivables and other assets. Following sales of vessels, mortgaged as security for the facility, the limit was reduced to $428 million in 2000. Borrowings under the facility bear interest at a rate based on LIBOR plus an applicable margin based on the utilization of the facility. The facility imposes certain covenants regarding levels of working capital, cash and cash equivalents and interest coverage ratio. As of December 31, 2001, the utilized portion of the facility was $377 million, of which $342 million was actually drawn and $35 million used for issuing of bank guarantees. In November 2002, this facility was cancelled and replaced by a new facility of $600 million as further described below.

In connection with refinancing of Stena Line in September 2001, the Stena Line facilities were terminated and replaced by two new facilities, a revolving credit facility terminating in 2006 entered into by SIBV of $275 million, of which $45 million was drawn as of December 31, 2001, and an Unsecured Credit Facility through Stena AB of EUR 200 million, which was fully drawn as of December 31, 2001. As of December 31, 2002, the $275 million revolving credit facility had been reduced to $245 million, out of which $155 million was utilized. The EUR facility was fully repaid and terminated in 2002.

In November 2002, SIBV entered into a $600 million secured revolving credit facility with a syndicate of financial institutions or lenders, for which J.P. Morgan plc, Svenska Handelsbanken AB (publ) and Nordea Bank Sverige AB (publ) act as lead arrangers and Svenska Handelsbanken AB (publ) acts as facility agent. The facility was made available for the purposes of refinancing SIBV' s existing debt including the $428 million 1995 revolving credit facility and to provide financing for general corporate purposes. The final maturity of the revolving credit facility is on November 6, 2007, subject to options on SIBV' s part to extend the facility for an additional two years with the consent of the lenders. If the facility is extended in accordance with such options, the amount available under the facility will be reduced by $100 million on each of the fifth and sixth anniversaries of the facility. SIBV' s obligations under the revolving credit facility are guaranteed by Stena AB and certain of its subsidiaries. As of December 31, 2002, the utilized portion of the facility was $176 million, of which $145 million was actually drawn and $31 million used for issuing of bank guarantees.

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002


NOTE 17 LONG-TERM DEBT -- CONTINUED

(c) As of December 31, 2002 the Company had SEK 265 million in other unutilized, mainly uncommitted overdraft facilities and other similar lines of credit, as compared to SEK 421 million as of December 31, 2001.

(d) "Long-term debt--other" consists of long-term bank loans used to finance the acquisition of vessels and other assets. They are denominated in USD, GBP, EUR and SEK and bear interest at rates from 2.13% to 4.97% with maturities through 2014. In 1999, a private placement of $215 million Senior Secured Guaranteed Notes due 2004 of Stena Tay Limited was entered into to finance the acquisition of the Stena Tay. As of December 31, 2001 the outstanding amount of these notes was $128 million. The remaining notes were redeemed in December 2002 for an aggregate price of $89.1 million in connection with the entry into the new $600 million revolving credit facility.

(e) In December 1995, the Company issued $175 million of Senior Notes that bear interest at 10.50% and mature on December 15, 2005. As of December 31, 2002, the Company had repurchased $72 million of these notes. In October 1997, the Company issued $175 million of Senior Notes that bear interest at 8.75% and mature on June 15, 2007. Finally, in November 2002, the Company issued $200 million of Senior Notes that bear interest at 9.625% and mature on December 1, 2012. Interest on the Senior Notes is due semi-annually in June and December each year. The Senior Notes are unsecured obligations of Stena AB and rank pari passu in right of payment with the Company's other unsubordinated indebtedness and senior in right of payment to all subordinated indebtedness of the Company. Because Stena AB is a holding company and all of its operations are conducted through its subsidiaries, the Senior Notes are subordinated to all existing and future liabilities (including trade payable) of the subsidiaries, including those of the $600 million revolving credit facility described above. Amounts borrowed under the revolving credit facilities are obligations of SIBV and are guaranteed by Stena AB and certain subsidiaries. The Senior Notes indentures contains certain covenants with respect to, among others, the following matters:
(i) limitations on consolidated and subsidiary debt and preferred stock; (ii) limitations on restricted payments and investments; (iii) limitations on restrictions concerning transfers and distributions by subsidiaries, limitations on certain asset distributions and other items.

Repayment of long-term debt is required according to the following schedule:



================================================================
(SEK IN MILLIONS)                 PROPERTY     OTHER      TOTAL
----------------------------------------------------------------
2004 ........................         17        240        257
2005 ........................         17      1,282      1,299
2006 ........................         17      1,601      1,618
2007 ........................         13      3,063      3,076
2008 and thereafter .........        115      2,470      2,585
Not specified ...............      4,488        650      5,138
                               ---------------------------------
Total .......................      4,667      9,306     13,973
----------------------------------------------------------------

"Not specified" refers to borrowings and utilized credit lines for properties and vessels that have formal repayment dates in 2003. These loans have been classified as long-term because it is the intention of the Company to refinance these loans on a long-term basis.

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002

NOTE 18 LEASES

Company as lessee

The Company leases premises, cars and certain vessels under operating leases. Leases on certain vessels have been accounted for as capital leases. The gross amount of assets under capital leases included within property, vessels and equipment as of December 31, 2001 and 2002 amounted to SEK 2,725 million and SEK 2,436 million, respectively. The accumulated depreciation related to these capital leases amounted to SEK 741 million as of December 31, 2001 and SEK 622 million as of December 31, 2002.

Rental expense for operating leases were as follows:

====================================================
                                  AS OF DECEMBER 31,
                           -------------------------
(SEK IN MILLIONS)            2000      2001     2002
----------------------------------------------------
Rental expense .........    680     1,178     1,187
----------------------------------------------------

As of December 31, 2002 the future minimum lease commitments under noncancellable operating leases and capital leases were as follows:



===========================================================================================
                                                                   OPERATING       CAPITAL
(SEK IN MILLIONS)                                                      LEASE        LEASES
-------------------------------------------------------------------------------------------
2003 .........................................................        764            162
2004 .........................................................        359            170
2005 .........................................................        196            175
2006 .........................................................        128            180
2007 .........................................................        127            187
2008 and thereafter ..........................................        456          3,543
                                                               ----------------------------
Total minimum lease commitments ..............................      2,030          4,417
                                                               ----------------------------
Less imputed interest ........................................                    (2,124)
                                                                                  ------
Present value of net minimum lease payments ..................                     2,293
Less current portion of capitalized lease obligation .........                       (21)
                                                                                  ------
Noncurrent portion of capitalized lease obligation ...........                     2,272
-------------------------------------------------------------------------------------------

The operating lease obligations include chartering of crude oil tankers on timecharter basis, chartering of ferries on mainly bareboat basis as well as obligations related to rentals of properties and equipment.

Out of the Company' s capital lease obligations of SEK 2,293 million, SEK 1,986 million relate to two HSS vessels. These lease obligations are secured by restricted cash deposits of SEK 1,773 million, that have been financed partly by bank loans of SEK 952 million and secured by ship mortgages provided by the lessors. In the Consolidated balance sheet, the restricted cash deposits have been shown net against the related lease liabilities. The net HSS lease obligations amount to SEK 213 million. Accordingly, interest income on the cash deposits of SEK 81 million have been netted against the related interest costs for the lease obligations.

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002


NOTE 18 LEASES -- CONTINUED

Company as lessor

The Company leases properties and certain vessels to third parties under operating leases. The cost, accumulated depreciation and net book value of these assets held for lease as of December 31, 2002 was as follows:

===================================================================
                          ACQUISITION      ACCUMULATED    NET BOOK
(SEK IN MILLIONS)                COST     DEPRECIATION       VALUE
-------------------------------------------------------------------
Vessels .............       11,075           3,338         7,737
Real estate .........        6,544             256         6,288
                          -----------------------------------------
Total ...............       17,619           3,594        14,025
-------------------------------------------------------------------

As of December 31, 2002 the future minimum rentals to be received under noncancellable operating leases are as follows:

==========================================================================
(SEK IN MILLIONS)                        PROPERTY     VESSELS      TOTAL
--------------------------------------------------------------------------
2003 ................................        432       1,670      2,102
2004 ................................        334       1,164      1,498
2005 ................................        227         797      1,024
2006 ................................        153         624        777
2007 ................................         85          71        156
2008 and thereafter .................         94         155        249
                                       ------------------------------------
Total minimum lease rentals .........      1,325       4,481      5,806
--------------------------------------------------------------------------

The amounts in the table above exclude amounts from the Company's portfolio of residential rental properties since those lease agreements are generally cancelable within three months.



NOTE 19 SHORT-TERM DEBT


================================================================
                                              AS OF DECEMBER 31,
                                              ------------------
(SEK IN MILLIONS)                                2001      2002
----------------------------------------------------------------
Short-term debt -- property ................       60       32
Short-term debt -- other:
 Current portion of long-term debt .........      767      231
 Unsecured bank credit lines ...............    1,884       --
                                              ------------------
Total short-term debt -- other .............    2,651      231
Total short-term debt ......................    2,711      263
----------------------------------------------------------------

In connection with refinancing of Stena Line in September 2001, an Unsecured Credit Facility through Stena AB of EUR 200 million was entered into. This facility was fully utilized as of December 31, 2001. See also Note 17.

The weighted average interest rates on short-term borrowings for the years ended December 31, 2001 and 2002 were 5.39% and 4.08%, respectively.

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002

NOTE 20 PLEDGED ASSETS, COMMITMENTS AND CONTINGENT LIABILITIES

Pledged assets

Assets of the Company that have been pledged to cover bank mortgage loans and other credit facilities are as follows:

===================================================================================
                                                               AS OF DECEMBER 31,
                                                              --------------------
(SEK IN MILLIONS)                                                 2001        2002
-----------------------------------------------------------------------------------
Mortgages on vessels ......................................    13,815     14,236
Mortgages on properties ...................................     6,179      6,251
Reservation of title ......................................     2,159      1,986
Marketable securities .....................................       144        112
Short-term investments ....................................       209        133
                                                              --------------------
Total .....................................................    22,506     22,718
Total bank debt and capitalized lease obligations .........    15,840     10,599
-----------------------------------------------------------------------------------

In addition, certain insurance policies have also been pledged to cover various liabilities and commitments. Commitments

Future minimum lease commitments are included in Note 18. Newbuildings on order include two RoPax vessels, three RoRo vessels and two tankers. See Note 8. The total purchase commitment for all newbuildings on order amounts to SEK 2,437 million ($276 million), of which yard payments of SEK 553 million ($63 million) were paid up to December 31, 2002.

Contingent liabilities

Contingent liabilities of the Company as of December 31, 2001 and 2002 are as follows:


===========================================================
                                         AS OF DECEMBER 31,
                                         ------------------
(SEK IN MILLIONS)                          2001      2002
-----------------------------------------------------------
Guarantees ...........................    1,759     1,228
Pension liabilities ..................      479       741
Other contingent liabilities .........       15       111
                                         ------------------
Total ................................    2,253     2,080
-----------------------------------------------------------

Guarantees include mainly capital leases and loans to joint ventures in Norway.

Pension liabilities include calculated future provisions to cover deficit in pension funds for personnel employed in the UK part of Ferry operations. The amount includes the Company' s part of the total deficit of approximately GBP 94 million based upon latest available information.

Other contingent liabilities include an amount of $10.8 million related to a claim from Statoil, the charterer of the rig Stena Don. The amount relates to a liquidated damages claim by Statoil which, most likely, will be settled through court in 2003. In the event that the Company is found to have liability in this matter, it will attempt to claim compensation from the Kvaerner shipyard, from which the rig was delivered in late 2001.


NOTE 21 FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

The Company has operations and assets in a number of countries in and outside of Europe. Consequently, the Company's profits and revenues are affected, when measured in Swedish

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002


NOTE 21 FINANCIAL INSTRUMENTS AND RISK MANAGEMENT -- CONTINUED

kronor, by fluctuations in currency exchange rates, primarily relative to the US dollar, the Euro and the British pound sterling. When the Swedish kronor appreciates against other currencies, the Company's profit from foreign operations, reported in Swedish kronor, may decrease. Likewise, when the Swedish kronor declines against other currencies, the Company's profit from foreign operations reported in Swedish kronor may increase. The Company also has exposure to market risks from changes in interest rates. Certain financial instruments are used by the Company to manage these foreign currency and interest rate risks as summarized below. The Company also maintains trading positions in a variety of financial instruments unrelated to its risk management activities, which are also discussed below.

Notional Amounts and Credit Exposure

The notional amounts of derivative financial instruments presented in this Note represent face or contractual amounts and thus are not a measure of the exposure of the Company through its use of such financial instruments. The actual amounts exchanged are calculated on the basis of the notional amounts and the other terms of the financial instruments, which relate to interest rates, exchange rates, oil prices, securities prices, or financial and other indexes.

The Company is exposed to credit related losses in the event that counterparties to the derivative financial instruments do not perform according to the terms of the contract. In the opinion of management, the counterparties to the financial instruments are creditworthy financial institutions and other parties and the Company does not expect any significant loss to result from non-performance. The Company, in the normal course of business, does not demand collateral. The credit exposure of interest rate and foreign exchange contracts is represented by the fair value of contracts with a positive fair value at the end of each period, reduced by the effects of master netting arrangements.

Interest Rate Risk Management

The Group uses various financial instruments to manage its interest rate risk as summarized in the table below:


==========================================================================
                                                         AS OF DECEMBER 31,
                                ------------------------------------------
                                        2001                  2002
                                ------------------------------------------
                                  NOTIONAL     CREDIT   NOTIONAL    CREDIT
(SEK IN MILLIONS)                   AMOUNT   EXPOSURE     AMOUNT  EXPOSURE
--------------------------------------------------------------------------
Interest rate swaps ...........       --       --     2,808          26
Interest rate options .........    6,389       40     5,630          --
--------------------------------------------------------------------------

The extent of the utilization of interest rate products is determined by reference to the Company's net exposure of its debt subject to interest rate risk and management's views regarding future interest rates. The Company uses interest rate instruments to seek to achieve a desired interest rate and risk profile on a portfolio of debt. The interest rate contracts as at December 31, 2002 are part of an interest rate hedge strategy whereby the Company hedges the loan portfolio related to its assets. These contracts run on a consecutive basis to hedge the loan portfolio for a period of between 1 and 5 years. The amount of the loan portfolio hedged was SEK 9,005 million at December 31, 2002. The borrowings in this debt portfolio are denominated primarily in USD, GBP and SEK and have maturity dates ranging from 2003 to 2012. At December 31, 2002, the interest rates ranged from 2.28% to 9.63%.

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002


NOTE 21 FINANCIAL INSTRUMENTS AND RISK MANAGEMENT -- CONTINUED

Interest rate swap agreements allow the Company to synthetically adjust floating rate receivables or borrowings into fixed rates or vice versa. Under the interest rate swaps, an agreement is made with a counterparty to exchange, at specified intervals, the difference between fixed rate and floating rate interest, (such as the London, Stockholm or Amsterdam Inter-bank Offered Rate or LIBOR, STIBOR and AIBOR respectively), calculated by reference to an agreed notional principal amount.


The Company uses interest rate swaps to seek to achieve a desired interest rate on a portfolio of debt. The contractual terms of the interest rate swaps are determined by management based upon assessment of several factors such as views regarding future interest rates, the maturity and currency of the underlying debt portfolio, the cost of the interest rate swap and other factors.


The Company also uses interest rate options to reduce the impact of changes in interest rates on its net interest rate exposure. Interest rate futures are commitments to either purchase or sell designated financial instruments at a future date for a specified price and may be settled in cash or through delivery. Interest rate options grant the purchaser, for a premium payment, the right to either purchase from or sell to the writer a financial instrument under agreed-upon terms. The writer of the option receives a premium for bearing the risk of adverse interest rate movements. Interest rate options are used when the rates available to the Company under swap agreements are too high relative to management's views of the level of future interest rates.


The Company has used interest rates swaps and interest rate options to hedge a portion of interest rate risk on debt financing real estate properties. The following tables summarizes the Company's interest rate swaps and options:



====================================================================================================
INTEREST RATE OPTIONS                                                        AS OF DECEMBER 31, 2001
----------------------------------------------------------------------------------------------------
                                    RECEIVE RATE                 BOUGHT
NOTIONAL AMOUNT     CURRENCY        /STRIKE RATE       PAY RATE   /SOLD                    MATURITY
----------------------------------------------------------------------------------------------------
      SEK IN MILLIONS                             STRIKE RATE %
----------------------------                     --------------
2,101                    SEK 6 month STIBOR        5.6-7.0            B  September 2002- June 2006
1,233                    EUR 6 month EURIBOR      5.75-6.0            B October 2003- January 2005
3,055                    USD 6 mth LIBOR           5.0-6.25           B   June 2003- February 2005
3,055                    USD  3.75-5.0             5.0-6.25           S   June 2003- February 2005
----------------------------------------------------------------------------------------------------

As of December 31, 2001, no interest rate swaps were outstanding.


=====================================================================================
INTEREST RATE SWAPS                                          AS OF DECEMBER 31, 2001
-------------------------------------------------------------------------------------
NOTIONAL
AMOUNT            CURRENCY     RECEIVE RATE             PAY RATE           MATURITY
-------------------------------------------------------------------------------------
SEK IN MILLIONS                                    STRIKE RATE %
-----------------                               ----------------
700               SEK        3 month STIBOR                 4.6           June 2006
110               EUR                  5.52             6 month       December 2012
                                                 EURIBOR + 1.19
1,766             USD                  9.63             3 month
                                                    LIBOR + 5.0       December 2012
233               USD         6 month LIBOR             6 month
                                                    LIBOR + 0.6      September 2004
-------------------------------------------------------------------------------------

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002


NOTE 21 FINANCIAL INSTRUMENTS AND RISK MANAGEMENT -- CONTINUED

======================================================================================================
INTEREST RATE OPTIONS                                                          AS OF DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------
NOTIONAL                                                         BOUGHT /
AMOUNT              CURRENCY        RECEIVE RATE       PAY RATE      SOLD          LENGTH OF CONTRACT
------------------------------------------------------------------------------------------------------
SEK IN MILLIONS                                   STRIKE RATE %
-----------------                                --------------
1,920                    SEK 6 month STIBOR        5.6-7.0              B       June 2003- June 2006
1,204                    EUR 6 month EURIBOR      5.75-6.0              B October 2003- January 2005
2,506                    USD 6 month LIBOR         5.0-6.25             B    June 2003- January 2006
2,506                    USD  3.75-5.0             5.0-6.25             S    June 2003- January 2006
------------------------------------------------------------------------------------------------------

The following table is a summary by major currency of the portfolio of debt in respect of which the Company utilizes interest rate swaps and options:

=======================================================================================
                                                               AS OF DECEMBER 31, 2001
---------------------------------------------------------------------------------------
                                                                             INTEREST
CURRENCY                 AMOUNT                             MATURITY          RATES %
---------------------------------------------------------------------------------------
              (SEK IN MILLIONS)
SEK                      2,117          January 2002 -- March 2006      3.95 -- 6.39
                                                                        4.19 -- 5.93
EUR                      2,259          April 2002 -- October 2008     Euribor + 1.5
USD                      2,894    September 2008 -- September 2009      2.88 -- 3.38
---------------------------------------------------------------------------------------


====================================================================================
                              AS OF DECEMBER 31, 2002
------------------------------------------------------------------------------------
                                                                            INTEREST
CURRENCY                 AMOUNT                             MATURITY         RATES %
------------------------------------------------------------------------------------
              (SEK IN MILLIONS)
SEK                      2,514        January 2003 -- October 2005     3.95 -- 6.39
EUR                      3,906     September 2005 -- December 2012     3.70 -- 5.93
USD                      2,585    September 2008 -- September 2012     2.28 -- 9.63
------------------------------------------------------------------------------------

Foreign Currency Risk Management

The Company is exposed to the risk of fluctuations in foreign currency exchange rates due to the international nature and scope of its operations. A substantial portion of the Company's revenues and expenses are denominated in the US dollar. The Company's foreign currency risk arises from (i) fluctuations in exchange rates on the value of the Comnpany's sales and purchases in foreign currencies (transaction exposure), (ii) certain financial assets and liabilities (translation exposure when converting such balances to each company's functional currency) and (iii) the Company's investment in foreign subsidiaries' net assets (equity exposure). The Company's policy is to hedge a substantial part of its transaction exposure from future cash flows from firm commitments such as charter vessel contracts as well as anticipated bunker fuel payment obligations. All realized and unrealized gains and losses of hedges of transaction exposures are deferred and recognized in the period the hedged cash flows are received. Management regularly also reviews the Company's assets and liabilities that are denominated in foreign currencies and determines the net amount that is subject to risk of adverse foreign currency fluctuations. The Company's policy is to hedge its translation risk on its net exposures, using foreign exchange contracts.

The Company primarily uses forward exchange contracts and, to a lesser extent, purchased currency options and currency swaps to manage its foreign currency risk.

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002


NOTE 21 FINANCIAL INSTRUMENTS AND RISK MANAGEMENT -- CONTINUED

The following table presents the notional amounts and credit exposure of financial instruments used for foreign currency risk management as of December 31 each year:


===============================================================================================
                                                        2001                      2002
                                               ------------------------------------------------
                                                 NOTIONAL       CREDIT     NOTIONAL      CREDIT
(SEK IN MILLIONS)                                  AMOUNT     EXPOSURE       AMOUNT    EXPOSURE
-----------------------------------------------------------------------------------------------
Foreign exchange forward contracts .........     8,286      --           5,791           --
Foreign exchange options ...................        --      --           3,961            8
-----------------------------------------------------------------------------------------------

The following table summarizes by major currency the contractual amounts of the Company's forward exchange and option contracts in Swedish kronor. Foreign currency amounts are translated at rates current at the reporting date. The 'buy' amounts represent Swedish kronor equivalent of commitments or options to purchase foreign currencies, and the 'sell' amounts represent the Swedish kronor equivalent of commitments or options to sell foreign currencies. The forward exchange contracts and currency swaps described in the table below are used by the Company (i) to manage its foreign currency transaction and translation risk with respect to future cash flows from firm charter vessel contracts and anticipated payments for bunker fuels and (ii) to manage its translation risk from net financial assets and liabilities in foreign currencies. The cash flows from the charter vessel contracts are denominated primarily in USD, EUR and GBP whereas payments for bunker fuels are denominated in USD. The Company's borrowings are primarily funded in USD but hedged to the desired effective borrowing currency.



=================================================================
                              2001                   2002
                      -------------------------------------------
(SEK IN MILLIONS)         BUY         SELL       BUY       SELL
-----------------------------------------------------------------
USD ...............    2,064       1,800      1,756       1,166
NOK ...............       --          47         --         140
SEK ...............        5          --         22       1,449
DKK ...............       --         164         --         377
EUR ...............      486         171         92       1.043
GBP ...............      248        3.302       311       1,385
-----------------------------------------------------------------

Fuel Risk Management

The Company seeks to reduce its risk from changes in the price of bunker fuel, primarily related to the Ferry operations, through a combination of swaps and options. The following table presents the notional amounts and credit exposure of financial instruments used for fuel risk management as of December 31 each year:



================================================================================
                                         2001                      2002
                                ------------------------------------------------
                                  NOTIONAL       CREDIT     NOTIONAL      CREDIT
(SEK IN MILLIONS)                   AMOUNT     EXPOSURE       AMOUNT    EXPOSURE
--------------------------------------------------------------------------------
Bunker fuel options .........         22         17             --         --
Bunker fuel swaps ...........      1,541         --          1,348        153
--------------------------------------------------------------------------------

As of December 31, 2001 the term of the contracts range from 3 to 36 months, and as of the same date approximately 85% of the cost of the estimated consumption of various types of bunker fuel was covered for 2002 and approximately 65% for each of the years 2003 and 2004.

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002


NOTE 21 FINANCIAL INSTRUMENTS AND RISK MANAGEMENT -- CONTINUED

As of December 31, 2002 the term of the contracts range from 3 to 36 months, and as of the same date approximately 75% of the cost of the estimated consumption of various types of bunker fuel was covered for 2003 and approximately 60% for 2004 and 25% for 2005.

Freight rate management

The Company seeks to reduce its risk from changes in the price of tanker freight rates through the use of Freight Forward Agreeements (FFA's). The Company enters into hedge contracts for a portion of the expected freight volume for a period of up to 12 months. The following table presents the notional amounts and credit exposure of financial instruments used for freight rate management as of December 31 each year:



=============================================================================
                                      2001                      2002
                             ------------------------------------------------
                               NOTIONAL       CREDIT     NOTIONAL      CREDIT
(SEK IN MILLIONS)                AMOUNT     EXPOSURE       AMOUNT    EXPOSURE
-----------------------------------------------------------------------------
OTC traded swaps .........   --           --           140          --
-----------------------------------------------------------------------------

As of December 31, 2002 the term of the contracts range from 1 to 12 months, and as of the same date approximately 30% of the estimated freight volumes for 2003 were hedged.

Trading Activities

The Company also buys and sells certain types of derivative financial instruments with the objective of generating profits based on short-term differences in price. Such financial instruments that are not used in the Company's program of interest rate and foreign currency risk management are referred to as 'trading' for purposes of this disclosure. All trading instruments are subject to market risk; the risk that future changes in market conditions may make an instrument less valuable. The Company is a party to a variety of interest rate and foreign currency contracts in its trading activities. A summary of the results of the Company's trading activities on derivative financial instruments is shown below.


================================================================================
                                                  AS OF DECEMBER 31,
                                        --------------------------------------
                                               2000          2001         2000
                                        --------------------------------------
                                          NET GAINS     NET GAINS    NET GAINS
(SEK IN MILLIONS)                          (LOSSES)      (LOSSES)     (LOSSES)
--------------------------------------------------------------------------------
Forward exchange contracts ..........         7             (2)          25
Currency options written ............        10           20             30
Curreny options bought ..............       (10)         (14)           (10)
Total currency trading ..............         7            4             45
Interest rate futures ...............         4           --             --
Total interest rate trading .........         4           --             --
Total ...............................        11            4             45
--------------------------------------------------------------------------------

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002


NOTE 21 FINANCIAL INSTRUMENTS AND RISK MANAGEMENT -- CONTINUED

The following table summarizes the notional amounts and credit exposure of such instruments as of December 31, each year.



========================================================================================
                                                2001                      2002
                                       ------------------------------------------------
                                         NOTIONAL       CREDIT     NOTIONAL      CREDIT
(SEK IN MILLIONS)                          AMOUNT     EXPOSURE       AMOUNT    EXPOSURE
----------------------------------------------------------------------------------------
Forward exchange contracts .........        896         10            74      --
Currency options written ...........        207         --            88      --
Currency options bought ............        562          7            46      --
Total ..............................      1,665         17           208      --
----------------------------------------------------------------------------------------

The following table presents the fair values of the Company's derivative financial instruments held for trading purposes and the average fair values of such instruments during each year.



======================================================================================
                                                2001                    2002
                                       ----------------------------------------------
                                             FAIR VALUE              FAIR VALUE
(SEK IN MILLIONS)                        YEAR-END     AVERAGE     YEAR-END    AVERAGE
--------------------------------------------------------------------------------------
Forward exchange contracts .........       10            (2)         (1)     3
Currency options ...................        7           6            (3)     1
--------------------------------------------------------------------------------------

Quoted market prices are used as the fair values of financial instruments used or held for trading purposes. If quoted market prices are not available, fair values are estimated on the basis of dealer quotes, pricing models or quoted prices for financial instruments with similar characteristics.

Concentrations of Credit Risk

Credit risk represents the accounting loss that would be recognized at each reporting date if counterparties to contracts failed to perform as agreed. Concentrations of credit risk, whether on- or off-balance sheet, arise from financial instruments for groups of customers or counterparties when they have similar characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic conditions or other conditions. The Company does not have a significant exposure to any individual customer or counterparty or significant concentrations of credit risk.



NOTE 22 FAIR VALUE OF FINANCIAL INSTRUMENTS

FASB Statement No. 107, 'Disclosures about Fair Value of Financial Instruments,' requires the disclosure of estimated fair values for all financial instruments, both on- and off-balance sheet, for which it is practicable to estimate fair value. The Company has used a variety of methods and assumptions, which were based on market conditions and risks existing at the time, to estimate the fair value of the Company's financial instruments at December 31, 2001 and 2002. For certain instruments, including cash and cash equivalents, accounts payable and accruals, and short term debt, it was assumed that the carrying amount approximated fair value due to the short maturity of those instruments. Quoted market prices or dealer quotes for the same or similar financial instruments were used to estimate the fair value for marketable securities, long-term investments and long-term debt. Other techniques, such as estimated discounted cash flows, or replacement

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002


NOTE 22 FAIR VALUE OF FINANCIAL INSTRUMENTS -- CONTINUED

cost have been used to determine fair value for the remaining financial instruments. The estimated fair value of the Company's off-balance sheet financial instruments are primarily based on settlement values. These values represent the estimated amount that would be received or paid in the event of termination of the contract taking into consideration the current interest rates, the credit worthiness of the counterparties and current foreign currency exchange rates.



========================================================================================================================
                                                                        2001                           2002
                                                           -------------------------------------------------------------
(SEK IN MILLIONS)                                            CARRYING VALUE    FAIR VALUE    CARRYING VALUE   FAIR VALUE
-------------------------------------------------------------------------------------------------------------------------
Assets
Investment in affiliated companies, non-current .........        2,184          2,184               --            --
Marketable securities ...................................        1,077          1,170            1,076          1,123
Receivables .............................................        1,923          1,923            2,226          2,226
Short-term investments ..................................          376            381              323           323
Liabilities
Long-term debt:
 Property ...............................................        4,644          4,644            4,667          4,667
 Other ..................................................        7,951          7,951            5,149          5,149
 Senior Notes ...........................................        3,188          3,097            4,157          4,298
Short-term debt:
 Property ...............................................           60             60               32            32
 Other ..................................................        2,651          2,651              231           231
Trade accounts payable ..................................          423            423              569           569
Derivative financial instruments
Held for trading purposes ...............................           --             16               --              (4)
Held for purposes other than trading
Interest rate risk management:
 Assets .................................................           --            (43)                           (27)
 Liabilities ............................................           --             --                             --
Foreign currency risk management:
 Assets .................................................           --            (83)                           (53)
 Liabilities ............................................           --             --                             --
Bunker risk management:
 Assets .................................................           --            (85)                           136
 Liabilities ............................................           --             --                             --
-------------------------------------------------------------------------------------------------------------------------

See Note 21 for further details regarding derivative financial instruments.


NOTE 23 PENSIONS

The substantial majority of personnel in the Company is employed by Stena Line and by a wholly-owned subsidiary of the Company, Northern Marine Management, which provides crewing services to the Company' s shipping and drilling activities. The employees participate in various defined benefit and defined contribution pension plans. The total pension costs of the

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002


NOTE 23 PENSIONS -- CONTINUED

Company amounted to SEK 182 million and SEK 168 million for the years ended December 31, 2002 and 2001, respectively. Stena Line is consolidated as a subsidiary as of October 31, 2000.


NOTE 24 US GAAP INFORMATION

The accompanying consolidated financial statements have been prepared in accordance with Swedish GAAP which differs in certain significant respects from US GAAP. The following is a summary of the adjustments to net income and stockholders' equity that would have been required if US GAAP had been applied instead of Swedish GAAP in the preparation of the consolidated financial statements.



======================================================================================
                                                       YEAR ENDED DECEMBER 31,
                                                -------------------------------------
(SEK IN MILLIONS)                                      2000           2001       2002
--------------------------------------------------------------------------------------
Net income under Swedish GAAP ...............      3,097         1,410        1,031
Adjustments to reconcile to US GAAP:
 Disposal of assets (a) .....................       (17)           30            11
 Depreciation of properties (b) .............       (32)          (49)          (50)
 Leases (c) .................................          (2)           (4)         --
 Investments in securities (d) ..............         3           (48)          107
 Investment in Coflexip (e) .................       562            --            --
 Investment subsidies (f) ...................         2             2             2
 Financial instruments (g) ..................          (3)       (268)          200
 Investment in Stena Line (h) ...............       (11)           --            --
 Purchase accounting Stena Line (i) .........         7          (243)         (114)
 Investment in P&O Stena Line (j) ...........          (1)           (5)        242
 Pensions (k) ...............................       (41)           21            58
 Others .....................................        15            27            26
 Tax effect of US GAAP adjustments ..........        23            69          (100)
                                                   ------        ------       -----
Net income under US GAAP ....................      3,602          942         1,413
--------------------------------------------------------------------------------------

================================================================================
                                                           AS OF DECEMBER 31,
                                                          ---------------------
(SEK IN MILLIONS)                                              2001        2002
--------------------------------------------------------------------------------
Stockholders' equity under Swedish GAAP ...............    11,110      11,589
Adjustments to reconcile to US GAAP:
 Disposal of assets (a) ...............................      (101)        (90)
 Depreciation of properties (b) .......................      (270)       (319)
 Investments in securities (d) ........................        59          39
 Investment subsidies (f) .............................       (19)        (17)
 Financial instruments (g) ............................      (129)         71
 Purchase accounting Stena Line (i) ...................       (73)       (212)
 Investment in P&O Stena Line (j) .....................      (268)         --
 Pensions (k) .........................................        28        (380)
 Others ...............................................      (138)       (104)
 Tax effect of cumulative US GAAP adjustments .........       153          94
                                                           ------      ------
Stockholders' equity under US GAAP ....................    10,352      10,671
--------------------------------------------------------------------------------

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002


NOTE 24 US GAAP INFORMATION -- CONTINUED

Those differences which have a material effect on consolidated net income and stockholders' equity are described as follows:

(a) DISPOSAL OF ASSETS -- Disposed assets may have different carrying values under US GAAP resulting in a different gain or loss on disposal than under Swedish GAAP. After consolidation of Stena Line as of October 31, 2000, this includes gains on sales of certain vessels to Stena Line in 1988 to 1995, which under Swedish GAAP have been eliminated to the extent of the Company's 46% investment. For US GAAP purposes, the Company eliminates all of such gains.

(b) DEPRECIATION OF PROPERTIES -- Under Swedish GAAP, properties in the Company's real estate operations are depreciated at 1%. Under US GAAP, all properties are depreciated over their estimated useful lives. For US GAAP purposes, depreciation for the real estate properties is based on periods of 50 years.

(c) LEASES -- Under Swedish GAAP, certain leases are recorded as operating leases and rent expense is recognized in the income statement. Under US GAAP, any lease that meets one of four specific criteria are capitalized. Leases that are capitalized for US GAAP purposes record the leased asset and the corresponding lease obligation at inception. The asset is depreciated over its estimated useful life or the lease term, whichever is shorter, and interest expense is recorded on the lease obligation. Under Swedish GAAP, certain gains or losses that result from the sale of property that is subsequently leased back are recorded currently in the income statement. Under US GAAP, such gains and losses are deferred and recognized into income over the life of the corresponding lease.

(d) INVESTMENTS IN SECURITIES -- Under Swedish GAAP, investments in marketable securities are recorded at either cost or the lower of cost or market. Under US GAAP, all of the Company's investments in debt securities and equity securities with a readily determinable fair value are classified as either trading or available for sale and carried at market value. Changes in the market value of 'available for sale' securities are recorded as a separate component of equity, net of applicable deferred taxes. Also under US GAAP, the difference between the acquisition cost of investments in debt securities, including convertible securities, and their redemption value is amortized as an adjustment of the effective yield of the debt security.

For US GAAP purposes, the movement in the unrealized holding gain of investments classified as available-for-sale amounted to SEK 39 million and SEK 90 million for the years ended December 31, 2001 and 2002, respectively. The accumulated effect of SFAS 115 included in the US GAAP equity amounted to SEK (7) million and SEK (90) million for the years ended December 31, 2001 and 2002, respectively.

(e) INVESTMENT IN COFLEXIP -- For Swedish GAAP purposes, a gain on the disposition of Stena Offshore in 1994 was recognized based on the excess of the fair value of the securities received over the carrying value of the Company's investment in Stena Offshore. US GAAP did not allow full gain recognition on this transaction because the proceeds received in the form of Coflexip ordinary shares, the Convertible Notes and the Redeemable Notes represented continuing involvement in Coflexip. The gain for US GAAP purposes was limited to the amount of the consideration received that has been converted to cash and, accordingly, the carrying value in the investment in Coflexip is the Company's book value of its investment in Stena Offshore. Coflexip was sold in April 2000, after which the US GAAP differences have been reversed.

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002


NOTE 24 US GAAP INFORMATION -- CONTINUED

(f) INVESTMENT SUBSIDIES -- Under Swedish GAAP, government investment subsidies related to the financing of vessels are recorded as income upon receipt of cash. Under US GAAP, investment subsidies are netted against the cost of the vessel effectively reducing depreciation expense over the economic useful life of the vessel.

(g) FINANCIAL INSTRUMENTS -- Under Swedish GAAP, unrealized gains and losses on forward exchange contracts and foreign currency options which hedge future cash flows are deferred and recognized only when realized. Under US GAAP, unrealized gains and losses on forward exchange contracts and foreign currency options which do not qualify for hedge accounting treatment would be recognized as income or loss when they occur. Effective January 1, 2001, the Company adopted SFAS No.133 "Accounting for Derivative Instruments and Hedging Activities" and SFAS No. 138 "Accounting for Certain Derivative Instruments and Certain Hedging Transactions, an Amendment to FASB Statement No. 133". These statements establish accounting and reporting standards requiring that derivative instruments be recorded on the balance sheet at fair value as either assets or liabilities, and requires the company to designate, document and assess the effectiveness of a hedge to qualify for hedge accounting treatment. The Company uses derivative instruments to hedge the value of the Groups' financial position. Management has decided that none of the Groups' hedges of financial exposure qualify for hedge accounting under US GAAP during 2002. In accordance with US GAAP, all outstanding derivative instruments are therefore valued at fair value. The gains and losses that thereby arise are included when calculating income.

(h) INVESTMENT IN STENA LINE -- For US GAAP purposes, the Company has recorded its share of Stena Line's US GAAP adjustments. After consolidation of Stena Line as of October 31, 2000, these adjustments have been reported in each respective category.

(i) PURCHASE ACCOUNTING STENA LINE -- For US GAAP purposes, the acquisition of the additional 12% of Stena Line in October 2000 should be accounted for as a step acquisition. Thus, for US GAAP purposes, the Company' s carrying value of its prior 46% interest in Stena Line does not change; that is, carryover basis is used for that portion of the investment in Stena Line. Under step acquisition accounting, the additional 12% tranche of Stena Line acquired in 2000 would be recorded at fair value based upon the purchase price paid for shares of Stena Line of SEK 8 per share. In connection with the Company's offer for shares of Stena Line, the Company also agreed to repurchase the outstanding Senior Notes of Stena Line for 80% of their redemption value. The difference between the book value of those Senior Notes and the reacquisition price paid by the Company was SEK 658 million. That price paid by the Company to acquire the Senior Notes is deemed to be the fair value of the Notes due to the proximity of the two transactions. The excess of the carrying value of these notes over their fair value represents negative goodwill resulting from the acquisition of Stena Line by the Company. Under Swedish GAAP, such negative goodwill is amortized to the income statement in accordance with a predetermined plan. However, for US GAAP purposes, the excess of the fair value of an acquired business over its purchase price (i.e., negative goodwill) is applied as a reduction of the carrying value of acquired long-lived assets. The reduction of the carrying value of the acquired Stena Line long-lived assets results in a lower depreciation expense for US GAAP purposes on the Stena Line long-lived assets, primarily vessels, as compared to Swedish GAAP. The reduction in depreciation expense amounted to SEK 45 million for each of the years ended December 31, 2001 and 2002, respectively.

(j) INVESTMENT IN P&O STENA LINE -- Under Swedish GAAP, the book value of the net assets contributed to P&O Stena Line represents the Company' s investment in the joint venture. Under

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002


NOTE 24 US GAAP INFORMATION -- CONTINUED

US GAAP, the 1997 charge of SEK 165 million represented the excess of the book value over the estimated fair value at December 31, 1997. During 1998 a further charge of SEK 88 million was recorded due to Stena Line' s obligation to fund an amount of losses up to GBP 6.25 million from sale of vessels within P&O Stena Line. This difference results in different amounts of goodwill amortization between Swedish GAAP and US GAAP. P&O Stena Line was sold in August 2002.

(k) PENSIONS -- For Swedish GAAP purposes, pension expense for defined benefit pension plans is based on actuarial computations. Under US GAAP, the determination of pension expense for defined benefit pension plans is made pursuant to Statement of Financial Accounting Standard, "Employees' Accounting for Pensions SFAS No. 87". SFAS 87 is more prescriptive than Swedish GAAP in that it requires the use of a specific actuarial method (the projected unit credit method). Also under SFAS 87, under certain circumstances, a minimum liability is recorded with a corresponding intangible asset and/or reduction of shareholders' equity for plans that are underfunded. The adjustment for minimum liability recorded as of December 31, 2002 amounts to SEK 456 million.


NOTE 25 RELATED PARTY TRANSACTIONS

The Company has entered into various transactions with companies in the Stena Sphere. The significant transactions between the Company and its affiliates are described below.


CONCORDIA

Stena Bulk AB ("Stena Bulk"), a wholly-owned subsidiary of the Company, and Concordia are parties to an allocation agreement (the "Allocation Agreement") pursuant to which Concordia may elect to participate in business opportunities identified by Stena Bulk relating to the ownership and chartering of crude oil and petroleum product tankers and bulk cargo vessels. Pursuant to the Allocation Agreement, Concordia may elect to take such opportunity in its entirety, to participate equally with Stena Bulk or to decline to participate. Concordia's share of the Allocation Agreement was a loss of SEK 36 million in 2000, a loss of SEK 17 million in 2001 and a loss of SEK 6 million in 2002.

In October 1995, an agreement was reached between the Company and Concordia regarding the pooling of results from the operation of Concordia Class vessels. The Company's share of this agreement was a gain of SEK 4 million in 2000, a loss of SEK 6 million in 2001 and a gain of SEK 2 million in 2002. This agreement was terminated in July 2002 in connection with the sale of the last remaining VLCC tanker, the Stena Conductor.

The Company provides certain services to Concordia such as administration, marketing, insurance and technical support for Concordia's vessels, including administration of jointly chartered vessels, office and office services for Concordia's personnel and certain financial and other services. The Company also receives a commission of 1% of the sales price on any vessel sold and commissions in respect of charters arranged by the Company. The Company earned fees equal to SEK 39 million, SEK 31 million and SEK 19 million in 2000, 2001 and 2002, respectively, for these services.

Concordia has provided ship management services to the Company for the Stena Concordia, the Stena Conductor and the Stena Companion. These vessels were all sold in 2001 and 2002. The Company paid fees equal to SEK 10 million, SEK 7 million and SEK 4 million in 2000, 2001 and

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002


NOTE 25 RELATED PARTY TRANSACTIONS -- CONTINUED

2002, respectively, for these services. Concordia also provides ship management services for the Stena Caribbean and the Stena Calypso, which started their operations in 2002. The Company paid fees of SEK 1 million in 2002 for these services.


SESSAN

Since June 1999, the Company has served as the business manager for Sessan for its participation (50%) in a Norwegian partnership that owns the shuttle tanker Stena Sirita that is chartered pursuant to a 10-year contract to ESSO Norway. The Company earned fees of SEK 1 million in each of the years 2001 and 2002 for these services.

In October 2001, Sessan acquired an interest in the shipping company HH Ferries in the south of Sweden. The acquistion was partly financed in early 2002 by an interest bearing credit facility from the Company. As of December 31, 2002, DKK 152 million was utilized of the facility.

In December 2002, the Company sold to Sessan the remaining 50% of the RoPax vessel Stena Jutlandica. Sessan acquired the first 50% of this vessel from the Company in 1996. The sale in 2002 was made at market price and resulted in a gain for the Company of SEK 23 million. The sale was partly financed by an interest bearing loan to Sessan from the Company of SEK 33 million, to be repaid in 3 years.

In December 2002, the Company granted a short term interest bearing loan of USD 16 million to Sessan, to be used as a bridge financing for acquisition of a shuttle tanker vessel.


STENA METALL

The Company provides management and other services to Stena Metall. In 2000, 2001 and 2002, the Company received SEK 3 million a year for such services. The Company purchases bunker fuel from Stena Metall; such purchases aggregated SEK 308 million, SEK 729 million and SEK 792 million in 2000, 2001 and 2002, respectively. The year 2000 excludes Stena Line, which was consolidated as a subsidiary as of October 31, 2000.

In January 2001, the Company acquired 4,621,562 shares in Stena Line from Stena Metall at a total cost of SEK 37 million, representing 7.52% of the equity and 28.65% of the votes of Stena Line.


OLSSON FAMILY

The Company rents office space from members of the Olsson family. In 2000, 2001 and 2002, the Company paid SEK 6 million, SEK 27 million and SEK 27 million, respectively, in respect of such properties.

The Company also manages certain properties owned by members of the Olsson family and a property owned by Stena Metall. In 2000, 2001 and 2002, members of the Olsson family and Stena Metall paid the Company SEK 7 million, SEK 8 million and SEK 9 million, respectively, for such management services.

The Company has agreed to pay Sten A. Olsson and other members of the Olsson family an annual indexed retirement benefit for life.

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002


NOTE 25 RELATED PARTY TRANSACTIONS -- CONTINUED

In the middle of 2000, the Company purchased marketable securities from members of the Olsson family for SEK 26 million.


P&O STENA LINE

The Company guaranteed a credit line of GBP 12.5 million for P&O Stena Line, the joint venture between Stena Line and P&O for the English Channel routes. The Company earned fees equal to SEK 10 million, SEK 10 million and SEK 6 million in 2000, 2001 and 2002, respectively, for these services. The Company also guaranteed the obligations of P&O Stena Fantasia (F.L.) Limited under a lease. These guarantees were released in October 2002 after the sale of P&O Stena Line to P&O.


NOTE 26 PERSONNEL

The following table presents the average number of employees and wages, salaries and other remuneration of the Company.

===========================================================================================
                                         AVERAGE NUMBER OF EMPLOYEES          REMUNERATION
                                         --------------------------------------------------
(SEK IN MILLIONS)                                    2001       2002       2001       2002
-------------------------------------------------------------------------------------------
Parent Company:
Board, CEO, Executive vice president .........        2          2          5          6
Other employees ..............................       11         12         11         13
Subsidiaries:
Sweden .......................................    3,117      3,294        833        806
Great Britain ................................    1,806      1,643        570        527
The Netherlands ..............................      681        713        175        221
Denmark ......................................      189        190         61         63
Ireland ......................................      116        106         32         33
Norway .......................................       61         61         21         23
Poland .......................................       41         49          7          7
Switzerland ..................................        6          6          8         10
Germany ......................................       12          7          2          1
Brazil .......................................        4          3          5          4
United States ................................       --          9         --         13
India ........................................       --         17         --          1
Shipborne employees ..........................      531        636        273        329
                                                 -----------------------------------------
Total ........................................    6,577      6,748      2,003      2,057
-------------------------------------------------------------------------------------------

Shipborne employees does not include Stena Line, where such persons have been allocated by country. The total number of shipborne employees in Stena Line in 2002 was 3,532, to be compared with 3,544 in 2001.

Salaries of SEK 8.0 million were paid to the Chief Executive Officer and the Executive Vice President in 2002 to be compared with SEK 7.6 million in 2001. The corresponding pension charges amounted to SEK 3.9 million in 2002 and SEK
3.7 million in 2001. The Chief Executive Officer and the Executive Vice President have retirement conditions allowing retirement from 60 years of age with a salary of 65% of the salary then valid. The period of notice for the Company

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002


NOTE 26 PERSONNEL -- CONTINUED

is 12 and 24 months, respectively. Severance pay may amount to 24 months salary. The board members of Stena AB have been paid SEK 0.105 million in 2002, out of which SEK 0.025 million was paid to the Chairman of the board and SEK 0.010 million was paid to each of the Chief Executive Officer and the Executive Vice President.


NOTE 27 SUBSEQUENT EVENTS

In mid January 2003, the Company prepaid as planned the remaining outstanding Senior Notes issued in 1995. As of December 31, 2002, the Company had repurchased $72 million of these notes and $103 million out of the original amount of the $175 million was redeemed in January at a redemption price of 102.625% plus accrued interest to but excluding the date of redemption.

The first of the RoPax vessels ordered from a shipyard in Korea, the Stena Britannica, was delivered in January 2003. It entered service for Stena Line on the Harwich-Hook van Holland route at the end of February. The earlier vessel on that route with the same name was sold to Finnlines in Finland in early March. At the same time, it was agreed to acquire in the spring an old RoRo vessel, the Oihonna, from Finnlines. The remaining RoPax newbuilding from Korea is planned to be delivered in the middle of 2003 and to enter service for Stena Line on the Irish Sea as the Stena Adventurer.

At the end of January 2003, the Company acquired additional properties in the south of Sweden at a value of SEK 110 million.

In the middle of March 2003, the Company entered into an agreement for a possible acquisition in Sweden of shares in the listed property company Mandamus. The agreement is with a present shareholder of Mandamus, LRF, who has made an offer to the other shareholders of Mandamus to acquire all outstanding shares. If LRF acquires more than 50% of the shares in Mandamus, the Company has an obligation to buy all such shares. The maximum amount of this offer amounts to SEK 1,726 million, for which the Company has issued a guarantee.

In the middle of April 2003, the Company entered into an agreement to build two Panamax tanker vessels at a shipyard in China for delivery in 2005 and 2006, respectively.


NOTE 28 ADDITIONAL US GAAP DISCLOSURES

Certain disclosures and financial statement classifications required under US GAAP and the US Securities and Exchange Commission rules and regulations would be different from the amounts disclosed on a Swedish GAAP basis. The following information is presented on a US GAAP basis for US GAAP presentation purposes.

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002


NOTE 28 ADDITIONAL US GAAP DISCLOSURES -- CONTINUED

     (a) Income Taxes

The net deferred tax liability of the Company computed on a US GAAP basis consists of the following:

=============================================================================
                                                          AS OF DECEMBER 31,
                                                     -----------------------
(SEK IN MILLIONS)                                         2001          2002
-----------------------------------------------------------------------------
Deferred tax liabilities:
 Property, vessels and equipment .................     1,498         1,658
 Investments .....................................        93           112
 Provisions ......................................       141           173
 Other ...........................................        71            --
                                                     -----------------------
Total deferred tax liabilities ...................     1,803         1,943
Deferred tax assets:
 Property, vessels and equipment .................       137           122
 Tax loss carryforwards ..........................     1,422         2,055
 Investments .....................................        25            45
 Provisions ......................................       364           247
 Other ...........................................        16            12
 Less deferred tax assets not recognized .........      (644)       (1,007)
                                                     -----------------------
Net deferred tax assets ..........................     1,320         1,474
Net deferred tax liability under US GAAP .........       483           469
-----------------------------------------------------------------------------

     (b) Long-term Debt

For Swedish GAAP purposes, certain borrowings that have formal repayment dates in 2002 have been classified as long-term because the Company intends to refinance those borrowings on a long-term basis. See Note 17. Those borrowings which amount to SEK 1,795 million, SEK 3,382 million and SEK 5,138 million at December 31, 2000, 2001 and 2002 respectively would be classified as short-term in a US GAAP consolidated balance sheet.

     (c) Comprehensive Income

The Company has adopted Statement of Financial Accounting ("SFAS") No. 130, "Reporting Comprehensive Income", which establishes standards for the reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income generally encompasses all changes in stockholders' equity (except those arising from transactions with the owners) and includes net income (loss), net unrealized capital gains or losses and available for sale securities and foreign currency translation adjustments. Comprehensive income in accordance with US GAAP for the year ended December 31, 2001 and 2002 was SEK 1,487 million and SEK 371 million, respectively.

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002


NOTE 28 ADDITIONAL US GAAP DISCLOSURES -- CONTINUED

     (d) Cash payments

Cash paid for interest and taxes was as follows:

========================================================
                                YEAR ENDED DECEMBER 31,
                              -------------------------
(SEK IN MILLIONS)              2000      2001     2002
--------------------------------------------------------
Interest ..................    661      1,153    1,014
Income taxes paid .........      4          4      117
--------------------------------------------------------

     (e) Pensions

The Group has certain Swedish and British pension arrangements that are not multiemployer or non-participating insurance arrangements that are funded through payments to a separate pension foundation. For Swedish GAAP purposes, pension expense for defined benefit pension plans is based on actuarial computation. The net periodic pension expense and the vested benefit obligation have also been determined for US GAAP purposes on the basis that would result if all employees are separated immediately. The accounting for pension plans in accordance with Swedish GAAP is different from the accounting and disclosure requirements of SFAS No. 87 "Employers Accounting for Pensions" and SFAS No. 132 "Employers Disclosure about Pensions and Other Post-retirement Benefits."

Pension cost, on the defined benefit plans, calculated in accordance with US GAAP includes the following:


=====================================================================
                                            YEAR ENDED DECEMBER 31,
                                            -----------------------
(SEK IN MILLIONS)                                2001          2002
---------------------------------------------------------------------
 Service cost ...........................        48          41
 Interest cost ..........................       125         128
 Expected return on plan assets .........      (156)       (161)
 Net amortization and deferral ..........         5         (12)
                                               ----        ----
Net periodic pension cost ...............        22          (4)
---------------------------------------------------------------------

The changes in benefit obligation are as follows:


==============================================================================================
                                                                      AS OF DECEMBER 31,
                                                                   -------------------------
(SEK IN MILLIONS)                                                         2001          2002
----------------------------------------------------------------------------------------------
Benefit obligation at beginning of year ........................       2,671         2,172
 Service cost ..................................................          48            42
 Interest cost .................................................         125           124
 Plan amendments ...............................................          97            89
 Actuarial gain (loss) .........................................        (456)         (209)
 Benefit paid ..................................................        (120)         (103)
                                                                       -----         -----
Benefit obligation at end of year ..............................       2,365         2,115
Funded status ..................................................      (2,365)       (2,115)
Additional minimum liability ...................................          --           552
                                                                      ------        ------
Amounts recognized in the consolidated balance sheets as accrued
 pension liability .............................................       2,365         2,667
----------------------------------------------------------------------------------------------

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002


NOTE 28 ADDITIONAL US GAAP DISCLOSURES -- CONTINUED

The change in fair value of plan assets are as follows:

===================================================================
                                            AS OF DECEMBER 31,
                                          -----------------------
(SEK IN MILLIONS)                                2001        2002
-------------------------------------------------------------------
Assets at beginning of year ...........      3,011        2,279
 Actual return on plan assets .........      (405)         (419)
 Company contributions ................         6             1
 Members contributions ................         1             1
 Benefits paid ........................      (119)         (102)
 Other ................................          (1)         --
                                             -------      -----
Assets at end of year .................      2,493        1,760
-------------------------------------------------------------------

Minimum liability:

========================================================================================
(SEK IN MILLIONS)                                               AS OF DECEMBER 31, 2002
----------------------------------------------------------------------------------------
Accumulated benefit obligation .............................                     1,949
Fair value of plan assets ..................................                    (1,761)
                                                                                ------
Unfunded accumulated benefit obligation ....................                       188
Net amount recognized in statement of financial position ...                       364
                                                                                ------
Additional minimum liability ...............................                       552
Unrecognized prior service cost ............................                       (96)
                                                                                ------
Adjustment to shareholders' equity .........................                       456
----------------------------------------------------------------------------------------

Assumptions used in the calculation of pension obligations are as follows:

===============================================================================
                                                             2001        2002
-------------------------------------------------------------------------------
Weighted discount rate ..............................     5.5-5.8%       5.5%
Expected long-term rate of return on assets .........        7.0%        7.0%
Rates of increase in compensation levels ............        4.5%        4.5%
-------------------------------------------------------------------------------

     (f) Recent issued U.S. accounting standards

The Company adopted SFAS 142 and SFAS 144 in 2002. SFAS 142 eliminates the amortization of goodwill and intangible assets with indefinite economic useful lives and addresses the amortization of intangible assets with finite lives and impairment testing and recognition for goodwill and intangible assets. SFAS 144 establishes a single model for the impairment of long-lived assets and broadens the presentation of discontinued operations to include the disposal of an individual business. As a result of the adoption of SFAS 142 and SFAS 144 the amortization of the goodwill recognized in connection with the Company's acquisition of P&O Stena Line ceased as of January 1, 2002. No impairment charges resulted from the required transitional impairment evaluations. The following reflects the impact that SFAS 142 would have had on prior period net income:

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002


NOTE 28 ADDITIONAL US GAAP DISCLOSURES -- CONTINUED

===========================================================================================
                                                           YEAR ENDED           YEAR ENDED
                                                    DECEMBER 31, 2000    DECEMBER 31, 2001
-------------------------------------------------------------------------------------------
Reported net income under US GAAP .............                 3,602                  942
Cease equity investee goodwill amortization ...                    52                   52
                                                                -----                  ---
Adjusted net income under US GAAP .............                 3,654                  994
-------------------------------------------------------------------------------------------

In connection with the sale of the interest in P&O Stena Line on August 13, 2002, a portion of the cash proceeds was determined by reference to an interest factor for the period from January 1, 2002 to date of sale. For Swedish GAAP purposes, SEK 102 million was classified in the income statement as interest income. Under US GAAP, that amount would be considered a component of the proceeds from the sale of the interest in P&O Stena Line and accordingly, would be classified as part of the gain on the sale.

In June 2001, FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development, and/or normal use of the assets. The Company also records a corresponding asset that is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation will be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. The Company is required to adopt SFAS No. 143 on January 1, 2003. The adoption of SFAS No. 143 is not expected to have a material effect on the Company's financial statements.

In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS No. 145 amends existing guidance on reporting gains and losses on the extinguishment of debt to prohibit the classification of the gain or loss as extraordinary, as the use of such extinguishments have become part of the risk management strategy of many companies. SFAS No. 145 also amends SFAS No. 13 to require sale-leaseback accounting for certain lease modifications that have economic effects similar to sale-leaseback transactions. The provisions of the Statement related to the rescission of Statement No. 4 is applied in fiscal years beginning after May 15, 2002. Earlier application of these provisions is encouraged. The provisions of the Statement related to Statement No. 13 were effective for transactions occurring after May 15, 2002, with early application encouraged. The adoption of SFAS No. 145 is not expected to have a material effect on the Company's financial statements.

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The adoption of SFAS No. 146 is not expected to have a material effect on the Company's financial statements.

In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No.

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002


NOTE 28 ADDITIONAL US GAAP DISCLOSURES -- CONTINUED

34. This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after December 31, 2002 and are not expected to have a material effect on the Company's financial statements. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002.

In January 2003, the Financial Accounting Standards Board (FASB) released FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46). This interpretation changes the method of determining whether certain entities, including securitization entities, should be included in a Company's consolidated financial statements. An entity is subject to FIN 46 and is called a variable interest entity (VIE) if it has (1) equity that is insufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, or (2) equity investors that cannot make significant decisions about the entity's operations, or that do not absorb the expected losses or receive the expected returns of the entity. All other entities are evaluated for consolidation in accordance with SFAS No. 94, "Consolidation of All Majority-Owned Subsidiaries" (SFAS 94). A VIE is consolidated by its primary beneficiary, which is the party involved with the VIE that has a majority of the expected losses or a majority of the expected residual returns or both. A VIE includes entities that previously were referred to as Special Purpose Entities (SPEs).

The provisions of the interpretation are to be applied immediately to VIEs created after January 31, 2003, and to VIEs in which an enterprise obtains an interest after that date. For VIEs in which an enterprise holds a variable interest that it acquired before February 1, 2003, FIN 46 applies in the first fiscal period beginning after June 15, 2003. For any VIEs that must be consolidated under FIN 46 that were created before February 1, 2003, the assets, liabilities and noncontrolling interest of the VIE would be initially measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46 first applies may be used to measure the assets, liabilities and noncontrolling interest of the VIE. FIN 46 also mandates new disclosures about VIEs, some of which are required to be presented in financial statements issued after January 31, 2003.

The Company is evaluating the impact of applying FIN 46 to an existing VIE in which it acquired certain interests in December 2002 and has not yet completed this analysis. At this time, it is reasonably likely that the Company will be required to consolidate this VIE under US GAAP. The impact of the consolidation of the VIE under US GAAP would increase assets and liabilities by approximately $238 million. The VIE was formed for the limited purpose of investing primarily in securities and certain other eligible assets funded from the issuance by the VIE of approximately $267 million of senior secured and subordinated secured notes, and $8 million of mandatorily redeemable preference shares. The Company believes that its maximum exposure to loss as a result of its association with the VIE is limited to approximately $36.1 million, which consists of its investment in certain tranches of debt issued by the VIE and the mandatorily redeemable preference shares.

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002


NOTE 28 ADDITIONAL US GAAP DISCLOSURES -- CONTINUED

In November 2002, the Emerging Task Force issued its consensus on EITF 00-21, Revenue Arrangements with Multiple Deliverables on an approach to determine whether an entity should divide an arrangement with multiple deliverables into separate units of accounting. According to the EITF in an arrangement with multiple deliverables, the delivered item(s) should be considered a separate unit of accounting if all of the following criteria are met: (1) The delivered item(s) has value to the customer on a standalone basis, (2) There is objective and reliable evidence of the fair value of the undelivered item(s), (3) If the arrangement includes a general right of return, delivery or performance of the undelivered item(s) is considered probable and substantially in the control of the vendor. If all the conditions above are met and there is objective and reliable evidence of fair value for all units of accounting in an arrangement, the arrangement consideration should be allocated to the separate units of accounting based on their relative fair values. However, there may be cases in which there is objective and reliable evidence of the fair value(s) of the undelivered item(s) in an arrangement but no such evidence for one or more of the delivered items. In those cases, the residual method should be used to allocate the arrangement consideration. The guidance in this issue is effective for revenue arrangements entered into in fiscal beginning after June 15, 2003. Alternatively, entities may elect to report the change in accounting as a cumulative-effect adjustment in accordance with Opinion 20. If so elected, disclosure should be made in periods subsequent to the date of initial application of this consensus of the amount of recognized revenue that was previously included in the cumulative effect adjustment. The Company is assessing the impact of the adoption of EITF 00-21 on its financial position and the results of its operations.

                     STENA AB AND CONSOLIDATED SUBSIDIARIES

                   CONDENSED CONSOLIDATED INCOME STATEMENTS


===============================================================================================
                                                            NINE MONTH PERIODS ENDED
                                                   SEPTEMBER 30, 2002   SEPTEMBER 30, 2003
                                                                  (UNAUDITED)
                                                   ------------------------------------------
                                                         SEK            SEK            $
-----------------------------------------------------------------------------------------------
                                                                 (IN MILLIONS)
REVENUES:
Ferry operations ...............................       6,670            6,778           875
 Net gain (loss) on sale of vessels ............          (2)              --            --
                                                       --------         -----           ---
 Total ferry operations ........................       6,668            6,778           875
Drilling .......................................       1,598            1,229           159
Shipping .......................................       1,319            1,675           216
 Net gain on sale of vessels ...................          29               65             8
                                                       -------          -----           ---
 Total shipping ................................       1,348            1,740           224
Property .......................................         665              704            91
 Net gain on sale of properties ................          14              121            15
                                                       -------          -----           ---
 Total property ................................         679              825           106
Other ..........................................           8                6             1
                                                       -------          -----           ---
Total revenues .................................      10,301           10,578         1,365
                                                      --------         ------         -----
Direct operating expenses:
Ferry operations ...............................      (4,743)          (4,951)         (639)
Drilling .......................................        (685)            (631)          (82)
Shipping .......................................      (1,083)          (1,250)         (161)
Property .......................................        (261)            (287)          (37)
Other ..........................................          (1)              --            --
                                                      ---------        ------         -----
Total direct operating expenses ................      (6,773)          (7,119)         (919)
                                                      --------         ------         -----
Selling and administrative expenses ............      (1,123)          (1,094)         (141)
Depreciation and amortization ..................      (1,323)          (1,267)         (163)
                                                      --------         ------         -----
Total operating expenses .......................      (9,219)          (9,480)       (1,223)
                                                      --------         ------        ------
Income from operations .........................       1,082            1,098           142
                                                      --------         ------        ------
Share of affiliated companies- results .........          51               --            --
Gain on sale of affiliated companies ...........         605               --            --
Financial income and expense:
Dividends received .............................          15               39             5
Gain (loss) on securities, net .................        (190)              67             9
Interest income ................................         181               67             9
Interest expense ...............................        (746)            (644)          (83)
Foreign exchange gains (losses), net ...........           8               23             3
Other financial income (expense), net ..........         105               28             3
                                                      --------         ------        ------
Total financial income and expense .............        (627)            (420)          (54)
                                                      --------         ------        ------
Minority interest ..............................           1                2            --
Income before taxes ............................       1,112              680            88
 Income taxes ..................................         (95)             (86)          (11)
                                                      --------         ------        ------
Net income .....................................       1,017              594            77
                                                      ========         ======        ======
-----------------------------------------------------------------------------------------------

                     STENA AB AND CONSOLIDATED SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS


=======================================================================================
                                                DECEMBER 31, 2002   SEPTEMBER 30, 2003
                                                                (UNAUDITED)
                                                ---------------------------------------
                                                       SEK           SEK          $
---------------------------------------------------------------------------------------
                                                                (IN MILLIONS)
                    ASSETS
NONCURRENT ASSETS:
Intangible assets ..................................        14          11          1
Tangible fixed assets:
Property, vessels and equipment ....................    23,068      22,206      2,865
Financial fixed assets:
Marketable securities ..............................     1,076       2,181        282
Other assets .......................................       732         752         97
                                                        ------      ------      -----
Total noncurrent assets ............................    24,890      25,150      3,245
                                                        ------      ------      -----
CURRENT ASSETS:
Inventories ........................................       240         249         32
Receivables ........................................     2,226       1,690        218
Prepaid expenses and accrued income ................       885         965        125
Short-term investments .............................       323         407         52
Cash and cash equivalents ..........................     2,100       1,117        144
                                                        ------      ------      -----
Total current assets ...............................     5,774       4,428        571
                                                        ------      ------      -----
Total assets .......................................    30,664      29,578      3,816
                                                        ======      ======      =====
      STOCKHOLDERS- EQUITY AND LIABILITIES
STOCKHOLDERS' EQUITY:
Capital stock ......................................         5           5          1
Reserves ...........................................    11,584      11,561      1,492
                                                        ------      ------      -----
Total stockholders' equity .........................    11,589      11,566      1,493
                                                        ------      ------      -----
PROVISIONS:
 Deferred income taxes .............................       590         585         75
 Other .............................................       303         208         27
                                                        ------      ------      -----
Total provisions ...................................       893         793        102
                                                        ------      ------      -----
NONCURRENT LIABILITIES:
Long-term debt:
 Property ..........................................     4,667       4,733        611
 Other .............................................     5,149       5,002        645
 Senior Notes ......................................     4,157       2,907        375
Capitalized lease obligations ......................       499       1,500        194
Other noncurrent liabilities .......................       120         159         20
                                                        ------      ------      -----
Total noncurrent liabilities .......................    14,592      14,301      1,845
                                                        ------      ------      -----
CURRENT LIABILITIES:
Short-term debt:
 Property ..........................................        32          19          2
 Other .............................................       231         266         34
Capitalized lease obligations ......................        21          44          6
Trade accounts payable .............................       569         481         62
Accrued costs and prepaid income ...................     1,724       1,733        224
Income tax payable .................................        80          45          6
Other current liabilities ..........................       933         330         43
                                                        ------      ------      -----
Total current liabilities ..........................     3,590       2,918        377
                                                        ------      ------      -----
Total stockholders' equity and liabilities .........    30,664      29,578      3,816
                                                        ======      ======      =====
---------------------------------------------------------------------------------------

                     STENA AB AND CONSOLIDATED SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW




===========================================================================================================
                                                                        NINE MONTH PERIODS ENDED
                                                               SEPTEMBER 30, 2002    SEPTEMBER 30, 2003
                                                                               (UNAUDITED)
                                                               ------------------------------------------
                                                                   SEK             SEK             $
----------------------------------------------------------------------------------------------------------
                                                                               (IN MILLIONS)
NET CASH FLOWS FROM OPERATING ACTIVITIES:
Net income .................................................       1,017              594             77
Adjustments to reconcile net income to net cash
 provided by operating activities:
Depreciation and amortization ..............................       1,323            1,267            163
Share of affiliated companies- results .....................         (51)              --             --
(Gain) on sale of affiliated company .......................        (605)              --             --
(Gain)/loss on sale of property, vessels and equipment .....         (41)            (186)           (23)
(Gain)/loss on securities, net .............................         190              (67)            (9)
Unrealized foreign exchange (gains) losses .................         373             (179)           (23)
Deferred income taxes ......................................          72               43              5
Minority interest ..........................................          (1)              (2)            --
Other non cash items .......................................        (143)              53              7
Net cash flows from trading securities .....................          62              (50)            (6)
Changes in assets and liabilities, net of effects of
 dispositions of business:
Receivables ................................................        (545)             405             52
Prepaid expenses and accrued income ........................         103             (130)           (17)
Inventories ................................................          22              (16)            (2)
Trade accounts payable .....................................          91              (61)            (8)
Accrued costs and prepaid income ...........................         (94)              66              8
Income tax payable .........................................        (110)             (30)            (4)
Other current liabilities ..................................         (73)            (634)           (82)
                                                                   -------          -------          -----
Net cash provided by operating activities ..................       1,590            1,073            138
                                                                   -------          -------          -----
NET CASH FLOWS FROM INVESTING ACTIVITIES:
Cash proceeds from sale of property, vessels and
 equipment .................................................         255            1,119            144
Capital expenditure on property, vessels and
 equipment .................................................      (1,511)          (2,673)          (345)
Sale of affiliated company .................................       2,728               --             --
Proceeds from sale of securities ...........................         447              368             48
Purchase of securities .....................................        (316)          (1,489)          (192)
Increase of non-current assets .............................        (342)             (75)           (10)
Decrease of non-current assets .............................          --               19              2
Other investing activities .................................           2              (19)            (2)
                                                                  --------         --------         -------
Net cash provided by/(used in) investing activities ........       1,263           (2,750)          (355)
                                                                  --------         --------         ------
NET CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt .............................         406              658             85
Principal payments on debt .................................      (2,649)          (1,659)          (214)
Net change in borrowings on line-of-credit agreements.......      (1,984)             691             89
New capitalized lease obligations ..........................         232            1,843            238
Principle payments capital lease obligations ...............         (52)            (723)           (93)
Net change in restricted cash accounts .....................        (153)             (26)            (4)
Other financing activities .................................         (46)             (87)           (11)
                                                                  --------         --------         ------
Net cash provided by/(used in) financing activities ........      (4,246)             697             90
                                                                  --------         --------         ------
Effect of exchange rate changes on cash and cash
 equivalents ...............................................          (4)              (3)            --
                                                                  ---------        ---------        ------
Net change in cash and cash equivalents ....................      (1,397)            (983)          (127)
Cash and cash equivalents at beginning of period ...........       2,182            2,100            271
                                                                  --------         --------         ------
Cash and cash equivalents at end of period .................         785            1,117            144
                                                                  ========         ========         ======
-----------------------------------------------------------------------------------------------------------

                     STENA AB AND CONSOLIDATED SUBSIDIARIES

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 BASIS OF PRESENTATION

The accompanying condensed consolidated financial statements present the financial position and results of operations of Stena AB (publ) and its subsidiaries ("the Company") and have been prepared in accordance with Swedish GAAP.

The interim financial information included in the condensed consolidated financial statements is unaudited but reflects all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. Interim results for the nine months ended September 30, 2003 are not necessarily indicative of the results to be expected for the full year.

Solely for the convenience of the reader, the condensed financial statements for the most recent period have been translated into United States dollars ($) using the noon buying rate on September 30, 2003 of $1 = SEK 7.7502.


NOTE 2 SEGMENT INFORMATION

=======================================================================
                                                  NINE MONTH PERIODS
                                                  ENDED SEPTEMBER 30,
                                                -----------------------
                                                    2002         2003
-----------------------------------------------------------------------
Income from operations:
Ferry operations ............................       626           552
 Net gain (loss) on sale of vessels .........          (2)         --
 Total ferry operations .....................       624           552
Drilling ....................................       243           (10)
Shipping: Roll-on/Roll-off vessels ..........          (8)        (34)
 Crude oil tankers ..........................       (25)          172
 Other shipping .............................       (11)            4
 Net gain on sale of vessels ................        29            65
                                                    -----         ---
 Total shipping .............................       (15)          207
Property ....................................       304           323
 Net gain on sale of properties .............        14           121
                                                    -----         ---
 Total property .............................       318           444
Other .......................................       (88)          (95)
                                                    -----         ---
Total .......................................      1,082        1,098
                                                   ------       -----
-----------------------------------------------------------------------


===================================================================
                                               NINE MONTH PERIODS
                                               ENDED SEPTEMBER 30,
                                                 2002       2003
-------------------------------------------------------------------
Depreciation and amortization:
Ferry operations ...........................      581        591
Drilling ...................................      581        512
Shipping: Roll-on/Roll-off vessels .........       94         87
 Crude oil tankers .........................       13         20
 Other shipping ............................        4          5
                                                  ---        ---
 Total shipping ............................      111        112
Property ...................................       47         49
Other ......................................        3          3
                                                  ---        ---
Total ......................................    1,323      1,267
                                                -----      -----
-------------------------------------------------------------------

                     STENA AB AND CONSOLIDATED SUBSIDIARIES

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


====================================================================
                                               NINE MONTH PERIODS
                                               ENDED SEPTEMBER 30,
                                                 2002       2003
--------------------------------------------------------------------
Capital expenditures:
Ferry operations ...........................      585      1,361
Drilling ...................................      109        227
Shipping: Roll-on/Roll-off vessels .........      334        517
 Crude oil tankers .........................      220        323
 Other shipping ............................        3          4
                                                  ---      -----
 Total shipping ............................      557        844
Property ...................................      258        237
Other ......................................        2          4
                                                  ---      -----
Total ......................................    1,511      2,673
                                                -----      -----
--------------------------------------------------------------------


NOTE 3 STOCKHOLDERS' EQUITY

Restricted reserves include both untaxed reserves (net of deferred taxes) and legal reserves. The legal reserves of SEK 177 million are not available for distribution as they are required to be held to meet statutory requirements in Sweden and other countries where group companies operate. The untaxed reserves may be distributed as dividends upon payment of the related taxes.

The changes in stockholders' equity for the period December 31, 2002 to September 30, 2003 are as follows:



==================================================================================================
                                                 TOTAL
                                         STOCKHOLDERS'      CAPITAL   RESTRICTED UNRESTRICTED
                                                EQUITY        STOCK     RESERVES     RESERVES
--------------------------------------------------------------------------------------------------
Balance at December 31, 2002 ...............         5          626       10,958       11,589
Transfers between reserves .................        --            7           (7)          --
Transfer to charitable trust ...............        --           --           (5)          (5)
Dividend paid ..............................        --           --          (60)         (60)
Foreign currency translation adjustments ...        --          (44)        (508)        (552)
Net income .................................        --           --          594          594
                                                    --          ---       -------      -------
Balance at September 30, 2003 ..............         5          589       10,972       11,566
                                                    --          ---       -------      -------
--------------------------------------------------------------------------------------------------

At the stockholders- meeting in June 2003 it was decided that the Company make a dividend of SEK 60 million together with a contribution of SEK 5 million to the Sten A. Olsson Foundation for Culture and Science.


NOTE 4 US GAAP INFORMATION

The accompanying condensed consolidated financial statements have been prepared in accordance with Swedish GAAP which differs in certain significant respects from US GAAP. A description of differences between Swedish GAAP and US GAAP which significantly affect the determination of net income and shareholders-equity of the Company is set forth in Note 24 to the Consolidated Financial Statements included in the Company-s Annual Report on Form 20-F. The following is a summary of the adjustments to net income and stockholders' equity that would have been required if US GAAP had been applied instead of Swedish GAAP in the preparation of the condensed consolidated financial statements.

                     STENA AB AND CONSOLIDATED SUBSIDIARIES

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


========================================================================
                                                    NINE MONTH PERIODS
                                                   ENDED SEPTEMBER 30,
                                                   --------------------
                                                      2002       2003
------------------------------------------------------------------------
Net income under Swedish GAAP ..................     1,017        594
Adjustments to reconcile to US GAAP:
 Disposal of assets ............................         8          2
 Depreciation of properties ....................       (42)       (28)
 Investments in securities .....................       183       (137)
 Investment subsidies ..........................         1          1
 Financial instruments .........................       172         12
 Purchase accounting Stena Lines ...............      (118)       (71)
 Investment in P&O Stena Lines .................       242         --
 Equity investee goodwill amortization .........        26         --
 Pensions ......................................        34         28
 Deferred costs(a) .............................        --        (37)
 Others ........................................        20         18
 Tax effect of US GAAP adjustments .............      (108)        43
                                                     -----       ----
Net income under US GAAP .......................     1,435        425
                                                     -----       ----
------------------------------------------------------------------------

==============================================================================
                                                   AS OF            AS OF
                                               DECEMBER 31,     SEPTEMBER 30,
                                                   2002             2003
------------------------------------------------------------------------------
Stockholders' equity under Swedish GAAP ...       11,589           11,566
Adjustments to reconcile to US GAAP:
 Disposal of assets .......................          (90)             (89)
 Depreciation of properties ...............         (319)            (344)
 Investments in securities ................           39              361
 Investment subsidies .....................          (17)             (16)
 Financial instruments ....................           71               83
 Purchase accounting Stena Line ...........         (212)            (282)
 Pensions .................................         (380)            (363)
 Deferred costs(a) ........................           --              (37)
 Others ...................................         (104)             (82)
 Tax effect of US GAAP adjustments ........           94               37
                                                  ------           ------
Stockholders' equity under US GAAP ........       10,671           10,834
                                                  ------           ------
------------------------------------------------------------------------------

(a) The Company was party to litigation regarding a claim by Statoil, the charterer of the Stena Don, pertaining to the delivery of the Stena Don. The Company had initiated a lawsuit against Statoil in May 2003 in relation to the use and payment for additional variable deckload, insurance payments and certain matters in relation to dayrates and use of certain equipment. In October 2003, the Company reached a settlement with Statoil. The settlement resulted in the resolution of amounts that had been previously invoiced by the Company but had not been paid by Statoil. The Company agreed to withdraw its legal claims against Statoil. Under Swedish GAAP, costs that are related to long-term contracts of long-lived assets may be capitalized and amortized over the life of the related contract if the costs are related to the maintenance of the contract and can be recovered from the cash flows of the contract. US GAAP is more restrictive in respect of amounts that are permitted to be deferred and amortized. For US GAAP purposes, the costs incurred as a result of amounts that were not recoverable in the ultimate settlement with Statoil must be expensed.

                     STENA AB AND CONSOLIDATED SUBSIDIARIES

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Company has adopted Statement of Financial Accounting ("SFAS") No. 130, "Reporting Comprehensive Income", which establishes standards for the reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income generally encompasses all changes in stockholders- equity (except those arising from transactions with the owners) and includes net income, net unrealized gains or losses on available for sale securities and foreign currency translation adjustments. Comprehensive income in accordance with US GAAP for the nine month periods ended September 30, 2002 and 2003 was SEK 926 million and SEK 228 million, respectively.


     Recent U.S. accounting pronouncements

On May 15, 2003, the FASB issued FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption. Restatement is not permitted. The Company is currently evaluating the impact of adopting Statement 150 on its financial statements.

In January 2003, the Financial Accounting Standards Board (FASB) released FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46). This interpretation changes the method of determining whether certain entities, including securitization entities, should be included in a company's consolidated financial statements. An entity is subject to FIN 46 and is called a variable interest entity (VIE) if it has (1) equity that is insufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, or (2) equity investors that cannot make significant decisions about the entity's operations, or that do not absorb the expected losses or receive the expected returns of the entity. All other entities are evaluated for consolidation in accordance with SFAS No. 94, "Consolidation of All Majority-Owned Subsidiaries" (SFAS 94). A VIE is consolidated by its primary beneficiary, which is the party involved with the VIE that has a majority of the expected losses or a majority of the expected residual returns or both. A VIE includes entities that previously were referred to as Special Purpose Entities (SPEs).

The provisions of the interpretation are to be applied immediately to VIEs created after January 31, 2003, and to VIEs in which an enterprise obtains an interest after that date. For VIEs in which an enterprise holds a variable interest that it acquired before February 1, 2003, FIN 46 applies in the first interim or fiscal period ending after December 15, 2003. For any VIEs that must be consolidated under FIN 46 that were created before February 1, 2003, the assets, liabilities and noncontrolling interest of the VIE would be initially measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46 first applies may be used to measure the assets, liabilities and noncontrolling interest of the VIE. FIN 46 also mandates new disclosures about VIEs, some of which are required to be presented in financial statements issued after January 31, 2003.

                     STENA AB AND CONSOLIDATED SUBSIDIARIES

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Company is evaluating the impact of applying FIN 46 to an existing VIE in which the Company acquired certain interests in December 2002. At this time, it is reasonably likely that the Company will be required to consolidate this VIE under US GAAP. The impact of the consolidation of the VIE under US GAAP as of December 31, 2002 would increase assets and liabilities by approximately $238 million. The VIE was formed principally for the limited purpose of investing primarily in securities and certain other eligible assets funded from the issuance by the VIE of approximately $267 million of senior secured and subordinated secured notes, and $8 million of mandatorily redeemable preference shares. The Company believes that the maximum exposure to loss as a result of our association with the VIE is limited to approximately $36.1 million, which consists of the investment in certain tranches of debt issued by the VIE and the mandatorily redeemable preference shares.


In the third quarter of 2003, the Company purchased $40 million in participating term notes in an entity, that was formed for the limited purpose of investing primarily in bank loans and other eligible assets (the 2003 VIE). Under Swedish GAAP the investment is accounted for in accordance with the equity method, i.e one-line consolidation.


Under US GAAP, the 2003 VIE is a variable interest entity (VIE) as defined by FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN
46) for which Stena is deemed to be the primary beneficiary. Accordingly, the 2003 VIE is consolidated for US GAAP purposes. There was no significant impact of the consolidation of the 2003 VIE for US GAAP purposes, as of September 30, 2003, because the amount of the assets of the 2003 VIE approximates Stena's investment. In addition, the impact on the results of operations of the 2003 VIE for US GAAP purposes was insignificant since it was only recently formed. Should the 2003 VIE make future investments funded by borrowings, total assets and liabilities will be increased by the same amount under US GAAP.

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
        SUPPLEMENTAL CONSOLIDATED INCOME STATEMENTS -- RESTRICTED GROUP
                 YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002
                                   (UNAUDITED)



==========================================================================================================
                                                                   YEAR ENDED DECEMBER 31,
                                                   -----------------------------------------------------
(IN MILLIONS)                                             2000           2001          2002         2002
----------------------------------------------------------------------------------------------------------
                                                           SEK            SEK           SEK            $
Revenues:
Ferry operations ...............................           996          7,909         8,486        1,095
 Net gain (loss) on sale of vessels ............            --            (16)           20            2
                                                         -----          -----         -----        -----
 Total ferry operations ........................           996          7,893         8,506        1,097
Drilling .......................................         1,466          1,702         2,079          268
Shipping .......................................         2,590          2,498         1,812          234
 Net gain on sale of vessels ...................            80            171            28            4
                                                         -----          -----         -----        -----
 Total shipping ................................         2,670          2,669         1,840          238
Other ..........................................            34             24            23            3
                                                         -----          -----         -----        -----
Total revenues .................................         5,166         12,288        12,448        1,606
Direct operating expenses:
Ferry operations ...............................        (1,027)        (6,223)       (6,264)        (808)
Drilling .......................................          (499)          (544)         (949)        (123)
Shipping .......................................        (1,407)        (1,748)       (1,451)        (187)
Other ..........................................           (17)           (26)          (13)          (2)
                                                        ------         ------        ------        --------
Total direct operating expenses ................        (2,950)        (8,541)       (8,677)      (1,120)
Selling and administrative expenses ............          (457)        (1,360)       (1,397)        (180)
Non-recurring items ............................           136             18            --           --
Depreciation and amortization ..................        (1,026)        (1,552)       (1,703)        (220)
                                                        ------         ------        ------       --------
Total operating expenses .......................        (4,297)       (11,435)      (11,777)      (1,520)
                                                        ------        -------       -------       --------
Income from operations .........................           869            853           671           87
Share of affiliated companies- results .........          (864)           131            51            7
Gain on sale of affiliated company .............         3,174             --           601           78
Financial income and expense:
Dividends received .............................             5              5            15            2
Gain (loss) on securities, net .................           178            107           (77)         (10)
Interest income ................................           199            112           207           27
Interest expense ...............................          (475)          (671)         (773)        (100)
Foreign exchange gains (losses), net ...........           122            (74)           28            4
Other financial income (expense), net ..........           (81)           159            32            4
                                                        ------        -------       -------       --------
Total financial income and expense .............           (52)          (362)         (568)         (73)
Minority interest ..............................           123              4             1           --
                                                        ------        -------       -------       --------
Income before taxes ............................         3,250            626           756           97
Income taxes ...................................          (272)           625            99           13
                                                        ------        -------       -------       --------
Net income .....................................         2,978          1,251           855          110
                                                        ------        -------       -------       --------
----------------------------------------------------------------------------------------------------------

(1) Amounts in US dollars have been translated, solely for the convenience of the reader, at an exchange rate of $1.00 = SEK 7.7502, the Noon Buying Rate on September 30, 2003.

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
         SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS -- RESTRICTED GROUP
                          DECEMBER 31, 2001 AND 2002
                                   (UNAUDITED)


=========================================================================================
                                                           YEAR ENDED DECEMBER 31,
                                                       --------------------------------
(IN MILLIONS)                                               2001        2002       2002
-----------------------------------------------------------------------------------------
                                                           SEK         SEK          $
ASSETS:
Noncurrent assets:
 Intangible assets..................................        17          14          2
Tangible fixed assets:
 Property, vessels and equipment ...................    19,433      16,860      2,175
Financial fixed assets:
 Investments in affiliated companies ...............     2,184
 Marketable securities .............................     1,077       1,076        139
 Other noncurrent assets ...........................     1,863       2,002        259
Total noncurrent assets ............................    24,574      19,952      2,575
Current assets:
 Inventories .......................................       256         238         31
 Receivables .......................................     1,976       2,371        306
 Prepaid expenses and accrued income ...............       894         849        109
 Short-term investments ............................       376         321         41
 Cash and cash equivalents .........................     2,131       1,880        243
Total current assets ...............................     5,633       5,659        730
Total assets .......................................    30,207      25,611      3,305
STOCKHOLDERS' EQUITY AND LIABILITIES:
Stockholders' equity:
 Capital stock .....................................         5           5          1
 Reserves ..........................................    11,295      11,718      1,512
Total stockholders' equity .........................    11,300      11,723      1,513
Provisions:
Deferred income taxes ..............................       561         449         58
 Other .............................................       703         300         39
Total provisions ...................................     1,264         749         97
Noncurrent liabilities:
Long-term debt:
 Property ..........................................        34          31          4
 Other..............................................     7,951       5,149        723
 Senior Notes ......................................     3,188       4,157        478
Capitalized lease obligations ......................       467         499         64
Other noncurrent liabilities .......................       155         115         15
Total noncurrent liabilities .......................    11,795       9,951      1,284
Current liabilities:
Short-term debt:
 Property ..........................................         2           1         --
 Other..............................................     2,651         231         30
Capitalized lease obligations ......................        67          21          3
Trade accounts payable .............................       384         506         65
Accrued costs and prepaid income ...................     1,696       1,603        207
Income tax payable .................................       188          74          9
Other current liabilities ..........................       860         752         97
Total current liabilities...........................     5,848       3,188        411
Total stockholders- equity and liabilities .........    30,207      25,611      3,305
-----------------------------------------------------------------------------------------

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
    SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS -- RESTRICTED GROUP
                 YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002
                                   (UNAUDITED)

============================================================================================================================
(IN MILLIONS)                                                               2000           2001          2002         2002
----------------------------------------------------------------------------------------------------------------------------
                                                                             SEK            SEK           SEK            $
NET CASH FLOWS FROM OPERATING ACTIVITIES:
Net income ...........................................................     2,978          1,251           855         110
Adjustments to reconcile net income to net cash provided by
 operating activities: ...............................................
Depreciation and amortization ........................................     1,026          1,552         1,703         220
Share of affiliated companies- results ...............................       864           (131)          (51)         (7)
Dividends from affiliated companies ..................................        --             --
(Gain) on sale of affiliated company .................................    (3,174)            --          (601)        (78)
(Gain)/loss on sale of subsidiary ....................................        --              5            --          --
(Gain)/loss on sale of property, vessels and equipment ...............       (80)          (153)          (48)         (6)
(Gain)/loss on securities, net .......................................      (178)          (107)           77          10
Unrealized foreign exchange (gains)/losses ...........................       415             56           413          53
Deferred income taxes ................................................       244           (691)         (138)        (18)
Minority interests ...................................................      (123)            (4)           (1)         --
Other non cash items .................................................      (262)          (392)           (2)         --
Net cash flows from trading securities ...............................      (227)          (227)           44           6
Changes in assets and liabilities, net of effects of dispositions of businesses:
Receivables ..........................................................      (302)          (409)         (306)        (39)
Prepaid expenses and accrued income ..................................       (33)            32            34           4
Inventories ..........................................................        (8)            24            11           1
Intercompany accounts ................................................       (87)            48           120          16
Trade accounts payable ...............................................       (46)           250           148          19
Accrued costs and prepaid income .....................................        90           (314)         (284)        (37)
Income tax payable ...................................................        12             52          (112)        (14)
Other current liabilities ............................................        56             70           (35)         (4)
                                                                        ----------------------------------------------------
Net cash provided by operating activities ............................     1,165            912         1,827         236
NET CASH FLOWS FROM INVESTING ACTIVITIES:
Cash proceeds from sale of property, vessels and equipment ...........       372            566           653          84
Capital expenditure on property, vessels and equipment ...............    (1,710)        (2,558)       (1,840)       (237)
Purchase of subsidiary net of cash acquired ..........................       629           (212)           --          --
Proceeds from sale of subsidiary .....................................        --            499            --          --
Proceeds from sale of affiliated company .............................     5,449             --         2,711         350
Proceeds from sale of securities .....................................       553            948           557          72
Purchase of securities ...............................................      (732)          (675)         (735)        (95)
Increase of noncurrent assets ........................................      (296)          (100)          (39)         (5)
Decrease of noncurrent assets ........................................        10            695            22           3
Other ................................................................       (25)           (82)         (238)        (31)
                                                                        ----------------------------------------------------
Net cash (used in)/provided by investing activities ..................     4,250           (919)        1,091         141
NET CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt .......................................     1,089          2,560         2,633         340
Principal payments on debt ...........................................    (4,747)        (5,030)       (4.416)       (571)
Net change in borrowings on line-of-credit agreements ................    (1,087)         3,522        (1,256)       (162)
New capitalized lease obligations ....................................                                    343          44
Principal payments on capitalized lease obligations ..................       (54)           (57)         (301)        (39)
Net change in restricted cash accounts ...............................       (12)           133           (10)         (1)
Other financing activities ...........................................       142             79          (166)        (21)
                                                                        ----------------------------------------------------
Net cash provided by/(used in) financing activities ..................    (4,669)         1,207        (3,173)       (410)
Effect of exchange rate changes on cash and cash equivalents .........        (8)            16             4           1
                                                                        ----------------------------------------------------
Net change in cash and cash equivalents ..............................       738          1,216          (251)        (32)
Cash and cash equivalents at beginning of year .......................       177            915         2,131         275
                                                                        ----------------------------------------------------
Cash and cash equivalents at end of year .............................       915          2,131         1,880         243
----------------------------------------------------------------------------------------------------------------------------

                 STENA AB (PUBL) AND CONSOLIDATED SUBSIDIARIES

          CONDENSED CONSOLIDATED INCOME STATEMENTS -- RESTRICTED GROUP
--------------------------------------------------------------------------------

=====================================================================================================
                                                                 NINE MONTH PERIODS ENDED
                                                   --------------------------------------------------
                                                     SEPTEMBER 30, 2002        SEPTEMBER 30, 2003
                                                   --------------------------------------------------
                                                                       (UNAUDITED)
-----------------------------------------------------------------------------------------------------
                                                                    SEK             SEK             $
(IN MILLIONS)
Revenues:
Ferry operations ...............................       6,670                6,778                875
 Net gain (loss) on sale of vessels ............          (2)                  --                 --
                                                   --------------------------------------------------
 Total ferry operations ........................       6,668                6,778                875
Drilling .......................................       1,598                1,229                159
Shipping .......................................       1,319                1,675                216
 Net gain on sale of vessels ...................          29                   65                  8
                                                   --------------------------------------------------
 Total shipping ................................       1,348                1,740                224
Other ..........................................          16                    8                  1
                                                   --------------------------------------------------
Total revenues .................................       9,630                9,755              1,259
                                                   --------------------------------------------------
Direct operating expenses:
Ferry operations ...............................      (4,743)              (4,951)              (639)
Drilling .......................................        (685)                (631)               (82)
Shipping .......................................      (1,083)              (1,250)              (161)
Other ..........................................          (8)                  (8)                (1)
                                                   --------------------------------------------------
Total direct operating expenses ................      (6,519)              (6,840)              (883)
                                                   --------------------------------------------------
Selling and administrative expenses ............      (1,070)              (1,048)              (135)
Depreciation and amortization ..................      (1,277)              (1,219)              (157)
                                                   --------------------------------------------------
Total operating expenses .......................      (8,866)              (9,107)            (1,175)
                                                   --------------------------------------------------
Income (loss) from operations ..................         764                  648                 84
                                                   --------------------------------------------------
Share of affiliated companies' results .........          51                   --                 --
Gain on sale of affiliated companies ...........         605                   --                 --
Financial income and expense:
Dividends received .............................          15                   17                  2
Gain (loss) on securities, net .................        (190)                 101                 13
Interest income ................................         177                   45                  6
Interest expense ...............................        (548)                (408)               (52)
Foreign exchange gains (losses), net ...........           8                   22                  3
Other financial income (expense), net ..........         104                   28                  3
                                                   --------------------------------------------------
Total financial income and expense .............         434                 (195)               (25)
                                                   --------------------------------------------------
Minority interest ..............................           1                    2                 --
                                                   --------------------------------------------------
Income (loss) before taxes .....................         987                  455                 59
Income taxes ...................................         (69)                 (68)                (9)
                                                   --------------------------------------------------
Net income .....................................         918                  387                 50
-----------------------------------------------------------------------------------------------------

                 STENA AB (PUBL) AND CONSOLIDATED SUBSIDIARIES


           CONDENSED CONSOLIDATED BALANCE SHEETS -- RESTRICTED GROUP


=============================================================================================================
                                                       DECEMBER 31, 2002            SEPTEMBER 30, 2003
-------------------------------------------------------------------------------------------------------------

                                                                     SEK         SEK                  $
                                                       (IN MILLIONS)                        (UNAUDITED)
ASSETS
Noncurrent assets:
Intangible assets ..................................       14                     11                 1
Tangible fixed assets:
Property, vessels and equipment ....................   16,860                 16,178             2,087
Financial fixed assets:
Marketable securities ..............................    1,076                    612                79
Other assets .......................................    2,002                  2,420               313
                                                      ------------------------------------------------
Total noncurrent assets ............................   19,952                 19,221             2,480
                                                      ------------------------------------------------
Current assets:
Inventories ........................................      238                    249                32
Receivables ........................................    2,371                  2,585               334
Prepaid expenses and accrued income ................      849                    902               116
Short-term investments .............................      321                    406                52
Cash and cash equivalents ..........................    1,880                  1,023               132
                                                      ------------------------------------------------
Total current assets ...............................    5,659                  5,165               666
                                                      ------------------------------------------------
Total assets .......................................   25,611                 24,386             3,146
                                                      ================================================
STOCKHOLDERS' EQUITY AND LIABILITIES
Stockholders' equity:
Capital stock ......................................        5                      5                 1
Reserves ...........................................   11,718                 11,504             1,484
                                                      ------------------------------------------------
Total stockholders' equity .........................   11,723                 11,509             1,485
                                                      ------------------------------------------------
Provisions:
 Deferred income taxes .............................      449                    460                59
 Other .............................................      300                    205                27
                                                      ------------------------------------------------
Total provisions ...................................      749                    665                86
                                                      ------------------------------------------------
Noncurrent liabilities:
Long-term debt:
 Property ..........................................       31                     28                 4
 Other .............................................    5,149                  5,002               645
 Senior Notes ......................................    4,157                  2,907               375
Capitalized lease obligations ......................      499                  1,500               194
Other noncurrent liabilities .......................      115                    143                18
                                                      ------------------------------------------------
Total noncurrent liabilities .......................    9,951                  9,580             1,236
                                                      ------------------------------------------------
Current liabilities:
Short-term debt:
 Property ..........................................        1                      2                --
 Other .............................................      231                    266                34
Capitalized lease obligations ......................       21                     44                 6
Trade accounts payable .............................      506                    390                50
Accrued costs and prepaid income ...................    1,603                  1,587               205
Income tax payable .................................       74                     41                 5
Other current liabilities ..........................      752                    302                40
                                                      ------------------------------------------------
Total current liabilities ..........................    3,188                  2,632               340
                                                      ------------------------------------------------
Total stockholders' equity and liabilities .........   25,611                 24,386             3,146
                                                       ===============================================

                 STENA AB (PUBL) AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS -- RESTRICTED GROUP


==============================================================================================================
                                                                          NINE MONTH PERIODS ENDED
                                                               -----------------------------------------------
                                                                 SEPTEMBER 30, 2002     SEPTEMBER 30, 2003
                                                               -----------------------------------------------
(IN MILLIONS)                                                                    (UNAUDITED)
-------------------------------------------------------------- -----------------------------------------------
                                                                      SEK               SEK          $
  NET CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss) ..........................................          918               387           50
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization ............................        1,277             1,219          157
  Share of affiliated companies' results .....................          (51)               --           --
  (Gain) on sale of affiliated company .......................         (605)               --           --
  (Gain)/loss on sale of property, vessels and equipment .....          (27)              (65)          (8)
  (Gain)/loss on securities, net .............................          190              (101)         (13)
  Unrealized foreign exchange (gains) losses .................          373              (179)         (23)
  Deferred income taxes ......................................           47                29            3
  Minority interest ..........................................           (1)               (2)          --
  Other non cash items .......................................         (158)               52            7
  Net cash flows from trading securities .....................           64               (50)          (6)
  Changes in assets and liabilities, net of effects of
    dispositions of business:
  Receivables ................................................         (461)              146           19
  Prepaid expenses and accrued income ........................          106              (104)         (13)
  Inventories ................................................           22               (16)          (2)
  Trade accounts payable .....................................           66               (91)         (12)
  Accrued costs and prepaid income ...........................          (83)               42            5
  Income tax payable .........................................         (102)              (28)          (4)
  Other current liabilities ..................................          (80)             (482)         (62)
                                                               -----------------------------------------------
  Net cash provided by operating activities ..................        1,495               757           98
                                                               -----------------------------------------------
  NET CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash proceeds from sale of property, vessels and
    equipment ................................................          171               688           89
  Capital expenditure on property, vessels and equipment......       (1,253)           (2,436)        (315)
  Sale of affiliated company .................................        2,728                --           --
  Proceeds from sale of securities ...........................          447               341           44
  Purchase of securities .....................................         (316)             (520)         (67)
  Increase of non-current assets .............................         (342)              (65)          (8)
  Decrease of non-current assets .............................           25                19            2
  Other investing activities .................................          (98)             (116)         (15)
                                                               -----------------------------------------------
  Net cash provided by (used in) investing activities ........        1,362            (2,089)        (270)
                                                               -----------------------------------------------
  NET CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of debt .............................          275               486           63
  Principal payments on debt .................................       (2,577)           (1,508)        (195)
  Net change in borrowings on line-of-credit agreements.......       (1,950)              502           65
  New capitalized lease obligations ..........................          232             1,843          238
  Principle payments capital lease obligations ...............          (52)             (723)         (93)
  Net change in restricted cash accounts .....................         (153)              (26)          (4)
  Other financing activities .................................          (47)              (98)         (13)
                                                               -----------------------------------------------
  Net cash provided by/(used in) financing activities ........       (4,272)              476           61
                                                               -----------------------------------------------
  Effect of exchange rate changes on cash and cash
    equivalents ..............................................           (2)               (1)          --
                                                               -----------------------------------------------
  Net change in cash and cash equivalents ....................       (1,417)             (857)        (111)
  Cash and cash equivalents at beginning of period ...........        2,131             1,880          243
                                                                     --------          --------      -------
  Cash and cash equivalents at end of period .................          714             1,023          132
                                                               ===============================================

================================================================================


                                  $175,000,000



                              [STENA LOGO OMITTED]


                                 STENA AB (PUBL)



          Offer to Exchange All Outstanding 7.5% Senior Notes due 2013
                         for 7.5% Senior Notes due 2013,
                        Which Have Been Registered Under
                           the Securities Act of 1933








                              ---------------------
                                   PROSPECTUS
                              ---------------------










                                         , 2004


================================================================================

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant maintains liability insurance for its Board of Directors and certain of its officers, including insurance against liabilities under the Securities Act of 1933, as amended.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


(a) Exhibits:



 EXHIBIT NO.  DESCRIPTION
------------- ------------------------------------------------------------------

        3.1 Articles of Association of the Registrant in Swedish, together with an English translation (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form
                F-4 (file number 333-102110) filed with the SEC on December 20,
                2002).

        4.1 Indenture dated as of December 2, 2003 between the Registrant and JPMorgan Chase Bank, as trustee, relating to the Registrant's 7.5% Senior Notes due 2013.

        4.2     Form of 7.5% Senior Note due 2013.

        4.3 Registration Rights Agreement, dated December 2, 2003, between the Registrant and J.P. Morgan Securities Inc., ABN AMRO Bank
                N.V., Citigroup Global Markets Inc. and Deutsche Bank Securities
                Inc.

        4.4     Form of Indenture between the Registrant and JPMorgan Chase
                Bank, as Trustee, relating to the Registrant's 95/8% Senior
                Notes due 2012 (incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form F-4 (file number
                333-102110) filed with the SEC on December 20, 2002).

        5.1 Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, with respect to the validity of the Exchange Notes.

        5.2 Form of Opinion of Wistrand Advokatbyra, Gothenburg KB, with respect to the validity of the Exchange Notes.

        10.1    Facility Agreement dated November 6, 2002 between Stena
                International B.V., as borrower, J.P. Morgan plc, Nordea Bank
                Sverige AB (publ) and Svenska Handelsbanken AB (publ) as
                Co-Arrangers, the banks and financial institutions listed therein, and Stena AB (publ) as guarantor.*

        10.2    Facility Agreement dated September 25, 2001 (the "2001 Facility
                Agreement") between Stena International B.V., as borrower, J.P.
                Morgan plc, Nordbanken AB (publ) and Svenska Handelsbanken AB
                (publ) as Co-Arrangers, the banks and financial institutions listed therein, and Stena AB, as guarantor.*

        10.3    Amendment No. 1 to the 2001 Facility Agreement dated November 6,
                2002 between Stena International B.V., J.P. Morgan plc and
                Svenska Handelsbanken AB (publ) as Co-arrangers, the banks and financial institutions listed therein and Stena AB (publ), as guarantor.**

        12.1    Statement re: Computation of Ratio of Earnings to Fixed Charges.

        21.1 List of Subsidiaries of the Registrant (incorporated by reference to Exhibit 8 to the Registrant's Annual Report on Form
                20-F for the fiscal year ended December 31, 2002 (file number
                33-99284)).

        23.1    Consent and Report on Financial Statement Schedules of KPMG
                Bohlins AB, Independent Auditors, relating to Stena AB (publ).

        23.3    Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in
                Exhibit 5.1)

        23.4    Consent of Wistrand Advokatbyra, Gothenburg KB (included in
                Exhibit 5.2)

        24.1 Powers of Attorney (included on signature pages to the Registration Statement)

        25.1    Statement of Eligibility and Qualification on Form T-1 of
                JPMorgan Chase Bank as trustee under the Indenture for the 7.5%
                Senior Notes due 2013.

        99.1    Form of Letter of Transmittal.

        99.2    Form of Notice of Guaranteed Delivery.

        99.3    Form of Letter to Clients.

        99.4    Form of Letter to Brokers, Dealers, Commercial Banks, Trust
                Companies and Other Nominees.

----------
* Previously filed as exhibits to the Registration Statement on Form F-4 of Stena AB (file number 333-120110) filed with the SEC on December 20, 2002 (the "2002 Form F-4").

** Previously filed as an exhibit to Amendment No. 1 to the 2002 Form F-4 filed with the SEC on January 15, 2003.

(b) Financial Statement Schedules

     Schedule II -- Valuation and Qualifying Accounts

     Schedule III -- Property and Accumulated Depreciation

ITEM 22. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

     (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraphs 1(a) and 1(b) do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or
Section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the registration statement.

2. That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of their respective counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

     (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form F-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and

     (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Stena AB (publ) has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gothenburg, Sweden, on the 19th day of December, 2003.


                                 STENA AB (PUBL)

By: /s/ Dan Sten Olsson                           By: /s/ Svante Carlsson
 ---------------------                              ----------------------
Name: Dan Sten Olsson                             Name: Svante Carlsson
Title: Chief Executive Officer                    Title: Chief Financial Officer

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each of Dan Sten Olsson, Svante Carlsson, Lennart Jeansson, Jan Carlstein, Bengt-Olof Eriksson, Stefan Lindskog, Bengt Cremonese, Jens Ole Hansen, and Anna-Lena Myhr constitutes and appoints Dan Sten Olsson and Svante Carlsson, and each of them, as such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement or a related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on December 19, 2003.

               NAME                                          TITLE
---------------------------------   ------------------------------------------------------
/s/ Lennart Jeansson
-------------------------------     Chairman of the Board and Director
Lennart Jeansson

/s/ Dan Sten Olsson                 Chief Executive Officer and Director
-------------------------------     (Principal Executive Officer)
Dan Sten Olsson

/s/ Svante Carlsson                 Chief Financial Officer and Director
-------------------------------     (Principal Financial Officer and Principal Accounting
Svante Carlsson                     Officer)

/s/ Jan Carlstein
-------------------------------     Director
Jan Carlstein

/s/ Bengt Olof Eriksson
-------------------------------     Director
Bengt Olof Eriksson

/s/ Stefan Lindskog
-------------------------------     Director
Stefan Lindskog

/s/ Bengt Cremonese
-------------------------------     Director (Employee Representative)
Bengt Cremonese

          NAME                                  TITLE
-----------------------------   -----------------------------------------------
/s/ Jens Ole Hansen             Director (Employee Representative)
---------------------------
Jens Ole Hansen

/s/ Anna-Lena Myhr
---------------------------     Deputy Director (Employee Representative)
Anna-Lena Myhr

/s/ Donald J. Puglisi
---------------------------     Authorized Representative in the United States
Donald J. Puglisi

                                                                     SCHEDULE II


                     STENA AB AND CONSOLIDATED SUBSIDIARIES
                       VALUATION AND QUALIFYING ACCOUNTS
                 YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002



============================================================================================
                                         BALANCE AT
                                          BEGINNING                            BALANCE AT
DESCRIPTION                                 OF YEAR   ADDITIONS   DEDUCTIONS  END OF YEAR
--------------------------------------------------------------------------------------------
                                                       (SEK IN THOUSANDS)
Allowance for Doubtful Accounts:
December 31, 2000 .....................       9,909      16,117     (11,337)      14,689
December 31, 2001 .....................      14,689       9,403      (5,402)      18,690
December 31, 2002 .....................      18,690       4,896      (8,438)      15,148
Provisions for maintenance and repairs:
December 31, 2000 .....................      74,658      99,722     (41,883)     132,497
December 31, 2001 .....................     132,497      89,157     (12,891)     208,763
December 31, 2002 .....................     208,763                (208,763)           0
--------------------------------------------------------------------------------------------

Notes:

Additions includes foreign currency translation effect

                                                                   SCHEDULE III


                     STENA AB AND CONSOLIDATED SUBSIDIARIES
                      PROPERTY AND ACCUMULATED DEPRECIATION
                                DECEMBER 31, 2002
                               (SEK IN MILLIONS)


Notes:

(1) Gross amount at which carried at end of the year:

============================================================================================
                                             YEAR ENDED DECEMBER 31,
                                          -----------------------------
(SEK IN MILLIONS)                            2000      2001        2002
---------------------------------------   -------   -------   ---------
Balance at beginning of year ..........    3,578     6,691      8,131
                                           -----     -----      -----
Additions:
 Additions ............................    1,587     1,363        556
 Additions through Stena Line .........    1,571
 Foreign currency effect ..............       11       243       (196)
                                           -----     -----      -----
                                           6,747     8,297      8,491
                                           -----     -----      -----
Deductions:
 Disposals ............................       56       166        243
 Dividend .............................                             2
                                           -----     -----      -----
                                              56       166        245
                                           -----     -----      -----
Balance at end of year ................    6,691     8,131      8,246

(2) Accumulated depreciation:



=========================================================================
                                                 YEAR ENDED DECEMBER 31,
                                         --------------------------------
(SEK IN MILLIONS)                           2000        2001       2002
-------------------------------------------------------------------------
Balance at beginning of year .........      118         167         326
 Depreciation charged ................      58          120         148
 Properties sold .....................        (3)         (6)       (14)
 Foreign currency effect .............        (6)       45          (35)
                                         --------------------------------
                                            167         326         425
-------------------------------------------------------------------------

                     STENA AB AND CONSOLIDATED SUBSIDIARIES
                      PROPERTY AND ACCUMULATED DEPRECIATION
                                DECEMBER 31, 2002



======================================================================================================================
                                                  INITIAL COST          COSTS                ACCUMULATED     NET BOOK
DESCRIPTION                        ENCUMBRANCES     TO COMPANY    CAPITALISED       TOTAL   DEPRECIATION        VALUE
----------------------------------------------------------------------------------------------------------------------
                                                     BUILDINGS
PROPERTY DATA                       (MORTGAGES)       AND LAND   IMPROVEMENTS         (1)            (2)
----------------------------------------------------------------------------------------------------------------------
                                           TSEK           TSEK           TSEK        TSEK           TSEK
                                  ------------------------------------------------------------------------------------
SIBV, enclosure no 1 ...........    1,299,096      1,270,592           61,477   1,332,069        (97,129)   1,234,939
SFNAB, enclosure no 2 ..........      610,011        517,435            3,685     521,120        (28,868)     492,252
SFAB, enclosure no 3 ...........            0          8,495                0       8,495              0        8,495
SFFAB, enclosure nr 4 ..........    2,067,405      1,966,283          559,323   2,525,606       (114,023)   2,411,583
SPBV, enclosure no 5 ...........      374,304        407,827           28,972     436,799        (13,900)     422,899
SFSAB, enclosure no 6 ..........      880,760      1,333,494                0   1,333,494        (25,653)   1,307,841
SFHKB, enclosure no 7 ..........      222,900        351,345                0     351,345         (3,862)     347,483
Stena Line, enclosure no 8 .....                   1,659,526                0   1,659,526       (131,603)   1,527,923
NMM, Glasgow ...................                      21,064           24,251      45,315         (4,782)      40,533
Stena Drilling, Aberdeen .......                      14,651              448      15,099         (4,871)      10,228
ScanPort, Puttgarden ...........                      15,296                       15,296                      15,296
EuroPort, Rodby ................                       1,856                        1,856                       1,856
                                  ------------------------------------------------------------------------------------
Total ..........................    5,454,476      7,567,863          678,156   8,246,019       (424,690)   7,821,329
----------------------------------------------------------------------------------------------------------------------

                      PROPERTY AND ACCUMULATED DEPRECIATION
                                DECEMBER 31, 2002



===========================================================================
                                               INITIAL COST          COSTS
DESCRIPTION                     ENCUMBRANCES     TO COMPANY    CAPITALISED
---------------------------------------------------------------------------
                                                  BUILDINGS
PROPERTY DATA                    (MORTGAGES)       AND LAND   IMPROVEMENTS
---------------------------------------------------------------------------
                                        TSEK           TSEK           TSEK
                              --------------------------------------------
Atoomweg ....................       98,698           83,179              0
Avio Trade Park .............      127,018          107,063          4,322
Avio Trade Park 2 ...........       50,751           42,771             99
Brain Park ..................       51,224           43,170            928
Eisenhowerlaan ..............       21,110           30,644              0
Haspelslaan .................       51,956           69,782              0
Ottho Heldringstraat ........       48,179           39,254              0
Keizersgracht ...............       37,264           31,405          5,169
Kiotoweg ....................       64,010           53,945              0
Koninginnegracht 10 .........       17,234           14,524         11,623
Koninginnegracht 12 .........       40,879           25,443         11,031
Koninginnegracht 13 .........       33,395           28,144             29
Koninginnegracht 14 .........       35,373           47,509              0
Koninginnegracht 23 .........       23,014           32,696              0
Markthalle ..................       47,001           89,230          2,824
Nacap .......................       30,208           25,458          1,687
New York, Lijnden ...........       86,837           73,183             29
Park Voorn ..................       56,327           47,470              0
Paviljoensgracht ............       76,127           64,157            967
San Francisco, Linjden ......       33,636           28,347              0
Schipolweg ..................            0           67,854              0
Stadhouderskade .............       80,403           67,760          6,210
Veraartlaan .................       26,823           22,605          1,981
Volmerlaan ..................       35,874           35,355         14,520
Wilhelminalaan ..............       71,832           54,198             58
Zeestraat ...................       53,922           45,444              0
                              ---------------------------------------------
Total SIBV ..................    1,299,096        1,270,592         61,477
---------------------------------------------------------------------------

===================================================================================================
                                                                                          LIFE ON
                                                                                            WHICH
                                              ACCUMULATED        DATE OF       DATE  DEPRECIATION
DESCRIPTION                          TOTAL   DEPRECIATION   CONSTRUCTION   ACQUIRED   IS COMPUTED
---------------------------------------------------------------------------------------------------
PROPERTY DATA
---------------------------------------------------------------------------------------------------
                                      TSEK           TSEK
                              ---------------------------
Atoomweg ....................     83,179             (569)           1979     07/02   100 years
Avio Trade Park .............    111,385          (17,124)           1990     02/90   100 years
Avio Trade Park 2 ...........     42,870           (2,397)           1986     04/98   100 years
Brain Park ..................     44,097           (6,244)           1989     11/89   100 years
Eisenhowerlaan ..............     30,644             (489)           1979     01/02   100 years
Haspelslaan .................     69,782           (1,237)           1986     07/01   100 years
Ottho Heldringstraat ........     39,254           (5,766)           1990     01/90   100 years
Keizersgracht ...............     36,574           (5,350)           1750     10/88   100 years
Kiotoweg ....................     53,945             (269)           2002     08/02   100 years
Koninginnegracht 10 .........     26,147           (1,480)           1984     06/98   100 years
Koninginnegracht 12 .........     36,474           (1,404)           1984     06/98   100 years
Koninginnegracht 13 .........     28,174           (1,683)           1990     12/97   100 years
Koninginnegracht 14 .........     47,509             (758)           1994     09/01   100 years
Koninginnegracht 23 .........     32,696             (519)           1971     01/02   100 years
Markthalle ..................     92,054          (20,123)           1987     12/87   100 years
Nacap .......................     27,145           (4,051)           1989     07/89   100 years
New York, Lijnden ...........     73,212             (785)           2001     12/01   100 years
Park Voorn ..................     47,470           (7,739)           1989     10/89   100 years
Paviljoensgracht ............     65,124           (2,289)           1981     12/99   100 years
San Francisco, Linjden ......     28,347             (332)           2002     03/02   100 years
Schipolweg ..................     67,854                0            1986     12/02   100 years
Stadhouderskade .............     73,970           (4,996)           1928     10/96   100 years
Veraartlaan .................     24,586             (929)           1978     08/99   100 years
Volmerlaan ..................     49,875           (5,485)           1978     02/90   100 years
Wilhelminalaan ..............     54,257           (3,931)           1979     05/97   100 years
Zeestraat ...................     45,444           (1,184)           1982     10/00   100 years
                               --------------------------------------------------------------------
Total SIBV ..................  1,332,069          (97,129)
---------------------------------------------------------------------------------------------------

                                  SCHEDULE III
                                     ENCL 1

                      PROPERTY AND ACCUMULATED DEPRECIATION
                                DECEMBER 31, 2002



======================================================================
                                           INITIAL COST          COSTS
DESCRIPTION                 ENCUMBRANCES     TO COMPANY    CAPITALISED
----------------------------------------------------------------------
                                              BUILDINGS
PROPERTY DATA                (MORTGAGES)       AND LAND   IMPROVEMENTS
----------------------------------------------------------------------
                                    TSEK           TSEK           TSEK
                          -------------- -------------- --------------
Erstavik 26:  8 .........      19,000         16,032            10
Erstavik 26:  9 .........      17,578         17,149            20
Erstavik 26: 10 .........      17,300         16,552            20
Erstavik 26: 11 .........      41,000         32,632            30
Erstavik 26: 12 .........      36,700         31,121
Erstavik 26: 13 .........      35,300         27,907            20
Erstavik 26: 14 .........      31,700         24,969            50
Erstavik 26: 15 .........      32,308         24,594            20
Erstavik 26: 16 .........      32,300         24,541            50
Erstavik 26: 17 .........      32,000         25,221            40
Erstavik 26: 18 .........      35,900         30,169
Erstavik 26: 20 .........       4,500          4,311
Erstavik 26: 28 .........      13,100         16,128
Erstavik 26: 29 .........      13,225         16,264            40
Erstavik 26: 30 .........      13,100         16,212            20
Erstavik 26:109 .........      35,100         27,675            10
Erstavik 26:110 .........      35,000         28,578            60
Erstavik 26:111 .........      31,000         24,571            30
Erstavik 26:113 .........      33,100         26,058
Erstavik 26:115 .........      33,000         26,618            50
Erstavik 26:117 .........      34,000         27,035            30
Erstavik 26:118 .........      33,800         26,924            10
Erstavik 26:434 .........                      6,174         3,175
Erstavik 26:488 .........                          0
                               ---------------------------------------
TOTAL SFNAB .............     610,011        517,435         3,685
----------------------------------------------------------------------

============================================================================================
                                                                                   LIFE ON
                                                                                     WHICH
                                       ACCUMULATED        DATE OF       DATE  DEPRECIATION
DESCRIPTION                   TOTAL   DEPRECIATION   CONSTRUCTION   ACQUIRED   IS COMPUTED
--------------------------------------------------------------------------------------------

PROPERTY DATA
--------------------------------------------------------------------------------------------
                               TSEK           TSEK
                          ------------------------
Erstavik 26:  8 .........    16,042           (877)       1971-75      12/96    100 years
Erstavik 26:  9 .........    17,169           (941)       1971-75      12/96    100 years
Erstavik 26: 10 .........    16,572           (907)       1971-75      12/96    100 years
Erstavik 26: 11 .........    32,662         (1,790)       1971-75      12/96    100 years
Erstavik 26: 12 .........    31,121         (1,706)       1971-75      12/96    100 years
Erstavik 26: 13 .........    27,927         (1,531)       1971-75      12/96    100 years
Erstavik 26: 14 .........    25,019         (1,374)       1971-75      12/96    100 years
Erstavik 26: 15 .........    24,614         (1,350)       1971-75      12/96    100 years
Erstavik 26: 16 .........    24,591         (1,348)       1971-75      12/96    100 years
Erstavik 26: 17 .........    25,261         (1,386)       1971-75      12/96    100 years
Erstavik 26: 18 .........    30,169         (1,654)       1971-75      12/96    100 years
Erstavik 26: 20 .........     4,311           (236)       1971-75      12/96    100 years
Erstavik 26: 28 .........    16,128           (883)       1971-75      12/96    100 years
Erstavik 26: 29 .........    16,304           (893)       1971-75      12/96    100 years
Erstavik 26: 30 .........    16,232           (889)       1971-75      12/96    100 years
Erstavik 26:109 .........    27,685         (1,518)       1971-75      12/96    100 years
Erstavik 26:110 .........    28,638         (1,569)       1971-75      12/96    100 years
Erstavik 26:111 .........    24,601         (1,349)       1971-75      12/96    100 years
Erstavik 26:113 .........    26,058          (1429)       1971-75      12/96    100 years
Erstavik 26:115 .........    26,668          (1462)       1971-75      12/96    100 years
Erstavik 26:117 .........    27,065          (1483)       1971-75      12/96    100 years
Erstavik 26:118 .........    26,934          (1476)       1971-75      12/96    100 years
Erstavik 26:434 .........     9,349           (817)       1971-75      12/96    100 years
Erstavik 26:488 .........         0              0        1971-75      12/96    100 years
                          ------------------------------------------------------------------
TOTAL SFNAB .............   521,120        (28,868)
--------------------------------------------------------------------------------------------


                                  SCHEDULE III
                                     ENCL 2

                      PROPERTY AND ACCUMULATED DEPRECIATION
                                DECEMBER 31, 2002



================================================================================
                                           INITIAL COST          COSTS
DESCRIPTION                 ENCUMBRANCES     TO COMPANY    CAPITALISED   TOTAL
--------------------------------------------------------------------------------
                                              BUILDINGS
PROPERTY DATA                (MORTGAGES)       AND LAND   IMPROVEMENTS
--------------------------------------------------------------------------------
                                    TSEK           TSEK           TSEK    TSEK
                          ------------------------------------------------------
Lerum 1:246-247 .........              0          8,495              0    8,495
                          ------------------------------------------------------
TOTAL SFAB ..............              0          8,495              0    8,495
--------------------------------------------------------------------------------


================================================================================
                                                                         LIFE ON
                                                                           WHICH
                             ACCUMULATED        DATE OF       DATE  DEPRECIATION
DESCRIPTION                 DEPRECIATION   CONSTRUCTION   ACQUIRED   IS COMPUTED
--------------------------------------------------------------------------------
PROPERTY DATA
--------------------------------------------------------------------------------
                                      TSEK
                          ------------------------------------------------------
Lerum 1:246-247 .........                 0    Under con         0            0
                          ------------------------------------------------------
TOTAL SFAB ..............                 0
--------------------------------------------------------------------------------

                                  SCHEDULE III
                                     ENCL 3

                      PROPERTY AND ACCUMULATED DEPRECIATION
                                DECEMBER 31, 2002



==========================================================================
                                              INITIAL COST          COSTS
DESCRIPTION                    ENCUMBRANCES     TO COMPANY    CAPITALISED
--------------------------------------------------------------------------
                                                 BUILDINGS
PROPERTY DATA                   (MORTGAGES)       AND LAND   IMPROVEMENTS
--------------------------------------------------------------------------
                                       TSEK           TSEK           TSEK
                             -------------- -------------- --------------
Janbrott 126:4 .............         14,699         11,569          2,104
Kalleback 7:8 ..............         10,505          6,381            264
Hogsbo 8:9 .................          4,690          5,476          9,595
Kalleback 12:4 .............          9,000          7,828            422
Kvillebacken 12:2 ..........          9,200         16,163          3,290
Biskopsgarden 46:4 .........         16,680         10,446         12,442
Stampen 26:2 ...............         96,000         61,871          4,954
Jarnbrott 164:22 ...........         20,000         26,388            151
Sannegarden 15:4 ...........          9,759              0              0
Sannegarden 15:5 ...........         18,750         37,149          2,357
Sannegarden 22:19 ..........          6,915              0              0
Partille 3:234-5 ...........              0             84              0
Tornbotten 312 mfl .........              0            (47)             0
Askim 70:4-6 ...............        133,950        141,295          1,668
Askim 70:1 .................              0              1              0
Askim 59:38 ................              0            889             81
Kardemumman 1-2 ............         15,000         15,379              0
Ugglum 14:15 ...............          4,000          4,963          2,118
Linkarven 6 ................          8,300          9,525            559
Jarnbrott 144:5 ............          8,625          7,408             94
Kalleback 4:1 ..............         12,110         13,013          1,873
Karra 78:3 .................         16,420         13,294          7,821
Kobbegarden 257:3 ..........         28,500         17,926          1,031
Kobbegarden 257:1 ..........         30,000              0              0
Kobbegarden 257:2 ..........         25,000         32,851          1,925
--------------------------------------------------------------------------

================================================================================================
                                                                                        LIFE ON
                                                                                          WHICH
                                            ACCUMULATED        DATE OF       DATE  DEPRECIATION
DESCRIPTION                        TOTAL   DEPRECIATION   CONSTRUCTION   ACQUIRED   IS COMPUTED
------------------------------------------------------------------------------------------------

PROPERTY DATA
------------------------------------------------------------------------------------------------
                                    TSEK           TSEK
                             -------------------------------------------------------------------
Janbrott 126:4 .............      13,673           (966)          1961   01/01/81    100 years
Kalleback 7:8 ..............       6,645           (508)          1964   01/01/81    100 years
Hogsbo 8:9 .................      15,071           (577)          1971   01/01/81    100 years
Kalleback 12:4 .............       8,250           (637)          1960   31/12/83    100 years
Kvillebacken 12:2 ..........      19,453         (1,479)          1961   30/09/84    100 years
Biskopsgarden 46:4 .........      22,888         (1,804)       1968/73   31/12/85    100 years
Stampen 26:2 ...............      66,825         (5,038)          1988   01/01/94    100 years
Jarnbrott 164:22 ...........      26,539         (2,308)          1966   01/02/94    100 years
Sannegarden 15:4 ...........           0              0           1973   01/01/83    100 years
Sannegarden 15:5 ...........      39,506         (2,639)          1973   01/01/83    100 years
Sannegarden 22:19 ..........           0              0           1973   01/01/83    100 years
Partille 3:234-5 ...........          84              0                  01/01/83    100 years
Tornbotten 312 mfl .........         (47)             0                  01/05/83    100 years
Askim 70:4-6 ...............     142,963         (4,145)       1968/98   01/01/00    100 years
Askim 70:1 .................           1              0        1968/98   01/01/00    100 years
Askim 59:38 ................         970            (32)       1968/98   01/01/00    100 years
Kardemumman 1-2 ............      15,379           (366)          1990   01/07/00    100 years
Ugglum 14:15 ...............       7,081           (422)          1982   01/04/88    100 years
Linkarven 6 ................      10,084           (848)          1990   01/04/90    100 years
Jarnbrott 144:5 ............       7,502           (552)          1963   01/08/83    100 years
Kalleback 4:1 ..............      14,886         (1,038)          1963   01/08/83    100 years
Karra 78:3 .................      21,115         (2,154)          1973   01/04/86    100 years
Kobbegarden 257:3 ..........      18,957         (1,184)          1970   01/08/81    100 years
Kobbegarden 257:1 ..........           0              0           1970   01/08/81    100 years
Kobbegarden 257:2 ..........      34,776         (2,180)          1970   01/08/81    100 years
------------------------------------------------------------------------------------------------

                                  SCHEDULE III
                                     ENCL 4

                      PROPERTY AND ACCUMULATED DEPRECIATION
                                DECEMBER 31, 2002


==============================================================================
                                                                       COSTS
DESCRIPTION                 ENCUMBRANCES               CAPITALISED     TOTAL
------------------------------------------------------------------------------
                                          BUILDINGS
PROPERTY DATA                (MORTGAGES)   AND LAND   IMPROVEMENTS
------------------------------------------------------------------------------
                                    TSEK       TSEK           TSEK      TSEK
                          ----------------------------------------------------
Askim 70:2 ..............         17,181          0              0         0
Askim 70:3 ..............         33,195     38,275          4,233    42,508
Kobbegarden 6:139 .......         10,900      6,703         11,020    17,723
Backa 110:2 .............          3,600      4,442             11     4,453
Hogsbo 8:10 .............          1,150      4,620             68     4,688
Gullbergsvass 5:121 .....         78,000     77,502         13,194    90,696
Kobbegarden 6:3 .........        120,000    125,329         32,736   158,065
Helsingor 10 ............         15,000     12,635          2,358    14,993
Kockum 20 ...............          8,996      7,268          1,105     8,373
Concordia 16 ............              0      1,814            527     2,341
Kockum 21/22 ............         11,700     10,473          2,007    12,480
Bjuro 9 .................          4,500      4,797          8,398    13,195
Jarnet 2 ................         14,050        798         16,147    16,945
Bilden 10 ...............         21,000      4,563         16,091    20,654
Almen 20 ................         15,375      8,912          8,639    17,551
Frans Suell 14 ..........        135,000     35,853         92,934   128,787
Frans Suell 8 ...........              0     20,590              0    20,590
Frans Suell 10 ..........              0     20,837          4,407    25,244
Brudbuketten 6 ..........              0      7,506          3,098    10,604
Solbacken 22 ............          6,000      7,125          3,662    10,787
Mariedal 3 ..............          6,900      5,296          1,365     6,661
Viske 8, 9 ..............          7,325      9,622            828    10,450
Marskalken 7 ............         10,000     10,192          3,753    13,945
Flygfaltet 3 ............          3,940      4,632          1,823     6,455
------------------------------------------------------------------------------


================================================================================
                                                                         LIFE ON
                                                                           WHICH
                             ACCUMULATED        DATE OF       DATE  DEPRECIATION
DESCRIPTION                 DEPRECIATION   CONSTRUCTION   ACQUIRED   IS COMPUTED
--------------------------------------------------------------------------------
PROPERTY DATA
--------------------------------------------------------------------------------
                                   TSEK
                          ------------------------------------------------------
Askim 70:2 ..............             0            1968   01/08/81     100 years
Askim 70:3 ..............        (2,664)           1968   01/08/81     100 years
Kobbegarden 6:139 .......        (1,351)           1974   01/03/86     100 years
Backa 110:2 .............          (593)           1975   01/03/88     100 years
Hogsbo 8:10 .............          (225)           1960   01/01/90     100 years
Gullbergsvass 5:121 .....        (7,220)           1988   01/04/94     100 years
Kobbegarden 6:3 .........        (7,577)           1970      12/97     100 years
Helsingor 10 ............          (801)           1964   01/05/81     100 years
Kockum 20 ...............          (408)           1960   01/05/81     100 years
Concordia 16 ............          (120)        1929/42   01/05/81     100 years
Kockum 21/22 ............          (597)           1962   01/01/82     100 years
Bjuro 9 .................        (1,146)           1964      11/82     100 years
Jarnet 2 ................        (1,211)           1991      12/83     100 years
Bilden 10 ...............        (1,323)           1963      04/84     100 years
Almen 20 ................        (1,056)           1966      05/81     100 years
Frans Suell 14 ..........        (6,880)        1906/36      02/91     100 years
Frans Suell 8 ...........          (104)        1900/79      02/94     100 years
Frans Suell 10 ..........        (3,411)        1900/79      02/95     100 years
Brudbuketten 6 ..........          (689)           1991      05/92     100 years
Solbacken 22 ............          (719)           1964      05/92     100 years
Mariedal 3 ..............          (442)           1936      10/93     100 years
Viske 8, 9 ..............          (592)           1936      10/93     100 years
Marskalken 7 ............          (765)           1937      05/94     100 years
Flygfaltet 3 ............          (490)        1960/70      05/95     100 years
--------------------------------------------------------------------------------


                                  SCHEDULE III
                                     ENCL 4

                      PROPERTY AND ACCUMULATED DEPRECIATION
                                DECEMBER 31, 2002



===================================================================================================================================
                                                                                                                           LIFE ON
                                                                                                                             WHICH
                                                            COSTS              ACCUMULATED        DATE OF       DATE  DEPRECIATION
DESCRIPTION                ENCUMBRANCES               CAPITALISED     TOTAL   DEPRECIATION   CONSTRUCTION   ACQUIRED   IS COMPUTED
------------------------------------------------------------------------------------------------------------------------------------
                                         BUILDINGS
PROPERTY DATA               (MORTGAGES)   AND LAND   IMPROVEMENTS
------------------------------------------------------------------------------------------------------------------------------------
                                   TSEK       TSEK           TSEK      TSEK           TSEK
                         -----------------------------------------------------------------------------------------------------------
Pilakern 1 .............         65,700     33,364         19,725    53,089         (2,640)          1959      05/81     100 years
Pilakern 2 .............            125        126          1,395     1,521            (44)       1960/70      05/81     100 years
Almen 16 ...............          5,400      4,701            462     5,163           (268)          1961      05/81     100 years
Leonard 1 ..............        147,000          0                        0                          1970      11/00     100 years
Abel 14 ................         63,000    167,297         20,331   187,628         (5,784)          1973      11/00     100 years
Abel 15 ................         35,000    124,363          8,439   132,802           (296)          1973      11/00     100 years
Ulla 7 .................          8,000      8,818          1,156     9,974           (611)       1960/70      01/99     100 years
Stjarnehus 8 ...........         21,000     27,311             65    27,376            (88)       1960/70      01/99     100 years
Korpen 39 ..............          9,000     11,783            682    12,465            (73)       1960/70      01/99     100 years
Laboratorn 4 ...........         16,800     25,485            678    26,163           (157)       1960/70      01/99     100 years
Professorn 12 ..........         11,900     18,321          1,542    19,863           (157)       1960/70      01/99     100 years
Frukten 9 ..............            790      5,326                    5,326            (20)       1960/70      01/99     100 years
Flygfaltet 8 ...........              0          0              0         0              0           1961      07/87     100 years
Flygfaltet 2 ...........          1,500      4,383             38     4,421           (595)          1961      07/87     100 years
Flygfaltet 7 ...........          6,750      6,637                    6,637           (154)          1989      08/00     100 years
David 19,20 o 29 .......         22,000     11,688          2,183    13,871           (707)       1929/34      01/81     100 years
Hillerod 12 ............          5,250      4,982            359     5,341           (314)          1962      01/81     100 years
Nyborg 22 ..............         15,000     14,013          1,091    15,104           (903)          1968      08/82     100 years
Solbacken 13 ...........          2,700      4,653          4,277     8,930           (645)          1965      06/86     100 years
Bronsyxan 16 ...........          5,950     12,773          3,743    16,516         (1,168)          1975      10/87     100 years
Hymnen 1 ...............         22,400     10,762         14,604    25,366         (1,802)       1960/70      05/94     100 years
Kantaten 1 .............         42,000     21,472         19,377    40,849         (2,620)       1960/70      05/94     100 years
Kantaten 2 .............         33,600     15,624         14,670    30,294         (1,980)       1960/70      05/94     100 years
Kantaten 3 .............         37,800     17,407         17,069    34,476         (2,368)       1960/70      05/94     100 years
Kantaten 6 .............         27,300     15,397         15,562    30,959         (1,988)       1960/70      05/94     100 years
------------------------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE III
                                     ENCL 4

                      PROPERTY AND ACCUMULATED DEPRECIATION
                                DECEMBER 31, 2002



======================================================================
                                          INITIAL COST          COSTS
DESCRIPTION                ENCUMBRANCES     TO COMPANY    CAPITALISED
----------------------------------------------------------------------
                                             BUILDINGS
PROPERTY DATA               (MORTGAGES)       AND LAND   IMPROVEMENTS
----------------------------------------------------------------------
                                   TSEK           TSEK           TSEK
                         ---------------------------------------------
Docenten 6 .............       10,500          7,856         9,579
Laboratorn 2 ...........       14,700         10,677        12,254
Professorn 9 ...........       15,400         10,191        11,387
Professorn 11 ..........       16,800         13,862        10,123
Laboratorn 3 ...........       13,800         14,256        12,113
Altona 20 & 21 .........       91,700         72,168        73,986
Pontus 20 ..............       91,125        126,947
Sporren 4 ..............       49,000         85,995
Luggude 8 ..............       20,000         27,500
Hamplingen 15 ..........       12,750         17,015
Utanverket 13 ..........       48,750         69,000
Kolga 6 ................       55,000         74,494         1,280
                         ---------------------------------------------
Total SFFAB ............    2,067,405      1,966,283       559,323
----------------------------------------------------------------------

============================================================================================
                                                                                     LIFE ON
                                                                                       WHICH
                                         ACCUMULATED        DATE OF       DATE  DEPRECIATION
DESCRIPTION                     TOTAL   DEPRECIATION   CONSTRUCTION   ACQUIRED   IS COMPUTED
--------------------------------------------------------------------------------------------
PROPERTY DATA
--------------------------------------------------------------------------------------------
                                 TSEK           TSEK
                         -------------------------------------------------------------------
Docenten 6 .............     17,435        (1,004)      1960/70     01/97         100 years
Laboratorn 2 ...........     22,931        (1,318)      1960/70     01/97         100 years
Professorn 9 ...........     21,578        (1,370)      1960/70     01/97         100 years
Professorn 11 ..........     23,985        (1,525)      1960/70     01/97         100 years
Laboratorn 3 ...........     26,369        (1,633)      1960/70     01/97         100 years
Altona 20 & 21 .........    146,154        (7,539)         1966     09/98         100 years
Pontus 20 ..............    126,947        (1,649)         1935     04/01         100 years
Sporren 4 ..............     85,995        (1,502)         1958     04/01         100 years
Luggude 8 ..............     27,500          (357)         1967     04/01         100 years
Hamplingen 15 ..........     17,015          (236)         1964     04/01         100 years
Utanverket 13 ..........     69,000          (235)         1958     04/01         100 years
Kolga 6 ................     75,774        (1,012)         1935     04/01         100 years
                          ------------------------------------------------------------------
Total SFFAB ............  2,525,606      (114,023)
--------------------------------------------------------------------------------------------

                                  SCHEDULE III
                                     ENCL 4

                      PROPERTY AND ACCUMULATED DEPRECIATION
                                DECEMBER 31, 2002



==============================================================================
                                                  INITIAL COST          COSTS
DESCRIPTION                        ENCUMBRANCES     TO COMPANY    CAPITALISED
------------------------------------------------------------------------------
                                                     BUILDINGS
PROPERTY DATA                       (MORTGAGES)       AND LAND   IMPROVEMENTS
------------------------------------------------------------------------------
                                           TSEK           TSEK           TSEK
                                 ---------------------------------------------
Rue Brasseur, Luxemburg ........     161,411        158,149        (4,343)
Sophia Antipolis, Nice .........      14,585         15,754           661
Subbelratharstrasse, Koln ......      22,473         24,662         2,505
Mundelheimerw,
 Duesseldorf ...................      46,620         52,949             0
Schlessstrasse, Duesseldorf.....      60,865         67,335         8,974
WTC Sophia Antipolis ...........      68,149         77,985        21,176
Cumulative Interest
 Capitalised ...................           0         10,993
                                     -----------------------------------------
Total STENA PROPERTY BV.........     374,304        407,827        28,972
------------------------------------------------------------------------------

===============================================================================================
                                                                                        LIFE ON
                                                                                          WHICH
                                            ACCUMULATED        DATE OF       DATE  DEPRECIATION
DESCRIPTION                        TOTAL   DEPRECIATION   CONSTRUCTION   ACQUIRED   IS COMPUTED
-----------------------------------------------------------------------------------------------
PROPERTY DATA
-----------------------------------------------------------------------------------------------
                                    TSEK           TSEK
                                 --------------------------------------------------------------
Rue Brasseur, Luxemburg ........  153,806       (4,074)           1992      11/89     100 years
Sophia Antipolis, Nice .........   16,414       (1,018)           1989      04/92     100 years
Subbelratharstrasse, Koln ......   27,166         (605)           1957      03/90     100 years
Mundelheimerw,
 Duesseldorf ...................   52,949       (3,885)           1987      07/91     100 years
Schlessstrasse, Duesseldorf.....   76,310       (2,798)           1984      06/89     100 years
WTC Sophia Antipolis ...........   99,161       (1,519)           1990      12/00     100 years
Cumulative Interest
 Capitalised ...................   10,993         (880)
                                 --------------------------------------------------------------
Total STENA PROPERTY BV.........  436,799      (13,900)
-----------------------------------------------------------------------------------------------

                                  SCHEDULE III
                                     ENCL 5

                      PROPERTY AND ACCUMULATED DEPRECIATION
                                DECEMBER 31, 2002



=======================================================================
                                           INITIAL COST          COSTS
DESCRIPTION                 ENCUMBRANCES     TO COMPANY    CAPITALISED
-----------------------------------------------------------------------
                                              BUILDINGS
PROPERTY DATA                (MORTGAGES)       AND LAND   IMPROVEMENTS
-----------------------------------------------------------------------
                                    TSEK           TSEK           TSEK
                          ---------------------------------------------
Dillen 2 ................         80,000       125,302
Entitan 1 ...............         87,500       138,300
Blackebergs Gard 1 ......         15,975        20,920
Forellen 2 ..............         31,500        36,680
Marknaden 1..............         70,000       104,400
Medicinaren 14 ..........         15,000        16,162
Ruddammen 29 ............         45,675        58,696
Vandelso 3: 1716 ........         12,000        17,589
Hagern Storre 16 ........        350,000       400,516
Tempelriddareorden 1.....         17,500        26,144
Tempelriddareorden 2.....         12,110        17,482
Tempelriddareorden 3.....         32,900        49,556
Tempelriddareorden 4.....         26,600        38,642
Tempelriddareorden 6.....         12,950        19,326
Tempelriddareorden 7.....         32,900        48,879
Tempelriddareorden 8.....         16,450        25,177
Tempelriddareorden 9.....         19,950        31,505
Soderbymalm 3:468 .......              0       155,000
Grona rutan 1 ...........          1,750         3,218
                                 --------------------------------------
TOTAL SFSAB .............        880,760     1,333,494               0
-----------------------------------------------------------------------


===============================================================================================
                                                                                      LIFE ON
                                                                                        WHICH
                                          ACCUMULATED        DATE OF       DATE  DEPRECIATION
DESCRIPTION                      TOTAL   DEPRECIATION   CONSTRUCTION   ACQUIRED   IS COMPUTED
-----------------------------------------------------------------------------------------------
PROPERTY DATA
-----------------------------------------------------------------------------------------------
                                  TSEK           TSEK
                          ---------------------------------------------------------------------
Dillen 2 ................    125,302        (4,209)      1960/70     04/99         100 years
Entitan 1 ...............    138,300        (4,599)      1960/70     04/99         100 years
Blackebergs Gard 1 ......     20,920          (414)         1902     04/00         100 years
Forellen 2 ..............     36,680          (776)         1981     04/00         100 years
Marknaden 1..............    104,400        (1,866)         1971     04/00         100 years
Medicinaren 14 ..........     16,162          (396)         1990     04/00         100 years
Ruddammen 29 ............     58,696        (1,130)         1940     04/00         100 years
Vandelso 3: 1716 ........     17,589          (440)         1991     04/00         100 years
Hagern Storre 16 ........    400,516        (9,009)         1990     04/00         100 years
Tempelriddareorden 1.....     26,144          (283)         1964     12/01         100 years
Tempelriddareorden 2.....     17,482          (189)         1964     12/01         100 years
Tempelriddareorden 3.....     49,556          (536)         1964     12/01         100 years
Tempelriddareorden 4.....     38,642          (418)         1964     12/01         100 years
Tempelriddareorden 6.....     19,326          (209)         1964     12/01         100 years
Tempelriddareorden 7.....     48,879          (530)         1964     12/01         100 years
Tempelriddareorden 8.....     25,177          (273)         1964     12/01         100 years
Tempelriddareorden 9.....     31,505          (341)         1964     12/01         100 years
Soderbymalm 3:468 .......    155,000             0                   12/02         100 years
Grona rutan 1 ...........      3,218           (35)         1964     12/01         100 years
                             ------------------------------------------------------------------
TOTAL SFSAB .............  1,333,494       (25,653)
-----------------------------------------------------------------------------------------------

                                  SCHEDULE III
                                     ENCL 6

                      PROPERTY AND ACCUMULATED DEPRECIATION
                                DECEMBER 31, 2002



=======================================================================
                                           INITIAL COST          COSTS
DESCRIPTION                 ENCUMBRANCES     TO COMPANY    CAPITALISED
-----------------------------------------------------------------------
                                              BUILDINGS
PROPERTY DATA                (MORTGAGES)       AND LAND   IMPROVEMENTS
-----------------------------------------------------------------------
                                    TSEK           TSEK           TSEK
                          ---------------------------------------------
Haninge Soderbymalm 6:9 .          2,133         13,390
Haninge Soderbymalm 6:10.          3,979         24,720
Haninge Soderbymalm 3:328          1,648          9,270
Haninge Soderbymalm 3:329          1,848         11,330
Haninge Soderbymalm 3:333          1,602          9,270
Haninge Soderbymalm 3:372          1,990         10,300
Haninge Soderbymalm 3:337         34,000         44,290
Haninge Soderbymalm 9:1 .         23,250         29,870
Haninge Soderbymalm 9:2 .         22,500         28,840
Haninge Soderbymalm 6:13.         10,500         14,573
Haninge Soderbymalm 6:14.         18,750         26,030
Haninge Soderbymalm 6:15.         11,250         15,624
Haninge Soderbymalm 6:16.          6,000          8,331
Haninge Soderbymalm 7:16.         34,500         47,694
Haninge Soderbymalm 3:395          9,750         13,523
Haninge Soderbymalm 3:476         39,200         44,290
                           --------------------------------------------

Total SFHKB .............        222,900        351,345
-----------------------------------------------------------------------


=============================================================================================
                                                                                     LIFE ON
                                                                                       WHICH
                                         ACCUMULATED        DATE OF       DATE  DEPRECIATION
DESCRIPTION                     TOTAL   DEPRECIATION   CONSTRUCTION   ACQUIRED   IS COMPUTED
---------------------------------------------------------------------------------------------
PROPERTY DATA
---------------------------------------------------------------------------------------------
                                TSEK           TSEK
                          -------------------------------------------------------------------
Haninge Soderbymalm 6:9 ...   13,390           (142)           1955      07/01     100 years
Haninge Soderbymalm 6:10...   24,720           (269)           1956      07/01     100 years
Haninge Soderbymalm 3:328..    9,270            (99)           1956      07/01     100 years
Haninge Soderbymalm 3:329..   11,330           (119)           1956      07/01     100 years
Haninge Soderbymalm 3:333..    9,270           (101)           1957      07/01     100 years
Haninge Soderbymalm 3:372..   10,300           (112)           1964      07/01     100 years
Haninge Soderbymalm 3:337..   44,290           (493)           1964      07/01     100 years
Haninge Soderbymalm 9:1 ...   29,870           (328)           1964      07/01     100 years
Haninge Soderbymalm 9:2 ...   28,840           (316)           1964      07/01     100 years
Haninge Soderbymalm 6:13...   14,573           (156)           1964      07/01     100 years
Haninge Soderbymalm 6:14...   26,030           (291)           1964      07/01     100 years
Haninge Soderbymalm 6:15...   15,624           (172)           1962      07/01     100 years
Haninge Soderbymalm 6:16...    8,331            (90)           1962      07/01     100 years
Haninge Soderbymalm 7:16...   47,694           (515)           1963      07/01     100 years
Haninge Soderbymalm 3:395..   13,523           (149)           1967      07/01     100 years
Haninge Soderbymalm 3:476..   44,290           (510)           1985      07/01     100 years
                           ------------------------------------------------------------------
Total SFHKB .............    351,345         (3,862)
---------------------------------------------------------------------------------------------

                                  SCHEDULE III
                                     ENCL 7

                      PROPERTY AND ACCUMULATED DEPRECIATION
                                DECEMBER 31, 2002



============================================================================
                                               INITIAL COST          COSTS
DESCRIPTION                     ENCUMBRANCES     TO COMPANY    CAPITALISED
----------------------------------------------------------------------------
                                                  BUILDINGS
PROPERTY DATA                    (MORTGAGES)       AND LAND   IMPROVEMENTS
----------------------------------------------------------------------------
                                        TSEK           TSEK           TSEK
                              ----------------------------------------------
Hotel Fredrikshavn ..........                       235,100
Hotel Grena .................                        37,000
Other buildings,
 Denmark ....................                        25,713
Land improvements ...........                        30,111
Port of Stranraer ...........                       184,111
Port of Holyhead ............                     1,095,218
Port of Fishguard ...........                       272,528
Hook of Holland .............                        50,598
Port of Helsingborg .........                        57,579
Port of Trelleborg ..........                        76,879
Port of Gothenburg ..........                        36,608
                              ----------------------------------------------
 Total ......................              0      2,101,445              0
Elim on consolidation
 Oct 31, 2000 ...............                      (387,919)
Elim on consolidation
 Dec 31, 2002 ...............                       (54,000)
                              ----------------------------------------------
Total Stena Line ............              0      1,659,526              0
----------------------------------------------------------------------------

===================================================================================================
                                                                                          LIFE ON
                                                                                            WHICH
                                              ACCUMULATED        DATE OF       DATE  DEPRECIATION
DESCRIPTION                          TOTAL   DEPRECIATION   CONSTRUCTION   ACQUIRED   IS COMPUTED
--------------------------------------------------------------------------------------------------
PROPERTY DATA
---------------------------------------------------------------------------------------------------
                                      TSEK           TSEK
                              ---------------------------------------------------------------------
Hotel Fredrikshavn ..........      235,100        (30,637)                               50 years
Hotel Grena .................       37,000         (2,309)                               50 years
Other buildings,
 Denmark ....................       25,713                                               50 years
Land improvements ...........       30,111         (7,353)                               20 years
Port of Stranraer ...........      184,111        (53,798)                               20 years
Port of Holyhead ............    1,095,218       (327,603)                               20 years
Port of Fishguard ...........      272,528        (97,226)                               20 years
Hook of Holland .............       50,598        (35,218)                               20 years
Port of Helsingborg .........       57,579        (31,701)                               20 years
Port of Trelleborg ..........       76,879        (47,790)                               20 years
Port of Gothenburg ..........       36,608        (14,886)                               20 years
                              -- ------------------------------------------------------------------
 Total ......................    2,101,445       (648,522)
Elim on consolidation
 Oct 31, 2000 ...............     (387,919)       387,919
Elim on consolidation
 Dec 31, 2002 ...............      (54,000)       129,000
                              -- ------------------------------------------------------------------
Total Stena Line ............    1,659,526       (131,603)
---------------------------------------------------------------------------------------------------

                                  SCHEDULE III
                                     ENCL 8

                                INDEX TO EXHIBITS




EXHIBIT NO.   DESCRIPTION
------------- -----------------------------------------------------------------
    3.1       Articles of Association of the Registrant in Swedish, together with an English translation (incorporated by reference to
              Exhibit 3.1 to the Registrant's Registration Statement on Form
              F-4 (file number 333-102110) filed with the SEC on December 20,
              2002).

    4.1 Indenture dated as of December 2, 2003 between the Registrant and JPMorgan Chase Bank, as trustee, relating to the Registrant's 7.5% Senior Notes due 2013.

    4.2       Form of 7.5% Senior Note due 2013.

    4.3 Registration Rights Agreement, dated December 2, 2002, between the Registrant and J.P. Morgan Securities Inc., ABN AMRO Bank
              N.V., Citigroup Global Markets Inc. and Deutsche Bank Securities
              Inc.

    4.4       Form of Indenture between the Registrant and JPMorgan Chase
              Bank, as Trustee, relating to the Registrant's 95/8% Senior
              Notes due 2012 (incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form F-4 (file number
              333-102110) filed with the SEC on December 20, 2002).

    5.1 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, with respect to the validity of the Exchange Notes.

    5.2 Opinion of Wistrand Advokatbyra, Gothenburg KB, with respect to the validity of the Exchange Notes.

    10.1      Facility Agreement dated November 6, 2002 between Stena
              International B.V., as borrower, J.P. Morgan plc, Nordea Bank
              Sverige AB (publ) and Svenska Handelsbanken AB (publ) as
              Co-Arrangers, the banks and financial institutions listed therein, and Stena AB (publ) as guarantor.*

    10.2      Facility Agreement dated September 25, 2001 (the "2001 Facility
              Agreement") between Stena International B.V., as borrower, J.P.
              Morgan plc, Nordbanken AB (publ) and Svenska Handelsbanken AB
              (publ) as Co-Arrangers, the banks and financial institutions listed therein, and Stena AB, as guarantor.*

    10.3      Amendment No. 1 to the 2001 Facility Agreement dated November 6,
              2002 between Stena International B.V., J.P. Morgan plc and
              Svenska Handelsbanken AB (publ) as Co-arrangers, the banks and financial institutions listed therein and Stena AB (publ), as guarantor.**

    12.1      Statement re: Computation of Ratio of Earnings to Fixed Charges.

    21.1 List of Subsidiaries of the Registrant (incorporated by reference to Exhibit 8 to the Registrant's Annual Report on Form
              20-F for the fiscal year ended December 31, 2002 (file number
              33-99284)).

    23.1      Consent and Report on Financial Statement Schedules of KPMG
              Bohlins AB, Independent Auditors, relating to Stena AB (publ).

    23.3      Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in
              Exhibit 5.1)

    23.4      Consent of Wistrand Advokatbyra, Gothenburg KB (included in
              Exhibit 5.2)

    24.1      Powers of Attorney (included in the signature page).

    25.1      Statement of Eligibility and Qualification on Form T-1 of
              JPMorgan Chase Bank as trustee under the Indenture for the 7.5%
              Senior Notes due 2013.

    99.1      Form of Letter of Transmittal.

    99.2      Form of Notice of Guaranteed Delivery.

    99.3      Form of Letter to Clients.

    99.4      Form of Letter to Brokers, Dealers, Commercial Banks, Trust
              Companies and Other Nominees.

----------
* Previously filed as exhibits to the Registration Statement on Form F-4 of Stena AB (file number 333-120110) filed with the SEC on December 20, 2002 (the "2002 Form F-4").

** Previously filed as an exhibit to Amendment No. 1 to the 2002 Form F-4 filed with the SEC on January 15, 2003.